UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒         Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Air Lease Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED OCTOBER 15, 2025

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, CA 90067

[●], 2025

Dear Fellow Stockholder:

We cordially invite you to attend a special meeting of the stockholders of Air Lease Corporation, a Delaware corporation (the “Company,” “Air Lease,” “we,” “us,” or “our”), which will be held on [●], 2025, starting at [●] [a.m./p.m.] Pacific time. The special meeting will be held online in a virtual only meeting format via a live audio webcast at www.cesonlineservices.com/alsm_vm. You will be able to listen to the special meeting live, ask questions, and vote online.

At the special meeting, holders of our Class A Common Stock, par value $0.01 per share, (“Class A Common Stock”) will be asked to consider and vote on a proposal (the “Merger Proposal”) to approve and adopt an Agreement and Plan of Merger, dated as of September 1, 2025 (as it may be amended, the “merger agreement”), by and among the Company, Sumisho Air Lease Corporation Designated Activity Company (formerly known as Gladiatora Designated Activity Company), an Irish private limited company (“Parent”), and Takeoff Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the consummation of the transactions contemplated thereby, including the merger described below (the “merger”), under which the Company will be acquired by Parent. Parent is a new holding company established in connection with the proposed transaction and, if the transaction is consummated, will be jointly owned by Sumitomo Corporation, SMBC Aviation Capital Limited, and affiliates of Apollo Capital Management, L.P. and affiliates of Brookfield Asset Management Ltd.

The merger agreement provides, subject to the terms and conditions contained therein, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company in the merger. If the merger is completed, holders of our Class A Common Stock will be entitled to receive $65.00 in cash, without interest and subject to any applicable withholding taxes, for each share of our Class A Common Stock that they own immediately prior to the time the merger becomes effective (other than any shares held by any dissenting holder who has properly exercised their appraisal rights in accordance with Section 262 of the Delaware General Corporation Law (“DGCL”) or shares to be canceled or converted into shares of the surviving company in accordance with the terms of the merger agreement). Each share of our 4.65% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), 4.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred Stock”) and 6.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D (“Series D Preferred Stock”) issued and outstanding immediately prior to the time the merger becomes effective will remain outstanding with the same rights, preferences, privileges and voting powers, and restrictions and limitations thereof, as they hold today.

At the special meeting, holders of our Class A Common Stock will also be asked to vote on a non-binding, advisory proposal to approve the compensation that may become payable to our named executive officers in connection with the merger, as described in the accompanying proxy statement.

The Board of Directors of Air Lease (the “Air Lease Board”), after considering the factors more fully described in the proxy statement, unanimously: (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and its stockholders; and (2) approved and declared advisable the execution, delivery and performance of the merger agreement and the other transactions contemplated by the merger agreement, including the merger.

After careful consideration, the Air Lease Board unanimously recommends that you vote “FOR” the approval and adoption of the Merger Proposal, “FOR” the compensation that will or may become payable by the Company to its named executive officers in connection with the merger; and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal. The Air Lease Board made these determinations after consultation with its legal and financial advisors and consideration of a number of factors that are described in the proxy statement.

The proxy statement describes the merger agreement and the transactions contemplated thereby, including the merger, and provides specific information concerning the special meeting and the proposals to be voted upon. A copy of the merger agreement is attached as Annex A to the proxy statement. In addition, you may obtain information about the Company from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement, including the annexes and the documents referred to or incorporated by reference in the proxy statement, carefully.

Only holders of Class A Common Stock of record as of the close of business on [●], 2025, are entitled to notice of the special meeting and to vote at the special meeting or any adjournment or postponement thereof.

Your vote is very important, regardless of the number of shares of Class A Common Stock you own. The Merger Proposal cannot be approved (and the merger cannot be completed) without the affirmative vote of a majority of the shares of Class A Common Stock outstanding and entitled to vote at the special meeting in favor of the approval of the Merger Proposal.

There will not be a physical location for the special meeting. If you plan to attend the virtual special meeting, you will need to pre-register at www.cesonlineservices.com/alsm_vm by [●] [a.m./p.m.] Pacific time on [●], 2025. To pre-register for the special meeting, please follow the instructions provided under “The Special Meeting” found in the accompanying proxy statement. Once registered, you will be able to attend the special meeting, and vote and submit your questions during the special meeting via live online webcast by visiting www.cesonlineservices.com/alsm_vm.

If you own Class A Common Stock of record, you will find enclosed a proxy and voting instruction card or cards and an envelope in which to return the card(s). Whether or not you plan to attend the special meeting virtually, please sign, date and return your enclosed proxy and voting instruction card(s), or vote over the phone or internet, as soon as possible so that your Class A Common Stock can be voted at the meeting in accordance with your instructions. You can revoke your proxy before the special meeting and issue a new proxy as you deem appropriate.

If you own Class A Common Stock in “street name” through a broker, bank or other nominee, please be aware that you will need to follow the directions provided by such broker, bank or other nominee regarding how to instruct it to vote your Class A Common Stock at the special meeting.

If you have any questions or need assistance voting your Class A Common Stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: +1 (877) 687-1866

Banks & Brokers May Call Collect: +1 (212) 750-5833

On behalf of the Air Lease Board, we thank you for your support.

Sincerely,

Steven Udvár-Hazy	Robert A. Milton	John L. Plueger
Chairman of the Board	Lead Independent Director	President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this document, including the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●], 2025 and

is first being mailed to stockholders on or about [●], 2025.

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, CA 90067

Notice of Special Meeting of Stockholders

To Holders of our Class A Common Stock:

Notice is given that a special meeting of stockholders (which we refer to, together with any adjournment or postponement thereof, as the “special meeting”) of Air Lease Corporation, a Delaware corporation (which we refer to as the “Company,” “Air Lease” “we,” “us” or “our”), will be held via a live audio webcast at www.cesonlineservices.com/alsm_vm on [●], 2025, at [●] [a.m./p.m.], Pacific time, to consider and vote upon the following matters:

1.	To approve and adopt the Agreement and Plan of Merger, dated as of September 1, 2025, as it may be amended (the “merger agreement”), by and among the Company, Sumisho Air Lease Corporation Designated Activity Company (formerly known as Gladiatora Designated Activity Company), an Irish private limited company (“Parent”), and Takeoff Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the consummation of the transactions contemplated thereby, including the merger described therein (the “Merger Proposal”);

2.	To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger (the “Compensation Proposal”);

3.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”); and

4.	To act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

To attend and vote at the special meeting, you must pre-register at www.cesonlineservices.com/alsm_vm no later than [●] [a.m./p.m.] Pacific time on [●], 2025.

The Air Lease Board has fixed the close of business on [●], 2025 as the record date for the determination of Class A Common Stockholders entitled to receive notice of, and to vote virtually at, the special meeting or any adjournment or postponement thereof. A list of all Class A Common Stockholders entitled to vote at the special meeting will be available for examination at our principal executive offices at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, CA 90067, for 10 days before the special meeting, and during the special meeting, such list will be available to stockholders who pre-registered to attend the special meeting at a link on the meeting platform.

The Board of Directors of Air Lease (the “Air Lease Board”) unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal.

Holders of our Class A Common Stock who do not vote in favor of the Merger Proposal (whether by voting against the adoption of the merger agreement, abstaining or otherwise not voting with respect to the adoption of the merger agreement) will have the right to seek appraisal of the “fair value” of their shares of Class A Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, in lieu of receiving $65.00 per share in cash if the merger is completed (without interest and less any required withholding taxes), as determined in accordance with Section 262 of the Delaware General Corporation Law (“DGCL”). To do so, a holder of Class A Common Stock must properly submit a written demand for appraisal to Air Lease before the vote is taken on the Merger Proposal and must comply with all other requirements of the DGCL, including Section 262 thereof, which are summarized in the accompanying proxy statement, and must meet certain other conditions. Section 262 of the DGCL is reproduced in its entirety in Annex D to the accompanying proxy statement and is incorporated in this notice by reference.

To ensure your shares are represented and voted at the special meeting, please vote as promptly as possible, regardless of whether or not you plan to attend the special meeting virtually. If your shares are held in the name of a broker, bank, trust or other nominee, please vote by following the instructions on the voting instruction form provided by your broker, bank, trust or other nominee. If you hold your shares in your own name, please submit a proxy to vote your shares as promptly as possible by (i) visiting the website listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually at the special meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Class A Common Stock entitled to vote at the special meeting and who is virtually present at the special meeting may vote at the special meeting, thereby revoking any previous proxy of such stockholder. In addition, a proxy may also be revoked in writing before the special meeting in the manner described in this proxy statement. If you fail to vote your shares in advance of the special meeting or fail to attend the special meeting and vote at the meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the Merger Proposal.

If you have any questions or need assistance voting your Class A Common Stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: +1 (877) 687-1866

Banks & Brokers May Call Collect: +1 (212) 750-5833

By Order of the Air Lease Board,

Carol H. Forsyte

Executive Vice President, General Counsel,

Corporate Secretary and Chief Compliance Officer

Los Angeles, California

[●], 2025

i

ii

SUMMARY

The proxy associated with this proxy statement is solicited by the Air Lease Board. For your convenience, provided below is a brief summary of certain information contained in this proxy statement, which is first being sent or made available to stockholders on or about [●], 2025. This summary highlights selected information from this proxy statement and does not contain all of the information that may be important to you as a holder of Air Lease Class A Common Stock. To understand the merger (as defined below) fully and for a more complete description of the terms of the merger, you should read this entire proxy statement carefully, including its annexes and the other documents to which you are referred. Additionally, important information, which you are urged to read, is contained in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information” beginning on page 128. Items in this summary include a page reference directing you to a more complete description of those items. In this proxy statement, the “Company,” “Air Lease,” “we,” “our” and “us” refer to Air Lease Corporation and its consolidated subsidiaries taken as a whole, unless the context requires otherwise.

The Parties to the Merger and Their Principal Affiliates

Air Lease Corporation

Founded in 2010, the Company is principally engaged in purchasing modern, fuel-efficient new technology commercial jet aircraft directly from aircraft manufacturers and leasing those aircraft to airlines. In addition to leasing activities, the Company sells aircraft from its fleet to third parties, including other leasing companies, financial services companies, airlines and other investors. The Company also provides fleet management services to investors and owners of aircraft portfolios.

The Company’s Class A Common Stock, par value $0.01 (“Class A Common Stock”), is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “AL.” The Company’s principal executive office is located at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, CA 90067. The Company’s website is www.airleasecorp.com.

Additional information about the Company is contained in its filings with the Securities Exchange Commission (“SEC”), certain of which are incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page 128.

Takeoff Merger Sub Inc.

Takeoff Merger Sub, Inc., a Delaware corporation (“Merger Sub”) is an indirect wholly owned subsidiary of Sumisho Air Lease Corporation Designated Activity Company (formerly known as Gladiatora Designated Activity Company), an Irish private limited company (“Parent”) and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. See “The Merger—The Parties to the Merger and their Principal Affiliates” beginning on page 36.

Merger Sub’s address is located at 277 Park Avenue, 15th Floor, New York, New York 10172.

Sumisho Air Lease Corporation Designated Activity Company (formerly known as Gladiatora Designated Activity Company)

Parent was established in connection with the proposed transaction and, if the transaction is consummated, will be jointly owned by SMBC Aviation Capital Limited (“SMBC AC”), Sumitomo Corporation (“Sumitomo”) and affiliates of Apollo Capital Management, L.P. (“Apollo”) and affiliates of Brookfield Asset Management Ltd. (“Brookfield,” and collectively, the “Investors”). Parent was formed solely for the purpose of engaging in the merger and other related transactions, and Parent has not engaged in any business other than in connection with the merger and other related transactions. See “The Merger—The Parties to the Merger and their Principal Affiliates” beginning on page 36.

Parent’s address is located at 277 Park Avenue, 15th Floor, New York, New York 10172.

Sumitomo Corporation

Sumitomo is an integrated global trading company with diversified investments in businesses involved in manufacturing, marketing, sales and distribution of consumer products, providing financing for customers and suppliers, coordination and operation of urban and industrial infrastructure products, providing transportation and logistics services, developing natural resources, sales and distribution of steel and other products, and developing and managing real estate.

Sumitomo’s address is located at Otemachi Place East Tower, 3-2 Otemachi 2-Chome, Chiyoda-ku, Tokyo 100-8601, Japan.

SMBC Aviation Capital Limited

SMBC Aviation Capital is one of the world’s leading aircraft operating lease companies. In operation since 2001, it has an owned and serviced fleet valued at $30.0 billion, comprising 507 owned and 234 serviced aircraft. In June 2012, it was acquired by a consortium led by Sumitomo Mitsui Banking Corporation (“SMBC”), with its ultimate parent becoming Sumitomo Mitsui Financial Group, Inc. (“SMFG”), and over the last 13 years has formed a key pillar of the wider Sumitomo family aircraft financing group.

SMBC AC’s address is located at Fitzwilliam 28, Fitzwilliam Street Lower, Dublin D02 KF20, Ireland.

Apollo Capital Management, L.P.

Apollo is a subsidiary of Apollo Global Management, Inc. (“Apollo Global Management,” and together with its subsidiaries, including Apollo, “Apollo Group”), a Delaware corporation, a high-growth, global alternative asset manager and a retirement services provider that is publicly listed on the NYSE under the ticker symbol “APO.” Apollo Global Management has three reportable segments: asset management, retirement services, and principal investing. These business segments are differentiated based on the investment services they provide, as well as varying investing strategies.

Apollo Global Management’s asset management segment focuses on credit and equity investment strategies. These strategies reflect the range of investment capabilities across Apollo Group’s asset management platform based on relative risk and return. Credit focuses on generating excess returns through high-quality credit underwriting and origination. In addition to participation in the traditional issuance and secondary credit markets, through affiliated origination platforms and corporate solutions capabilities, the credit strategy seeks to originate attractive and safe-yielding assets for investors. Apollo Group’s equity team has experience across sectors, industries, and geographies in spanning its private equity, hybrid value, secondaries equity, real estate equity, impact investing, infrastructure, and clean transition equity strategies.

Apollo Group’s retirement services business is conducted by Athene Holding Ltd., a leading financial services company that specializes in issuing, reinsuring, and acquiring retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs.

In Apollo Global Management’s principal investing segment, Apollo Global Management makes strategic equity and financing investments and generates performance allocations from the Apollo Group funds.

Apollo’s address is located at 9 West 57th Street, 43rd Floor, New York, NY 10019. Apollo’s website is www.apollo.com.

Brookfield Asset Management Ltd.

Brookfield is a global alternative asset manager, headquartered in New York, with over $1 trillion of assets under management across infrastructure, renewable power and transition, private equity, real estate and credit. Brookfield offers a broad range of investment strategies designed to build and preserve wealth for institutional and individual investors. Drawing on its 125-year heritage as an owner and operator, Brookfield supports businesses in enhancing operations, growing free cash flow, and creating long-term value.

Brookfield’s Class A Limited Voting Shares are listed on the NYSE and Toronto Stock Exchange under the ticker symbol “BAM.” Brookfield’s principal executive office is located at Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-0221. Brookfield’s website is www.brookfield.com.

Effects of the Merger

The merger agreement provides that, on the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company in the merger (the “merger”). Upon completion of the merger, each issued and outstanding share of Class A Common Stock other than (i) shares held by any dissenting holder that properly and validly exercises appraisal rights under the Delaware General Corporation Law (the “DGCL”) (as described under “The Merger – Appraisal Rights”) and (ii) shares to be canceled or converted into shares of the surviving corporation pursuant to the merger agreement or, as described more fully under “The Merger Agreement—Effects of the Merger on the Class A Common Stock of the Company” beginning on page 98, will be converted into the right to receive $65.00 per share of Class A Common Stock, in cash, without interest and less any required withholding taxes (the “merger consideration”).

Upon completion of the merger, the Class A Common Stock will no longer be publicly traded and will be delisted from the New York Stock Exchange, and the pre-merger holders of Class A Common Stock (the “Class A Common Stockholders”) will cease to have any ownership interest in the Company.

Each share of 4.65% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), each share of 4.65% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred Stock”), and each share of 6.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D (“Series D Preferred Stock”) of the Company issued and outstanding immediately prior to the effective time of the merger will remain outstanding and will be deemed to be a share of preferred stock of the surviving corporation with the same rights, powers, privileges and voting powers, and restrictions and limitations thereof applicable to such series of preferred stock.

After the merger is completed, the holders of our Class A Common Stock will have the right to receive the merger consideration for each share of our Class A Common Stock owned by them, but will no longer have any rights as a stockholder of the Company (except that Class A Common Stockholders who properly and validly exercise and perfect, and do not validly withdraw or otherwise lose, their demand for appraisal or dissenters’ rights under the DGCL or other applicable law will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described in the section of this proxy statement entitled “The Merger—Appraisal Rights”).

The Special Meeting (Page 31)

Date, Time and Location

The special meeting will be held on [●], 2025, starting at [●] [a.m./p.m.], Pacific time. The special meeting will be held online in a virtual only meeting format via a live audio webcast at www.cesonlineservices.com/alsm_vm. You will be able to listen to the special meeting live, ask questions and vote online. To attend and vote at the special meeting, you must pre-register at www.cesonlineservices.com/alsm_vm no later than [●] [a.m./p.m.] Pacific time on [●], 2025. See “Questions and Answers About the Special Meeting and the Merger—How do I pre-register to attend the special meeting?” and “The Special Meeting” for more information on how to pre-register.

Purpose

At the special meeting, we will ask holders of Class A Common Stock to vote on the following proposals:

(1) approve and adopt the merger agreement and the consummation of the transactions contemplated thereby, including the merger described therein (the “Merger Proposal”);

(2) approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger (the “Compensation Proposal”); and

(3) approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”).

Record Date and Quorum (Page 31)

The holders of record of the Class A Common Stock as of the close of business on [●], 2025 (the “Record Date”) are entitled to receive notice of and to vote at the special meeting. As of the Record Date, there were [●] shares of Class A Common Stock issued and outstanding and entitled to vote at the special meeting.

The holders of a majority in voting power of all issued and outstanding Class A Common Stock as of the Record Date entitled to vote must be present in person or represented by proxy at the special meeting in order to constitute a quorum for the transaction of business. If a quorum is not present, the Chairman of the special meeting or the holders of a majority in voting power of the Class A Common Stock entitled to vote, present in person or represented by proxy, may adjourn the special meeting until a quorum has been obtained. Abstentions, but not broker non-votes, will be counted toward the presence of a quorum at the special meeting.

Required Stockholder Votes (Page 32)

•

Proposal 1: Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Class A Common Stock outstanding as of the close of business on the Record Date. The approval of the Merger Proposal is a condition to the parties’ obligations to consummate the merger.

•

Proposal 2: Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Class A Common Stock entitled to vote thereon, present in person or represented by proxy. This vote will be on a non-binding, advisory basis.

•

Proposal 3: Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Class A Common Stock entitled to vote thereon, present in person or represented by proxy.

Voting and Proxies (Page 33)

Stockholders of Record: Stockholders of record of our Class A Common Stock entitled to vote at the special meeting may vote in any of the following ways:

•	by proxy, by filling out and signing the proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience);

•	by proxy, by calling the toll-free number found on the proxy card or online at the internet voting website provided on the proxy card by [●] on [●]; or

•	by pre-registering to attend the special meeting and voting at the special meeting.

If you are a stockholder of record, you may change your vote or revoke your proxy before it is voted at the special meeting by (1) signing another proxy card with a later date and returning it prior to the special meeting; (2) submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary at the address for our principal executive office listed on the cover page of this proxy statement so that it arrives no later than the close of business on [●], 2025; or (4) pre-registering to attend the special meeting and voting at the special meeting.

Beneficial Owner of Shares: If you are a beneficial owner and hold your shares of Class A Common Stock in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee for instructions on how to vote your shares. If you receive printed copies of the proxy materials by mail, you may also vote by filling out the voting instruction form and returning it in the envelope provided. The availability of online or phone voting may depend on the voting process of the organization that holds your shares. Beneficial owners who want to attend and also vote at the special meeting will need to obtain a legal proxy from the organization that holds their shares giving them the right to vote their shares at the special meeting and by presenting it with their online ballot before the closing of the polls.

Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters, but not on non-routine matters. The proposals to be considered at the special meeting are all non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

For a more complete description on how to vote at the special meeting, see the section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Merger—How do I vote at the special meeting?” and “The Special Meeting—Voting; Proxies; Revocation” beginning on page 24 and page 33, respectively, of this proxy statement.

Recommendation of the Air Lease Board; Reasons for the Merger (Page 55)

The Air Lease Board, after considering various factors described herein, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and its stockholders and (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger.

The Air Lease Board unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

For a more complete discussion of the factors considered by the Air Lease Board in reaching its decision to approve and adopt the Merger Proposal, see “The Merger—Recommendation of the Air Lease Board; Reasons for the Merger” beginning on page 55.

Opinion of the Company’s Financial Advisor (Page 60 and Annex C)

At the meeting of the Air Lease Board on September 1, 2025, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Air Lease Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the merger consideration to be paid to the holders of the Class A Common Stock in the proposed merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its September 1, 2025 oral opinion by delivering its written opinion, dated September 1, 2025, to the Air Lease Board that, as of such date, the merger consideration to be paid to the holders of Class A Common Stock in the proposed merger was fair from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated September 1, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Air Lease Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, and was limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Class A Common Stock in the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed merger or any other matter.

For a description of the opinion that the Air Lease Board received from J.P. Morgan, see the section of this proxy statement entitled “The Merger – Opinion of the Company’s Financial Advisor” beginning on page 60 of this proxy statement.

Treatment of Company Equity Awards in the Merger (Page 98)

Treatment of Company Restricted Stock Units

Under the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, (i) each outstanding Company restricted stock unit award that is subject to only time-based vesting conditions (each, a “Company RSU”) that is vested (but not yet settled) immediately prior to the effective time of the merger or becomes vested as of the effective time of the merger in accordance with its terms will be converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the merger consideration multiplied by the number of shares of Class A Common Stock subject to such Company RSU and (ii) each outstanding Company RSU that is not vested immediately prior to the effective time of the merger will be converted into the contingent right to receive from Parent or the surviving corporation an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the merger consideration multiplied by the number of shares of Class A Common Stock subject to such Company RSU, subject to the same vesting terms and conditions after the effective time as applied to the corresponding Company RSU immediately prior to the effective time of the merger.

Treatment of Company Performance Stock Units

Under the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding restricted stock unit award that is subject to performance-based vesting conditions (each, a “Company PSU”) will be converted into a contingent right to receive from Parent or the surviving corporation an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the merger consideration multiplied by the number of shares of Class A Common Stock issuable pursuant to such Company PSU determined based upon the greater of the target level of performance and the actual level of performance calculated as of the latest practicable date prior to the effective time of the merger, subject to the same vesting terms and conditions after the effective time of the merger as applied to the corresponding Company PSU immediately prior to the effective time of the merger (other than any performance-based conditions).

Interests of Air Lease’s Directors and Executive Officers in the Merger (Page 72)

Holders of the Class A Common Stock should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of holders of the Class A Common Stock generally. The Air Lease Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Class A Common Stockholders vote “FOR” the Merger Proposal.

For more information regarding the interests of the Company’s directors and executive officers in the merger, see “The Merger—Interests of Air Lease’s Directors and Executive Officers in the Merger.”

Voting Agreement (Page 82)

As a condition to Parent’s willingness to enter into the merger agreement and to proceed with the transactions contemplated thereby, including the merger, Parent entered into the voting agreement with each of the Company’s directors as well as the Company’s Chief Financial Officer and General Counsel. As of October 10, 2025, the Company directors and executive officers that are party to the voting agreement beneficially own in the aggregate 6,895,945 shares of the issued and outstanding Class A Common Stock, representing approximately 6.17% of the outstanding Class A Common Stock. However, the shares subject to the voting agreement are limited to 4.99% of the issued and outstanding shares of Class A Common Stock.

For more information, see “Voting Agreement” beginning on page 120.

U.S. Federal Income Tax Considerations of the Merger (Page 89)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined below in the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger”) in exchange for such U.S. Holder’s shares of Class A Common Stock in the merger generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of Class A Common Stock surrendered in the merger.

A Non-U.S. Holder (as defined below in the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Class A Common Stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger” beginning on page 89. Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdictions.

Anticipated Accounting Treatment of the Merger (Page 83)

The Company, as the surviving company, may account for the merger as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of the Company based on their relative fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Regulatory Approvals Required for the Merger (Page 92)

Under the terms of the merger agreement, the merger cannot be consummated until the authorizations, consents, orders or approvals of, or declarations or filings with, or confirmation of no further questions and/or declinations to assert jurisdiction or conduct a formal review, and the expirations or terminations of waiting periods required by, governmental entities of Chile, China, COMESA, Egypt, France, Germany, Italy, Kazakhstan, Mexico, Moldova, Morocco, Poland, Romania, Saudi Arabia, South Africa, South Korea, Sweden, Switzerland, Taiwan, Turkey, Ukraine, United Arab Emirates, United Kingdom, Vietnam and the United States (and any other governmental entity which assumes jurisdiction to review the merger) shall have been filed, have occurred or been obtained, and all such required regulatory approvals shall be in full force and effect. The above list of jurisdictions is subject to modification based, inter alia, on confirmation from local counsel.

On October 8, 2025, the Company and Parent each filed their respective notification and report forms with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the proposed merger.

The Company and Parent intend to promptly prepare and file the requisite notification forms with the Committee on Foreign Investment in the United States (“CFIUS”) and all other relevant non-US antitrust and foreign investment authorities.

For more information, please see the section of this proxy statement titled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 92.

Financing of the Merger (Page 80)

Concurrently with the execution of the merger agreement, Parent obtained equity and debt financing commitments for the transactions contemplated by the merger agreement, including the merger. The

Investors delivered equity commitment letters to Parent (the “Equity Commitment Letters”), pursuant to which the Investors committed to invest up to an aggregate amount of $5,404,613,000 in equity securities of Parent on the terms and subject to conditions set forth in the equity commitment letters. Concurrently with the execution of the merger agreement, Parent also obtained a debt commitment letter from certain lenders (the “Debt Commitment Letter”) pursuant to which such lenders committed to provide, on the terms and subject to the conditions set forth in the Debt Commitment Letter, up to an aggregate amount of $12,100,000,000 in debt financing, of which $8,600,000,000 consisted of commitments under a bridge facility and $3,500,000,000 consisted of commitments for a revolving credit facility. The equity and debt financing will be used to fund all amounts required to pay the merger consideration and all related fees, costs and expenses incurred by Parent in connection with, or upon the consummation of, the merger. The consummation of the merger and the other transactions contemplated by the merger agreement are not conditioned on Parent’s receipt of any financing. For more information, please see the section of this proxy statement titled “The Merger—Financing” beginning on page 80.

Limited Guarantees (Page 82)

Under a limited guarantee, dated as of September 1, 2025, by and between the Company and Sumitomo and a limited guarantee, dated as of September 1, 2025, by and between the Company and SMBC AC (collectively, the “Limited Guarantees”), Sumitomo and SMBC AC (the “Guarantors”) have guaranteed, on a several and not joint and several basis, the due and punctual performance and discharge of (a) Parent’s payment obligations in respect of the Parent regulatory termination fee and recovery expenses with respect to such regulatory termination fee pursuant to the merger agreement, (b) the reimbursement and indemnification obligations of Parent pursuant to the merger agreement and (c) following any termination of the merger agreement, monetary damages payable by Parent or Merger Sub in accordance with the merger agreement for willful breach of the merger agreement by Parent or Merger Sub, in each case when and only if those obligations become payable under the merger agreement. For more information, please see the section of this proxy statement titled “The Merger—Limited Guarantees” beginning on page 82.

Appraisal Rights (Page 83)

If the merger is consummated, holders of Class A Common Stock who (1) do not vote in favor of the adoption of the merger agreement (whether by voting against the adoption of the merger agreement, abstaining or otherwise not voting with respect to the adoption of the merger agreement), (2) continuously hold (in the case of holders of record who own in their own name) or continuously own (in the case of beneficial owners) their applicable shares of our Class A Common Stock through the effective time of the merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL if the conditions set forth in Section 262(g) of the DGCL are satisfied. This means that these stockholders will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Class A Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to stockholders seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of Class A Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Class A Common Stockholders considering seeking appraisal should be aware that the fair value of their shares of Class A Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

Only a holder of record of our Class A Common Stock may submit a demand for appraisal. To exercise appraisal rights, the Class A Common Stockholder of record must (1) submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the merger agreement; (2) not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement (whether by voting against the adoption of the merger agreement, abstaining or otherwise not voting with respect to the adoption of the merger agreement); (3) continue to hold (in the case of holders of record who own in their own name) or own (in the case of beneficial owners) the subject shares of Class A Common Stock of record through the effective time of the merger; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Company unless certain conditions are satisfied by the stockholders seeking appraisal, as described further in the section entitled “The Merger—Appraisal Rights.” The requirements under Section 262 of the DGCL for exercising appraisal rights are described in further detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which is attached as Annex D to this proxy statement. If you hold your shares of Class A Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

See the sections of this proxy statement titled “The Merger—Appraisal Rights” beginning on page 83.

Restrictions on Solicitation and Adverse Recommendation Change (Page 107)

For purposes of this proxy statement, “alternative proposal,” “superior proposal,” “acceptable confidentiality agreement,” “adverse recommendation change,” and “intervening event” are defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—Restrictions on Solicitation and Adverse Recommendation Change” beginning on page 107.

Under the merger agreement, the Company has agreed that, until the completion of the merger or the date, if any, of termination of the merger agreement and subject to certain exceptions, none of the Company, its subsidiaries, or its or their officers, directors, managers, employees or representatives will: (1) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an alternative proposal (an “inquiry”); (2) furnish non-public information regarding the Company and its subsidiaries to any person in connection with an inquiry or an alternative proposal; (3) enter into, continue or maintain discussions or negotiations with any person with respect to an inquiry or an alternative proposal; (4) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations regarding, or furnish or cause to be furnished to any person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an alternative proposal; (5) approve, agree to, accept, endorse or recommend any alternative proposal; (6) submit to a vote of its stockholders, approve, endorse or recommend any alternative proposal; (7) effect any adverse recommendation change; (8) enter into any letter of intent or agreement in principle or any agreement providing for any alternative proposal (except for acceptable confidentiality agreements); or (9) amend, or grant a waiver or release under, (A) any standstill or similar agreement with respect to any shares of Class A Common Stock or (B) any applicable anti-takeover law or anti-takeover provision in the Company’s organizational documents.

However, at any time prior to the Company stockholders meeting at which the Merger Proposal is approved, the Air Lease Board may, subject to certain conditions, in the case the Company has received a superior proposal or if there has been an intervening event, change the Company’s recommendation that its stockholders approve the Merger Proposal, in each case, if the Air Lease Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, subject to complying with certain notice and other specified conditions set forth therein, including negotiating with Parent (to the extent Parent desired to so negotiate) with respect to the terms and conditions of the merger agreement in response to a such superior proposal. In addition, if the Company has received a superior proposal (that continues to be a superior proposal after taking into account the terms of any revised offer by Parent), the Company may terminate the merger agreement to enter into a definitive written agreement providing for such superior proposal simultaneously with the termination of the merger agreement, provided that the Company pays the termination fee prior to or simultaneously with such termination (as described in “The Merger Agreement—Termination Fees and Remedies” beginning on page 118).

For more information, please see the section of this proxy statement titled “The Merger Agreement—Other Covenants and Agreements—Restrictions on Solicitation and Adverse Recommendation Change” beginning on page 107.

Conditions to the Merger (Page 115)

The obligations of Parent, Merger Sub and the Company, as applicable, to complete the merger are subject to the satisfaction or, to the extent permitted by law, waiver at or prior to the closing of the following conditions:

•	approval of the Merger Proposal by the requisite affirmative vote of our Class A Common Stockholders;
•

(i) the expiration or termination of any waiting period (and any extension thereof) applicable to the merger and the other transactions contemplated by the merger agreement (including the Orderbook Transfer (as defined below)) under the HSR Act, (ii) the receipt of the Committee on CFIUS approval, and (iii) the filing, occurrence or receipt of certain other applicable authorizations, consents, orders or approvals of, or declarations or filings with, or confirmation of no further questions and/or declinations to assert jurisdiction or conduct a formal review, and the expirations or terminations of waiting periods required by, applicable governmental entities of Chile, China, COMESA, Egypt, France, Germany, Italy, Kazakhstan, Mexico, Moldova, Morocco, Poland, Romania, Saudi Arabia, South Africa, South Korea, Sweden, Switzerland, Taiwan, Turkey, Ukraine, United Arab Emirates, United Kingdom and Vietnam (and any other jurisdictions that either Parent or the Company may propose in good faith, which shall be added as required regulatory approvals, subject to the consent of the other party (such consent not to be unreasonably withheld));

•

no applicable law and no judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any governmental entity that prevents, makes illegal or prohibits the consummation of the merger and the other transactions contemplated thereby, including the Orderbook Transfer (“Legal Restraints”).

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permitted by law, waiver at or prior to the closing of the following additional conditions:

•

the accuracy of the Company’s representations and warranties in the merger agreement, subject to applicable materiality or other qualifiers, as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

the absence of a Company Material Adverse Effect (as defined in the section of this proxy statement entitled “The Merger Agreement—Representations and Warranties—Company Representations and Warranties”) since the date of the merger agreement;

•	the performance by the Company in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger; and
•

the delivery by Company to Parent of a certificate, dated as of the closing date of the merger and signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying to the effect that the above conditions have been satisfied.

The obligation of the Company to consummate the merger is subject to the satisfaction or, to the extent permitted by law, waiver at or prior to the closing of the following conditions:

•

the accuracy of the representations and warranties of Parent and Merger Sub in the merger agreement as of the closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the performance by Parent and Merger Sub in all material respects of all obligations required to be performed by them under the merger agreement at or prior to the closing of the merger; and
•

the delivery by Parent to the Company of a certificate, dated as of the closing date of the merger and signed by an authorized officer of Parent, certifying to the effect that the above conditions have been satisfied.

For more information, please see the section of this proxy statement titled “The Merger Agreement—Conditions to the Merger” beginning on page 115.

Termination (Page 116)

The Company and Parent may terminate the merger agreement by mutual written consent at any time prior to the effective time of the merger, and either of the Company or Parent may also terminate the merger agreement:

•

if the merger is not consummated on or before June 1, 2026 (as it may be extended, the “End Date”); provided, however, that the End Date shall be automatically extended to September 1, 2026 (or if the merger is not consummated by such extended End Date, to December 1, 2026), if, on the then applicable End Date, all of the closing conditions (other than those that are to be satisfied on the closing date, if such conditions are then capable of being satisfied), as described in “The Merger Agreement—Conditions to the Merger” beginning on page 115, have been satisfied or waived, other than the condition related to the receipt of the required regulatory approvals or the condition related to the absence of any Legal Restraint arising under antitrust laws or foreign direct investment laws;

•	if there is a Legal Restraint and such Legal Restraint is final and non-appealable; or
•

if the requisite approval of the Company’s Class A Common Stockholders is not obtained at a duly convened meeting of such stockholders or any adjournment or postponement thereof at which a vote on the merger agreement and the transactions contemplated thereby, including the merger, was taken.

The Company may also terminate the merger agreement:

•

if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the relevant condition in the merger agreement could not be satisfied as of the closing date of the merger and which has not been cured by the earlier of (1) sixty (60) days after written notice by the Company to Parent informing Parent of such breach or failure to be true and (2) the End Date;

•

at any time prior to receipt of the requisite Company stockholder approval (“Company Stockholder Approval”), in order to enter into a definitive written agreement providing for a superior proposal in accordance with the merger agreement, provided that the Company pays the termination fee prior to or simultaneously with such termination (as described in “The Merger Agreement—Termination Fees and Remedies” beginning on page 118); or

•

if all of the conditions to Parent and Merger Sub’s obligations to effect the merger (including the mutual conditions to each party’s obligations to effect the merger) have been satisfied or waived (other than those conditions which by their terms are to be satisfied at the closing by any party, but subject to the satisfaction (or waiver) of such conditions at the closing), and Parent fails to consummate the closing of the merger within ten (10) business days after the delivery of the written notice by the Company stating that the Company is ready, willing and able to effect the closing (subject to the satisfaction of all of the relevant conditions of the merger agreement).

Parent may also terminate the merger agreement:

•

if the Company has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the relevant condition in the merger agreement could not be satisfied as of the closing date of the merger and which has not been cured by the earlier of (i) sixty (60) days after written notice by Parent to the Company informing the Company of such breach or failure to be true and (ii) the End Date; or

•	if at any time prior to the date of the special meeting to approve the merger, an adverse recommendation change shall have occurred.

Termination Fees and Remedies (Page 118)

Except as specifically provided in the merger agreement, all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

The Company will pay to Parent a fee of $225,000,000 if:

•	the Company terminates the merger agreement prior to receipt of the requisite Company Stockholder Approval in order to enter into a definitive written agreement providing for a superior proposal;
•	Parent terminates the merger agreement prior to the special meeting to approve the merger, in the event an adverse recommendation change shall have occurred; or
•

(1) after the date of the merger agreement, an alternative proposal shall have been made by a third party to the Company and not publicly withdrawn prior to the Company stockholders meeting to approve the merger or shall have been made directly to the Company’s stockholders generally by a third party and not publicly withdrawn prior to the Company stockholders meeting to approve the transaction; (2) thereafter the merger agreement is terminated because (a) the merger is not consummated on or before the End Date or the extension of the End Date, if applicable, (b) the requisite approval of Company stockholders was not obtained at a duly convened stockholders meeting or any adjournment or postponement thereof at which a vote on the merger was taken, or (c) the Company has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the relevant condition in the merger agreement could not be satisfied as of the closing date of the merger and which has not been cured by the earlier of (i) sixty (60) days after written notice by Parent to the Company informing the Company of such breach or failure to be true and (ii) the End Date; and (3) within twelve (12) months of such termination, (x) the Company enters into a definitive contract for an alternative proposal and such alternative proposal is consummated (whether during or after such 12-month period) or (y) an alternative proposal is consummated, provided that for purposes of this bullet, the references to 20% in the definition of “alternative proposal” are deemed to be references to 50.1%. See “The Merger Agreement—Other Covenants and

Agreements—Restrictions on Solicitation and Adverse Recommendation Change” beginning on page 107 for definition of “alternative proposal.”

Parent will pay to the Company a fee of $350,000,000 if either Parent or the Company terminates the merger agreement (x) if there is a Legal Restraint, such Legal Restraint is final and non-appealable and such Legal Restraint results from a failure to obtain a required regulatory approval or (y) if the merger is not consummated on or before the End Date or the extension of the End Date, if applicable, and, in the case of either clause (x) or (y), on the termination date the only conditions to closing of the merger that have not been satisfied are the conditions relating to the receipt of regulatory approvals and the absence of Legal Restraints (only if the applicable Legal Restraint giving rise to such termination right results from a failure to obtain a required regulatory approval); provided that the Parent termination fee will not be payable to the Company if the Company’s breach of the merger agreement was the primary cause of, or primarily resulted in, the failure of the applicable conditions to be satisfied.

Except in the case of fraud or willful breach of the merger agreement and except for rights to specific performance, the payment of the applicable termination fee will be the sole and exclusive remedy available to the party receiving it in the event any such payment becomes due and payable. See “The Merger Agreement—Termination Fees and Remedies” beginning on page 118.

Financing Efforts and Cooperation (Page 114)

Each of Parent and Merger Sub will use, and will cause its representatives and controlled affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate any portion of the debt financing (and any takeout financing) that is necessary in order for Parent and Merger Sub to pay (i) the aggregate merger consideration, (ii) the repayment or refinancing of any indebtedness required as a result of the merger, and (iii) all fees and expenses in connection with the merger and the other transactions contemplated by the merger agreement, no later than the closing of the merger on the terms and subject only to the conditions set forth in the Debt Commitment Letter as of the date of the merger agreement (or, in the case of a takeout financing, the applicable conditions thereto). The closing of the merger is not subject to any financing contingency.

The Company will, and will instruct its representatives and cause the subsidiaries of the Company to, use reasonable best efforts to cooperate with Parent and Merger Sub in connection with Parent’s efforts to obtain any financing in connection with consummation of the merger and other related transactions (provided that the requested cooperation is consistent with applicable law and does not unreasonably interfere with the normal operations of the Company and its subsidiaries), including by providing reasonably available financial and other pertinent information regarding the Company and its subsidiaries. Parent will indemnify the Company, its subsidiaries and their respective representatives from and against any and all losses suffered or incurred by them in connection with the requested cooperation or any information utilized in connection with the requested cooperation, subject to certain exceptions.

For more information, see “The Merger Agreement—Financing Efforts; Financing Cooperation” beginning on page 114.

Orderbook Transfer Cooperation (Page 115)

The Company has agreed to provide commercially reasonable cooperation to Parent and Merger Sub to facilitate the transfer of the Company’s orderbook (consisting of the Company’s agreements with original equipment manufacturers (“OEMs”) with respect to contracted deliveries of new aircraft or engines) to SMBC AC (the “Orderbook Transfer”) effective immediately following the closing of the merger, including by using its reasonable best efforts to (a) provide to Parent, as of ten (10) business days prior to the closing of the merger (or such other date as may be mutually agreed), a schedule setting forth certain information with respect to each undelivered orderbook aircraft as of such date, (b) obtain such consents from the applicable OEMs as may be required in connection with the Orderbook Transfer and the other transactions contemplated by the merger agreement and (c) enter into the required documentation in order to novate or otherwise transfer the applicable orderbook contracts to SMBC AC or its designated affiliate effective upon the closing of the merger and on terms and conditions reasonably acceptable to Parent.

For more information, see “The Merger Agreement—Orderbook Transfer Cooperation” beginning on page 115.

Delisting and Deregistration of the Class A Common Stock

If the merger is completed, the Class A Common Stock will no longer be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Effect on the Company if the Merger is Not Completed

If the merger agreement is not adopted by our Class A Common Stockholders, or if the merger is not completed for any other reason, our Class A Common Stockholders will not receive any payment for their shares of our Class A Common Stock in connection with the merger. Instead, the Company will remain an independent public company and the Class A Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act. Furthermore, if the merger is not completed, and depending on the circumstances that cause the merger not to be completed, the price of our Class A Common Stock may decline significantly.

Accordingly, there can be no assurance as to the effect of the merger not being completed on the future value of your shares of our Class A Common Stock. If the merger is not completed, the Air Lease Board will continue to evaluate and review, among other things, the Company’s business, operations and strategic direction, and will take whatever actions it deems appropriate and in the best interest of the Class A Common Stockholders. If the merger agreement is not adopted by our Class A Common Stockholders or if the merger is not completed for any other reason, the Company’s business, prospects and results of operations may be adversely impacted.

Legal Proceedings Relating to the Merger (page 92)

As of the date of this proxy statement, there has been no litigation brought by Class A Common Stockholders related to the merger agreement or the transactions contemplated by the merger agreement against the Company, its officers, or any member of the Air Lease Board. However, Class A

Common Stockholders may file such lawsuits. Such litigation, if not resolved, could prevent or delay completion of the merger and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the closing is the absence of any Legal Restraint that restrains, enjoins or otherwise prohibits the consummation of the merger. Therefore, if a Class A Common Stockholder were successful in obtaining an injunction prohibiting the consummation of the merger on the agreed-upon terms, then such injunction may prevent the merger from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim may adversely affect the Company’s business, financial condition, results of operations and cash flows.

See the sections of this proxy statement titled “The Merger—Legal Proceedings Relating to the Merger” beginning on page 92.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement for further information.

Q:	Why am I receiving these proxy materials?

On September 1, 2025, the Company entered into the merger agreement providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as an indirect subsidiary of Parent.

The Air Lease Board is furnishing this proxy statement and form of proxy card to the holders of the Class A Common Stock in connection with the solicitation of proxies in favor of the Merger Proposal and to approve the other proposals to be voted on at the special meeting or any adjournment or postponement thereof. This proxy statement includes information that we are required to provide to you under the rules of the SEC and is designed to assist you in voting on the matters presented at the special meeting. The Company’s Class A Common Stockholders of record as of the close of business on the Record Date may attend the special meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q:	What is the proposed transaction?

A:

The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the merger agreement. If the merger is consummated, the Company will become an indirect subsidiary of Parent. As a result of the merger, the Class A Common Stock will no longer be publicly traded and will be delisted from the NYSE and under the Exchange Act. Shares of the Company’s Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock will continue to be outstanding at the Company with the same rights, preferences, and voting powers, privileges, and restrictions and limitations thereof, as they hold today.

Q:	What will I receive in the merger?

A:

If the merger is completed and you do not properly exercise appraisal rights, holders of the Company’s Class A Common Stock will be entitled to receive the $65.00 per share cash consideration, without interest and less any applicable withholding taxes, for each share of Class A Common Stock that you own. You will not be entitled to retain or receive shares in the surviving corporation in respect of your Class A Common Stock.

Q:	What are the material U.S. federal income tax consequences of the Merger?

A:

If you are a U.S. Holder (as such term is defined below in the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger”), the exchange of shares of Class A Common Stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the merger and such U.S. Holder’s adjusted tax basis in the shares of Class A Common Stock surrendered in the merger.

A Non-U.S. Holder (as defined under the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Class A Common Stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States.

A more complete description of material U.S. federal income tax consequences of the Merger is provided below under the section of this proxy statement entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger” beginning on page 89. Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdictions.

Q:	Will stockholders receive dividends before the merger is completed or the merger agreement is terminated?

A:

Under the merger agreement, the Company is permitted to declare and pay regular quarterly cash dividends on its Class A Common Stock of $0.22 per share, when, as, and if declared by the Air Lease Board. The Company intends to pay any quarterly dividend declared for which the record date occurs prior to the closing of the merger but which is not yet paid as of the closing, without interest. In addition, the Company is permitted under the merger agreement to pay dividends on its issued and outstanding preferred stock in the amounts contemplated by the applicable certificates of designations.

Q:	What will happen to my Air Lease Equity Awards?

A:

Under the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, (i) each outstanding Company RSU that is vested (but not yet settled) immediately prior to the effective time of the merger or becomes vested as of the effective time of the merger in accordance with its terms will be converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the merger consideration multiplied by the number of shares of Class A Common Stock subject to such Company RSU and (ii) each outstanding Company RSU that is not vested immediately prior to the effective time of the merger will be converted into the contingent right to receive from Parent or the surviving corporation an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the merger consideration multiplied by the number of shares of Class A Common Stock subject to such Company RSU, subject to the same vesting terms and conditions after the effective time as applied to the corresponding Company RSU immediately prior to the effective time of the merger.

Under the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding Company PSU will be converted into a contingent right to receive from Parent or the surviving corporation an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the merger consideration multiplied by the number of shares of Class A Common Stock issuable pursuant to such Company PSU determined based upon the greater of the target level of performance and the actual level of performance calculated as of the latest practicable date prior to the effective time of the merger, subject to the same vesting terms and conditions after the effective time of the merger as applied to the corresponding Company PSU immediately prior to the effective time of the merger (other than any performance-based conditions).

Q:	When and where is the special meeting?

A:

The special meeting will take place on [●], 2025, starting at [●] [a.m./p.m.] Pacific time. The special meeting will be held online in a virtual only meeting format via a live audio webcast at www.cesonlineservices.com/alsm_vm. You will be able to listen to the special meeting live and vote online.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to vote on the following matters:

•	to approve and adopt the merger agreement and the consummation of the transactions contemplated thereby, including the merger;

•	to approve, on an advisory (non-binding) basis, the compensation that will or may be payable to the named executive officers of the Company in connection with the merger;

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What constitutes a quorum for the special meeting?

A:

The presence of the holders of a majority in voting power of all issued and outstanding Class A Common Stock entitled to vote as of the close of business on the Record Date, present in person or represented by proxy, shall form a quorum for the transaction of business at the special meeting. As of the Record Date, there were [●] issued and outstanding shares of Class A Common Stock.

Q:	What vote of holders of Class A Common Stock is required to approve the Merger Proposal?

A:

The consummation of the merger requires the approval of the Merger Proposal by the affirmative vote of the holders of a majority of the shares of our Class A Common Stock outstanding as of the close of business on the Record Date.

Each of the directors as well as certain executive officers of the Company have agreed to vote certain of the Class A Common Stock they own in favor of the Merger Proposal, pursuant to the voting agreement. As of October 10, 2025, those Company stockholders party to the voting agreement beneficially owned 6,895,945 shares of Class A Common Stock, or approximately 6.17% of the issued and outstanding shares of Class A Common Stock. However, the number of shares subject to the voting agreement is limited to 4.99% of the issued and outstanding shares of Class A Common Stock. See “Voting Agreement” beginning on page 120.

Q:	What vote of holders of Class A Common Stock is required to approve the Compensation Proposal and Adjournment Proposal?

A:

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Class A Common Stock entitled to vote thereon, present in person or represented by proxy.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Class A Common Stock entitled to vote thereon, present in person or represented by proxy.

Q:	What effect do abstentions and “broker non-votes” have on the proposals?

A:

A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote your shares.

Proposal 1: Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes will count as a vote “AGAINST” the Merger Proposal.

Proposal 2: Abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal. Broker non-votes will have no effect on the outcome of the Compensation Proposal.

Proposal 3: Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes will have no effect on the outcome of the Adjournment Proposal.

Q:	If I do not vote in favor of the Merger Proposal, what are my appraisal rights?

A:

If the merger is consummated and the conditions set forth in Section 262(g) of the DGCL are satisfied, our Class A Common Stockholders who (1) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (2) continuously hold (in the case of holders of record who own in their own name) or continuously own (in the case of beneficial owners) their applicable shares of Class A Common Stock through the effective time of the merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements as described in this proxy statement and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL. This means that such stockholders will be entitled to have their shares of Class A Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each stockholder seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in the section of this proxy statement titled “The Merger—Appraisal Rights” beginning on page 83 of this proxy statement and which description is qualified in its entirety by Section 262 of the DGCL regarding appraisal rights, attached as Annex D to this proxy statement.

Q:

With respect to the Compensation Proposal, why am I being asked to cast a non-binding, advisory vote to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger?

A:	SEC rules require us to seek an advisory, non-binding vote with respect to certain categories of compensation that may be provided to named executive officers in connection with a merger transaction.

Q:	What will happen if the Compensation Proposal is not approved?

A:

Approval of the Compensation Proposal is not a condition to the completion of the merger. This vote is an advisory vote and will not be binding on the Company. Therefore, if Class A Common Stockholders approve the Merger Proposal by the requisite majority and the merger is completed, the payments that are the subject of the vote on the Compensation Proposal may become payable to the named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the Compensation Proposal.

Q:	How does the Air Lease Board recommend that I vote?

A:	The Air Lease Board unanimously recommends that Class A Common Stockholders vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Compensation Proposal; and

•	“FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal.

You should read “The Merger—Recommendation of the Air Lease Board; Reasons for the Merger” beginning on page 55 for a discussion of the factors that the Air Lease Board considered in deciding to recommend and/or approve, as applicable, the merger agreement. See also “The Merger—Interests of Air Lease’s Directors and Executive Officers in the Merger” beginning on page 72.

Q:	What happens if I experience technical difficulties during the special meeting?

A:

If you have difficulty accessing the special meeting, please follow the instructions contained in the reminder email you will receive the evening before the special meeting. We will have technicians available to assist you.

Q:	What happens if the Company experiences technical difficulties during the special meeting?

A:

If we experience technical difficulties at the special meeting and are not able to resolve them within a reasonable amount of time, we will adjourn the special meeting to a later date and will provide notice of the date and time of such adjourned meeting on our website at www.airleasecorp.com.

Q:	How do I ask questions at the special meeting?

A:

Stockholders or their proxy holders that have accessed the special meeting may submit questions during the special meeting that are pertinent to the Company and the items being brought before a vote at the special meeting, as time permits and in accordance with the rules of conduct for the special meeting which will be posted on the virtual meeting website during the special meeting. If you wish to submit a question, you may do so when you are logged into the virtual meeting website by typing your question in the designated spot on the website and clicking “Send”.

Q:	How do I cast my vote?

A:

Stockholders of Record: Stockholders of record may vote (i) by filling out and signing the proxy card that was included with this proxy statement and returning it in the envelope provided, (ii) by calling the toll-free number found on the proxy card, or (iii) online at the internet voting website provided on the proxy card by [●]. Stockholders of record may also vote online during the special meeting as described below.

Whether or not you plan to attend the special meeting, we urge you to promptly submit a proxy using any of the methods described above. If you later decide to attend the special meeting via the online webcast and vote, that vote will automatically revoke any previously submitted proxy.

Beneficial Owner of Shares: If you are a beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. If you received printed copies of the proxy materials by mail, you may also vote by filling out the voting instruction form and returning it in the envelope provided. The availability of online or phone voting may depend on the voting process of the organization that holds your shares. Beneficial owners who want to attend and also vote at the special meeting will need to obtain a legal proxy from the organization that holds their shares giving them the right to vote their shares at the special meeting and by presenting it with their online ballot before the closing of the polls.

We urge you to promptly give voting instructions to your custodian by using the instruction card provided to you by your custodian. Please note that if you intend to vote your shares held in street name by electronic ballot at the special meeting, you must provide a “legal proxy” from your custodian at the special meeting as described below.

Q:	How do I vote at the special meeting?

A:	If you plan to attend the special meeting via the online webcast and wish to vote at the special meeting, you will have access to an electronic ballot on the special meeting virtual webcast site.

Stockholder of Record: If you were a stockholder of record as of the Record Date and have successfully pre-registered to attend the special meeting, then you may vote at the special meeting by clicking on the “Stockholder Ballot” link on the virtual meeting website, completing the electronic ballot and clicking “Sign and Submit” to send your completed ballot directly to the inspector of election before the polls are closed at the special meeting.

Beneficial Owner of Shares: If you were a beneficial owner of shares held in street name as of the Record Date and intend to vote at the special meeting, you must request a legal proxy from your broker, bank, or other nominee, and save it as a PDF, or image file format, in order to upload a copy with your electronic ballot during the special meeting. If you do not request a legal proxy prior to the special meeting, or your broker, bank or nominee fails to provide you with a legal proxy, then you will not be able to vote or change your previously submitted vote at the special meeting. Obtaining a legal proxy may take several days, or longer, and stockholders are advised to request a legal proxy as far in advance as possible. The voting instruction form you may have received in connection with the special meeting is not a legal proxy. If you request a legal proxy from your broker, bank or other nominee, the issuance of the legal proxy will revoke any prior voting instructions you have given and will prevent you from giving any further voting instructions to your broker, bank or nominee to vote on your behalf. As a result, you will only be able to vote by electronic ballot at the special meeting. Beneficial owners of shares as of the Record Date who have successfully pre-registered to attend the virtual special meeting and obtained a legal proxy from their broker, bank, or other nominee may vote at the special meeting by clicking on the “Stockholder Ballot” link on the virtual meeting website, completing the electronic ballot, uploading your legal proxy or other evidence of authority to vote, and clicking “Sign and Submit” to have your completed ballot sent directly to the inspector of election before the polls are closed at the special meeting.

Questions on how to vote: If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: +1 (877) 687-1866

Banks & Brokers May Call Collect: +1 (212) 750-5833

Q:	How can I revoke or change my vote?

A:	Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

Stockholders of Record: Stockholders of record can revoke and change a prior proxy vote by submitting a later-dated proxy online, by phone or by mail, or by voting during the special meeting as described above. Stockholders of record may also send a letter to our Corporate Secretary at the address for our principal executive office listed on the cover page of the proxy statement so that it arrives no later than the close of business on [●], 2025. Only your latest proxy card or voting instruction form received in accordance with the requirements above will be counted.

Beneficial Owners: Beneficial owners will need to contact the organization that holds your shares to obtain instructions on how to change your vote. As noted above, if you request a legal proxy from your broker, bank or other nominee, the issuance of the legal proxy will revoke any prior voting instructions you have given and will prevent you from giving any further voting instructions to your broker, bank or nominee to vote on your behalf. As a result, you will only be able to vote by electronic ballot at the special meeting as described above.

Q:	What effects will the Merger have on Air Lease?

A:

The Class A Common Stock is currently registered under the Exchange Act and the Class A Common Stock is listed on the NYSE under the symbol “AL.” Following the consummation of the merger, the registration of the Class A Common Stock will be terminated upon application to the SEC and the Class A Common Stock will no longer be listed on the NYSE.

Q:	What will happen if the Merger is not consummated?

A:

If the merger is not consummated for any reason, the Company’s Class A Common Stockholders will not receive any payment for their Class A Common Stock in connection with the merger. Instead, the Company will remain an independent public company, and the Class A Common Stock will continue to be registered under the Exchange Act and listed and traded on NYSE. Under specified circumstances, if the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $225,000,000 or Parent may be required to pay the Company a termination fee of $350,000,000. See “The Merger Agreement—Termination” beginning on page 116 and “The Merger Agreement—Termination Fees and Remedies” beginning on page 118.

Q:	What do I need to do now?

A:

We urge you to read this entire proxy statement carefully, including its annexes and the documents referred to or incorporated by reference in this proxy statement filed with the SEC, and to consider how the merger affects you.

If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	telephone, using the toll-free number listed on your proxy and voting instruction card;

•	the internet, at the address provided on your proxy and voting instruction card; or

•	mail, by completing, signing, dating and mailing your proxy and voting instruction card and returning it in the envelope provided.

If you hold your Class A Common Stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your Class A Common Stock. Without those instructions, your Class A Common Stock will not be voted.

Q:	How do I pre-register to attend the special meeting?

A:

Stockholders of Record: You may register to attend the special meeting virtual webcast by visiting www.cesonlineservices.com/alsm_vm and following the instructions or emailing proof of your ownership of our Class A Common Stock as of the Record Date to ALRegister@Proxy-Agent.com. Your proof of ownership may include a copy of your proxy card received from the Company or a statement showing your ownership of shares of our Class A Common Stock as of the Record Date. After registering, and upon verification of your ownership, you will receive a confirmation email prior to the special meeting with instructions for accessing the virtual special meeting. You must pre-register to attend the special meeting no later than [●] [a.m./p.m.] Pacific time on [●], 2025.

Beneficial Owners: If your shares of our Class A Common Stock are held in an account at a brokerage firm, a bank or other similar organization or by another holder of record as of the Record Date, you may register to attend the special meeting by visiting www.cesonlineservices.com/alsm_vm and following the instructions or emailing ALRegister@Proxy-Agent.com and attaching the evidence that you beneficially owned shares of our Class A Common Stock as of the Record Date. This may include a copy of the voting instruction form provided by your broker, bank, financial institution or other nominee or intermediary, an account statement, or a letter or legal proxy from such custodian. After registering, and upon verification of your ownership, you will receive a confirmation email prior to the special meeting with instructions for accessing the virtual special meeting. You must pre-register to attend the special meeting no later than [●] [a.m./p.m.] Pacific time on [●], 2025.

Q:	What is the difference between a “stockholder of record” and a “beneficial owner of shares held in street name”?

A:

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered a “stockholder of record” of the shares with respect to those shares, and the proxy materials will be made available directly to you by the Company. If your shares are held in an account at a brokerage firm, a bank or other similar organization or by another holder of record (a “custodian”), then you are considered the “beneficial owner” of the shares, and the shares are considered to be held in “street name”. As a beneficial owner, the proxy materials will be made available to you by the organization holding your shares and you have the right to instruct your broker, bank, trustee or nominee how to vote your shares. Your custodian is the stockholder of record for purposes of voting and is required to vote your shares on your behalf in accordance with your instructions.

Q:	Should I send in my share certificates now?

A:

No. Promptly after the effective time of the merger, you will be sent a letter of transmittal with detailed written instructions for exchanging your Class A Common Stock for the merger consideration. If you hold certificated shares of Class A Common Stock, the letter of transmittal will include information on how to surrender your physical certificates. If your shares of Class A Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” Class A Common Stock in exchange for the merger consideration. Please do not send in any certificated shares of Class A Common Stock now.

Q:	What does it mean if I get more than one proxy and voting instruction card?

A:

If your shares of Class A Common Stock are registered differently or held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the internet, if available to you) to ensure that all of your Class A Common Stock are voted.

If your shares of Class A Common Stock are held through a broker, bank or other nominee, you will receive either a voting form or a proxy card from the nominee with specific instructions about the voting methods available to you. As a beneficial owner, in order to ensure your Class A

Common Stock are voted, you must provide voting instructions to the broker, bank or other nominee by the deadline provided in the materials you receive from them.

Q:	What happens if I sell my shares of Class A Common Stock after the Record Date but before the special meeting?

A:

The Record Date is earlier than the date of the special meeting. If you transfer your shares of Class A Common Stock after the Record Date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting.

Q:	When is the merger expected to be completed?

A:

The merger will be consummated at 9:00 a.m. Eastern time on a date that is five business days following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the merger, subject to the receipt of the required approvals from the stockholders and certain other closing conditions. However, the Company cannot predict the actual date on which the merger will be consummated, or whether it will be consummated, because the merger is subject to factors beyond the Company’s control.

Q:	Who will count the votes?

A:	All votes will be counted by the inspector of election appointed for the special meeting, which we currently expect to be First Coast Results, Inc.

Q:	Who can help answer my other questions?

A:

If you have any questions about the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or require assistance with submitting your proxy or voting your Class A Common Stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: +1 (877) 687-1866

Banks & Brokers May Call Collect: +1 (212) 750-5833

If your broker, bank or other nominee holds your shares of Class A Common Stock, you can also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect the Company’s current views as to future events and financial performance with respect to its operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” and “The Merger,” and in statements containing the words “aim,” “anticipate,” “are confident,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events or trends.

You should be aware that forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or, even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. We can give no assurance that the conditions to the merger will be satisfied, or that the merger will close within the anticipated time period. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to:

•	the inability to complete the merger because of the failure to receive, on a timely basis or otherwise, the required approvals by Class A Common Stockholders;

•

the inability to complete the merger because of the failure to receive, on a timely basis or subject to conditions that are not anticipated, the required approvals by governmental or regulatory agencies in connection with the transactions contemplated by the merger agreement;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the nature, cost and outcome of any legal proceedings that have may be instituted against the Company or others relating to the merger agreement;

•	the risk that the pendency and uncertainty of the merger disrupts the business of the Company and current plans and operations and potential difficulties in employee retention as a result;

•	the effect of the announcement of the merger on the Company’s business relationships, operating results and business generally;

•	the political and economic conditions affecting our business segments, severe disruptions to the economy, the financial markets, and the markets in which we compete;

•	unanticipated legislative or regulatory developments;

•

the restrictions or prohibitions under certain covenants in the merger agreement during the pendency of the merger that may impact the Company’s ability to pursue certain business opportunities and limit the Company’s access to financing sources;

•	the restrictions under the merger agreement on the Company’s ability to incur additional debt, which may negatively impact its liquidity and ability to maintain its investment grade ratings;

•	risks related to the Company’s significant indebtedness and the continued availability of capital and financing sources, as well as adverse rating agency actions;

•	the risk that the Company’s Class A Common Stock price may decline if the merger is not consummated;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the risk that the transaction may involve unexpected costs, liabilities or delays; and

•

any additional factors discussed under “Part I — Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, “Part II — Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, and other SEC filings, including future SEC filings. See “Where You Can Find Additional Information” beginning on page 128.

THE SPECIAL MEETING

Date, Time and Location

This proxy statement is being furnished to holders of Class A Common Stock of the Company as part of the solicitation of proxies by the Air Lease Board for use at the virtual special meeting, which will be held on [●], 2025, starting at [●] [a.m./p.m.] Pacific time, or at any adjournments or postponements thereof. The special meeting will be held online in a virtual only meeting format via a live audio webcast at www.cesonlineservices.com/alsm_vm. If you plan to attend the virtual special meeting, you will need to pre-register at www.cesonlineservices.com/alsm_vm by [●] [a.m./p.m.] Pacific time on [●], 2025. To pre-register for the special meeting, please follow the instructions provided under “Questions and Answers About the Special Meeting and the Merger—How do I pre-register to attend the special meeting?” and “The Special Meeting.” Once registered, you will be able to attend the special meeting, vote and submit your questions during the special meeting via live online webcast by visiting www.cesonlineservices.com/alsm_vm.

Purpose of the Special Meeting

The purpose of the special meeting is for the holders of Class A Common Stock of the Company to consider and vote upon

(1) the Merger Proposal;

(2) the Compensation Proposal; and

(3) the Adjournment Proposal.

A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to holders of Class A Common Stock of the Company on or about [●], 2025.

The vote on the Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, a stockholder may vote to approve the Compensation Proposal and vote not to approve the Merger Proposal, or vice versa. Because the vote on the Compensation Proposal is advisory in nature only, it will not be binding on any of the Company, Parent or the surviving corporation.

Record Date; Shares Entitled to Vote; Quorum

The holders of record of Class A Common Stock as of the close of business on [●], 2025 are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement thereof, unless a new record date is fixed in connection with any adjournment or postponement of the special meeting. As of the Record Date, there were [●] shares of Class A Common Stock issued and outstanding. Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock they own at the close of business on the Record Date.

A list of all Class A Common Stockholders entitled to vote at the special meeting will be available for examination at our principal executive offices at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, CA 90067, for 10 days before the meeting, and during the meeting, such list will be available to registered Class A Common Stockholders as a link on the meeting platform.

The holders of a majority in voting power of all issued and outstanding Class A Common Stock as of the Record Date entitled to vote must be present in person or represented by proxy at the special meeting in order to constitute a quorum for the transaction of business. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. If a quorum is not present, the Chairman of the special meeting or the holders of a majority in voting power of the Class A Common Stock entitled to vote, present in person or represented by proxy, may adjourn the special meeting until a quorum has been obtained. Abstentions will be counted toward the presence of a quorum at the special meeting. Broker non-votes will not be counted for the purpose of determining the presence of a quorum.

Required Stockholder Vote

Approval of the Merger Proposal requires the affirmative vote of a majority of the shares of Class A Common Stock outstanding and entitled to vote as of the close of business on the Record Date. The approval of the Merger Proposal is a condition to the parties’ obligations to consummate the merger. No vote of the Company’s issued and outstanding preferred stock of the Company is required or being sought.

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Class A Common Stock entitled to vote thereon, present in person or represented by proxy at the special meeting. This vote will be on a non-binding, advisory basis.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Class A Common Stock entitled to vote thereon, present in person or represented by proxy at the special meeting.

Pursuant to the voting agreement, the Company stockholder parties thereto agreed, subject to certain conditions, to vote certain of the shares of Class A Common Stock beneficially owned by them in favor of the Merger Proposal. The aggregate number of shares subject to the voting agreement is limited to 4.99% of the issued and outstanding shares of Class A Common Stock. For more information, see “Voting Agreement” beginning on page 120.

Abstentions and Broker Non-Votes

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted: (1) “AGAINST” the Merger Proposal; (2) “AGAINST” the Compensation Proposal; and (3) “AGAINST” the Adjournment Proposal. Abstentions will be counted as present for purposes of determining whether a quorum exists. If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted in accordance with the Air Lease Board’s recommendation with respect to each proposal and consequently will be voted “FOR” each of (1) the Merger Proposal, (2) the Compensation Proposal, and (3) the Adjournment Proposal.

Broker non-votes are shares held by a broker, bank, trust or other nominee that are present in person or represented by proxy and entitled to vote at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to any of the three proposals to be presented at the special meeting, if a beneficial owner of shares of Class A Common Stock held in “street name” does not give voting instructions to the broker, bank, trust or other nominee with respect to any of the proposals, then those shares will not be counted for the purpose of determining whether a quorum is present and each broker non-vote will count as a vote “AGAINST” the proposal to approve the Merger Proposal, but will have no effect on: (1) the Compensation Proposal; or (2) the Adjournment Proposal.

Voting; Proxies; Revocation

Voting By Mail

If you are a stockholder of record and received your special meeting materials by mail, you can vote by filling out, signing, dating and completing the proxy card included with this proxy statement and returning it by mail in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States.

If you hold your shares through a bank, broker or other nominee, the proxy card will give you separate instructions for voting your shares. If you received printed copies of the proxy materials by mail, you may vote by filling out the voting instruction form and returning it in the envelope provided.

Voting by Submitting a Proxy by Internet or Telephone

To submit your proxy on the internet, go to the voting website provided on the proxy card by [●] [a.m./p.m.] Pacific time, on [●], 2025. To submit your proxy by telephone, registered stockholders should dial 1-866-402-3905 and follow the instructions.

The availability of online or phone voting may depend on the voting process of the organization that holds your shares.

Voting at the Special Meeting

If you plan to attend the special meeting via the online webcast and wish to vote at the special meeting, you will have access to an electronic ballot on the special meeting virtual webcast site.

If you were a stockholder of record as of the Record Date and have successfully pre-registered to attend the special meeting, then you may vote at the special meeting by clicking on the “Stockholder Ballot” link on the virtual meeting website, completing the electronic ballot and clicking “Sign and Submit” to send your completed ballot directly to the inspector of election before the polls are closed at the special meeting.

If you were a beneficial owner of shares held in street name as of the Record Date and intend to vote at the special meeting, you must request a legal proxy from your broker, bank, or other nominee, and save it as a PDF, or image file format, in order to upload a copy with your electronic ballot during the special meeting. If you do not request a legal proxy prior to the special meeting, or your broker, bank or nominee fails to provide you with a legal proxy, then you will not be able to vote or change your previously submitted vote at the special meeting. Obtaining a legal proxy may take several days, or longer, and stockholders are advised to request a legal proxy as far in advance as possible. The voting instruction form you may have received in connection with the special meeting is not a legal proxy. If you request a legal proxy from your broker, bank or other nominee, the issuance of the legal proxy will revoke any prior voting instructions you have given and will prevent you from giving any further voting instructions to your broker, bank or nominee to vote on your behalf. As a result, you will only be able to vote by electronic ballot at the special meeting. Beneficial owners of shares as of the Record Date who have successfully pre-registered to attend the virtual special meeting and obtained a legal proxy from their broker, bank, or other nominee may vote at the special meeting by clicking on the “Stockholder Ballot” link on the virtual meeting website, completing the electronic ballot, uploading your legal proxy or other evidence of authority to vote, and clicking “Sign and Submit” to have your completed ballot sent directly to the inspector of election before the polls are closed at the special meeting.

Questions on how to vote: If you have any questions about the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or require assistance with submitting your proxy or voting your Class A Common Stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: +1 (877) 687-1866

Banks & Brokers May Call Collect: +1 (212) 750-5833

Revocation of Proxies

Stockholders of record can revoke and change a prior proxy vote by submitting a later-dated proxy online, by phone or by mail, or by voting during the special meeting as described above. Stockholders of record may also send a letter to our Corporate Secretary at the address for our principal executive office so that it arrives no later than the close of business on [●], 2025. Only your latest proxy card or voting instruction form received in accordance with the requirements above will be counted. Your attendance at the special meeting will not by itself revoke your proxy.

Beneficial owners will need to contact the organization that holds your shares to obtain instructions on how to change your vote. As noted above, if you request a legal proxy from your broker, bank or other nominee, the issuance of the legal proxy will revoke any prior voting instructions you have given and will prevent you from giving any further voting instructions to your broker, bank or nominee to vote on your behalf. As a result, you will only be able to vote by electronic ballot at the special meeting as described above.

Adjournments and Postponements

The Company may, with Parent’s consent (not to be unreasonably withheld, conditioned or delayed), adjourn or postpone the special meeting if the Company reasonably believes that (i) such adjournment or postponement is necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of shares of Class A Common Stock a reasonable time in advance of the special meeting, (ii) after consultation with Parent, as of the time for which the special meeting is then scheduled, (A) there will be an insufficient number of shares of Class A Common Stock present (either in person or by proxy) to constitute a necessary quorum, or (B) there will be an insufficient number of proxies to obtain the Company Stockholder Approval, or (iii) such adjournment or postponement is required by law.

The Company shall, if requested by Parent, adjourn or recess the special meeting, if after consultation with Parent, as of the time for which the special meeting is then scheduled (A) there will be an insufficient number of shares of Class A Common Stock present (either in person or by proxy) to constitute a necessary quorum, or (B) there will be an insufficient number of proxies to obtain the Company Stockholder Approval. Any signed proxies received by the Company in which no voting instructions are provided on the Adjournment Proposal will be voted in favor of adjournment, if such proposal is introduced at the special meeting.

If the special meeting is adjourned, we are not required to give notice of the time and place of the reconvened adjourned meeting if such time and place are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or, after the adjournment, the Air Lease Board fixes a new record date for the special meeting. At any reconvened adjourned meeting, any business may be transacted which might have been transacted at the original convening of the special meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Solicitation of Proxies

This proxy statement is sent on behalf of, and the proxies are being solicited by, the Air Lease Board. We will bear all costs of this solicitation of proxies. In addition to solicitations by mail, the Company’s directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telecopy, email and personal interviews. We will request brokers, custodians and other fiduciaries to forward proxy-soliciting materials to the beneficial owners of Class A Common Stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. We have also engaged Innisfree M&A Incorporated to assist the Company in the solicitation of proxies and have agreed to pay them a fee of $50,000 and potentially additional fees under certain circumstances, plus reasonable expenses, for these services.

THE MERGER

The Parties to the Merger and their Principal Affiliates

Air Lease Corporation

Founded in 2010, the Company is principally engaged in purchasing modern, fuel-efficient new technology commercial jet aircraft directly from aircraft manufacturers and leasing those aircraft to airlines. In addition to leasing activities, the Company sells aircraft from its fleet to third parties, including other leasing companies, financial services companies, airlines and other investors. The Company also provides fleet management services to investors and owners of aircraft portfolios for a management fee. For information about the Company, see “Security Ownership of Directors, Executive Officers and Certain Beneficial Owners” beginning on page 122 and “Where You Can Find Additional Information” beginning on page 128.

The Company’s Class A Common Stock is listed on the NYSE under the ticker symbol “AL.” The principal executive office of the Company is located at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, CA 90067.

Takeoff Merger Sub Inc.

Merger Sub is a wholly owned, indirect subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions.

Merger Sub’s address is located at 277 Park Avenue, 15th Floor, New York, New York 10172.

Sumisho Air Lease Corporation Designated Activity Company (formerly known as Gladiatora Designated Activity Company)

Parent was established in connection with the proposed transactions and, if the transaction is consummated, will be jointly owned by the Investors. Parent was formed solely for the purpose of engaging in the merger and other related transactions, and Parent has not engaged in any business other than in connection with the merger and other related transactions.

Parent’s address is located at 277 Park Avenue, 15th Floor, New York, New York 10172.

Sumitomo Corporation

Sumitomo is an integrated global trading company with diversified investments in businesses involved in manufacturing, marketing, sales and distribution of consumer products, providing financing for customers and suppliers, coordination and operation of urban and industrial infrastructure products, providing transportation and logistics services, developing natural resources, sales and distribution of steel and other products, and developing and managing real estate.

Sumitomo’s address is located at Otemachi Place East Tower, 3-2 Otemachi 2-Chome, Chiyoda-ku, Tokyo 100-8601, Japan.

SMBC Aviation Capital Limited

SMBC Aviation Capital is one of the world’s leading aircraft operating lease companies. In operation since 2001, it has an owned and serviced fleet valued at $30.0 billion, comprising 507 owned and 234 serviced aircraft. In June 2012, it was acquired by a consortium led by SBMC, with its ultimate parent becoming SMFG, and over the last 13 years has formed a key pillar of the wider Sumitomo family aircraft financing group.

SMBC AC’s address is located at Fitzwilliam 28, Fitzwilliam Street Lower, Dublin D02 KF20, Ireland.

Apollo Capital Management, L.P.

Apollo is a subsidiary of Apollo Global Management, a Delaware corporation, a high-growth, global alternative asset manager and a retirement services provider that is publicly listed on the NYSE under the ticker symbol “APO.” Apollo Global Management has three reportable segments: asset management, retirement services, and principal investing. These business segments are differentiated based on the investment services they provide, as well as varying investing strategies.

Apollo Global Management’s asset management segment focuses on credit and equity investment strategies. These strategies reflect the range of investment capabilities across Apollo Group’s asset management platform based on relative risk and return. Credit focuses on generating excess returns through high-quality credit underwriting and origination. In addition to participation in the traditional issuance and secondary credit markets, through affiliated origination platforms and corporate solutions capabilities, the credit strategy seeks to originate attractive and safe-yielding assets for investors. Apollo Group’s equity team has experience across sectors, industries, and geographies in spanning its private equity, hybrid value, secondaries equity, real estate equity, impact investing, infrastructure, and clean transition equity strategies.

Apollo Group’s retirement services business is conducted by Athene Holding Ltd., a leading financial services company that specializes in issuing, reinsuring, and acquiring retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs.

In Apollo Global Management’s principal investing segment, Apollo Global Management makes strategic equity and financing investments and generates performance allocations from the Apollo Group funds.

Apollo’s address is located at 9 West 57th Street, 43rd Floor, New York, NY 10019. Apollo’s website is www.apollo.com.

Brookfield Asset Management Ltd.

Brookfield is a global alternative asset manager, headquartered in New York, with over $1 trillion of assets under management across infrastructure, renewable power and transition, private equity, real estate and credit. Brookfield offers a broad range of investment strategies designed to build and preserve wealth for institutional and individual investors. Drawing on its 125-year heritage as an owner and operator, Brookfield supports businesses in enhancing operations, growing free cash flow, and creating long-term value.

Brookfield’s Class A Limited Voting Shares are listed on the NYSE and Toronto Stock Exchange under the ticker symbol “BAM.” Brookfield’s principal executive office is located at Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-0221. Brookfield’s website is www.brookfield.com.

Background of the Merger

The following summarizes certain events and contacts that led to the signing of the merger agreement. It does not purport to describe every conversation of or among the Air Lease Board or between the Company’s officers or representatives or other parties.

The Company’s senior officers and the Air Lease Board have regularly reviewed and assessed, among other things, the Company’s strategic direction and business plans, general economic and industry conditions, the competitive environment and the Company’s financial condition and performance and future growth prospects as part of their evaluation of the Company’s plans and strategies for enhancing stockholder value. In connection with this review and assessment, the Company’s senior officers and the Air Lease Board regularly evaluated strategic transactions, including, among others, potential business combinations, acquisitions, dispositions, joint ventures and minority investments in the Company. The Company’s senior officers and the Air Lease Board also regularly reviewed the Company’s Class A Common Stock price performance and returns, and the potential risks faced by the Company in executing its strategic plan and operating as an independent public company, including risks relating to the Company’s operations and performance, the aircraft leasing industry, general economic and geopolitical developments and other factors. In this regard, the Company’s senior officers and the Air Lease Board also reviewed and considered the constraints faced by the Company resulting from the write-off of its aircraft that were detained in Russia in 2022 and the related impact on the Company’s debt-to-equity ratio, which had remained above its target of 2.5x to 1x since the write-off.

As part of the Company’s assessment of strategic transactions, beginning in September 2023 and continuing in 2024 and 2025, the Company explored, on a preliminary basis, the possibility of investing in a joint venture with a global investment firm (“Party A”) in which the Company would contribute certain of its assets and Party A would contribute cash (the “Party A Joint Venture”). Throughout these discussions, the Company considered the potential benefits of contributing assets to the Party A Joint Venture, including the initial gain on sale profits, ongoing management fees, and de-leveraging of its balance sheet, and weighed such benefits against the potential risks and costs, including forgone lease revenues and the possibility that the Company could generate higher gain on sale profits in the secondary trading market. Additionally, during an initial discussion on September 25, 2023 arranged by an investment banking firm that the Company had worked with in the past, attended by the Company’s Executive Vice President and Chief Financial Officer, Gregory B. Willis, and the Company’s then-Senior Vice President and Treasurer, Daniel Verwholt, Party A made it clear that it would require additional capital partners to move forward with the Party A Joint Venture. Subsequently, throughout 2023, 2024 and 2025, representatives of the Company had preliminary discussions with five financial investment firms regarding their potential participation as capital partners in the Party A Joint Venture, though none of the five investment firms elected to proceed.

Around the time the discussions with Party A were taking place, another investment banking firm that had worked with the Company in the past suggested to senior officers of the Company that they speak with a global investment firm (“Party B”) regarding its potential interest in participating in a separate joint venture with the Company. On October 31, 2023, following outreach by the Company’s President and Chief Executive Officer, John L. Plueger, and Mr. Willis, the Company entered into a confidentiality agreement with Party B.

On November 3, 2023, the Air Lease Board held an in-person meeting for its regularly scheduled annual strategy session, at which certain senior officers of the Company were present. During the meeting, the Air Lease Board reviewed the Company’s financial performance and industry landscape, including (i) the multiples at which the Company’s Class A Common Stock had been trading, (ii) the Company’s continuing efforts to reduce its debt-to-equity ratio (which at the end of the third quarter of 2023 was 2.68x on a GAAP basis) to its target of 2.5x to 1x, (iii) the projected decline in the Company’s core lease margins through the end of 2025, which were expected to be driven by higher interest expense due to increases in interest rates that began in 2022 and the impact of COVID-era lease restructurings and (iv) an update on the Company’s recovery efforts related to losses resulting from aircraft detained in Russia. The Company’s senior officers reviewed the discussions with potential joint venture investors. The Company’s senior officers also reviewed the Company’s potential acquisition opportunities, including opportunities outside of the aircraft leasing sector, and other potential strategic transaction structures.

On November 6, 2023, the Company’s then-Executive Chairman, Steven F. Udvar-Házy, Mr. Plueger, Mr. Willis and Mr. Verwholt held a subsequent meeting in person with Party A to further discuss the structure of the Party A Joint Venture and potential co-investors. Subsequently, on December 5, 2023, Mr. Willis and Mr. Verwholt met in person with representatives of an investment firm (“Party C”) to evaluate their potential interest in participating as an co-investor in the Party A Joint Venture. Thereafter, discussions with Party C continued over the ensuing six months.

While joint venture discussions were ongoing with Party A and potential co-investors, in November 2023, Mr. Udvar-Házy participated in a preliminary conversation with a representative of a strategic party active in the aircraft leasing industry regarding its potential interest in a strategic transaction with the Company (“Party D”) and separately had a preliminary conversation with a representative of a strategic party not active in the aircraft leasing industry regarding its potential interest in a strategic transaction (“Party E”).

On December 4, 2023, Mr. Plueger, Mr. Willis and Mr. Verwholt met with representatives of Party B to explore, on a preliminary basis, Party B’s potential interest in a joint venture or other strategic transaction or investment in the Company.

On December 14, 2023, the Air Lease Board held a special meeting via videoconference, with certain senior officers of the Company participating, where the Company’s senior officers updated the Air Lease Board on their respective preliminary discussions regarding the potential strategic transaction opportunities that were discussed with the different third parties.

In January 2024, a representative of Party D informed Mr. Udvar-Házy that the Company was too large in terms of assets and overall valuation to make it a viable acquisition target for Party D. In February 2024, a representative of Party E informed Mr. Udvar-Házy that although they admired what the Company had accomplished, it was no longer interested in exploring a potential strategic transaction with the Company as it believed that an acquisition of a large public company like the Company would be very challenging for them. No further discussions regarding a potential strategic transaction were held with Party E thereafter.

Also during January 2024, representatives of Party B contacted Mr. Willis to further discuss a potential joint venture or other strategic transaction. However, by February 2024, Party B had ceased its exploration of a potential joint venture or other strategic transaction with the Company.

On February 13, 2024, the Air Lease Board held a regularly scheduled in-person meeting, at which certain of the Company’s senior officers were present. During the meeting, the Air Lease Board reviewed the Company’s financial performance and wider industry landscape, including the

Company’s capital allocation strategy in light of the challenges faced by the Company at the time given its heightened debt-to-equity ratio due to the write-off of its Russian fleet in 2022. The Air Lease Board also reviewed the aircraft leasing industry’s competitive landscape and possible strategic transaction opportunities for the Company, noting that while several leasing companies may represent theoretical acquisition candidates, there were limited opportunities that the Company’s senior officers believed reflected a strategic fit or financially attractive investment opportunity for the Company at that time, including in light of the trading multiples of its Class A Common Stock. At the meeting, the Company’s senior officers also updated the Air Lease Board on their ongoing discussions with the various third parties, all of which remained at a preliminary stage.

On March 10, 2024, Mr. Willis and Mr. Verwholt had a call with Party A and their respective advisors to discuss a draft term sheet for the Party A Joint Venture. The term sheet contemplated that a portion of the Company’s existing assets and orderbook would be transferred to the joint venture, and that each capital partner in the Party A Joint Venture would additionally acquire a minority equity stake of 2.5% for an aggregate equity stake of 5% in the Company in exchange for their participation in the Party A Joint Venture, which equity investment was subject to the Company’s Class A Common Stock trading below 0.80x book value. The Company requested the equity investment by the capital partners to further align their interests with those of the Company.

On May 3, 2024, the Air Lease Board held a regularly scheduled in-person meeting, at which certain of the Company’s senior officers were present. During the meeting, Mr. Willis provided updates on the potential Party A Joint Venture, and reviewed the latest proposed key terms of the joint venture, potential benefits to the Company, and the requirement that the parties find a co-investor, which it had not yet done.

On May 17, 2024, Party C notified Mr. Willis that it was no longer interested in participating in the Party A Joint Venture, as it was not willing to meet the Company’s requirement that it acquire a minority equity stake in the Company.

On July 22, 2024, at a business reception, Mr. Udvar-Házy met with Noriyuki Hiruta and David Swan, the Chairman and the Chief Operations & Sustainability Officer, respectively, of SMBC AC, who expressed their interest in exploring a potential strategic transaction with the Company. The representatives of SMBC AC did not discuss any price or valuation for the Company, but indicated that they would get in touch with the Company after August. On the same day, at a dinner requested by a representative of another strategic party (“Party F”) with Mr. Udvar-Házy and Mr. Plueger, a representative of Party F informed Mr. Udvar-Házy and Mr. Plueger that, if Party F could obtain the necessary capital support from its existing investors, Party F could be interested in exploring opportunities to invest in or acquire the Company and suggested that, in its view, the Company was worth approximately $6-7 billion, which was then equivalent to a range of $52.00 to $61.00 per share of the Company’s Class A Common Stock (the Company’s Class A Common Stock closed at $48.35 per share on July 22, 2024). During these interactions, Mr. Udvar-Házy and Mr. Plueger informed each of SMBC AC and Party F that the Company had no plans to sell or merge at the time, but that the Air Lease Board would carefully evaluate any serious proposals that would enhance stockholder value.

On July 23, 2024, at a business reception, Mr. Udvar-Házy and Mr. Plueger met in person again with Mr. Hiruta and Mr. Swan, together with Mr. Shane Matthews, SMBC AC’s Head of Strategic and Market Analysis, at which time Mr. Swan reiterated their interest in exploring a potential strategic transaction involving the Company but without any mention of price or valuation. Mr. Udvar-Házy and

Mr. Plueger reiterated the message communicated on July 22 that while the Company had no plans to sell or merge at the time, the Air Lease Board would carefully evaluate any serious proposals that would enhance stockholder value.

On July 30, 2024, at a dinner with the Air Lease Board held in conjunction with a regularly scheduled Air Lease Board meeting, Mr. Udvar-Házy and Mr. Plueger orally informed the Air Lease Board of the unsolicited meetings with SMBC AC and Party F. The Air Lease Board discussed the interest that had been expressed at the meetings and asked to be kept advised on any further developments.

On July 31, 2024, the Air Lease Board held a regularly scheduled in-person meeting, at which certain of the Company’s senior officers were present. During the meeting, Mr. Willis reviewed the mergers and acquisitions landscape at the time, noting there were limited opportunities for acquisitions by the Company that were a strategic fit for or financially attractive to the Company, including in light of the trading multiples of the Company’s Class A Common Stock. Mr. Willis provided an update on the Party A Joint Venture, including the Company’s senior officers’ outreach to additional potential capital partners to co-invest in the Party A Joint Venture, which had not yet confirmed an interested co-investor. Mr. Plueger and Mr. Willis also reviewed the Company’s capital allocation strategy, including an evaluation of a potential share repurchase program as a mechanism to return capital to stockholders, but noted that the Company’s debt-to-equity ratio remained above its target due to the write-off of its Russian aircraft fleet in 2022, which resulted in an unsupportive framework for a share repurchase program at the Company’s then-current stock price (the Company’s Class A Common Stock closed at $49.62 per share on July 31, 2024).

On August 9, 2024, the Air Lease Board held a special meeting via videoconference, with certain of the Company’s senior officers participating, to discuss a potential share repurchase program in light of the decline in the Company’s stock performance since the Air Lease Board’s most recent meeting. At the meeting, the Air Lease Board and the Company’s senior officers reviewed the benefits, risks and legal considerations of a potential share repurchase program. The Air Lease Board also noted that the Company’s debt-to-equity ratio remained elevated and discussed the potential implications of that heightened leverage on the Company’s debt ratings. The Air Lease Board reviewed the potential negative impact on the Company’s debt-to-equity ratio if a share repurchase program were implemented. As a result, the Air Lease Board determined not to pursue a share repurchase program at that time. Mr. Willis also provided an update on the discussions with Party A regarding the Party A Joint Venture, and Mr. Udvar-Házy discussed other strategic transaction opportunities.

Later in August 2024, representatives of the Company and SMBC AC discussed setting up a follow-up meeting to discuss a potential strategic transaction involving the Company. This meeting was scheduled to be held on September 12, 2024.

On September 3, 2024, in a meeting organized by a representative of another investment banking firm, Mr. Udvar-Házy and Mr. Plueger met in person with representatives of Party B to re-engage in discussions about a potential joint venture or other strategic transaction.

On September 12, 2024, Mr. Udvar-Házy, Mr. Plueger and the Company’s Lead Independent Director, Robert A. Milton, met in person with SMBC AC’s Chief Executive Officer, Peter Barrett, Mr. Swan and SMBC AC’s Chief Financial Officer, Aisling Kenny. During the meeting, Mr. Barrett expressed interest in exploring a potential acquisition of the Company in an all-cash transaction. Mr. Milton informed the SMBC AC representatives that the Air Lease Board had no plans at the time to sell or merge the Company but would remain open to considering any proposal made by SMBC AC.

Mr. Udvar-Házy informed the SMBC AC representatives that the Company would consult with financial and legal advisors to evaluate SMBC AC’s interest and that Mr. Milton would be the primary Company representative on behalf of the Air Lease Board for further discussions. At the conclusion of the meeting, Mr. Barrett indicated that SMBC AC would submit a preliminary, non-binding indication of interest.

On September 13, 2024, Mr. Udvar-Házy, Mr. Plueger and Mr. Milton met in person with the Chief Executive Officer of Party F, who noted that Party F was facing challenges in obtaining necessary capital support from its existing investors to pursue such a transaction.

On September 18, 2024, the Air Lease Board held a special meeting via videoconference, with certain of the Company’s senior officers participating, to discuss the developments regarding the potential strategic transactions. Mr. Udvar-Házy reviewed the status of the Party A Joint Venture and the discussions with SMBC AC, Party B and Party F. Mr. Udvar-Házy, Mr. Plueger and Mr. Milton reported on their meetings in September with SMBC AC and Party F. The Air Lease Board determined it would be in the best interests of the Company and its stockholders to continue discussions on the Party A Joint Venture and on the other strategic transactions contemplated by the other parties that had expressed strategic interest in the Company.

On October 7, 2024, Mr. Barrett and Mr. Milton had a call to discuss SMBC AC’s continued interest in exploring a potential strategic transaction.

On October 11, 2024, the Air Lease Board held its regularly scheduled annual strategy session in-person at which certain of the Company’s senior officers were present. The Air Lease Board reviewed and discussed the Company’s financial performance and strategic plan, including (i) the decline in the Company’s Class A Common Stock price-to-book multiple from levels seen prior to the COVID-19 pandemic, reflecting the Company’s lower after-tax return on common equity, (ii) a leverage analysis showing the Company’s heightened debt-to-equity ratio and (iii) the proposed 2025 strategic plan prepared by the Company’s senior officers. During the meeting, Mr. Udvar-Házy reviewed the discussions with Party F, and Mr. Milton reviewed his recent discussion with Mr. Barrett. Mr. Willis also provided an update on the Party A Joint Venture, noting that a co-investor had not yet been identified, and on other possible strategic transaction opportunities, including with another global investment firm (“Party G”). At the meeting, the Air Lease Board unanimously agreed that J.P. Morgan, with whom the Company had an existing banking relationship, would be well-positioned to advise the Company and the Air Lease Board on the potential strategic transactions given its knowledge and familiarity with the Company and the aircraft leasing industry.

On October 17, 2024, Mr. Plueger met in person with the Chief Executive Officer of Party F who informed Mr. Plueger that there continued to be challenges in obtaining necessary capital support from Party F’s existing investors to pursue a potential strategic transaction with the Company.

In October 2024, the Company determined to engage Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as external legal counsel in connection with the Company’s evaluation of the potential strategic transactions.

On October 31, 2024, Mr. Barrett called Mr. Milton and previewed that SMBC AC would submit a written preliminary, non-binding indication of interest in the next few days.

On November 4, 2024, SMBC AC submitted an unsolicited written preliminary, non-binding indication of interest to acquire the Company. SMBC AC proposed an all-cash transaction for 100% of the Company’s issued and outstanding Class A Common Stock at a preliminary price indication range of $54.00 to $61.00 per share, stating that the proposed price range represented a 22% to 38% premium to the Company’s closing Class A Common Stock price of $44.35 per share on October 31, 2024. The proposal was subject to, among other things, further due diligence, an assessment of regulatory approvals and internal discussions between SMBC AC’s shareholders.

On November 6, 2024, the Air Lease Board held a regularly scheduled in-person meeting, with certain senior officers of the Company participating. At the meeting, the Company’s senior officers reviewed with the Air Lease Board the Company’s financial performance and industry landscape, again noting that the Company’s debt-to-equity ratio (which at the end of the third quarter of 2024 was 2.63x on a GAAP basis) remained above its target due to the write-off of its Russian fleet in 2022, and therefore was not conducive to the adoption of a share repurchase program at that time. The Company’s senior officers also discussed updates on the various strategic transactions that were being explored, including the Party A Joint Venture and the SMBC AC non-binding indication of interest, and the Air Lease Board discussed the framework of a response to SMBC AC.

On November 7, 2024, Mr. Udvar-Házy, on behalf of the Air Lease Board and as authorized at the meeting held the previous day, sent Mr. Barrett a letter stating that the Company was in the process of carefully evaluating SMBC AC’s preliminary, non-binding indication of interest in the context of all relevant factors. The letter further noted that the Air Lease Board would pursue the course of action that was in the best interest of the Company’s stockholders and expected to respond in due course as soon as possible.

On November 11, 2024, Mr. Udvar-Házy met with representatives of J.P. Morgan to discuss the engagement of J.P. Morgan as the Company’s financial advisor in connection with the Company’s evaluation of potential strategic transactions based on the Air Lease Board’s recommendation.

On November 12, 2024, Mr. Barrett contacted Mr. Udvar-Házy telephonically to follow up on the Company’s response letter sent on November 7, 2024, and the timing of the Air Lease Board’s further response.

On November 19, 2024, the Air Lease Board held a special meeting via videoconference, with certain of the Company’s senior officers and representatives of Skadden participating, to (i) continue discussions of the Company’s potential strategic transactions, including the transaction contemplated by the preliminary indication of interest from SMBC AC and the option to remain an independent public company and not engage in a business combination transaction, and (ii) review the proposed terms of the engagement letter provided by J.P. Morgan as financial advisor and the disclosures made by J.P. Morgan of its relationships with SMBC AC and its shareholders (which had been disclosed by J.P. Morgan to the Air Lease Board in a relationship disclosure letter delivered prior to the meeting). Representatives of Skadden reviewed the directors’ fiduciary duties and certain legal considerations related to the proposed strategic transaction with SMBC AC and other alternatives, including remaining an independent public company. The Air Lease Board also continued its discussions on the response to SMBC AC’s preliminary, non-binding indication of interest, and directed the Company’s senior officers to send a response to SMBC AC to the effect that, while the Company remained open to receiving an improved proposal from SMBC AC, the price range in its letter was inadequate and overly broad. At this meeting, the Air Lease Board authorized the Company’s senior officers to sign the engagement letter and retain J.P. Morgan as the Company’s financial advisor in connection with the evaluation of possible strategic transactions.

On November 20, 2024, as authorized by and on behalf of the Air Lease Board, Mr. Udvar-Házy sent Mr. Barrett a response letter to SMBC AC’s preliminary, non-binding indication of interest stating that the Company had carefully analyzed and considered SMBC AC’s preliminary, non-binding indication of interest letter and that, while the Company remained interested in continuing discussions about a potential strategic transaction, the Air Lease Board determined that the price range outlined in SMBC AC’s preliminary, non-binding indication of interest was inadequate and overly broad. The Company stated in its response that it would welcome an improved proposal and would continue to consider all strategic alternatives that are in the best interest of the Company’s Class A Common Stockholders.

On November 22, 2024, as authorized by the Air Lease Board, the Company entered into an engagement letter with J.P. Morgan as its financial advisor to provide investment banking and related services in connection with the Company’s review of strategic transactions, which may include a possible merger, consolidation or similar business combination transaction involving the Company.

On November 25, 2024, SMBC AC sent a response letter to the Company stating its continued interest in exploring a potential strategic transaction with the Company and that it had shareholder support to explore such an opportunity. However, the letter stated it would require additional information from the Company and clarity in relation to process and timeline in order to present a refined proposal per the Company’s request.

On December 2, 2024, Mr. Udvar-Házy called Mr. Barrett to discuss SMBC AC’s latest response letter. During that call, Mr. Udvar-Házy informed Mr. Barrett that the indicated price range would need to be significantly improved, with a lower band beginning at least $60.00 per share, in order to be considered by the Company (the Company’s Class A Common Stock closed at $50.60 per share on December 2, 2024).

On December 16, 2024, the Air Lease Board had an update call to brief all directors on the status of discussions with SMBC AC.

On December 17, 2024, Mr. Barrett contacted representatives of J.P. Morgan telephonically to provide an update on the status of a revised written proposal that SMBC AC was preparing. Mr. Barrett indicated he expected a letter to be shared by the end of the month, and reiterated his desire for the Company and SMBC AC to enter into a non-disclosure agreement. On the same day, representatives of J.P. Morgan reported Mr. Barrett’s update and requests to the Air Lease Board for its consideration.

On December 24, 2024, SMBC AC and Sumitomo submitted a revised written non-binding indication of interest for an all-cash transaction for 100% of the Company’s issued and outstanding Class A Common Stock at a preliminary price range indication of $57.00 to $61.50 per share. The letter noted the revised price range represented a 17% to 27% premium to the Company’s December 23, 2024 closing Class A Common Stock price of $48.61 per share. The revised non-binding indication of interest stated that Sumitomo and SMBC AC intended to acquire the Company through a newly formed acquisition vehicle and that the transaction would potentially include minority investments from unidentified third-party financial investors. The proposal contemplated completion of due diligence and definitive documentation within four to six weeks from date of receipt of all required due diligence information. Sumitomo and SMBC AC also provided a list of due diligence information requests and requested to enter into a confidentiality agreement with the Company. The revised non-binding indication of interest also stated that Sumitomo and SMBC AC had engaged Goldman Sachs Group, Inc. (“Goldman Sachs”) and Citigroup Global Markets Inc. (“Citi”) as their financial advisors, and that SMBC AC had engaged Davis Polk & Wardwell LLP (“Davis Polk”) as their external legal counsel.

On December 27, 2024, the Air Lease Board held a special meeting via videoconference, with certain of the Company’s senior officers and representatives of J.P. Morgan and Skadden participating, to discuss the revised non-binding indication of interest from Sumitomo and SMBC AC. Representatives of J.P. Morgan reviewed the terms and structure of the revised non-binding indication of interest, public market valuation perspectives, and precedent transactions. The Air Lease Board determined to provide a response that would continue the preliminary discussions between the parties regarding the terms of a potential strategic transaction, and contemplated the sharing of certain limited information on an aggregated basis with Sumitomo and SMBC AC in an effort to get Sumitomo and SMBC AC to a higher valuation for the Company. On the same day following the meeting, representatives of J.P. Morgan conveyed the Air Lease Board’s response to representatives of Goldman Sachs and Citi.

On January 13, 2025, Mr. Udvar-Házy met with the Chief Executive Officer of Party F in connection with an industry event. At this event, the Chief Executive Officer of Party F again informed Mr. Udvar-Házy that they still did not have the required capital support from their existing investors to pursue a potential strategic transaction and did not expect to obtain that support in the near future as internal matters took precedence over potential strategic transactions.

Also on January 13, 2025, in connection with the same industry event, Party D met with representatives of J.P. Morgan and reiterated that Party D was not interested in pursuing a strategic transaction with the Company given the Company’s size and valuation.

On January 17, 2025, representatives of Skadden and Davis Polk discussed certain legal matters related to the potential acquisition structure that was contemplated for the potential strategic transaction, including the involvement of third-party financial investors, and discussed certain regulatory considerations related thereto.

On January 21, 2025, at the request of the Air Lease Board, representatives of Skadden sent a draft non-disclosure agreement to representatives of Davis Polk, which would require Company consent before Sumitomo and SMBC AC could engage in discussions, or share information regarding the Company, with any third-party financing sources.

On February 1, 2025, representatives of J.P. Morgan contacted Party F telephonically to discuss Party F’s interest a potential strategic transaction with the Company. During this conversation, and a follow-up call in April 2025, Party F reiterated that it was focused on other internal matters.

On February 6, 2025, representatives of J.P. Morgan discussed the draft non-disclosure agreement with representatives of Goldman Sachs and Citi, conveying the Company’s concerns regarding Sumitomo’s and SMBC AC’s prospective ability to share confidential information regarding the Company with its potential third party financial investors, whose commitment in a potential strategic transaction was not yet confirmed and whose identities were not disclosed to the Company.

On February 11, 2025, the Air Lease Board held a regularly scheduled in-person meeting, with certain of the Company’s senior officers participating. Representatives of J.P. Morgan and Skadden joined the meeting via videoconference for a portion of the meeting to discuss (i) the status on the draft non-disclosure agreement with Sumitomo and SMBC AC, (ii) the proposed scope of certain limited information to be shared in an effort to get Sumitomo and SMBC AC to a higher valuation for the Company, and (iii) the latest update on Sumitomo’s and SMBC AC’s proposed acquisition structure, which would include third party financial investors not yet identified. The Air Lease Board directed representatives of J.P. Morgan to continue discussions with Goldman Sachs and Citi in connection with the potential strategic transaction and to provide the agreed upon additional due diligence information pursuant to the non-disclosure agreement once finalized and executed, and to confirm with Party F whether it would be interested in pursuing a strategic transaction with the Company.

Thereafter, the Company, Sumitomo and SMBC AC further negotiated the non-disclosure agreement, which was executed on February 24, 2025 (the “NDA”). Under the NDA, subject to certain restrictions, Sumitomo and SMBC AC were permitted to continue to engage in discussions with four financial investors, including Apollo Global Management and its or its affiliates’ managed funds and Brookfield Corporation and its or its affiliates’ managed funds (“Brookfield Corporation”), in order to support their financing of the potential strategic transaction solely regarding (i) the financial model for the potential strategic transaction based solely on publicly available information and/or (ii) the structure and/or governance of the acquisition vehicle that may be formed to effect the potential strategic transaction, and only for the purposes of evaluating, negotiating and, if applicable, consummating a potential strategic transaction with the Company. In addition, the NDA prohibited Sumitomo and SMBC AC from disclosing to any of such investors any confidential information of the Company or transaction-related information, other than the fact that Sumitomo and SMBC AC were considering or may pursue a transaction involving the Company. The NDA also contained a customary standstill provision, with an exception that would permit Sumitomo and SMBC AC to make confidential proposals to the Air Lease Board that would not reasonably be expected to require a public announcement by the Company, and customary fall away events, including in the event that the Company entered into an agreement with a third party for a transaction, including a merger, amalgamation, consolidation or other business combination transaction.

On February 28, 2025, Sumitomo, SMBC AC and their representatives were provided access to a virtual data room containing certain due diligence information about the Company.

On March 4, 2025, Mr. Udvar-Házy and Mr. Plueger met in person with the Chief Executive Officer of Party F, who reiterated to them that it would not pursue a strategic transaction with the Company.

On March 13, 2025, the Air Lease Board held a regularly scheduled meeting via videoconference, with certain of the Company’s senior officers participating. At the meeting, Mr. Plueger updated the Air Lease Board on the discussions with Sumitomo and SMBC AC and the status of diligence matters, as well as the discussions with investors potentially interested in the Party A Joint Venture.

Also on March 13, 2025, the Company announced that Mr. Udvar-Házy would retire from his executive role on May 2, 2025 and transition from Executive Chairman to Chairman of the Air Lease Board until the Company’s 2026 annual stockholder meeting.

On March 14, 2025, the Chief Executive Officer of a strategic company in the aircraft leasing industry (“Party H”) called Mr. Milton and communicated Party H’s unsolicited preliminary interest in acquiring the Company using Party H’s stock as acquisition consideration. The Chief Executive Officer of Party H indicated to Mr. Milton an indicative price in the area of $55.00 per share and emphasized that they would not be open to a higher price (the Company’s Class A Common Stock closed at $46.02 per share on March 14, 2025).

On March 18, 2025, a hedge fund known for participating in activist campaigns contacted the Company indicating it was a stockholder of the Company and wanted to have a meeting to discuss the Company’s capital allocation plans and strategy. At the meeting, which was held later in March, the hedge fund suggested that the Company consider a large-scale sale of its assets and use of the proceeds to return capital to stockholders.

On March 20, 2025, the Chief Executive Officer of Party H messaged and called Mr. Milton regarding Party H’s interest in exploring a potential strategic transaction and shared an unsolicited written overview of its mergers and acquisitions credentials with Mr. Milton, which Mr. Milton forwarded to the Air Lease Board. The overview materials did not contain a specific transaction proposal or any indication of price.

On March 31, 2025, the Company, Sumitomo and SMBC AC executed an amendment to the NDA whereby the Company consented to Sumitomo and SMBC AC sharing certain due diligence information with certain affiliates of Apollo Global Management and Brookfield Corporation as potential financial investors.

On April 4, 2025, the Air Lease Board held an update call, with certain of the Company’s senior officers and representatives of J.P. Morgan participating. J.P. Morgan presented on Sumitomo’s and SMBC AC’s due diligence efforts and anticipated next steps, as well as the Company’s recent dialogue with other third parties including Party F (which had expressed that it was not interested in pursuing a strategic transaction with the Company) and Party H. Additionally, the Company’s senior officers and J.P. Morgan reviewed the Company’s latest financial outlook for the next several years and the key issues and constraints that the Company was facing. At the meeting, the Air Lease Board discussed the recent receipt of Russia insurance proceeds, and its impact on capital allocation and share repurchases, including the fact that capacity for material share repurchases would likely require the Company to reduce its leverage through a combination of additional Russia insurance proceeds and greater aircraft sales.

On April 15, 2025, representatives of J.P. Morgan contacted representatives of Goldman Sachs and Citi requesting updates as to timing and status of a revised proposal, if any.

On April 17, 2025, Sumitomo and SMBC AC submitted a revised written non-binding proposal for the acquisition of 100% of the Company’s issued and outstanding Class A Common Stock at the same $57.00 to $61.50 price range indication as the non-binding indication of interest previously submitted on December 24, 2024, representing a 36% to 47% premium to the Company’s April 16, 2025 Class A Common Stock closing price of $41.78 (down from $49.21 per share on December 24, 2024). The revised non-binding proposal contained more clarity on the proposed acquisition structure and stated it was subject to completion of due diligence review, but was not subject to any financing contingency. Sumitomo and SMBC AC also provided a list of priority outstanding diligence information requests and requested that the parties enter into a non-binding letter of intent containing the material terms of the proposed transaction with the Company.

On April 21, 2025, representatives of J.P. Morgan and representatives of Citi and Goldman Sachs discussed the proposed financial terms and structure of the revised non-binding proposal regarding equity investors, diligence process and regulatory approvals.

Later in the day on April 21, 2025, the Air Lease Board held a special meeting via videoconference, with certain of the Company’s senior officers and representatives of J.P. Morgan and Skadden participating, to discuss the revised non-binding proposal received from Sumitomo and SMBC AC. Representatives of J.P. Morgan reviewed the consideration, structure, financing, regulatory, due diligence and timing aspects of the revised proposal. They also reviewed the Company’s historical stock trading performance, the Company’s financial projections for 2025-2028 prepared by the Company’s senior officers, and an extrapolation for 2029-2032 using certain assumptions discussed with the Company’s senior officers, and J.P. Morgan’s preliminary illustrative standalone valuation analyses of the Company. Representatives of J.P. Morgan and Skadden discussed with the Air Lease

Board potential next steps and considerations associated with respect to the proposed transaction with Sumitomo and SMBC AC or with Party H, should the Air Lease Board determine to continue exploratory discussions with either or both of these parties. Following discussion, it was the consensus of the Air Lease Board to continue discussions with Sumitomo and SMBC AC and with Party H.

On April 30, 2025, representatives of J.P. Morgan updated the Company’s senior officers that the Chief Executive Officer of Party F expressed to them that they did not have any greater capacity to move quickly on a large-scale transaction at the time.

On May 2, 2025, the Air Lease Board held a regularly scheduled in-person meeting, with certain of the Company’s senior officers participating. Representatives of J.P. Morgan and Skadden joined the meeting via videoconference for a portion of the meeting to discuss updates on the potential strategic transactions that had arisen since the April 21 Air Lease Board meeting. Representatives of J.P. Morgan reviewed certain updates to the Company’s standalone financial projections prepared by the Company’s senior officers and the related impact on J.P. Morgan’s preliminary illustrative standalone valuation analyses of the Company. Representatives of J.P. Morgan also reviewed alternative share repurchase scenarios for the Company and the impact of such alternative scenarios on the illustrative present value of the Company’s future Class A Common Stock price. They also discussed the potential Party A Joint Venture and the likelihood that it would result in a reduction in the Company’s return on equity relative to its standalone plan, in light of the forgone lease revenues and potentially superior gain on sale revenues available in the secondary trading market for aircraft. Finally, they discussed potential next steps with respect to Sumitomo and SMBC AC and Party H, should the Air Lease Board determine to continue to pursue discussion with any or all of those parties. Representatives of Skadden then reviewed certain legal considerations and regulatory approval matters related to a potential strategic transaction with Sumitomo and SMBC AC.

On May 6, 2025, on behalf of Sumitomo and SMBC AC, representatives of Goldman Sachs and Citi contacted representatives of J.P. Morgan to (i) request a second amendment to the NDA to allow for limited sharing of due diligence information with the potential financial investors for purposes of obtaining internal approvals for a potential strategic transaction and (ii) follow up on their request to enter into a non-binding letter of intent.

On May 7, 2025, the Chief Executive Officer of Party H had a call with representatives of J.P. Morgan where the Chief Executive Officer of Party H expressed interest in submitting a proposal for a potential strategic transaction with the Company, but did not provide any indication of the price that would be included in such a proposal.

On May 8, 2025, Mr. Milton provided an email update to the Air Lease Board on developments with Sumitomo and SMBC AC and Party H, respectively. Mr. Milton proposed that the Air Lease Board respond to Sumitomo’s and SMBC AC’s requests and highlight in the response that (i) the price range indication in Sumitomo’s and SMBC AC’s revised proposal was inadequate, particularly in light of the recent upward movement of the Company’s Class A Common Stock price (which closed at $53.62 per share on May 8, 2025) and (ii) the Company required more clarity with respect to a potential strategic transaction timeline. In addition, Mr. Milton informed the Air Lease Board that Party H had indicated interest in submitting a proposal for a potential strategic transaction with the Company. The members of the Air Lease Board concurred with Mr. Milton’s approach to Sumitomo and SMBC AC and to Party H. Mr. Milton indicated that he would direct representatives of J.P. Morgan to convey the Air Lease Board’s response to Sumitomo’s and SMBC AC’s advisors, which occurred thereafter.

Also on May 8, 2025, representatives of Skadden sent a draft clean team agreement to representatives of Davis Polk. Over the course of the month, the parties negotiated the scope of information to be shared and scope of permitted representatives that would be granted access to such information pursuant to the clean team agreement. The clean team agreement was executed on June 12, 2025.

On May 9, 2025, at the request of Sumitomo and SMBC AC, the Company, Sumitomo and SMBC AC executed a second amendment to the NDA whereby the Company consented to Sumitomo’s and SMBC AC’s sharing of certain additional diligence information with the potential financial investors, which included Apollo Global Management and Brookfield Corporation, to the extent permitted by the terms of the amended NDA. The Company also granted consent to the disclosure of certain information by Sumitomo and SMBC AC to rating agencies on a confidential basis and solely to the extent required to obtain rating evaluation service/rating assessment service and/or retain and obtain credit ratings in connection with the potential strategic transaction.

On May 14, 2025, representatives of Davis Polk sent a draft non-binding merger agreement letter of intent (the “LOI”) to representatives of Skadden. The LOI contemplated, among other things, that (i) Sumitomo, SMBC AC and the financial investors (the identities of which had not yet been determined at this time) would form a special purpose acquisition vehicle that would become the holding company for the Company upon completion of the transaction, (ii) each issued and outstanding share of the Company’s Class A Common Stock would receive a purchase price to be agreed between $57.00 and $61.50 per share in cash, (iii) the Investors would enter into equity commitment letters with special purpose acquisition vehicle providing for their commitment to fund an amount not yet determined at this stage, (iv) the merger agreement would contain a customary “fiduciary out” provision in favor of the Company allowing it to change its recommendation for the merger and or terminate the merger agreement to enter into an unsolicited superior transaction if required by its fiduciary duties, (v) the merger agreement could be terminated by the Company under customary circumstances, including in connection with the entry into a definitive agreement with respect to a superior transaction (subject to the payment of a termination fee which was to be agreed upon), (vi) the parties would use reasonable best efforts to obtain the applicable regulatory approvals, to which the specific allocation of responsibility would be set out more fully in the definitive merger agreement, (vii) the Company would agree to cooperate with the special purpose acquisition vehicle to facilitate the orderbook transfer to SMBC AC immediately following the closing of the transaction, including reasonable best efforts to obtain all consents from original equipment manufacturers and enter into documentation to novate the orderbook contracts to SMBC AC, and (viii) the Company would be permitted to continue to declare its regular quarterly cash dividends.

On May 22, 2025, Mr. Milton provided an email update to the Air Lease Board informing them that there had been no material progress with Sumitomo and SMBC AC or Party H, respectively, since the last update provided on May 8, 2025. Mr. Milton proposed that the representatives of J.P. Morgan would contact Sumitomo and SMBC AC to (i) convey the Company’s reluctance to provide additional diligence information without first receiving confirmation of their interest in pursuing the potential strategic transaction and (ii) given the Class A Common Stock’s recent trading price (the Class A Common Stock closed at $57.11 per share on May 22, 2025), inform Sumitomo and SMBC AC that they would need to pay a higher price than previously indicated in their non-binding proposal submitted on April 21, 2025 to be considered by the Company. Mr. Milton also proposed that J.P. Morgan would contact the Chief Executive Officer of Party H to ascertain whether Party H intended to submit a formal expression of interest with an indicative price range for a potential strategic transaction. The Air Lease Board agreed with both messages, and thereafter the representatives of J.P. Morgan communicated the messages to Sumitomo’s and SMBC AC’s advisors and to Party H.

On May 30, 2025, the Chief Executive Officer of Party H met with a representative of J.P. Morgan and conveyed that Party H was prepared to offer a fixed number of shares of its common stock of Party H in a stock-for-stock merger with the Company, but this offer did not equate to a price level which was at or above the price levels at which the Company’s Class A Common Stock had been trading (the Company’s Class A Common Stock closed at $57.61 per share on May 30, 2025). The Chief Executive Officer of Party H expressed that their offer was based on fundamentals and not trading levels, such that they would remain interested should the Company’s Class A Common Stock price decrease in the future or the Company otherwise determine this proposal was compelling.

In early June 2025, Mr. Willis and representatives from Party A and one of the financial investment firms that had expressed interest in serving as a co-investor in the Party A Joint Venture (“Party I”) had further discussions regarding the structure of the Party A Joint Venture, and the terms of the Party A Joint Venture were modified to remove the requirement to acquire a minority equity stake of 5% in the Company. Discussions with Party A and Party I regarding the Party A Joint Venture continued until the transaction agreements with the Investors were executed.

On June 4, 2025, Mr. Barrett contacted Mr. Milton telephonically to discuss the indicative price range in the latest proposal. Mr. Barrett conveyed that the Investors remained interested in pursuing a potential strategic transaction and indicated that they would increase the upper band of the price range in their proposal to $65.00 per share (the Company’s Class A Common Stock closed at $56.73 per share on June 4, 2025). Mr. Milton informed Mr. Barrett of the Air Lease Board’s requirement for the parties to conclude their discussions about a potential strategic transaction by mid-July to minimize disruption to the Company’s operations in the absence of a transaction.

On June 6, 2025, the Air Lease Board held a special meeting via videoconference, with certain of the Company’s senior officers and representatives of J.P. Morgan and Skadden participating to discuss the various potential strategic transactions. Mr. Milton reviewed his conversation with Mr. Barrett held on June 4, 2025 as well as the status of discussions with Party H. Representatives of J.P. Morgan reviewed their financial analyses of the Company and potential next steps and timing with the Investors. A representative of Skadden reviewed certain legal considerations, including fiduciary duties associated with the Air Lease Board’s consideration of the revised proposal and related process matters. At the conclusion of the meeting, the Air Lease Board determined to continue pursuing discussions with the Investors and provide due diligence information in connection with a potential strategic transaction, and directed representatives of J.P. Morgan to reiterate to the Investors the Company’s desire to conclude the parties’ discussions regarding a potential strategic transaction by mid-July, and that the Company would accelerate the due diligence timeline on the understanding that the top end of the Investors’ price range was increased to be $65.00 per share.

As directed by the Air Lease Board, on June 7, 2025, representatives of J.P. Morgan, Goldman Sachs and Citi discussed the proposed price range and timeline for a potential strategic transaction pursuant to the Investors’ proposal. Representatives of Goldman Sachs and Citi expressed that they understood the request to increase the top end of the price range to $65.00 per share but indicated that they did not believe that the mid-July timeline was feasible. Representatives of J.P. Morgan then reported this update to Mr. Milton and the Company’s senior officers.

On June 12, 2025, the Company, Sumitomo and SMBC AC entered into a clean team agreement with respect to certain highly confidential information of the Company to be made available, on a restricted basis, to certain individuals at Sumitomo and SMBC AC and their advisors in the virtual data room.

Over the course of June 2025, certain senior officers of the Company and the Investors and their respective advisors continued to negotiate the LOI with respect to certain significant issues, including, among other things, (i) whether the merger consideration stated therein would be a price range or a specific price per the Company’s request, (ii) efforts and remedies around regulatory approval matters, (iii) the fiduciary out provisions available to the Company, (iv) the inclusion of a reverse termination fee payable to the Company in the event the merger agreement is terminated by any party as a result of the failure to obtain any applicable regulatory approval, and (v) the conditionality surrounding the proposed transfer of the Company’s orderbook to SMBC AC.

On June 19, 2025, the Chief Executive Officer of Party H met in person with Mr. Udvar-Házy. During this meeting, the Chief Executive Officer of Party H had expressed to Mr. Udvar-Házy concerns about the potential impact of tariffs on aircraft, engines and parts on the aircraft leasing industry. No proposal for a strategic transaction with the Company was communicated at this meeting.

On July 2, 2025, the Chief Executive Officer of Party H met with Mr. Milton in person to discuss matters unrelated to the Company. During this meeting, the Chief Executive Officer of Party H expressed Party H’s continued interest in exploring a potential strategic transaction to Mr. Milton, but reiterated that Party H did not intend to submit a formal proposal or pursue a potential strategic transaction with the Company at a premium to the Company’s then current Class A Common Stock price (the Company’s Class A Common Stock price closed at $58.93 per share on July 2, 2025).

On July 3, 2025, Mr. Plueger had a call with Mr. Barrett to discuss, at a high level, the Company’s orderbook as part of the Investors’ due diligence. Mr. Plueger and Mr. Barrett did not discuss price during this conversation.

Later in the day on July 3, 2025, the Company entered into the LOI with the Investors, which at that time identified Apollo as an Investor in addition to Sumitomo and SMBC AC. The LOI provided for, among other things, that (i) the purchase price would be in the range of $60.00 - $65.00 per share, (ii) the parties to the merger agreement would use reasonable best efforts to obtain promptly all regulatory approvals and take mutually agreed actions in furtherance thereof, and the merger agreement would include remedies for failure to obtain the regulatory approvals, (iii) the Company would agree to cooperate with special purpose acquisition vehicle to facilitate the orderbook transfer to SMBC AC immediately following the closing of the transaction, including reasonable best efforts to obtain all consents from original equipment manufacturers and enter into documentation to novate the contracts to SMBC AC, provided that the receipt of such consents would not be a condition to the closing of the transaction, and (iv) the Company would be permitted to continue to declare its regular quarterly cash dividends.

On July 4, 2025, Mr. Milton had a call with Mr. Barrett to discuss the Company’s desired timing of trying to reach a binding agreement by the end of July, in advance of the Company’s earnings announcement for the second quarter. Mr. Barrett informed Mr. Milton that based on the due diligence information that had been provided to the Investors, they would work toward reaching an agreement by July 30, 2025.

Later in the day on July 4, 2025, Mr. Milton provided an email update to the Air Lease Board informing them of his recent discussions with Mr. Barrett and with the Chief Executive Officer of Party H, noting the progress that had been made with the Investors, including the signing of the LOI, while there remained uncertainty whether Party H would make an offer for a strategic transaction. Following this update, Party H did not provide any further offer or expression of interest regarding a strategic transaction with the Company.

On July 7, 2025, representatives of Skadden sent a draft merger agreement to representatives of Davis Polk. The draft merger agreement provided, among other things, that (i) the acquiror would be required to use reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain required regulatory approvals, (ii) the Air Lease Board would be permitted to change its recommendation that stockholders vote in favor of the adoption and approval of the merger agreement and the transactions thereby, including the merger, in the event of a superior proposal (as defined in the draft merger agreement) or an intervening event (as defined in the draft merger agreement), (iii) the termination fee payable by the Company in certain circumstances, including if the merger agreement were terminated due to a superior proposal or a change of recommendation, would be equal to 2% of the Company’s equity value at the transaction price and (iv) the termination fee payable by the Investors if the merger agreement were terminated due to a failure to obtain regulatory approvals would be equal to 7% of the Company’s equity value at the transaction price.

On July 15, 2025, Mr. Barrett contacted Mr. Milton telephonically to preview that the Investors intended to submit a revised proposal replacing the previously indicated price range with a fixed price of $63.00 per share. Mr. Milton expressed that the Air Lease Board was unlikely to accept the price of $63.00 per share, but the Investors were welcome to submit the letter to facilitate further discussion. Mr. Barrett acknowledged Mr. Milton’s response, but noted that the Investors were not interested in negotiating against themselves and indicated if required, he was willing to go back to the Investors to discuss price. Mr. Barrett also stated a letter would be shared later in the day.

On the same day, the Investors submitted a revised written non-binding proposal letter for the all-cash acquisition of all of the Company’s issued and outstanding Class A Common Stock at a price of $63.00 per share, representing a 6.5% premium to the Company’s July 14, 2025 closing Class A Common Stock price of $59.13 (the “July Proposal”). The July Proposal stated that the Investors planned to transfer the Company’s orderbook to SMBC AC at closing of the transaction, and asked to engage with the OEMs and reach an agreement in principle on this matter ahead of signing definitive transaction documents. The July Proposal stated it was structured to preserve the Company’s investment-grade credit rating, and that the Investors had already initiated the rating advisory service process with the rating agencies to confirm the expectation of an investment-grade credit rating. The July Proposal stated that the Investors would require certain next steps to move forward towards signing definitive agreements, including (i) completion of remaining due diligence review, (ii) confirmation of certain regulatory matters, (iii) indicative ratings from the rating agencies and (iv) assurances from the OEMs on the transferability of the Company’s orderbook, but the July Proposal was not subject to a financing contingency. The letter also included a list of outstanding diligence requests for the Company.

On July 16, 2025, the Air Lease Board held a special meeting via videoconference, with certain of the Company’s senior officers and representatives of J.P. Morgan and Skadden participating, to discuss the July Proposal. Mr. Udvar-Házy and Mr. Milton reviewed the conversations held by Mr. Milton prior to receiving the July Proposal with representatives of the Investors, including with Mr. Barrett, whereby Mr. Milton suggested that a revised offer at $63.00 per share was unlikely to be acceptable to the Air Lease Board. Representatives of J.P. Morgan then reviewed their financial analyses of the July Proposal and the estimated impact of a potential share repurchase program in the absence of a transaction. The Air Lease Board then discussed the July Proposal and potential responses thereto, including the timing considerations and liquidity needs of the Company. The Air Lease Board further discussed whether the Investors might have an ability and willingness to increase their offer price, and eventually concluded that $65.00 per share would be the highest price per share that the Investors would be willing to pay. The Air Lease Board determined that the Company should respond to the

Investors with a proposed price of $65.00 per share, with a message communicating the Air Lease Board’s requirement to get to a binding commitment for a potential strategic transaction by July 30, 2025 (in advance of the Air Lease Board’s next regularly scheduled board meeting).

Shortly following this meeting, at the request of the Air Lease Board, Mr. Milton contacted Mr. Barrett telephonically conveying the Air Lease Board’s response to the July Proposal, in particular that the price would have to increase to $65.00 per share or more to be considered by the Company and the Company’s desired timeline. Mr. Barrett indicated that he would take that back to the Investors.

On July 24, 2025, Mr. Barrett contacted Mr. Milton telephonically and conveyed a best and final proposal for an acquisition by the Investors of the Company at $65.00 per share (the “Final Proposal”). Mr. Barrett emphasized to Mr. Milton the Investors’ extensive discussions in connection with improving the previous offer and reaching the Final Proposal, but indicated that this was the highest price that they would be willing to pay.

On July 26, 2025, the Air Lease Board held a special meeting via videoconference, with certain of the Company’s senior officers and representatives of Skadden and J.P. Morgan participating, to discuss the Final Proposal. Representatives of Skadden reviewed the Air Lease Board’s fiduciary duties and certain legal considerations in evaluating whether to continue the discussions with the Investors as compared to the alternative of terminating discussions and announcing other potential initiatives, including a potential share repurchase program and/or debt offerings, in connection with the Company’s earnings announcement on August 4, 2025. The Air Lease Board also discussed the Company’s liquidity needs given the anticipated timeline of closing the transaction described in the Final Proposal and the fact that the Company had not completed a bond offering since June 2024. Representatives of J.P. Morgan reviewed their financial analyses of the Final Proposal. After discussion, the Air Lease Board concluded that the Company should continue its discussions with the Investors. The Company’s Class A Common Stock closed at $58.06 per share on July 25, 2025.

On July 27, 2025, representatives of Davis Polk sent a revised draft of the merger agreement to representatives of Skadden. The draft merger agreement provided, among other things, (i) certain exceptions to the obligation to take all actions and do all things necessary, proper or advisable to obtain required regulatory approvals, (ii) regulatory approvals for the orderbook transfer would be a condition to closing, (iii) the termination fee payable by the Company in certain circumstances would be equal to 3.75% of the Company’s equity value at the transaction price, and (iv) there would be no termination fee payable by the Investors for failure to obtain the required regulatory approvals.

On July 30, 2025, the Air Lease Board held a regularly scheduled in-person meeting, with certain senior officers of the Company participating. During the meeting, the independent directors of the Air Lease Board met in executive session and received an update on the transaction from representatives of J.P. Morgan and Skadden, including on the status of an amended and restated non-binding letter of intent that would confirm the offer price of $65.00 per share and on the merger agreement.

Later on the same day, the Company entered into an amended and restated non-binding letter of intent (the “A&R LOI”) with the Investors, which at this point had been expanded to include affiliates of Brookfield as parties to the A&R LOI (hereinafter, references to the Investors in this “Background of the Merger” include SMBC AC, Sumitomo, and affiliates of Apollo and Brookfield). In addition to including Brookfield as an Investor, the A&R LOI reflected a purchase price of $65.00 per share and provided that the parties would try their best to work towards finalizing and entering into definitive agreements for a transaction by no later than August 29, 2025. The A&R LOI did not amend any other terms of the LOI.

On August 1, 2025, representatives of Skadden delivered a revised draft of the merger agreement to representatives of Davis Polk. The revised draft provided the following with respect to certain significant issues: (i) Parent would agree to take all actions necessary to avoid any regulatory impediments, subject to an exception tied to a “material adverse effect” standard, (ii) regulatory approvals for the orderbook transfer would not be a condition to closing, (iii) the Termination Fee (as defined in the draft merger agreement) payable by the Company in certain circumstances would be equal to 2.5% of the Company’s equity value at the transaction price, and (iv) the Parent Regulatory Termination Fee (as defined in the draft merger agreement) payable by Parent in certain circumstances would be equal to 6% of the Company’s equity value at the transaction price.

On August 10, 2025, representatives of Davis Polk delivered a revised draft of the merger agreement to representatives of Skadden. The revised draft provided the following with respect to certain significant issues: (i) Parent would agree to take all actions necessary to avoid any regulatory impediments, subject to an exception for those that would reasonably be expected to materially diminish the value of the Company and its subsidiaries, taken as a whole, or materially hinder or reduce the benefits expected to be derived by the acquirers, (ii) regulatory approvals for the orderbook transfer would be a condition to closing, (iii) the Termination Fee would be equal to 3.5% of the Company’s equity value at the transaction price, and (iv) the Parent Regulatory Termination Fee would be $200 million.

From August 11, 2025 to August 13, 2025, Mr. Plueger and Mr. Milton held calls with the respective senior management representatives of five OEM partners of the Company to advise them of the potential strategic transaction with the Investors and request their concurrence or non-objection to the sharing with SMBC AC and its advisors their purchase agreements and side letters with the Company. All five OEM partners provided approval and/or concurrence.

From August 14, 2025 until the signing of the merger agreement, representatives of Davis Polk and Skadden continued to exchange drafts of the merger agreement, disclosure schedules and other ancillary documents and negotiate key issues, including those described above and those related to the interim operating covenants applicable to the Company between signing and closing and the treatment of employee equity awards and other employee compensation matters in the merger agreement.

As a result of these negotiations, the final version of the merger agreement included the following with respect to significant issues: (i) Parent would be required to take all actions necessary to avoid any regulatory impediments, subject to certain exceptions, including for any actions that would reasonably be expected to materially diminish the value of the Company and its subsidiaries, taken as a whole, or materially reduce the benefits reasonably expected to be derived by the acquirers (including benefits from the orderbook transfer or the servicing arrangements), (ii) regulatory approvals for the orderbook transfer would be a condition to closing, (iii) the Termination Fee would be $225 million, (iv) the Parent Regulatory Termination Fee would be $350 million, and (v) the interim operating covenants would be as described in this proxy statement under “The Merger Agreement.”

On August 27, 2025, Mr. Plueger and Mr. Barrett held a call to discuss the Company’s proposed communication plans to announce the transaction to the Company’s employees.

On August 29, 2025, the Air Lease Board held a special meeting via teleconference, with certain of the Company’s senior officers and representatives of J.P. Morgan and Skadden participating. A representative of Skadden reviewed the directors’ fiduciary duties and provided an update on the principal open issues in the definitive agreements and discussed the proposed positions to be taken to resolve the remaining open points. The representatives of J.P. Morgan then reviewed updates to management’s projections and presented J.P. Morgan’s financial analyses of the proposed transaction and also discussed certain open financial points. Following discussion, the Air Lease Board determined to continue to work toward finalizing the transaction documentation by September 1, 2025.

On September 1, 2025, Mr. Barrett called Mr. Milton to discuss certain outstanding issues on the draft merger agreement related to employee compensation matters.

Later in the day on September 1, 2025, the Air Lease Board held a special meeting via videoconference, with certain of the Company’s senior officers and representatives of J.P. Morgan and Skadden participating, to discuss the final updates on the merger agreement and related ancillary agreements and to consider approval of the transaction. A representative of Skadden updated the Air Lease Board on the resolution of issues that had been outstanding and reviewed other terms and conditions of the definitive agreements for the transaction. Representatives of J.P. Morgan reviewed their financial analyses of the transaction, and rendered to the Air Lease Board an oral opinion, confirmed by delivery of a written opinion, dated as of September 1, 2025, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by J.P. Morgan as set forth in its written opinion, the merger consideration was fair, from a financial point of view, to the holders of the Company’s Class A Common Stock. For more information regarding such opinion, see the section entitled “—Opinion of the Company’s Financial Advisor.”

After discussion, the Air Lease Board unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger, and (iii) determined to recommend that the Company’s Class A Common Stockholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger, at a Company stockholder meeting.

After the Air Lease Board meeting, the Company, Parent, Merger Sub and their respective affiliates entered into the merger agreement and various ancillary documents. Prior to market open in the U.S. on September 2, 2025, the Company and the Investors issued press releases announcing the entry into the merger agreement.

Recommendation of the Air Lease Board; Reasons for the Merger

The Air Lease Board believes, based on its consideration of the factors relating to the substantive and procedural fairness described below, that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of, the Company and its stockholders.

The Air Lease Board unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Air Lease Board consulted with the Company’s senior management and outside financial and legal advisors. In recommending that the Company’s Class A Common Stockholders vote their Class A Common Stock in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, the Air Lease Board also considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•

The belief of the Air Lease Board, after a thorough review of, and based on the Air Lease Board’s knowledge of, the Company’s current, historical and projected financial condition, results of operations, prospects, business strategy, competitive position, industry trends, long-term strategic goals, opportunities and risks (including risks related to geopolitical and economic developments), including the potential impact of those factors on the trading price of the Company’s Class A Common Stock (which cannot be quantified numerically), that the value offered to the Company’s Class A Common Stockholders pursuant to the merger agreement is more favorable to the Company’s Class A Common Stockholders than the potential value that might reasonably be expected to result from remaining an independent public company or entering into other strategic transactions.

•

The current and historical market prices of the Company’s Class A Common Stock, including the relationship of the $65.00 per-share merger consideration to the recent and historical trading prices of the Company’s Class A Common Stock, including that the per-share merger consideration constituted a premium of:

•	approximately 7% premium over the Company’s all-time high closing stock price on August 28, 2025;

•	approximately 14% premium over the volume weighted average share price during the 30 trading day period ended August 29, 2025; and

•	approximately 31% premium over the volume weighted average share price during the last 12 months’ trading day period ended August 29, 2025.

•

The historic and recent trading ranges of the Company’s Class A Common Stock and the potential trading range of the Class A Common Stock absent announcement of the merger agreement, and the possibility that absent such announcement the trading price of the Class A Common Stock would continue to trade below the per-share merger consideration of $65.00 on a present-value basis. The Air Lease Board was aware of, and took into account, the significant run-up in the Company’s stock price in the weeks leading up to the announcement of the merger.

•

The Air Lease Board’s belief that the merger, which the Air Lease Board evaluated with the assistance of its legal and financial advisors, was more favorable to the Company’s Class A Common Stockholders than other opportunities and alternatives reasonably available to the Company, including the alternative of remaining an independent public company, taking into account the potential risks, rewards and uncertainties associated with the merger as compared to such other opportunities and alternatives.

•

The fact that the Company had engaged in preliminary discussions with certain other third parties to gauge their interest in a potential strategic transaction with the Company, as described under “—Background of the Merger”, and no other party had made a proposal for a strategic transaction with the Company that was more favorable than Parent’s;

•

The history of negotiations with Parent as described under “—Background of the Merger” that resulted in the $65.00 per-share price payable in the merger, and the Air Lease Board’s belief that this was the highest price per share that Parent was willing to pay and was the best price reasonably attainable for the Company’s Class A Common Stockholders, and that the terms and conditions of the merger agreement were the most favorable to the Company and its stockholders that Parent was willing to agree to;

•	The prospective risks to the Company as an independent public company, including the risks and uncertainties with respect to:

•

achieving the Company’s growth plans in light of the risks and uncertainties associated with executing on the Company’s business strategy and achieving its financial projections, including the risks and uncertainties in the U.S. and global economy generally and the aviation leasing industry specifically and risks related to the current stage of the economic cycle and macroeconomic and geopolitical challenges that could result in a market downturn in the coming months or years;

•	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive in the aircraft leasing industry; and

•

the risks to the Company’s business and operations described under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2024 and the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025.

•

The financial analyses of J.P. Morgan, financial advisor to the Company in connection with the proposed merger, and the oral opinion of J.P. Morgan rendered to the Air Lease Board at the meeting of the Air Lease Board on September 1, 2025, confirmed by a written opinion dated as of September 1, 2025 and delivered to the Air Lease Board, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken described in such opinion, the merger consideration to be paid to the holders of the Class A Common Stock in the proposed merger was fair, from a financial point of view, to such holders.

•

The fact that the merger consideration consists solely of cash, which will provide certainty of value to the Company’s Class A Common Stockholders, while eliminating long-term business and execution risk.

•

The fact that the Company will be permitted to pay regular quarterly cash dividends of up to $0.22 per share of Class A Common Stock, $11.625 per share of Series B Preferred Stock, $10.3125 per share of Series C Preferred Stock, and $15.00 per share of Series D Preferred Stock (which amounts in respect of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock may be adjusted in accordance with the dividend reset provisions contained in the relevant certificates of designation).

•

The availability of appraisal rights to the Company’s Class A Common Stockholders who do not vote in favor of the Merger Proposal, which rights provide eligible stockholders with the opportunity to have the Court of Chancery of the State of Delaware determine the fair value of their shares.

•

The Air Lease Board’s view that the terms of the merger agreement would be unlikely to deter third parties from making an unsolicited superior proposal, and that the Company may terminate the merger agreement in order to enter into an alternative acquisition agreement that the Air Lease Board determines to be a superior proposal, subject to certain conditions, including the payment of the Company termination fee.

•

The Air Lease Board’s right, prior to the special meeting, under certain circumstances and subject to certain conditions, to withdraw, qualify or modify its recommendation that the Company’s Class A Common Stockholders approve and adopt the merger agreement due to a superior proposal or an intervening event.

•

The financing commitments obtained by Parent to help ensure that it will have sufficient funds to pay the merger consideration and related fees and expenses incurred in connection with the merger, and the absence of any financing contingency in the merger agreement. The Air Lease Board also considered the Limited Guarantees provided by Sumitomo and SMBC AC to stand behind the monetary obligations of Parent under the merger agreement.

•	The other terms of the merger agreement, including:

•

The fact that the Air Lease Board believed that the Company termination fee of $225,000,000 is reasonable in light of, among other things, the benefits of the merger to the Company’s Class A Common Stockholders, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not be preclusive or unreasonably restrictive of other offers.

•

The obligation of Parent to use its reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain applicable antitrust and other regulatory approvals, subject to the limitations contained in the merger agreement, and to pay a Parent termination fee of $350,000,000 to the Company in the event that the merger agreement is terminated in certain circumstances due to the failure to obtain the required regulatory approvals.

•	The Company’s ability to seek specific performance under the merger agreement to specifically enforce the terms thereof.

•	The fact that receipt of consents from OEMs to the Orderbook Transfer contemplated by the merger agreement is not a condition to the closing of the merger.

The Air Lease Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	The amount of time that may be required to consummate the merger, including the risk that the pendency of the merger for an extended period of time could have an adverse effect on the Company.

•

The fact that the announcement and pendency of the merger, or the failure to complete the merger, may cause substantial harm to the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel), OEM suppliers and airline customers.

•

The Air Lease Board considered the fact that completion of the merger would require U.S. and non-US antitrust approvals, as well as CFIUS approval in the U.S. and foreign direct investment approvals outside of the U.S., which are not within the Company’s control.

•

The fact that, under specified circumstances, the Company may be required to pay fees and expenses in the event the merger agreement is terminated and the effect this could have on the Company, including:

•

the possibility that the $225,000,000 termination fee payable by the Company to Parent upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing proposal, although the Air Lease Board believed that the termination fee was reasonable in amount and would not unduly deter, preclude or restrict any other party that might be interested in acquiring the Company; and

•	if the merger is not consummated, the Company will generally be required to pay its own expenses associated with the merger agreement and the transactions contemplated thereby.

•

The significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger, which could disrupt the Company’s business operations.

•	The restrictions in the merger agreement on the Company’s ability to actively solicit competing bids to acquire it and to entertain other acquisition proposals unless certain conditions are satisfied.

•

The restrictions on the Company’s conduct of business prior to completion of the merger, which could delay or prevent the Company from undertaking business opportunities and financing transactions that may arise or taking other actions with respect to its operations during the pendency of the merger, whether or not the merger is completed.

•	The fact that receipt of the all-cash merger consideration would be a taxable transaction for U.S. federal income tax purposes.

•

The fact that, while the Company expects the merger to be consummated if the proposal to approve and adopt the merger agreement is approved by the Company’s Class A Common Stockholders, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied.

•	The risk of litigation arising from Class A Common Stockholders in respect of the merger agreement or transactions contemplated by the merger agreement.

•

The fact that the market price of the Company’s Class A Common Stock could be affected by many factors, including: (i) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting the Company; (ii) the possibility that, as a result of the termination of the merger agreement, possible acquirors may consider the Company to be an unattractive acquisition candidate; and (iii) the possible sale of the Company’s Class A Common Stock by short-term investors following an announcement that the merger agreement was terminated.

•

The fact that certain of the Company’s directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, those of the Company’s stockholders, as described under “—Interests of Air Lease’s Directors and Executive Officers in the Merger.”

After taking into account all of the factors set forth above, as well as others, the Air Lease Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger to the Company’s Class A Common Stockholders.

The foregoing discussion of factors considered by the Air Lease Board is not intended to be exhaustive, but summarizes the material factors considered by the Air Lease Board, including the substantive and procedural factors considered by the Air Lease Board discussed above. In light of the variety of factors considered in connection with their evaluation of the merger, the Air Lease Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each director applied his or her own personal business judgment to the process and may have given different weight to different factors. The Air Lease Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations. The Air Lease Board based their recommendations on the totality of the information presented, including thorough discussions with, and questioning of, the Company’s senior management and outside financial advisor and counsel. It should be noted that this explanation of the reasoning of the Air Lease Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Information” beginning on page 29.

Opinion of the Company’s Financial Advisor

Pursuant to an engagement letter, the Company retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At the meeting of the Air Lease Board on September 1, 2025, J.P. Morgan rendered its oral opinion to the Air Lease Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the merger consideration to be paid to the holders of Class A Common Stock in the proposed merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its September 1, 2025 oral opinion by delivering its written opinion, dated September 1, 2025, to the Air Lease Board that, as of such date, the merger consideration to be paid to the holders of Class A Common Stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated September 1, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s Class A Common Stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Air Lease Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, and was limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Class A Common Stock in the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Class A Common Stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business, as discussed more fully in the section entitled “—Certain Projected Financial Information” beginning on page 69 of this proxy statement; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the proposed merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by the Company, the Parent and Merger Sub in the merger agreement will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the proposed merger.

The Air Lease Projections (as defined in the section of this proxy statement titled “—Certain Projected Financial Information”) furnished to J.P. Morgan were prepared by the Company’s management as discussed more fully in the section of this proxy statement titled “—Certain Projected Financial Information.” The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions, prevailing interest rates, and other factors as set forth in the section of this proxy statement titled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 29 of this proxy statement. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section of this proxy statement titled “—Certain Projected Financial Information” beginning on page 69 of this proxy statement.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Class A Common Stock in the proposed merger, and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed merger, or any class of such persons relative to the merger consideration to be paid to the holders of Class A Common Stock in the proposed merger or with respect to the fairness of any such compensation.

The terms of the merger agreement, including the merger consideration, were determined through arm’s length negotiations between the Company, Parent and the Investors, and the decision to enter into the merger agreement was solely that of the Air Lease Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Air Lease Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Air Lease Board of the Company or Company’s management with respect to the proposed merger or the merger consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Air Lease Board on September 1, 2025, and in the financial analyses presented to the Air Lease Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Air Lease Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for a selected publicly traded company engaged in a business which J.P. Morgan, based on its experience, judged to be analogous to the business of the Company. The company selected by J.P. Morgan was AerCap Holdings N.V. (“AerCap”).

AerCap was selected, among other reasons, because it operates a business that is in the same industry and shares certain operational and financial characteristics with the Company. However, the selected company is not identical or directly comparable to the Company, and the selected company may have characteristics that are materially different from those of the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected company compared to the Company and other factors that could affect the public trading value of the selected company and the Company.

J.P. Morgan also reviewed and considered financial information and public market multiples for BOC Aviation Limited (“BOC”). J.P. Morgan excluded such information with respect to BOC using its professional judgment in part because BOC is controlled by Bank of China, a Chinese state-owned enterprise, and listed on The Stock Exchange of Hong Kong.

Using publicly available information, J.P. Morgan calculated for each AerCap and the Company: (a) the ratio of such company’s share price on August 29, 2025 to its book value per share (“BVPS”), as of June 30, 2025 as publicly reported by such company (such ratio also referred to as P/2Q25A BVPS); and (b) the ratio such company’s share price on August 29, 2025 to the equity research analyst estimates for such company’s 2026 earnings per share (“EPS”) (such ratio also referred to as P/2026E EPS).

The following table represents the analysis:

Company	Price to 2Q25A BVPS	Price to 2026E EPS
AerCap	1.20x	9.1x
Air Lease	0.92x	11.6x

Based on the results of this analysis, J.P. Morgan selected: (a) a P/2Q25A BVPS ratio reference range of 0.92x to 1.20x; and (b) a P/2026E EPS ratio reference range of 9.1x to 11.6x and applied such reference ranges respectively to (i) the Company’s BVPS of $65.53, as of June 30, 2025 as publicly reported by the Company and (ii) to the Company’s estimate 2026 EPS of $5.16, as provided by the management of the Company. This resulted in the following implied equity value per share of Class A Common Stock (in each case rounded to the nearest $0.05):

	Implied Equity Value Per Share
	Low	High
Price to 2Q25A BVPS	$60.20	$78.60
Price to 2026E EPS	$47.20	$59.75

J.P. Morgan compared these ranges of implied equity value per share of Class A Common Stock to the merger consideration of $65.00 per share of Class A Common Stock.

Selected Transactions Analysis

Using publicly available information, J.P. Morgan examined selected sales transactions involving selected target companies engaged in businesses which J.P. Morgan judged, based on its experience, to be analogous to the business of the Company. For each of the selected transactions, J.P. Morgan divided the price paid for the applicable target company by the book value of such target company (such ratio also referred to as P/BV). Specifically, J.P. Morgan reviewed the following transactions:

Announcement Date	Acquiror	Target
Sep-24	Avolon	Castlelake (portfolio)
Aug-23	AviLease	Standard Chartered’s aircraft leasing business
Nov-22	Macquarie AirFinance	ALAFCO (portfolio)
May-22	SMBC AC	Goshawk
Dec-21	Carlyle Aviation	AMCK Aviation (portfolio)
Mar-21	Carlyle Aviation	FLY Leasing
Mar-21	AerCap	GECAS
Nov-19	Marubeni / Mizuho	Aircastle
Sep-19	Tokyo Century	Aviation Capital Group
Jun-18	Goshawk	Sky Aviation Leasing International Limited
Apr-17	DAE	AWAS
Oct-16	Avolon	CIT Commercial Air
Sept-15	Bohai Leasing	Avolon
Mar-15	Macquarie	AWAS (portfolio)
Dec-13	AerCap	ILFC
Oct-12	MUFJ Lease & Finance	Jackson Square Aviation
Jan-12	Sumitomo / SMFG	RBS Aviation Capital
Aug-11	FLY Leasing	Global Aviation Asset Management

None of the selected transactions reviewed was identical to the proposed merger. Certain of these transactions may have characteristics that are materially different from those of the proposed merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed merger.

Based on the results of this analysis and other factors J.P. Morgan considered appropriate, J.P. Morgan selected a P/BV reference range of 0.66x to 1.67x. J.P. Morgan then applied this reference range to the Company’s BVPS of $65.96, as of June 30, 2025 calculated pro forma for publicly announced cash contingent and possessed insurance settlement proceeds to recover losses relating to aircraft detained in Russia. This resulted in implied equity value of $43.55 to $110.15 (in each case, rounded to the nearest $0.05) per share of Class A Common Stock, compared to the merger consideration of $65.00 per share of Class A Common Stock.

Dividend Discount Analysis

J.P. Morgan conducted a dividend discount analysis to determine a range of equity values for the Class A Common Stock based on fully diluted shares outstanding provided by the Company’s management, assuming the Company continued to operate as a standalone entity. The range was determined by adding the present value of an estimated future dividend stream for the Company over an eight-year period from 2025 through 2032, using the Air Lease Projections (as defined below) provided by the management of the Company (as discussed more fully in the section entitled “—Certain Projected Financial Information” beginning on page 69 of this proxy statement) and the present value of an estimated terminal value of the shares of Class A Common Stock at the end of 2032. J.P. Morgan used the perpetuity growth method to calculate a terminal value growth rate of 1.50% to 2.50% (among other terminal year assumptions). The range of terminal values was then discounted to present values as of June 30, 2025 using a range of discount rates from 8.50% to 9.50%, which were chosen by J.P. Morgan based upon an analysis of the cost of equity of the Company.

This analysis implied an equity value of $58.30 to $75.20 (in each case, rounded to the nearest $0.05) per share of Class A Common Stock as of June 30, 2025, compared to the merger consideration of $65.00 per share of Class A Common Stock.

Other Information

J.P. Morgan observed certain additional information for reference purposes only and not as a component to its fairness analysis:

52-Week Historical Trading Range

For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the 52-week trading range of Class A Common Stock for the period ending August 29, 2025, the last trading day prior to the announcement of the proposed merger, which was $40.45 to $60.65 (in each case, rounded to the nearest $0.05) per share of Class A Common Stock. J.P. Morgan compared that range to the merger consideration of $65.00 per share of Class A Common Stock. J.P. Morgan noted that the historical trading range analyses were presented merely for reference and informational purposes only and not as a component of its fairness analysis.

Analyst Price Targets

For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the future price targets of publicly available equity research analysts for the Class A Common Stock published in

August 2025 and obtained from generally recognized financial data service providers, which provided a reference range of $50.00 to $72.00 (in each case, rounded to the nearest $0.05) per share of Class A Common Stock. J.P. Morgan compared that range to the merger consideration of $65.00 per share of Class A Common Stock. J.P. Morgan noted that the analyst price target analyses were presented merely for reference and informational purposes only and not as a component of its fairness analysis.

Trading Multiples

For reference only and not as a component of its fairness analysis, using P/2Q25A BVPS public trading multiple ranges described above J.P. Morgan applied such reference ranges to the Company’s estimated BVPS of $68.32, as of December 31, 2025 (which includes publicly announced cash contingent and possessed insurance settlement proceeds to recover losses relating to aircraft detained in Russia). This resulted in implied equity value of $62.75 to $81.90 (in each case rounded to the nearest $0.05) per share of Class A Common Stock. J.P. Morgan compared that range to the merger consideration of $65.00 per share of Class A Common Stock. J.P. Morgan noted such public trading multiples analysis analyses were presented merely for reference and informational purposes only and not as a component of its fairness analysis.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analysis and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company and none of the selected transactions reviewed as described in the above summary was identical to the proposed merger. However, the companies selected were chosen by J.P. Morgan because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company and the transactions selected were chosen by J.P. Morgan because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed merger.

The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the proposed merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the proposed merger and deliver an opinion to the Air Lease Board with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

The Company has agreed to pay J.P. Morgan a fee of $3 million in connection with the delivery of its opinion and a transaction fee that is estimated, based on the information available as of the date of announcement, to be approximately $66.6 million, which is contingent and payable upon the consummation of the proposed merger and against which the opinion fee will be credited. In addition, the Company has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s written opinion, neither J.P. Morgan nor any of its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Sumitomo, an Investor and a significant shareholder of SMFL (as defined below), Sumitomo Mitsui Finance and Leasing Company, Limited, a significant shareholder of SMBC AC (“SMFL”), Apollo, an Investor, and Brookfield, an Investor. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on a credit facility in April 2025, as bookrunner on a bond offering in September 2024, as joint bookrunner on a bond offering in April 2024, as bookrunner on a bond offering in June 2024 and as bookrunner on a bond offering in January 2024. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with SMBC AC, an Investor, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on an extension to a credit facility in November 2024, as joint book-running manager on a bond offering in April 2025 and as joint book-running manager on a bond offering in March 2024. In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to SMBC AC in connection with transactions that are unrelated to the proposed merger. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with the foregoing which, considered in the aggregate and assuming all such transactions are actually completed, are expected by J.P. Morgan as to be less than the fee for financial advisory services that J.P. Morgan expects to receive from the Company in connection with the proposed merger. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with SMBC, a significant shareholder of SMBC AC, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing investment banking services in connection with global securitized products. In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to SMBC in connection with transactions that are unrelated to the proposed merger. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with the foregoing which, considered in the aggregate and assuming all such transactions are actually completed, are expected by J.P. Morgan as to be less than the fee for financial advisory services that J.P. Morgan expects to receive from the Company in connection with the proposed merger. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with SMFG the parent of SMBC and a significant shareholder of SMFL, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on notes issuances in February and July 2024 and as joint book runner on a bond offering in September 2023. In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to SMFG in connection with transactions that are unrelated to the proposed merger. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with the foregoing which, considered in the aggregate and assuming all such transactions are actually completed, are expected by J.P. Morgan as to be less than the fee for financial advisory services that J.P. Morgan expects to receive from the Company in connection with the proposed merger. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Apollo Global Management, the ultimate parent entity of Apollo, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as lead arranger and lead left bookrunner on a credit facility in October 2023, as lead left bookrunner on a syndicated loan in August 2023, as lead left bookrunner on a syndicated loan in January 2025, as lead left bookrunner on a syndicated loan in July 2025, as joint lead bookrunner on a bond offering in August 2023, as joint bookrunner on a bond offering in October 2024, as joint lead bookrunner on a bond offering in January 2024 and as financial advisor to Apollo Global Management on its acquisition of Arconic in August 2023. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with portfolio companies of Apollo Global Management, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, debt underwriting and financial advisory services to Apollo Global Management portfolio companies. In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to Apollo Global Management and/or certain of its portfolio companies in connection with transactions that are unrelated to the proposed merger. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with the foregoing which, considered in the aggregate and assuming all such transactions are actually completed, are expected by J.P. Morgan as to be greater than the fee for financial advisory services that J.P. Morgan expects to receive from the Company in connection with the proposed merger. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with portfolio companies of Brookfield, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing debt syndication and debt underwriting services to Brookfield portfolio companies. In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to Brookfield and/or certain of its portfolio companies in connection with transactions that are unrelated to the proposed merger. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with the foregoing which, considered in the aggregate and assuming all such transactions are actually completed, are expected by J.P. Morgan as to be less than the fee for financial advisory services that J.P. Morgan expects to receive from the Company in connection with the proposed merger. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, SMBC AC, Apollo Global Management,

portfolio companies of Apollo Global Management and portfolio companies of Brookfield, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, SMFG, Sumitomo, and Brookfield and approximately 4.02% of Apollo Global Management. During the two years preceding the date of J.P. Morgan’s written opinion, the aggregate fees recognized by J.P. Morgan from the Company, SMBC AC, Apollo Global Management (including its portfolio companies), Brookfield (including its portfolio companies), SMFG and SMBC were approximately $2,500,000, $1,500,000, $213,000,000, $46,000,000, $17,000,000 and $2,000,000, respectively. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, SMFG, Sumitomo, SMBC, SMFL, Apollo Global Management and Brookfield for their own account or for the accounts of customers and, accordingly, they likely hold long or short positions in such securities or other financial instruments.

Certain Projected Financial Information

The Company, as a matter of course, does not publicly disclose long-term forecasts or internal projections as to future financial performance, earnings, or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. However, in connection with the Air Lease Board’s evaluation of the merger, the Company’s management provided to J.P. Morgan and Parent certain unaudited prospective financial information relating to the Company on a standalone basis for the fiscal years ending December 31, 2025 through December 31, 2028, and extrapolations of certain forecasts for the fiscal years ending December 31, 2029 through December 31, 2032 (the “Air Lease Projections”). The Air Lease Projections were provided to J.P. Morgan by the Company for its use and reliance in connection with its financial analyses and opinion, as more fully described in the section entitled “—Opinion of the Company’s Financial Advisor” beginning on page 60.

The summary of the Air Lease Projections below is not included to influence the decision of Class A Common Stockholders whether to vote to approve the merger or any other proposal to be considered at the special meeting, but is provided solely because it was made available to the Air Lease Board and J.P. Morgan in connection with the merger. The inclusion of the below information should not be regarded as an indication that any of the Company or its respective advisors or other representatives or any other recipient of this information considered, or now considers, to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numerical specificity, the Air Lease Projections reflect numerous estimates and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, among others, the factors described in the sections entitled “Cautionary Statement Concerning Forward-Looking Information” and “Where You Can Find Additional Information.”

The Air Lease Projections also reflect assumptions as to certain business decisions that are subject to change and subjective judgment that is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Company can give no assurance that the Air Lease Projections and the underlying estimates and assumptions will be realized. In addition, since the Air Lease Projections cover multiple years, this information by its nature becomes less predictive with each successive year. The Air Lease Projections constitute “forward-looking statements” and actual results may differ materially and adversely from those projected, and important factors that may affect actual results and cause the Air Lease Projections to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described in the sections entitled “Cautionary Statement Concerning Forward-Looking Information” and “Where You Can Find Additional Information.”

The Air Lease Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Further, the Air Lease Projections include non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the Air Lease Projections, nor have they expressed any opinion or any other form of assurance on this information or its achievability. The report of the independent registered public accounting firm to the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this proxy statement, relates to historical financial information of the Company, and that report does not extend to the Air Lease Projections and should not be read to do so.

Furthermore, the Air Lease Projections do not take into account any circumstances or events occurring after the date that the Company’s management prepared them. The Company can give no assurance that, had it prepared the Air Lease Projections as of the date of this proxy statement, it would use similar estimates and assumptions. Except as applicable securities laws require, the Company does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Air Lease Projections to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The Air Lease Projections do not take into account all the possible financial and other effects on the Company of the merger, the effect on the Company of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed but were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Air Lease Projections do not take into account the effect on the Company of any possible failure of the merger to occur. None of the Company or its respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder or other person regarding the Company’s ultimate performance compared to the information contained in the Air Lease Projections or that the forecasted results will be achieved. The inclusion of the Air Lease Projections in this proxy statement should not be deemed an admission or representation by the Company or its respective advisors or other representatives or any other person that it is viewed as material information of the Company, particularly in light of the inherent risks and uncertainties associated with the Air Lease Projections.

In light of the foregoing, and considering that the special meeting will be held after the Company prepared the Air Lease Projections, as well as the uncertainties inherent in any forecasted information,

Class A Common Stockholders are cautioned not to place undue reliance on the Air Lease Projections and are encouraged to review the Company’s most recent SEC filings for a description of the Company’s respective reported financial results. See the section entitled “Where You Can Find Additional Information.”

Air Lease Projections

The following table sets forth a summary of the Air Lease Projections for the Company, which information was prepared by Company management and reviewed with the Air Lease Board. The Company authorized J.P. Morgan to use and rely upon the Air Lease Projections for the Company in connection with its financial analyses and its opinion, as more fully described in the section entitled “—Opinion of the Company’s Financial Advisor.”

The Air Lease Projections for fiscal years 2025-2028 and subsequent extrapolations for fiscal years 2029-2032 assume an improvement in the interest rate environment, based on market interest rate expectations / forward interest rate curve as of August 2025, as well as an assumption for current market conditions to persist and do not contemplate any major disruptions in the aviation sector as discussed in the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

The revenue projections included in the Air Lease Projections were determined using a bottom-up, aircraft level build using the Company’s expected delivery schedule. Among other factors, the Air Lease Projections for fiscal years 2025-2028 reflect the Company’s contracted rental rates for both its existing fleet as well as the placed portion of its orderbook, and assume that lease rates on lease extensions and unplaced orders are approximately in line with recent placement levels at the time the Air Lease Projections were created, which reflect marked improvement in market conditions since the COVID-19 pandemic. The Air Lease Projections for fiscal years 2025-2028 also assume the continuation of the robust gain on sale margins that had recently been obtained by the Company, with $1.5 billion of assumed annual aircraft sales at 13% assumed gains.

As they relate to projecting the Company’s expenses, among other factors, the Air Lease Projections for fiscal years 2025-2028 assume that the Company’s current depreciation policies (per GAAP) and debt capital structure remain consistent with past practice, including the continuation of the Company’s 2.50x adjusted net debt / equity target. The Air Lease Projections for fiscal years 2025-2028 also assume interest expense on new debt issuances benefit from declining interest rates, reflecting market interest rate expectations as of August 2025, and the Company maintaining credit spreads at the low end of their last 36 months’ trading range. Additionally, the Air Lease Projections for fiscal years 2025-2028 assume moderate growth in operating expenses after removing any one-time items as well as the continuation of the Company’s existing preferred equity in its capital structure. Finally, the Air Lease Projections for fiscal year 2025 assume the receipt of $736 million of insurance proceeds, which is nonrecurring in nature.

The extrapolations for fiscal years 2029-2032 were created based on the assumption that the Company would maintain profitability, as measured by Return on Average Common Equity, or ROACE, at approximately the midpoint of its cost of equity capital range, which represents an assumed increase relative to the Company’s projected ROACE of 7.7% in fiscal year 2026 and 8.1% in fiscal year 2027. They also assume the Company continues to invest in its asset base by purchasing incremental aircraft.

The following unaudited Air Lease Projections should not be regarded as an indication that the Company considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and the Air Lease Projections for the Company do not take into account any circumstances or events occurring after the date it was prepared.

	Air Lease Projections ($ in millions)
	Projections				Extrapolation
	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E

Revenues	$3,034	$3,112	$3,283	$3,491

Net Income to Common (1)	$1,108	$594	$648	$758	$788	$806	$823	$840

After tax Insurance Recovery	$587

Adj. Net Income to Common (2)	$521	$594	$648	$758	$788	$806	$823	$840

Adj. Earnings per Share (3)	$4.54	$5.16	$5.62	$6.55

NBV of Flight Equipment ($ in billions)	$29.6	$30.1	$31.5	$31.9

Total Assets ($ in billions)	$33.9	$34.5	$36.0	$36.6	$37.5	$38.3	$39.1	$39.9

Adj. ROACE (4)	7.7%	7.7%	8.1%	9.3%	9.4%	9.4%	9.4%	9.4%

(1)	Net Income to Common defined as net income less preferred stock dividends.

(2)	Adjusted Net Income to Common defined as net income attributable to common equity excluding the impact of Russia insurance proceeds.

(3)	Excludes the impact of Russia insurance settlements in 2025E.

(4)	Return on Average Common Equity.

Interests of Air Lease’s Directors and Executive Officers in the Merger

In considering the recommendation of the Air Lease Board to approve the merger agreement and the merger, stockholders should be aware that the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the stockholders generally. The Air Lease Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement and the merger, and in recommending to holders of Class A Common Stock that they vote to approve the Merger Proposal.

These interests are described in more detail below, and certain of them are quantified in the narrative below, including compensation that may become payable in connection with the merger to the Company’s named executive officers (which is the subject of a non-binding, advisory vote of Class A

Common Stockholders). For more information, please see the section of this proxy statement entitled “Proposal 2: Approval on a Non-Binding, Advisory Basis of Certain Merger Related Executive Compensation.” The merger will constitute a “change in control” for purposes of the Air Lease executive compensation plans and agreements described below.

For purposes of this disclosure, the Company’s named executive officers are:

•	John L. Plueger – Chief Executive Officer and President

•	Steven F. Udvar-Házy – Chairman (formerly Executive Chairman)

•	Grant A. Levy – Executive Vice President

•	Carol H. Forsyte – Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

•	Gregory B. Willis – Executive Vice President and Chief Financial Officer

In accordance with SEC rules, this disclosure also covers individuals who served as executive officers of the Company at any time since January 1, 2024 and who have interests in the merger, but who are not named executive officers. For purposes of this disclosure, the Company’s executive officers who are not named executive officers are:

•	Alex A. Khatibi, Executive Vice President, Marketing

•	Kishore Korde, Executive Vice President, Marketing

•	John D. Poerschke, Executive Vice President of Aircraft Procurement and Specifications

•	David Beker, Executive Vice President, Marketing

For purposes of this disclosure, the Company’s non-employee directors are: Steven F. Udvar-Házy, Matthew J. Hart, Yvette Hollingsworth Clark, Cheryl Gordon Krongard, Marshall O. Larsen, Susan R. McCaw, Robert A. Milton and Ian M. Saines.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	September 30, 2025, which is the latest practicable date prior to this filing, as the assumed date of the closing of the merger;

•	a per share merger consideration amount equal to $65.00 per share of Class A Common Stock;

•

the employment or service of each executive officer is terminated without cause or for good reason (as such terms are defined in the relevant plans and agreements), in each case, on the assumed closing date of September 30, 2025 (such termination, a “qualifying termination”);

•	the base salary and annual target bonus of each executive officer remains unchanged from those in place as of September 30, 2025;

•

equity-based awards that are outstanding as of September 30, 2025 are the equity awards that the Company has granted to each executive officer through September 30, 2025 and no additional equity awards or other long-term incentive awards are granted following September 30, 2025; and

•	the value of Company PSUs is based on the achievement of the target level of performance.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before the closing of the merger.

Treatment of Outstanding Air Lease Equity Awards

Pursuant to the merger agreement, at the effective time of the merger, each Air Lease equity award held by an employee (including an executive officer), will be treated as follows:

•

each outstanding Company RSU that is vested (but not yet settled) immediately prior to the effective time of the merger or becomes vested as of the effective time of the merger in accordance with its terms will be converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the merger consideration multiplied by the number of shares of Class A Common Stock subject to such Company RSU;

•

each outstanding Company RSU that is not vested immediately prior to the effective time of the merger will be converted into the contingent right to receive from Parent or the surviving corporation an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the merger consideration multiplied by the number of shares of Class A Common Stock subject to such Company RSU (each, a “Converted RSU Cash Award”); and

•

each outstanding Company PSU that is not vested immediately prior to the effective time of the merger will be converted into a contingent right to receive from Parent or the surviving corporation an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the merger consideration multiplied by the number of shares of Class A Common Stock issuable pursuant to such Company PSU determined based upon the greater of the target level of performance and the actual level of performance calculated as of the latest practicable date prior to the effective time of the merger (each, a “Converted PSU Cash Award”).

Each Converted RSU Cash Award and Converted PSU Cash Award will be subject to the same vesting terms and conditions after the effective time as applied to the corresponding Company RSU and Company PSU, respectively, immediately prior to the effective time of the merger, except that Converted PSU Cash Awards will not be subject to any performance-based conditions.

The award agreements relating to Company RSUs and Company PSUs granted to Company employees (including executive officers of the Company) provide for full acceleration of vesting in the event the employee experiences a qualifying termination within twenty-four months following a change in control of the Company. Each Converted RSU Cash Award and Converted PSU Cash Award will be entitled to the same double trigger termination protection as the corresponding Company RSU and Company PSU.

Pursuant to the Air Lease Non-Employee Director Compensation Policy, all unvested Company RSUs granted to the Company’s non-employee directors, in their capacity as such, will vest in full if the non-employee director’s service on the Air Lease Board terminates in connection with the merger.

Quantification of Air Lease Equity Awards

See the section entitled “—Quantification of Potential Payments and Benefits to Air Lease’s Named Executive Officers in Connection with the Merger” beginning on page 78 of this proxy statement for an estimate of the value of unvested Air Lease equity awards held by each of the Company’s named executive officers. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate value of the unvested Air Lease equity awards held by the Company’s four executive officers who are not named executive officers is: unvested Company RSUs—$2,358,915; and unvested Company PSUs—$10,431,525 if determined based on the achievement of the target level of performance and $20,863,050 if determined based on the achievement of the maximum level of performance. For each Air Lease non-employee director (other than Mr. Udvar-Házy), based on the assumptions described above under “—Certain Assumptions”, the estimated value of the unvested Company RSUs held by each such non-employee director (which relate solely to 2025 annual Company RSU grants) is $175,370. All Company RSUs granted to non-employee directors (other than Mr. Udvar-Házy) prior to 2025 and dividend equivalent rights (if any) held by non-employee directors were not included as those were fully vested as of September 30, 2025.

In 2025, Mr. Udvar-Házy received 2,698 Company RSUs in his capacity as a non-employee director of the Air Lease Board, which as of September 30, 2025, remain unvested. Based on the assumptions described above under “—Certain Assumptions”, the estimated value of such unvested Company RSUs is $175,370. Mr. Udvar-Házy also holds Company RSUs that he received in his capacity as an employee of the Company serving as Executive Chairman, which remain eligible for double-trigger protection in the event his service with the Air Lease Board is terminated without cause following the closing of the merger. See the section entitled “—Quantification of Potential Payments and Benefits to Air Lease’s Named Executive Officers in Connection with the Merger” beginning on page 78 of this proxy statement for an estimate of the value of all unvested Air Lease equity awards held by Mr. Udvar-Házy.

For information regarding the number of shares of Class A Common Stock held by the Company’s non-employee directors and executive officers, see the section entitled “Security Ownership of Directors, Executive Officers and Certain Beneficial Owners—Security Ownership of Certain Beneficial Owners” beginning on page 122 of this proxy statement.

Mr. Plueger’s Severance Agreement

Mr. Plueger is party to a severance agreement with the Company (the “Plueger Severance Agreement”) pursuant to which he will be entitled to receive the following if he experiences a qualifying termination within twenty-four months following a change in control of the Company, subject to his execution and non-revocation of a release of claims:

•	a lump sum pro rata target annual bonus for the year in which the termination occurs;

•	a lump sum cash payment equal to three times the sum of his annual salary and target annual bonus for the year in which the termination occurs;

•	a lump sum cash payment representing the costs of providing him benefits for a period of two years under the group health plans in which he was participating at the time of termination of employment;

•	a lump sum cash payment equal to two years of premiums for his group term life insurance; and

•

subject to his compliance with certain restrictive covenants, full vesting at the target level of performance for performance-based equity awards granted during the term of the Plueger Severance Agreement.

For the quantification of Mr. Plueger’s severance benefits upon a qualifying termination following the merger, see “—Quantification of Potential Payments and Benefits to Air Lease’s Named Executive Officers in Connection with the Merger” beginning on page 78 of this proxy statement.

Air Lease Executive Severance Plan

Each executive officer of the Company (other than Mr. Plueger) participates in the Air Lease Executive Severance Plan (the “Executive Severance Plan”). The Executive Severance Plan provides for enhanced severance benefits in the event that a participant experiences a qualifying termination within twenty-four months following a change in control of the Company. In the event of a qualifying termination, such executive officers will be entitled to receive the following severance payments and benefits, subject to their execution and non-revocation of a release of claims and compliance with the restrictive covenants set forth in the Executive Severance Plan:

•	a lump sum pro rata target annual bonus for the year in which the termination occurs;

•	full vesting of any outstanding deferred bonus awards granted under the Company’s Amended and Restated Deferred Bonus Plan (the “Deferred Bonus Plan”);

•

a lump sum cash payment equal to two times the sum of the executive officer’s annual salary in effect as of the date of termination and target annual bonus for the calendar year in which the termination occurs;

•

a lump sum cash payment in an amount equal to the COBRA costs of providing benefits for two years under the group health plans in which the executive officer was participating at the time of termination of employment;

•	full vesting at target level of performance for outstanding performance-based equity awards for any open performance periods; and

•	full vesting for outstanding time-based equity awards.

See the section entitled “—Quantification of Potential Payments and Benefits to Air Lease’s Named Executive Officers in Connection with the Merger” beginning on page 78 of this proxy statement for the estimated amounts that each of the Company’s named executive officers would receive under the

Executive Severance Plan upon a qualifying termination following the merger. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate amount of the cash severance payments that the Company’s four executive officers who are not named executive officers would receive under Executive Severance Plan upon a qualifying termination following the merger is $15,375,000. No executive officer has received an award under the Deferred Bonus Plan.

Agreements with Acquiror Following the Merger

As of the date of this proxy statement, none of the Company’s executive officers has entered into any new agreement, arrangement or understanding with Parent or any of its affiliates regarding the terms and conditions of compensation, incentive pay or employment with the Company after the merger. Although no agreements have been entered into at this time with any of the Company’s executive officers, prior to or following the closing of the merger, they may enter into new agreements and/or amendments to existing employment or compensation arrangements with Parent or one of its affiliates regarding their employment with the surviving corporation or any of its affiliates after the merger.

280G Mitigation Actions

The Executive Severance Plan and the Plueger Severance Agreement contain “best net” cutback provisions, pursuant to which if any of severance benefits under such arrangements constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) such severance benefits will either be (i) provided in full or (ii) reduced so that no portion of such severance benefits are subject to the Excise Tax, whichever of the foregoing amounts results in the greater amount of severance benefits on an after-tax basis, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.

In addition, prior to the closing of the merger, the Company will, in consultation with Parent, review and, if possible, implement measures intended to mitigate potential tax liabilities under Sections 280G and 4999 of the Code. However, no executive officer will be provided any gross-up payment, indemnification or reimbursement for any taxes imposed under Section 4999 of the Code.

Annual Bonuses

With respect to the Company’s annual bonus plan (the “Annual Bonus Plan”), for the calendar year in which the closing occurs, Parent will, or will cause the surviving corporation or their respective affiliates to, pay to each Air Lease employee who remains employed with Parent, the surviving corporation or their respective affiliates through the closing, such employee’s target annual bonus (i) prorated based on the number of days elapsed during the period commencing on the first day of such calendar year and ending on the closing date, (ii) payable solely in the form of cash and (iii) payable within 10 days following the closing date (the “Closing Year Annual Bonus”). If the closing occurs in calendar year 2025, the Closing Year Annual Bonus will be determined based upon the greater of target performance and the actual level of performance, extrapolated through the end of the calendar year based on actual performance through the closing date, as determined by the Leadership Development and Compensation Committee of the Air Lease Board prior to the closing (in consultation with Parent) and the Closing Year Annual Bonus will not be subject to proration.

Any Air Lease employee who is covered under a severance arrangement must, as a condition of receiving the Closing Year Annual Bonus, execute a written agreement (in form and substance reasonably acceptable to Parent) that the Closing Year Annual Bonus will reduce, on a dollar-for-dollar basis, any pro rata annual bonus obligations due for the year of closing under such severance arrangement.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, from and after the closing, the surviving corporation will indemnify certain persons, including the Company’s directors and executive officers. In addition, for a period of six years from the closing, the surviving corporation will maintain insurance policies for the benefit of certain persons, including the Company’s directors and executive officers. For additional information, see “The Merger Agreement—Other Covenants and Agreements—Directors’ and Officers’ Indemnification” beginning on page 112 of this proxy statement.

Quantification of Potential Payments and Benefits to Air Lease’s Named Executive Officers in Connection with the Merger

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the merger that the Company’s named executive officers could receive in connection with the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Air Lease’s Directors and Executive Officers in the Merger” above. Such amounts have been calculated based on the assumptions described above under “—Certain Assumptions” and assuming (i) the golden parachute rules under Section 280G of the Code do not limit the payments to the named executive officers pursuant to the “best net” provision described above, (ii) there is no reduction with respect to the Closing Year Annual Bonus received by the named executive officers as described above under “–Annual Bonuses”, and (iii) each of the named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive all payments and benefits.

The amounts shown in the table below are estimates of the payments and benefits (on a pre-tax basis) that each of the Air Lease named executive officers would receive based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “—Certain Assumptions” and in the footnotes to the table, and do not reflect certain compensation actions that may occur before the closing of the merger. In addition, these amounts do not attempt to forecast any additional long-term incentive awards or issuances or forfeitures that may occur prior to the closing of the merger. As a result of the aforementioned assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash Severance(1)	Equity Acceleration(2)	Perquisites/ Benefits(3)	Total
John L. Plueger	$11,000,000	$20,310,875	$123,573	$31,434,448
Steven F. Udvar-Házy(4)	—	$17,645,680	—	$17,645,680
Grant A. Levy	$4,500,000	$4,045,925	$162,894	$8,708,819
Carol H. Forsyte	$4,375,000	$4,067,895	$162,894	$8,605,789
Gregory B. Willis	$4,325,000	$3,929,705	$162,894	$8,417,599

(1)

Cash Severance: The amounts in this column are “double-trigger” payments as they will only become payable in the event of a qualifying termination on or following the closing of the merger. The following provides a summary of the cash severance amounts:

Name	Cash Severance(a)	Prorated Target Annual Bonus(b)	Total
John L. Plueger	$9,000,000	$2,000,000	$11,000,000
Steven F. Udvar-Házy	—	—	—
Grant A. Levy	$3,600,000	$900,000	$4,500,000
Carol H. Forsyte	$3,500,000	$875,000	$4,375,000
Gregory B. Willis	$3,460,000	$865,000	$4,325,000

(a)

The amounts in this column for each named executive officer consist of an aggregate amount equal to the product of 2.0 times (or 3.0 times for Mr. Plueger) of the sum of (i) the named executive officer’s annual base salary as of the date of the qualifying termination and (ii) the named executive officer’s target annual bonus for the year in which the qualifying termination occurs.

(b)

The amount in this column for each named executive officer represents the named executive officer’s pro rata target annual bonus for the year in which the qualifying termination occurs. These amounts assume that there is no proration on the target annual bonuses for the year in which the qualifying termination occurs based on the assumed closing date of September 30, 2025. See “— Annual Bonuses” above for more information.

(2)

Equity Acceleration: As described above in “—Treatment of Outstanding Air Lease Equity Awards,” each unvested Company RSU Award and Company PSU held by our named executive officers will be converted into a Converted RSU Cash Award or Converted PSU Cash Award based on the per share merger consideration at the closing. The resulting Converted RSU Cash Awards and Converted PSU Cash Awards will be subject to the same terms and conditions (other than performance conditions) that applied to the Company RSUs and Company PSUs prior to the closing. Thus, upon a qualifying termination at the closing of the merger assuming that the merger occurs on September 30, 2025, each Converted RSU Cash Award and Converted PSU Cash Award held by the named executive officers will fully vest. The amounts in this column are “double-trigger” payments as they will only become payable in the event of a qualifying termination on or following the closing of the merger.

	Company RSUs		Company PSUs(a)
Name	Number of Shares (#)	Value	Number of Shares (#)	Value	Total Value
John L. Plueger	55,998	$3,639,870	256,477	$16,671,005	$20,310,875
Steven F. Udvar-Házy(b)	153,698	$9,990,370	117,774	$7,655,310	$17,645,680
Carol H. Forsyte	11,455	$744,575	50,790	$3,301,350	$4,045,925
Grant A. Levy	11,290	$733,850	51,293	$3,334,045	$4,067,895
Gregory B. Willis	11,077	$720,005	49,380	$3,209,700	$3,929,705

(a)	The value of the Company PSUs in this column is based on the achievement of the target level of performance. At the maximum level of performance, the value of the Company PSUs would be as follows: (i) Mr. Plueger, $33,342,010, (ii) Mr. Udvar-Házy, $15,310,620, (iii) Ms. Forsyte, $6,602,700, (iv) Mr. Levy, $6,668,090 and (v) Mr. Willis, $6,419,400. As noted above, the level of achievement of the Company PSUs will be determined based upon the greater of the target level of performance and the actual level of performance calculated as of the latest practicable date prior to the effective time of the merger.
(b)	For Mr. Udvar-Házy, the number of his Company RSUs includes 2,698 Company RSUs that he received in 2025 in his capacity as a non-employee director.

(3)

Perquisite / Benefits: For Mr. Plueger, the amount in this column represents (i) a lump sum cash payment representing the costs of providing him benefits under the group health plans in which he was participating at the time of termination of employment for a period of two years ($113,541) and (ii) a lump sum cash payment of the premiums for his group term life insurance for a period of two years ($10,896) (see “—Mr. Plueger’s Severance Agreement” above). For each other named executive officer (other than Mr. Udvar-Házy), the amount in this column represents a lump sum cash payment in an amount equal to the COBRA costs of providing benefits under the group health plans in which the executive officer was participating at the time of termination of employment for two years (see “—Air Lease Executive Severance Plan” above). These amounts are “double-trigger” payments as they will only become payable in the event of a qualifying termination on or following the closing of the merger.

(4)

On May 2, 2025, Mr. Udvar-Házy retired from his executive role serving as Executive Chairman of the Company and, as of such date, became a non-employee director serving as Chairman of the Air Lease Board. In connection with Mr. Udvar-Házy’s retirement as Executive Chairman, he became eligible to receive certain cash severance payments and benefits pursuant to a previously disclosed letter agreement entered into between him and the Company, dated March 13, 2025. Such cash severance payments and benefits are not related to the merger and therefore are not included in this table.

Financing

Equity Financing

Pursuant to the Equity Commitment Letters, the Investors have committed to invest up to an aggregate amount of $5,404,613,000 in equity securities of Parent, to fund all amounts required to pay the merger consideration and all related fees, costs and expenses incurred by Parent in connection with, or upon the consummation of, the merger.

Funding of the equity commitment by the Investors is subject to the satisfaction of the following conditions: (i) terms, conditions and limitations set forth in the Equity Commitment Letters, which includes the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the closing under the merger agreement (other than any conditions that by their nature are to be satisfied at the closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), and (ii) the substantially simultaneous occurrence of (x) the closing and (y) the funding of the other equity commitments in accordance with the terms of the other Equity Commitment Letters.

The obligation of the Investors to fund the equity financing will terminate on the earliest to occur of (i) the closing of the merger, (ii) the valid termination of the merger agreement or one or more of the other Equity Commitment Letters (other than as a result of the funding of the other equity commitments pursuant to the other Equity Commitment Letters), (iii) the Company or any of its representatives claiming by, through or for the benefit of any of the foregoing, accepting payment in full from an Investor or any other Investor under the Limited Guarantees in respect of the obligations therein; (iv) the Investors contributing to Parent cash in an aggregate amount equal to or exceeding the equity commitment; (v) the 60th day following the termination of the merger agreement by Parent in accordance with the terms of the merger agreement, unless under certain circumstances set forth in the equity commitment letters; (vi) the Company or any representative (acting in such capacity and on behalf of the Company) commencing litigation or other proceeding against an Investor or any other non-recourse party in connection with the Equity Commitment Letters, the Limited Guarantees, the merger agreement or any of the transactions contemplated thereby, other than the permitted claims set forth in the Equity Commitment Letter; (vii) the commencement of litigation or other proceeding by the Company or any representative (acting in such capacity and on behalf of the Company) relating to the limitation of liability of the Investors or Guarantors as set forth in the Equity Commitment Letters; provided, that in the cases of (vi) and (vii), the obligations of the Investors will not be terminated unless the breach is not cured within ten (10) days after written notice by Investor notifying the Company of such breach.

Debt Financing

Parent intends to finance the merger and the related transactions with a combination of (a) one or more issuances of senior unsecured debt securities, (b) the borrowing of term loans under a senior unsecured term loan facility (the “Term Loan Facility”), (c) obtaining consents (“Change of Control Consents”) under certain existing indebtedness of the Company so as to permit such indebtedness to remain outstanding following the closing of the merger and/or (d) borrowing under the Bridge Facility (as defined below).

Parent entered into the Debt Commitment Letter, dated as of September 1, 2025, with Sumitomo Mitsui Banking Corporation, Citigroup Global Markets Inc. and Goldman Sachs Bank USA, pursuant to which such financial institutions committed to provide (i) a 364-day senior unsecured bridge loan facility in an aggregate principal amount of up to $8,600,000,000 (the “Bridge Facility”) and (ii) a 3-year $3,500,000,000 revolving credit facility, in each case in connection with the merger. The funding of the Bridge Facility provided for in the Debt Commitment Letter is subject to customary conditions, including consummation of the merger pursuant to the terms of the merger agreement, the absence of a Company Material Adverse Effect (as defined below), delivery of certain financial statements with respect to the Company, payment of fees and expenses, delivery of customary closing documentation, accuracy of certain customary representations and warranties, the absence of a payment or bankruptcy event of default with respect to the borrower under the Bridge Facility and the refinancing of existing indebtedness of the Company for which Change of Control Consents are not obtained and that is not otherwise permitted to survive the merger. Additionally, the Bridge Facility includes customary commitment reductions in the amount of qualified term loan commitments and net proceeds of certain debt and equity issuances and asset sales and in the amount of existing indebtedness of the Company for which Change of Control Consents are successfully obtained. On September 26, 2025, (i) Parent entered into a commitment letter for the Term Loan Facility (the “Term Loan Commitment Letter”), pursuant to which a syndicate of banks and financial institutions committed to provide, subject to the satisfaction or waiver of the conditions set forth in the commitment letter (which are substantially the same as those applicable to the Bridge Facility), a $1,000,000,000 unsecured term loan facility maturing 18 months after the term loans thereunder are borrowed and (ii) Parent entered into a joinder agreement with respect to the Debt Commitment Letter, pursuant to which commitments under the Bridge Facility were allocated to a syndicate of banks and financial institutions. As a result of entry into the Term Loan Commitment Letter, the Bridge Facility commitments were reduced by a corresponding amount.

The completion of the merger is not subject to any financing condition.

Limited Guarantees

Pursuant to the Limited Guarantees, Sumitomo and SMBC AC have severally (and not jointly and severally) guaranteed the due and punctual performance and discharge of (a) Parent’s payment obligations in respect of the Parent regulatory termination fee and recovery expenses with respect to such regulatory termination fee pursuant to the merger agreement, (b) the reimbursement and indemnification obligations of Parent pursuant to the merger agreement and (c) following any termination of the merger agreement, monetary damages payable by Parent or Merger Sub in accordance with the merger agreement for willful breach of the merger agreement by Parent or Merger Sub, in each case when and only if those obligations become payable under the merger agreement (collectively, the “Guaranteed Obligations”).

The obligations of Sumitomo and SMBC AC under the Limited Guarantees are several and not joint and several. Sumitomo shall be liable for 75.01% of any amount payable by Sumitomo and SMBC AC under the Limited Guarantees, and SMBC AC shall be liable for 24.99% of any amount payable by Sumitomo and SMBC AC under the Limited Guarantees.

The Limited Guarantees are binding on Sumitomo and SMBC AC until the Guaranteed Obligations have been indefeasibly paid in full. The Limited Guarantees shall automatically and immediately terminate and Sumitomo and SMBC AC shall have no further obligations under their respective Limited Guarantees as of the earliest to occur of: (i) the consummation of the closing of the merger; (ii) the payment in full to the guaranteed party of the Guaranteed Obligations; (iii) the valid termination of the merger agreement pursuant to the terms of the merger agreement or in circumstances where no payment is due in respect of any Guaranteed Obligations; (iv) termination of the Limited Guarantee by mutual written consent of the guarantor and the guaranteed party; (v) subject to clause (iii), 60 days following the termination of the merger agreement in accordance with the terms of the merger agreement, unless the guaranteed party has commenced litigation against the guarantor under and pursuant to the respective Limited Guarantee prior to the expiration such 60-day period, in which case such guarantee will terminate upon the final, non appealable resolution of such action and satisfaction by the guarantor of any obligations finally determined or agreed to be owed by the guarantor consistent with terms of the Limited Guarantees and (vi) termination of the other Limited Guarantee (other than as a result of the amounts due under such other guarantee being paid in full).

Voting Agreement

As a condition to Parent’s willingness to enter into the merger agreement and to proceed with the transactions contemplated thereby, including the merger, the Company’s directors as well as executive officers Gregory Willis and Carol Forsyte entered into a voting agreement with Parent on September 1, 2025. As of October 10, 2025, there were 111,765,032 shares of issued and outstanding Class A Common Stock, and the stockholders party to the voting agreement beneficially owned in the aggregate 6,895,945 shares of issued and outstanding Class A Common Stock, representing approximately 6.17% of the issued and outstanding Class A Common Stock. The terms and conditions of the voting agreement will apply to any Class A Common Stock owned and acquired by any of the stockholders party to the voting agreement during the “voting period” from September 1, 2025, through the termination of the voting agreement. However, the aggregate number of shares of Class A Common Stock subject to the voting agreement is limited to 4.99% of the issued and outstanding shares of Class A Common Stock.

For more information, see “Voting Agreement” beginning on page 120.

Anticipated Accounting Treatment of the Merger

The Company, as the surviving corporation in the merger, may account for the merger as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of the Company based on their relative fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Appraisal Rights

If the merger is consummated, our Class A Common Stockholders who (1) do not vote in favor of the adoption of the merger agreement (whether by voting against the adoption of the merger agreement, abstaining or otherwise not voting with respect to the adoption of the merger agreement), (2) properly demand an appraisal of their applicable shares of our Class A Common Stock prior to the vote on the adoption of the merger agreement, (3) continuously hold (in the case of holders of record who own in their own name) or continuously own (in the case of beneficial owners) their applicable shares through the effective time of the merger, (4) otherwise comply with the procedures of Section 262 of the DGCL (“Section 262”), including by satisfying certain ownership thresholds set forth therein, and (5) do not withdraw their demands or otherwise lose their rights to appraisal may, subject to the conditions of Section 262, seek appraisal of their shares of Class A Common Stock in connection with the merger under Section 262. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of our Class A Common Stock.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex D and incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that our stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Class A Common Stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of our Class A Common Stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to demand an appraisal of such holder’s shares. If you hold your shares of our Class A Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to ensure that appraisal rights are exercised. Stockholders should carefully review the full text of Section 262 as well as the information discussed below.

Under Section 262, if the merger is completed, holders of record of shares of Class A Common Stock who (1) submit a written demand for appraisal of such stockholder’s shares to the Company prior to the vote on the adoption of the merger agreement; (2) do not vote in favor of the adoption of the merger agreement (whether by voting against the adoption of the merger agreement, abstaining or otherwise not voting with respect to the adoption of the merger agreement); and (3) continuously are the record holders of such shares through the effective time of the merger may be entitled to have their shares of our Class A Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of our Class A Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the merger through the date of payment of the judgment. However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine stockholders entitled to appraisal rights, will dismiss appraisal proceedings as to all of our stockholders who asserted appraisal rights unless (1) the total number of shares of our Class A Common Stock entitled to appraisal exceeds one percent of the outstanding shares of our Class A Common Stock as measured in accordance with subsection (g) of Section 262; or (2) the value of the merger consideration in respect of such shares exceeds $1 million. We refer to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the merger through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each stockholder entitled to appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the Record Date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex D. In connection with the merger, any holder of shares of our Class A Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share price described in the merger agreement without interest and less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of our Class A Common Stock, the Company believes that if a stockholder is considering exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Class A Common Stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the merger agreement;

•	the stockholder must deliver to the Company a written demand for appraisal before the vote on the merger agreement at the special meeting; and

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger).

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine stockholders entitled to appraisal rights, will dismiss appraisal proceedings as to all of our stockholders who asserted appraisal rights unless one of the ownership thresholds is met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, each of our stockholders who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain with respect to such proposal.

Filing Written Demand

A stockholder wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of such stockholder’s shares. In addition, that stockholder must not vote or submit a proxy in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, in person at the special meeting or by proxy (whether by mail or via the internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A stockholder exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. Neither voting (in person or by proxy) against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement.

Only a holder of record of shares of our Class A Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our Class A Common Stock should be executed by or on behalf of the holder of record and must reasonably inform the Company of the identity of the holder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares. If the shares are owned of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, such demand must be executed by or on behalf of the record owner, and if such shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If a stockholder holds shares of our Class A Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

STOCKHOLDERS WHO HOLD THEIR SHARES IN “STREET NAME” BY A BANK, BROKER, TRUST OR OTHER NOMINEE AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER, TRUST OR OTHER NOMINEE, AS

APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER, TRUST OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER, TRUST OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

Attention: Corporate Secretary

At any time within 60 days after the effective date of the merger, any holder of shares of our Class A Common Stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per share price offered pursuant to the merger agreement, without interest and less any applicable withholding taxes, by delivering to the Company, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the merger. If the Company, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the per share price being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

If the merger is completed, within 10 days after the effective time of the merger, the surviving corporation will notify each record holder of shares of Class A Common Stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of shares of our Class A Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 (or a beneficial owner in the circumstances described in the next paragraph) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of our Class A Common Stock. Accordingly, any holders of shares of our Class A Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of our Class A Common Stock within the time and in the manner prescribed in Section 262. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease, and all holders of shares of our Class A Common Stock will be entitled to receive the consideration offered pursuant to the merger agreement, without interest.

Within 120 days after the effective time of the merger, any holder of shares of Class A Common Stock who has complied with the requirements for an appraisal of such holder’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must send this statement to the requesting stockholder within 10 days after receipt by the surviving corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Class A Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Class A Common Stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the surviving corporation and all of the stockholders shown on the verified list at the addresses stated therein. Any such notice shall also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or any other publication which the Delaware Court of Chancery deems advisable. The costs of any such notice are borne by the surviving corporation.

After notice to dissenting stockholders as required by the court, at the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Pursuant to Section 262(g) of the DGCL, the Delaware Court of Chancery will dismiss appraisal proceedings as to all of our stockholders who assert appraisal rights unless (1) the total number of shares entitled to appraisal exceeds one percent of the outstanding shares of Class A Common Stock as measured in accordance with Section 262(g) of the DGCL; or (2) the value of the merger consideration in respect of such shares exceeds $1 million.

Determination of Fair Value

Where proceedings are not dismissed, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Class A Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. However, the surviving corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Class A Common Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share price. Neither the Company nor Parent anticipates offering more than the per share price to any stockholder exercising appraisal rights, and each of the Company and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Class A Common Stock is less than the per share price. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of Class A Common Stock under Section 262 fails to perfect, or loses or validly withdraws, such holder’s right to appraisal, the stockholder’s shares of Class A Common Stock will be deemed to have been converted at the effective time of the merger into the right to receive the per share price as provided in the merger agreement.

From and after the effective time of the merger, no stockholder who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of Class A Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger).

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. In that event, you will be entitled to receive the per share price for your dissenting shares in accordance with the merger agreement, without interest and less any applicable withholding taxes. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

U.S. Federal Income Tax Considerations of the Merger

The following discussion is a summary of the U.S. federal income tax considerations of the merger generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below) who receive cash in exchange for their shares of Class A Common Stock pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, rulings and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Class A Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion assumes that the merger will be consummated in accordance with the merger agreement and as described in this proxy statement. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (which we refer to as the “IRS”) or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS.

This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to holders in light of their particular facts and circumstances, nor does it address any consequences to holders subject to special rules under the U.S. federal income tax laws, such as:

•	banks, insurance companies and other financial institutions;

•	brokers or dealers in securities;

•	traders in securities who elect to apply a mark-to-market method of accounting;
•	regulated investment companies, real estate investment trusts and mutual funds;

•	tax-exempt entities or governmental organizations;

•	holders who hold their shares of Class A Common Stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;

•	holders whose functional currency is not the U.S. dollar;

•

partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” any other pass-through entities for U.S. federal income tax purposes (or investors in such entities), passive foreign investment companies and controlled foreign corporations;

•	persons subject to any alternative minimum tax;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Class A Common Stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•	holders that own or have owned (directly, indirectly or constructively) 5% or more of Class A Common Stock (by vote or value); and

•	holders that received their shares of Class A Common Stock pursuant to the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation.

This discussion does not address any U.S. federal tax consequences other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences) or any state, local or non-U.S. income or non-income tax consequences, or the consequences of the Medicare tax on net investment income. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Class A Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Class A Common Stock and partners therein should consult their tax advisors regarding the consequences of the merger to their particular circumstances.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Class A Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in Section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of Class A Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Class A Common Stock surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Class A Common Stock. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in such Class A Common Stock exceeds one year as of the effective date of the merger. Long-term capital gain recognized by certain non-corporate U.S. Holders is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Class A Common Stock at different times or different prices, such U.S. Holder must determine its gain or loss, adjusted tax basis and holding period separately for each block of Class A Common Stock.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Class A Common Stock who is neither a U.S. Holder nor a partnership (or entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the merger will generally not be subject to U.S. federal income tax unless:

•

The gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain will generally be subject to U.S. federal income tax at rates generally applicable to a United States person as defined under the Code, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of thirty percent (30%) (or a lower rate under an applicable tax treaty);

•

Such Non-U.S. Holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of the merger, and certain other conditions are met, in which case gain will be subject to U.S. federal income tax at a rate of thirty percent (30%) (or a lower rate under an applicable tax treaty), net of certain U.S. source losses from sales or exchanges of other capital assets, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

COMPANY STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

Regulatory Approvals Required for the Merger

Under the terms of the merger agreement, the consummation of the merger is conditioned upon the authorizations, consents, orders or approvals of, or declarations or filings with, or confirmation of no further questions and/or declinations to assert jurisdiction or conduct a formal review, and the expirations or terminations of waiting periods required by, (i) the relevant antitrust authorities in Chile, China, COMESA, Egypt, Germany, Kazakhstan, Mexico, Moldova, Morocco, Poland, Saudi Arabia, South Africa, South Korea, Switzerland, Taiwan, Turkey, Ukraine, United Arab Emirates, United Kingdom, and Vietnam, (ii) the relevant foreign investment authorities in France, Italy, Romania, and Sweden, (iii) the HSR Act, (iv) CFIUS, and (v) any other jurisdictions that either Parent or the Company may propose in good faith, which shall be added as required regulatory approvals, subject to the consent of the other party (such consent not to be unreasonably withheld) shall have been filed, have occurred or been obtained, and all such required regulatory approvals shall be in full force and effect.

On October 8, 2025, the Company and Parent each filed their respective notification and report forms with the FTC and the Antitrust Division of the DOJ under the HSR Act with respect to the proposed merger.

The Company and Parent intend to promptly prepare and file the requisite notification forms with CFIUS and all other relevant non-US antitrust and foreign investment authorities.

Legal Proceedings Relating to the Merger

As of the date of this proxy statement, there has been no litigation brought by Class A Common Stockholders related to the merger agreement or the transactions contemplated by the merger agreement against the Company, its officers or any member of the Air Lease Board. However, Class A Common Stockholders may file such lawsuits. Such litigation, if not resolved, could prevent or delay completion of the merger and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the closing is the absence of any law or order from a governmental entity (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the merger. Therefore, if a Class A Common Stockholder were successful in obtaining an injunction prohibiting the consummation of the merger on the agreed-upon terms, then such injunction may prevent the merger from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the Company’s business, financial condition, results of operations and cash flows.

PROPOSAL 1: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER

We are asking you to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. For a summary and detailed information regarding this proposal, see the information about the merger agreement throughout this proxy statement, including the information set forth in the sections of this proxy statement titled “The Merger Agreement” beginning on page 96. A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.

Vote Required:

The proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, requires the affirmative vote of a majority of shares of Class A Common Stock outstanding and entitled to vote at the special meeting. Failure to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal.

Recommendation:

The Air Lease Board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: APPROVAL ON A NON-BINDING, ADVISORY BASIS OF CERTAIN MERGER RELATED EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our Class A Common Stockholders with the opportunity to vote to approve, on an advisory non-binding basis, the payment of certain compensation that may be paid or become payable by the Company to its named executive officers in connection with the merger, as disclosed in the section of this proxy statement entitled “The Merger—Interests of Air Lease’s Directors and Executive Officers in the Merger” beginning on page 72.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the Class A Common Stockholders of Air Lease Corporation approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Air Lease Corporation’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of Air Lease’s Directors and Executive Officers in the Merger” in Air Lease Corporation’s proxy statement for the special meeting.”

Vote Required:

Approval of this advisory vote requires the affirmative vote of a majority of shares of Class A Common Stock present or represented and entitled to vote on the proposal at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the advisory vote.

This proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on the Company, the Air Lease Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of this advisory vote, if the merger is consummated, the Company’s named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

Recommendation:

The Air Lease Board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF SPECIAL MEETING

At the special meeting, we are asking the Company’s Class A Common Stockholders to vote to adjourn the special meeting if there is not a quorum or to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve Proposal 1.

The Company may, with Parent’s consent (not to be unreasonably delayed, withheld or conditioned), adjourn or postpone the special meeting if the Company reasonably believes that (i) such adjournment or postponement is necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of shares of Class A Common Stock a reasonable time in advance of the special meeting, (ii) after consultation with Parent, as of the time for which the special meeting is then scheduled, (A) there will be an insufficient number of shares of Class A Common Stock present (either in person or by proxy) to constitute a necessary quorum, or (B) there will be an insufficient number of proxies to obtain the Company Stockholder Approval, or (iii) such adjournment or postponement is required by law.

The Company shall, if requested by Parent, adjourn or recess the special meeting, if after consultation with Parent, as of the time for which the special meeting is then scheduled (A) there will be an insufficient number of shares of Class A Common Stock present (either in person or by proxy) to constitute a necessary quorum, or (B) there will be an insufficient number of proxies to obtain the Company Stockholder Approval.

The approval of Proposal 1 is required for completion of the merger. Because the Air Lease Board believes that it is in the best interest of the Company and its stockholders to engage in the merger and related transactions, the Air Lease Board believes it is in the best interest of the Company and its stockholders to adjourn the special meeting if there are not sufficient votes at the time of the special meeting to approve Proposal 1.

Vote Required:

Approval of a meeting adjournment requires the affirmative vote of a majority of the shares of Class A Common Stock present or represented, and entitled to vote on the proposal, at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the proposal. Any signed proxies received by the Company in which no voting instructions are provided on the Adjournment Proposal will be voted in favor of adjournment, if such proposal is introduced at the special meeting.

Recommendation:

The Air Lease Board unanimously recommends that you vote “FOR” this proposal.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties to the merger agreement are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. In addition, you should read “Voting Agreement” beginning on page 120, which summarizes the voting agreement, as certain provisions of these agreements relate to certain provisions of the merger agreement. A copy of the voting agreement is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement and the copy of the merger agreement attached as Annex A to this proxy statement are intended to provide information regarding the terms of the merger agreement. The merger agreement contains representations and warranties by the Company, Parent and Merger Sub, which were made for purposes of that agreement and as of specified dates. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in the merger agreement:

•

have been qualified by matters specifically disclosed in the Company’s filings with the SEC after January 1, 2024, and prior to the date of the merger agreement, in each case excluding any disclosures contained in any “risk factor” or “forward looking statements” sections of the Company’s filings with the SEC or that otherwise comprise forward-looking statements, statements of risk, or are cautionary, predictive or forward-looking in nature;

•	are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors;
•

were made only as of the date of the merger agreement or, with respect to certain representations, in the event the closing occurs, as of the date of the closing, or such other date as is specified in the merger agreement;

•

may be subject to important qualifications, limitations and supplemental information agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement, including certain qualifications, limitations and supplemental information disclosed in the confidential disclosure letters to the merger agreement; and

•	have been included in the merger agreement for the purpose of allocating risk between the contracting parties.

In reviewing the representations, warranties and covenants contained in the merger agreement or any description thereof in this summary, it is important to bear in mind that such representations, warranties, covenants and agreements or any descriptions were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of the Company, Parent and Merger Sub or any of their respective subsidiaries, affiliates or businesses except as expressly stated in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The merger agreement and the description of the merger agreement in this proxy statement should not be read alone, but should instead be read in conjunction with the other information contained in this proxy statement and other information regarding the Company that is or will be contained in, or incorporated by reference into, the Company’s filings with the SEC.

The description of the merger agreement below does not purport to describe all of the terms of that agreement, and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Annex A and is incorporated in this proxy statement by reference.

Additional information about the Company may be found elsewhere in this proxy statement and in the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page 128.

Structure of the Merger

At the effective time of the merger, Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will cease. The Company will continue as the surviving corporation in the merger.

At the effective time of the merger, the certificate of incorporation of the Company will be amended and restated to read in its entirety as set forth on Exhibit B to the merger agreement and the bylaws of the surviving corporation will be amended and restated to read in their entirety as set forth on Exhibit C to the merger agreement.

Completion of the Merger

The closing of the merger will take place on a date to be specified by the Company and Parent, which will be no later than five business days following the satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions) by means of a virtual closing through the electronic exchange of signatures, or at such other date, time and place as may be agreed in writing between the Company and Parent. The parties shall cause the merger to be consummated pursuant to the DGCL by filing a certificate of merger with respect to the merger (the “Merger Certificate”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the DGCL, and the parties shall make all other filings or recordings required under the DGCL in connection with the merger. The merger shall become effective at such time as the Merger Certificate is filed and accepted for record by the Secretary of State of the State of Delaware, or such later date and time as shall be agreed to in writing by the Company and Parent and specified in the Merger Certificate.

General Effects of the Merger

If the Company’s Class A Common Stockholders adopt the Merger Proposal, and if the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation. If the merger is completed, all of Air Lease Corporation’s equity interests will be owned by Parent and none of the Company’s current Class A Common Stockholders will have any ownership interest in, or be a stockholder of, the Company after the completion of the merger. As a result, our current Class A Common Stockholders will no longer benefit from any increase in the Company’s value or bear the risk of any decrease in the Company’s value. Following the merger, Parent and their affiliates will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

Effects of the Merger on the Class A Common Stock of the Company

Subject to the provisions of the merger agreement, at the effective time of the merger, each share of Class A Common Stock of the Company issued and outstanding immediately prior to the effective time of the merger (other than any shares held by any dissenting holder who has properly exercised their appraisal rights in accordance with Section 262 of the Delaware General Corporation Law and shares to be canceled or converted into shares of the surviving corporation in accordance with the merger agreement or restricted shares canceled and exchanged in accordance with the merger agreement) will be converted into the right to receive the merger consideration. All such Class A Common Stock, when so converted, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a share certificate (or evidence of shares in book-entry form) that immediately prior to the effective time of the merger represented any such Class A Common Stock will cease to have any rights with respect thereto, except the right to receive the merger consideration.

Each of Parent, the Company, the surviving corporation and the paying agent (without duplication) will be entitled to deduct and withhold from any amounts payable to any person pursuant to the merger agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable law. Amounts so withheld and paid over to the appropriate taxing authority will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

Effects of the Merger on the Preferred Stock of the Company

At the effective time of the merger, each share of the Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock of the Company issued and outstanding immediately prior to the effective time of the merger will remain outstanding and will be deemed to be a share of preferred stock of the surviving corporation with the same rights, powers, privileges and voting powers, and restrictions and limitations thereof, applicable to such series of preferred stock.

Treatment of Company Equity Awards

Under the terms and subject to the conditions set forth in the merger agreement, upon the effective time of the merger:

•

each outstanding Company RSU that is vested (but not yet settled) immediately prior to the effective time of the merger or becomes vested as of the effective time of the merger in accordance with its terms will be converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the merger consideration multiplied by the number of shares of Class A Common Stock subject to such Company RSU;

•

each outstanding Company RSU that is not vested immediately prior to the effective time of the merger will be converted into the contingent right to receive from Parent or the surviving corporation an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the merger consideration multiplied by the number of shares of Class A Common Stock subject to such Company RSU, subject to the same vesting terms and conditions after the effective time as applied to the corresponding Company RSU immediately prior to the effective time of the merger; and

•

each outstanding Company PSU will be converted into a contingent right to receive from Parent or the surviving corporation an amount in cash, without interest and subject to applicable withholding taxes and other authorized deductions, equal to the product of the merger consideration multiplied by the number of shares of Class A Common Stock issuable pursuant to such Company PSU determined based upon the greater of the target level of performance and the actual level of performance calculated as of the latest practicable date prior to the effective time of the merger, subject to the same vesting terms and conditions after the effective time of the merger as applied to the corresponding Company PSU immediately prior to the effective time of the merger (other than any performance-based conditions).

Exchange and Payment Procedures for the Class A Common Stock in the Merger

As promptly as reasonably practicable after the effective time of the merger and in any event within three business days after the effective time of the merger, Parent will cause the paying agent to mail, or otherwise provide in the case of book-entry shares, to each holder of record of Class A Common Stock (i) a form of letter of transmittal and (ii) instructions for effecting the surrender of book-entry shares or share certificates in exchange for the merger consideration.

You will not be entitled to receive the merger consideration until you surrender your certificates (or effective affidavit of loss in lieu thereof) or evidence of book-entry shares to the paying agent, together with a properly completed and duly executed letter of transmittal and any other documents as reasonably may be required by the paying agent. If a transfer of ownership of shares is not registered in the transfer records of the Company, the merger consideration may be paid to the transferee if the stock certificate or evidence of book-entry share formerly representing the shares is presented to the paying agent accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid. No interest will be paid or accrued on the cash payable upon surrender of the certificates or evidence of book-entry shares.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to holders of Class A Common Stock for one year after the effective time of the merger will be delivered to Parent. Former holders of Class A Common Stock who have not complied with the above-described exchange and payment procedures may thereafter only look to Parent for payment of its claim for the merger consideration without any interest thereon. None of the Company, Parent, Merger Sub or the paying agent will be liable to any person for any portion of the payment fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If any certificate formerly representing Class A Common Stock is lost, stolen or destroyed, the paying agent will issue the merger consideration deliverable in respect of, and in exchange for, such lost, stolen or destroyed certificate only upon the making of an affidavit of such loss, theft or destruction by the person claiming such certificate to be lost, stolen or destroyed.

These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

Company Representations and Warranties

In the merger agreement, the Company makes certain representations to Parent and Merger Sub with respect to itself and its subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the Company disclosure letter delivered in connection therewith. These include representations and warranties relating to, among other things:

•	corporate organization, existence and good standing, including with respect to the Company’s subsidiaries;
•	ownership of the Company’s subsidiaries;
•	the capitalization of the Company;
•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by such agreements;
•	subject to the ability to make an adverse recommendation change, the approval of, and recommendation by, the Air Lease Board in favor of the Merger Proposal;
•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;
•	the accuracy of the Company’s filings with the SEC and of the financial statements included in the SEC filings and the absence of certain undisclosed liabilities of the Company and its subsidiaries;
•	matters relating to information to be included in required filings with the SEC in connection with the merger;
•

the absence of any Company Material Adverse Effect with respect to the Company from June 30, 2025 to the date of the merger agreement and the operation of the Company’s business in the ordinary course consistent with past practice in all material respects from June 30, 2025 to the date of the merger agreement;

•	the filing of tax returns, the payment of taxes and other tax matters related to the Company and its subsidiaries;
•	the Company’s employee benefit plans;
•	the absence of suits, actions or other proceedings by or before any governmental entity with respect to the Company and its subsidiaries;
•

compliance with laws, including anti-bribery laws, sanctions laws and anti-money laundering laws, by the Company and its subsidiaries since January 1, 2022, and there having been no violation of any of the necessary permits and authorizations since January 1, 2022;

•

compliance with data privacy laws, compliance with contractual privacy and security standards and obligations, and the absence of data breaches by the Company and its subsidiaries since January 1, 2022;

•	environmental matters and compliance with environmental laws by the Company and its subsidiaries;
•	material contracts of the Company and its subsidiaries and the absence of certain defaults under material contracts;
•	real property that is leased by the Company and its subsidiaries;
•	intellectual property owned, licensed or used by the Company and its subsidiaries;
•	certain labor matters;
•	the inapplicability of anti-takeover provisions of applicable law with respect to the merger;

•

the absence of any broker’s, finder’s, financial advisor’s or other similar fee or commission owed to any broker, investment banker, financial advisor or other person in connection with the merger based upon arrangements made by or on behalf of the Company, other than the fees to be paid to J.P. Morgan;

•	the receipt by the Air Lease Board of an opinion of the Company’s financial advisor;
•	the Company’s insurance policies and certain claims made with respect to such policies;
•	relevant aircraft owned and leased by the Company and its subsidiaries; and
•	acknowledgment by the Company of the absence of any other representations and warranties of Parent or Merger Sub, other than as set forth in the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by knowledge or materiality qualifications or a Company Material Adverse Effect (as defined below).

For purposes of the merger agreement, a “Company Material Adverse Effect” means any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, would or would reasonably be expected to (i) materially adversely affect the business, assets, financial condition or results of operations of the Company and the Company’s subsidiaries, taken as a whole or (ii) materially impair, materially delay, materially interfere with or materially hinder the consummation by the Company of the merger or the other transactions contemplated by the merger agreement or the compliance by the Company with its obligations under the merger agreement; provided, however, that, solely with respect to the foregoing clause (i), any circumstance, occurrence, effect, change, event or development arising from or related to the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur (except, in the case of the first six bullets and the tenth bullet below, to the extent disproportionately affecting the Company and the Company’s subsidiaries relative to other participants in the industry in which the Company and the Company’s subsidiaries operate):

•

conditions affecting the economy in any of the countries, markets or geographical areas in which the Company and its subsidiaries operate, or any other national or regional economy or the global economy generally;

•

political conditions (or changes in such conditions) in any of the countries, markets or geographical areas in which the Company and its subsidiaries operate or any other country or region in the world, declared or undeclared acts of war, cyber-attacks, sabotage or terrorism, tariffs or trade wars, epidemics, pandemics or disease outbreaks (including COVID-19 and any actions or events resulting therefrom) (including any escalation or general worsening of any of the foregoing) or national or international emergency in any of the countries, markets or geographical areas in which the Company and its subsidiaries operate or any other country or region of the world occurring after the date of the merger agreement;

•

changes in the financial, credit, banking or securities markets in any of the countries, markets or geographical areas in which the Company and its subsidiaries operate or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates;

•	changes required by U.S. generally accepted accounting principles or other accounting standards (or interpretations thereof);
•	changes in any laws or other binding directives issued by any governmental entity (or interpretations thereof);
•	changes that are generally applicable to the industries in which the Company and its subsidiaries operate;

•

any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the merger agreement or any decline in the market price or trading volume of the Class A Common Stock of the Company (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in the Company Material Adverse Effect definition);

•

the negotiation, execution or delivery of the merger agreement, the performance by any party hereto of its obligations hereunder or the public announcement (including as to the identity of the parties thereto) or pendency of the merger or any of the other transactions contemplated thereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers or employees of the Company and its subsidiaries;

•

changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in the Company Material Adverse Effect definition);

•	the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and its subsidiaries;
•	stockholder litigation arising from or relating to the merger agreement, the merger or any strategic alternatives considered by the Company;
•	any action required by the terms of the merger agreement, or with the prior written consent or at the direction of Parent;
•

any liability arising from any pending or threatened claim, suit, action, proceeding, investigation or arbitration disclosed to Parent in the merger agreement or in the Company disclosure letter (but not any material deterioration or escalation thereof);

•	any comments or other communications by Parent or any of its affiliates of its intentions with respect to the surviving corporation or the business of the Company; or
•

any matter described in the Company disclosure letter (but only to the extent the material adverse effect in question reasonably could be anticipated based on the substance and content of such disclosure, and not any material deterioration or escalation thereof).

Parent’s and Merger Sub’s Representations and Warranties

In the merger agreement, Parent and Merger Sub make certain representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties relate to, among other things:

•	corporate organization, existence and good standing;
•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by such agreements;
•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;
•	matters relating to information to be included in required filings with the SEC in connection with the merger;
•

compliance with laws by Parent and its subsidiaries since the date of formation of Parent and there having been no violation of any of the necessary permits and authorizations since the date of formation of Parent;

•	the absence of suits, actions or other proceedings by or before any governmental entity with respect to Parent, Merger Sub and their affiliates;

•

the absence of any broker’s, finder’s, financial advisor’s or other similar fee or commission owed to any broker, investment banker, financial advisor or other person in connection with the merger based upon arrangements made by or on behalf of Parent or Merger Sub, other than the fees to be paid to Citigroup Global Markets Inc. and Goldman Sachs Group, Inc.;

•	the ownership of Merger Sub and the absence of any business or operations conducted by Merger Sub, other than matters related to the merger;
•	ownership of Class A Common Stock of the Company;
•	sufficiency of cash to pay the aggregate merger consideration and all other payments, fees and expenses payable by Parent and Merger Sub pursuant to the merger agreement;
•	the solvency of the surviving corporation following the merger; and
•	acknowledgment by Parent and Merger Sub of the absence of any other representations and warranties of the Company, other than as set forth in the merger agreement.

For purposes of the merger agreement, a “Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, is or would be reasonably expected to prevent or materially impair, materially interfere with, materially hinder or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement.

None of the representations and warranties contained in the merger agreement will survive the consummation of the merger.

Conduct of Business Pending the Merger

The merger agreement provides that, subject to certain exceptions or unless Parent provides its prior written consent (which will not be unreasonably withheld, conditioned or delayed), from the date of the merger agreement to the effective time of the merger, the Company will, and will cause each of its subsidiaries to, use commercially reasonably effects to (i) conduct the business of the Company and its subsidiaries in the ordinary course of business consistent with past practice in all material respects and (ii) preserve their current business, assets and relationships with key employees, customers and suppliers.

In addition, the merger agreement provides that, subject to certain exceptions or unless Parent provides its prior written consent (which will not be unreasonably withheld, conditioned or delayed), from the date of the merger agreement to the effective time of the merger, the Company will not, and will not cause or permit any of its subsidiaries to, do any of the following, subject to certain exceptions, including those set forth in the Company’s disclosure letter:

•

other than with respect to regular quarterly dividends up to $0.22 per share of Class A Common Stock, $11.625 per share of Series B Preferred Stock, $10.3125 per share of Series C Preferred Stock, and $15.00 per share of Series D Preferred Stock (which amounts in respect of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock may be adjusted in accordance with the dividend reset provisions contained in the Certificates of Designation related thereto) of the Company, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its share capital, other equity interests or voting securities;

•	split, combine, subdivide or reclassify any of its share capital, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for share capital or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its share capital, other equity interests or voting securities;

•

repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital or voting securities of, or equity interests in, the Company or any of its subsidiaries or any securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or equity interests in, the Company or any of its subsidiaries, or any warrants, calls, options or other rights (contingent or otherwise) to acquire any such shares of capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of equity securities in connection with the vesting or settlement or forfeitures of Company RSUs and PSUs;

•

create, allot, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (other than liens imposed by applicable securities laws) (i) any shares of capital stock of the Company or any of its subsidiaries, other than the issuance of shares of capital stock of the Company upon the vesting or settlement of Company RSUs or Company PSUs that were outstanding as of the date of the merger agreement or issued in accordance with the merger or the terms of the award agreements for such outstanding Company RSUs or Company PSUs, in each case in accordance with the terms thereof, (ii) any other equity interests or voting securities of the Company or any of its subsidiaries, (iii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any of its subsidiaries, (iv) any warrants, calls, options or other rights (contingent or otherwise) to acquire any shares of capital stock or voting securities of, or other equity interests in, the Company or any of its subsidiaries; (v) any rights issued by the Company or any of its subsidiaries that are linked in any way to the price of any class of shares of capital stock of the Company or any shares of capital stock of any subsidiary of the Company, the value of the Company, any of the Company’s subsidiaries or any part of the Company or any of its subsidiaries; or (vi) any Company voting debt;

•

amend the Company’s or any subsidiary’s organizational documents, except as may be required by law or the rules and regulations of the SEC or the NYSE or for dormant or inactive subsidiaries and owner trusts;

•

make or adopt any change in its accounting methods, principles or practices as in effect on the date hereof, except insofar as may be required by a change in GAAP or Law (or authoritative interpretations thereof);

•

directly or indirectly acquire or agree to acquire in any transaction (by merger, consolidation, acquisition of stock or assets or otherwise) any material equity interest in or material business of any person or material division thereof or any material properties or assets, except for acquisitions contemplated by the Company’s orderbook (and engines and buyer furnished equipment related thereto) and under certain other circumstances as set forth in the merger agreement and disclosure letter;

•

except for contracts entered into in the ordinary course of business relating to certain managed aircraft, enter into any partnership, joint venture or similar contract to which the Company or any of its subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture;

•

except in the ordinary course of business consistent with past practice, enter into, waive, modify, amend or terminate any material contract or contract that would, if entered into prior to the date of the merger agreement, be a material contract, subject to certain exceptions as set forth in the merger agreement and disclosure letter, provided that (i) it will not be considered ordinary course of business consistent with past practice to enter into new OEM contracts for the acquisition of aircraft not permitted under the merger agreement and (ii) any new or amended aircraft leases, servicing agreements and OEM contracts that are permitted to be entered into after the date of the merger agreement will be either (x) on terms that the Company believes to be commercially reasonable, subject to the parameters set forth in the Company disclosure letter, or (y) on substantially the same terms of the applicable letter of intent, memorandum of understanding or similar agreement set forth in the Company disclosure letter;

•

except in relation to liens to secure indebtedness for borrowed money that is outstanding as of the date of the merger agreement, or otherwise permitted to be incurred under the merger agreement, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any lien (other than permitted liens), or otherwise dispose of any material properties or assets or any material interests therein, other than (i) dispositions of aircraft not to exceed the amounts and in accordance with the terms and conditions set forth in the Company disclosure letter (excluding any of the transactions referenced in clause (ii)-(iv) of this bullet, (ii) with respect to transactions between the Company and any wholly owned Company subsidiary, or between wholly owned Company subsidiaries, (iii) dispositions contemplated by any letter of intent, memorandum of understanding or similar agreement set forth in the Company disclosure letter, or (iv) in the ordinary course of business consistent with past practice with respect to properties or assets that are not aircraft;

•

incur additional indebtedness, except for (A) indebtedness under the Company’s existing revolving credit facilities or commercial paper issuances (1) in replacement of existing indebtedness, up to an amount equal to the aggregate principal amount of the indebtedness being replaced plus the aggregate amount of any unpaid interest related thereto and the amount of any expenses incurred in connection therewith, or (2) otherwise in the ordinary course of business, (B) indebtedness between the Company and any wholly owned Company subsidiary, or between wholly owned Company subsidiaries, (C) hedging transactions in the ordinary course of business consistent with past practice, and (D) certain other additional indebtedness as set forth in the merger agreement;

•

settle or compromise material litigation, or release, dismiss or otherwise dispose of certain claims, liabilities, obligations or arbitrations, subject to certain exceptions as set forth in the merger agreement and disclosure letter;

•

abandon or permit to lapse, assign, sell, lease, license, sublicense, modify, terminate, transfer or dispose of, create or incur any lien (other than a permitted lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material owned intellectual property rights, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice;

•

fail to use commercially reasonable efforts to (A) prevent the lapse of any insurance policy or (B) take any action that would make any insurance policy void or voidable or reduce the limits of insurance coverage provided thereunder, in the case of both (A) and (B), other than immaterial changes, operational changes or changes required by applicable Law and policy expirations and reductions of limits in the ordinary course of business and other than changes in policies or limits of insurance coverage resulting from the transactions contemplated thereby;

•	make or authorize capital expenditures, subject to certain exceptions as set forth in the merger agreement and disclosure letter;
•

except in the ordinary course of business consistent with past practice or as contemplated by contracts in effect, accelerate any material payments under any leases relating to leased Company aircraft or fail to continue any aircraft maintenance programs with respect to off-lease Company aircraft;

•

(i) make, change or rescind any material income tax election (including, for the avoidance of doubt, any entity classification election); (ii) change any of its material methods of tax accounting or tax accounting principles, methods or practices other than as required by applicable law; (iii) enter into any closing agreement with respect to taxes; (iv) settle any material claim or assessment relating to the Company or any of its subsidiaries with respect to taxes; or (v) surrender any right to claim a material tax refund, offset or other reduction in tax liability;

•

adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for the Company or any significant subsidiary (excluding any internal reorganization of wholly owned Company subsidiaries);

•	adopt or implement any stockholder rights plan or similar arrangement;
•

except (A) as required by applicable law, or (B) as required by the terms of any Company benefit plan, increase the compensation or benefits payable to any current or former director, officer, employee or individual independent contractor of the Company or any Company subsidiary, other than increases in base wages or salary in the ordinary course of business consistent with past practice not to exceed 7% of the aggregate base wages or salary for employees at or below the level of senior vice president as in effect as of the date of the merger agreement; provided further that not more than ten employees below the level of vice president shall be promoted; (ii) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits payable to any current or former director, officer, employee or individual independent contractor of the Company or any Company subsidiary; (iii) amend any Company benefit plan or adopt or enter into any plan that would be a Company benefit plan if in effect on the date hereof; (iv) grant or provide any severance or termination payments or benefits to any current or former officers, directors, employees or individual independent contractors; (v) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former director, officer, employee or individual independent contractor; (vi) hire or terminate any employee who is a senior vice president or above, except for terminations for “cause”, or promote any employee who, as a result of such promotion, would be a senior vice president or above; or (vii) enter into any collective bargaining agreement or recognize or certify any labor organization as the bargaining representative for any employees of the Company or its subsidiaries; or

•	agree to take any of the foregoing actions described in the bullets above.

Other Covenants and Agreements

Stockholders’ Meeting

The merger agreement requires the Company to, as promptly as reasonably practicable after the SEC confirms it has no further comments on this proxy statement, duly call, give notice of, convene and hold a meeting of the Company’s stockholders for the purpose of:

•	seeking the Company Stockholder Approval of the Merger Proposal; and
•	in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking non-binding, advisory approval of the Compensation Proposal.

The Company agreed to use its reasonable best efforts to (i) cause this proxy statement to be mailed to the Company’s Class A Common Stockholders; and (ii) subject to certain limitations described in “—Restrictions on Solicitation and Adverse Recommendation Change” beginning on page 107, solicit the Company Stockholder Approval.

Restrictions on Solicitation and Adverse Recommendation Change

Except as set forth in certain sections of the merger agreement described below, the Company will, and will cause each of its subsidiaries, and its and their officers, directors, managers or employees, and will instruct its accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “representatives”) of the Company or its subsidiaries, to:

•

immediately cease any existing solicitations, discussions or negotiations with any persons that may be ongoing with respect to any alternative proposal or any proposal that could be reasonably expected to result in an “alternative proposal” (as defined below); and

•

from the date of the merger agreement until the earlier of the effective time of the merger or the date (if any) on which the merger agreement is terminated pursuant to the terms of the merger agreement, not, and not to publicly announce any intention to, directly or indirectly:

○	solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an alternative proposal,
○	furnish non-public information regarding the Company and its subsidiaries to any person in connection with an inquiry or an alternative proposal,
○	enter into, continue or maintain discussions or negotiations with any person with respect to an inquiry or an alternative proposal,
○

otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing persons of the applicable provisions of the merger agreement or contacting any person making an alternative proposal to ascertain facts or clarify terms and conditions for the sole purpose of the Air Lease Board reasonably informing itself about such alternative proposal) regarding, or furnish or cause to be furnished to any person or group (as such term is defined in Section 13(d) under the Exchange Act) any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an alternative proposal,

○	approve, agree to, accept, endorse or recommend any alternative proposal,
○	submit to a vote of its stockholders, approve, endorse or recommend any alternative proposal,
○	effect any adverse recommendation change,
○	enter into any letter of intent or agreement in principle or any agreement providing for any alternative proposal (except for acceptable confidentiality agreements) or
○

amend, or grant a waiver or release under, (A) any standstill or similar agreement with respect to any Class A Common Stock of the Company or (B) any applicable anti-takeover law or anti-takeover provision in the Company’s organizational documents.

Notwithstanding anything to the contrary in the paragraph immediately above, if the Company or any of its subsidiaries or any of its or their respective representatives receives an alternative proposal by any person or group at any time prior to the special meeting, there has been no material breach of the obligations described in the paragraph immediately above that resulted in such alternative proposal and the Air Lease Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such alternative proposal constitutes or would reasonably be expected to lead to a “superior proposal” (as defined below) and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, the Company and its representatives may, prior to the special meeting:

•

furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and its subsidiaries to any person in response to such alternative proposal, pursuant to the prior execution of (and the Company and/or its subsidiaries may enter into) an acceptable confidentiality agreement; and

•	enter into and engage in discussions or negotiations with any person with respect to an inquiry or an alternative proposal.

In the event the Company receives any alternative proposal or any inquiry, it will be subject to certain notice requirements, including keeping Parent reasonably informed on a prompt basis of any material developments regarding the alternative proposal and providing a copy or summary of the material terms thereof.

Notwithstanding anything in the merger agreement to the contrary, at any time prior to the special meeting, the Air Lease Board may:

•

in the case of an intervening event or if the Company has received a superior proposal (after taking into account the terms of any revised offer by Parent), and provided there has been no material breach of the non-solicitation provisions of the merger agreement that resulted in such superior proposal, the Air Lease Board may cause the Company to withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company recommendation or take any action, or make any public statement, filing or release inconsistent with the Company recommendation (any of the foregoing being an “adverse recommendation change”) (including recommending against the merger or approving, endorsing or recommending any alternative proposal)

•

if the Company has received a superior proposal (after taking into account the terms of any revised offer by Parent), terminate the merger agreement to enter into a definitive written agreement providing for such superior proposal simultaneously with the termination of the merger agreement

•

in the case of the preceding two bullets, if the Air Lease Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, provided that the Air Lease Board may not make an adverse recommendation change or, in the case of a superior proposal, terminate the merger agreement, unless:

○

the Company has provided prior written notice to Parent at least five business days in advance (the “notice period”) of taking such action, which notice will advise Parent of the circumstances giving rise to the adverse recommendation change, and, in the case of a superior proposal, that the Air Lease Board has received a superior proposal and will include a copy of such superior proposal (or, where no such copy is available, a description of the material terms and conditions of such superior proposal);

○

during the notice period, the Company has negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of the merger agreement so that, in the case of a superior proposal, such superior proposal ceases to constitute (in the good faith judgment of the Air Lease Board) a superior proposal, or in the case of an intervening event, the failure to make such adverse recommendation change (in the judgment of the Air Lease Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; and

○

the Air Lease Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that, in the case of a superior proposal, such superior proposal remains a superior proposal or, in the case of an intervening event, that the failure to make such adverse recommendation change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law.

If during the notice period any material revisions are made to the superior proposal, the Company will deliver a new written notice to Parent and will comply with the requirements described in this paragraph with respect to such new written notice, provided, however, that for purposes of this sentence, references to the five business day period above will be deemed to be references to the longer of (x) the original five-business day period and (y) a three-business day period.

Nothing contained in the merger agreement will prevent the Company or the Air Lease Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an alternative proposal or from making any disclosure to the Company’s stockholders if the Air Lease Board (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

For purposes of this proxy statement:

An “alternative proposal” means any proposal or offer (whether or not in writing), with respect to any:

•

merger, consolidation, share exchange, other business combination, tender offer, share purchase or similar transaction involving or relating to the Company that would result in any person or group beneficially owning 20% or more of the outstanding equity interests of the Company or any successor or parent company thereto;

•

sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of share capital of or other equity interests in a subsidiary of the Company or otherwise) of any business or assets of the Company or its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole;

•

issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company;

•

transaction in which any person (or the stockholders of any person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Class A Common Stock of the Company or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or

•	any combination of the foregoing (in each case, other than the merger or the other transactions contemplated by the merger agreement).

A “superior proposal” means any bona fide proposal or offer made by a third party or group (i) that did not result from a material breach of Section 5.04 of the merger agreement and (ii) pursuant to which such third party or group (or the stockholders of such third party or group) would acquire, directly or indirectly, more than 50% of the Class A Common Stock or assets of the Company and its subsidiaries, taken as a whole:

•

on terms which the Air Lease Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Class A Common Stock than the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any changes proposed by Parent to the terms of the merger agreement) and

•	the conditions to the consummation of which are reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal.

Efforts to Consummate

Subject to the terms and conditions of the merger agreement, each of Parent and the Company agreed to use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the merger agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date of the merger agreement the transactions contemplated by the merger agreement (including the merger and the Orderbook Transfer), including:

•

preparing and filing with applicable governmental entities as reasonably promptly as practicable all necessary applications, notices, disclosures, petitions, filings, ruling requests, and other documents and to obtain as reasonably promptly as practicable all consents necessary or advisable to be obtained from any governmental entity in order to consummate the transactions contemplated by the merger agreement (including the merger and the Orderbook Transfer) (collectively, the “governmental approvals”); and

•	as promptly as reasonably practicable taking all steps as may be necessary to obtain all such governmental approvals.

In furtherance and not in limitation of the covenants of the parties described in the foregoing paragraphs, but subject to the paragraph immediately below this paragraph, Parent and the Company will take any and all steps not prohibited by law to:

•

avoid the entry of, or to have vacated, lifted, reversed or overturned any judgment or injunction, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing on or before the End Date, including defending (with sufficient time for resolution in advance of the End Date) through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by the merger agreement by the FTC, the DOJ, or any other applicable governmental entity or any private party in connection with any antitrust law; and

•

avoid or eliminate each and every impediment under any antitrust law or foreign investment law, including by: (A) consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective subsidiaries, (B) terminating existing relationships and contractual rights and obligations, terminating any venture or other arrangement, creating any relationship, contractual rights or obligations of Parent or the Company of any of their respective subsidiaries, or effectuating any other changes or restructuring of Parent, the Company or any of their respective subsidiaries, (C) creating any relationship, contractual rights or obligations of the Company or Parent or their respective subsidiaries, (D) opposing, including through litigation and reasonable avenues of appeal, (i) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement and (ii) any request for the entry of, and seek to have vacated, any order that would restrain, prevent or materially delay the consummation of the transactions contemplated by the merger agreement, in the case of (i) and (ii) as may be required to resolve any objections as a governmental entity may have under the HSR Act, any antitrust law, any foreign investment law or any other applicable law, and/or to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by the merger agreement, commencing and/or defending any suit, action or other proceeding before any court or other applicable governmental entity, and pursuing all reasonably available avenues of appeal thereto, as may be required in order to resolve any objections as a governmental entity may have to such transactions under the HSR Act, any antitrust law or any foreign investment law and avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by the merger agreement or taking any action and/or accepting any condition required by a governmental entity in connection with any governmental approval, and otherwise taking or committing to take action that would limit Parent’s and/or its subsidiaries’ ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective subsidiaries, subject to certain exceptions as set forth in the merger agreement.

Notwithstanding anything to the contrary in the merger agreement, in no event will Parent, any of the Investors or any of their respective affiliates be required to (x) take any actions with respect to any existing businesses, product lines or assets of any of the Investors or any of their respective affiliates (other than Parent and its subsidiaries (including the Company and the Company’s subsidiaries following the merger)), or (y) take any action contemplated by the foregoing bullet or otherwise take any action or permit or suffer to exist any material restriction, condition, limitation or requirement, that, in the case of this clause (y), would or would reasonably be expected to (when taken together with all other such actions, restrictions, conditions, limitations and requirements), (1) materially diminish the value (commercial or otherwise) of the Company and its subsidiaries (taken as a whole and giving effect to the closing) or (2) materially reduce the benefits reasonably expected to be derived by Parent or any of the Investors and their respective affiliates from the transactions contemplated thereby following the closing, including by materially reducing the benefits reasonably expected to be derived from the Orderbook Transfer or the servicing arrangements contemplated to be entered into by Parent and SMBC AC with respect to the servicing by SMBC AC of certain Company owned aircraft; provided, further, that neither Parent nor the Company is required to take any action contemplated by the foregoing bullet that is not conditioned upon, or would be effective prior to, the closing.

Access to Information; Confidentiality

Subject to applicable law, during the period from the date of the merger agreement to the effective time of the merger, the Company will, and will cause each of its subsidiaries to, afford to Parent and to the representatives of Parent and SMBC AC reasonable access, upon reasonable advance notice, during normal business hours during the period prior to the effective time of the merger, to all their respective properties, books, contracts, personnel (including for purposes of discussing retention and other post-closing employment arrangements) and records and furnish reasonably promptly to Parent all other information concerning its business, assets, liabilities, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not unreasonably interfere with the normal business operations of the Company or any of its subsidiaries), subject to certain exceptions.

Directors’ and Officers’ Indemnification

From and after the effective time of the merger, the surviving corporation will indemnify and hold harmless each individual who was prior to or is as of the date of the merger agreement, or who becomes prior to the effective time of the merger, a director, officer or employee of the Company or any of its subsidiaries or who was prior to or is as of the date of the merger agreement, or who thereafter commences prior to the effective time of the merger, serving at the request of the Company or any of its subsidiaries as a director, officer or employee of another person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer or employee of another person, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under applicable law.

The surviving corporation is obligated to maintain directors’ and officers’ liability insurance and fiduciary liability insurance for six (6) years following the effective time of the merger (or, at the Company’s option, the Company may purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance for a period of six (6) years), provided that the surviving corporation is not required to pay an annual premium in excess of 300% of the aggregate annual premium most recently paid by the Company prior to the date of the merger agreement (the “maximum amount”) for such insurance, and if the surviving corporation is unable to obtain the insurance required by this paragraph it will obtain as much comparable insurance as possible for each year within such six (6) year period for an annual premium equal to the maximum amount. In lieu of such insurance, prior to the closing of the merger, the Company may, at its option, purchase “tail” directors’ and officers’ liability and fiduciary liability insurance for a period of six (6) years for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability and fiduciary liability insurance currently maintained by the Company, such “tail” insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability and fiduciary liability insurance currently maintained by the Company with respect to claims arising from facts or events that occurred at or before the closing of the merger; provided that in no event shall the cost of any such tail insurance exceed the maximum amount, and if the Company is unable to obtain such “tail” insurance, it shall obtain as much comparable “tail” insurance as possible for such six-year period for an aggregate premium equal to the maximum amount.

Transaction Litigation

Subject to entry into a customary joint defense agreement, the Company will give Parent the opportunity to consult with the Company and participate in the defense or settlement of any stockholder litigation against the Company, any of the Company’s subsidiaries and/or their respective directors or officers (the “Company Parties”) relating to the merger or the other transactions contemplated by the merger agreement. None of the Company, any of its subsidiaries or any representative of the Company will compromise, settle or come to an arrangement regarding any such stockholder litigation, in each case unless Parent will have consented in writing, provided that the Company may compromise, settle or come to an agreement regarding stockholder litigation made or pending against a Company Party after consultation with Parent, if the resolution of such litigation requires payment from the Company or any of its subsidiaries or any of its or their representatives in an amount that together with all other such payments does not exceed a specified amount and/or the provision of disclosures to the stockholders of the Company relating to the merger (which disclosures shall be subject to review and comment by Parent), and the settlement provides for no material injunctive relief.

Section 16 Matters

Prior to the effective time of the merger, the Company and Merger Sub have each agreed to take all such steps as may be required to cause any dispositions of shares of Class A Common Stock (including derivative securities with respect to shares of Class A Common Stock, including Company RSUs and Company PSUs) resulting from the merger and the other transactions contemplated by the merger agreement by each individual is a director or executive officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable Law.

Employment and Company Benefits

During the one-year period following the closing of the merger (or, such shorter period of employment, as the case may be), Parent will, or will cause the surviving corporation to, provide each employees of the Company or any subsidiary of the Company who remains employed with the surviving corporation or any other affiliate of Parent immediately following the closing of the merger (each, a “Company Employee” with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Company Employee immediately prior to the closing of the merger; (ii) short-term cash incentive opportunities that are at least equal to the short-term cash incentive opportunities in effect for the Company Employee immediately prior to the closing of the merger, which short-term cash incentive opportunities shall, for the year of closing, have the same termination protections as those provided under the Annual Bonus Plan (as defined below) (less certain amounts); (iii) target long-term incentive opportunities that are at least equal to the target long-term incentive opportunities in effect for the Company Employee immediately prior to the closing of the merger (provided that such opportunities may be provided in the form of cash rather than equity) and (iv) employee benefits (excluding any equity-based or other long-term incentives, retiree health and welfare benefits and defined benefit pension benefits) that, with respect to each Company Employee, are no less favorable in the aggregate than the employee benefits provided by the Company or any subsidiary of the Company to such Company Employee immediately prior to the closing of the merger.

With respect to the Company’s annual bonus plan, for the calendar year in which the closing occurs, Parent will, or will cause the surviving corporation or their respective affiliates to, pay to each Company employee who remains employed with Parent, the surviving corporation or their respective affiliates through the closing, such employee’s target annual bonus (i) prorated based on the number of days elapsed during the period commencing on the first day of such calendar year and ending on the closing date, (ii) payable solely in the form of cash and (iii) except in respect of the Deferred Bonus Plan, payable within 10 days following the closing date. If the closing occurs in calendar year 2025, the Closing Year Annual Bonus will be determined based upon the greater of target performance and the actual level of performance, extrapolated through the end of the calendar year based on actual performance through the closing date, as determined by the Leadership Development and Compensation Committee of the Air Lease Board prior to the closing (in consultation with Parent) and the Closing Year Annual Bonus will not be subject to proration. Any employee who is covered under a severance arrangement must, as a condition of receiving the Closing Year Annual Bonus, execute a written agreement (in form and substance reasonably acceptable to Parent) that the Closing Year Annual Bonus will reduce, on a dollar-for-dollar basis, any pro rata annual bonus obligations due for the year of closing under such severance arrangement.

Financing Efforts; Financing Cooperation

Each of Parent and Merger Sub will use, and will cause its representatives and controlled affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate any portion of the debt financing (and any takeout financing) that is necessary in order for Parent and Merger Sub to pay the (i) aggregate merger consideration, (ii) repayment or refinancing of any indebtedness required as a result of the merger, and (iii) all fees and expenses in connection with the merger and the other transactions contemplated by the merger agreement, no later than the closing of the merger on the terms and subject only to the conditions set forth in the Debt Commitment Letter as of the date of the merger agreement (or, in the case of a takeout financing, the applicable conditions thereto). It is not a condition to any of Parent’s or Merger Sub’s obligations under the merger agreement, including to consummate the transactions as contemplated by the merger agreement, to obtain any financing or refinancing.

The Company will, and will instruct its representatives and cause the subsidiaries of the Company to, use reasonable best efforts to provide customary cooperate to Parent and Merger Sub in connection with Parent’s efforts to obtain any financing in connection with consummation of the merger and other related transactions (provided that the requested cooperation, among other things, is consistent with applicable law and does not unreasonably interfere with the normal operations of the Company and its subsidiaries), including by providing reasonably available financial and other pertinent information regarding the Company and its subsidiaries. Parent will indemnify the Company, its subsidiaries and their respective representatives from and against any and all losses suffered or incurred by them in connection with the requested cooperation or any information utilized in connection with the requested cooperation, subject to certain exceptions.

The Company, on one hand, and Parent and Merger Sub, on the other hand, will keep each other reasonably informed in reasonable detail and in a timely fashion of any actual or proposed Takeout Financing or Permitted Company Interim Financing (both as defined in the merger agreement) and coordinate and cooperate with each other to achieve successful execution of such financing. The Company will provide Parent and Merger Sub no less than 20 business days’ prior written notice of any proposed marketing or issuance of a Permitted Company Interim Financing, and no marketing or issuance of such financing may be commenced without Parent’s prior written consent. The Company has agreed to use reasonable best efforts to provide cooperation to Parent and Merger Sub in the arrangement and execution of a Qualified Bond (as defined in the merger agreement) issued by Parent or Merger Sub on behalf of the Company, by taking certain actions as set forth in the merger agreement. The Company may not commence any marketing efforts with respect to debt financing other than as permitted under the merger agreement.

Orderbook Transfer Cooperation

Until the earlier of the closing of the merger and the date on which the merger agreement is terminated in accordance with its terms, the Company will provide commercially reasonable cooperation to Parent and Merger Sub to facilitate the transfer of the orderbook to SMBC AC effective immediately following the closing of the merger, including by using its reasonable best efforts to (a) provide to Parent, as of ten business days prior to the closing of the merger (or such other date as may be mutually agreed), a schedule setting forth, with respect to each undelivered orderbook aircraft as of such date, (i) the orderbook contract relating to such undelivered orderbook aircraft, (ii) the orderbook lease applicable to such undelivered orderbook aircraft, if any, and (iii) the total amount of predelivery payments paid to the applicable OEMs under the applicable orderbook contract as of the most recent date for such information is available to the Company, (b) obtain such consents from the applicable OEMs as may be required in connection with the Orderbook Transfer and the other transactions contemplated by the merger agreement and (c) enter into the required documentation in order to novate or otherwise transfer the applicable orderbook contracts to SMBC AC or its designated affiliate effective upon the closing of the merger and on terms and conditions reasonably acceptable to Parent. The receipt of consent from any OEM to the novation or transfer of any orderbook contracts is not a condition to the closing of the merger.

Stock Exchange Delisting; Deregistration

Prior to the closing, the Company has agreed to cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable Law and the rules and policies of the NYSE to enable the delisting by the surviving corporation of the Class A Common Stock from the NYSE and the deregistration of the Class A Common Stock under the Exchange Act as promptly as practicable after the effective time.

Parent’s Obligation to Cause Affiliates to Comply

Under the merger agreement, Parent has agreed to cause each of Merger Sub and any other applicable affiliate of Parent to comply with and perform all of its obligations under or relating to the merger agreement, including in the case of Merger Sub to consummate the merger on the terms and conditions set forth in the merger agreement.

Conditions to the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or, to the extent permitted by law, waiver at or prior to the closing of the following conditions:

•	the approval and adoption of the Merger Proposal by the affirmative vote of a majority of the shares of Class A Common Stock outstanding and entitled to vote at a Company stockholder meeting;
•

(i) the expiration or termination of any waiting period (and any extension thereof) applicable to the merger and the other transactions contemplated by the merger agreement (including the Orderbook Transfer) under the HSR Act, (ii) the receipt of CFIUS approval, and (iii) the filing, occurrence or receipt of applicable authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required by, applicable governmental entities, and all such required regulatory approvals described in the foregoing clauses (i)-(iii) being in full force and effect; and

•

no applicable law and no judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any governmental entity will be in effect that prevents, makes illegal or prohibits the consummation of the merger and the other transactions contemplated thereby, including the Orderbook Transfer.

The obligations of the Company to consummate the merger are further subject to the satisfaction or, to the extent permitted by law, waiver at or prior to the closing of the following conditions:

•

the accuracy of the representations and warranties of Parent and Merger Sub in the merger agreement as of the date of the merger agreement and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the performance by Parent and Merger Sub in all material respects of all obligations required to be performed by them under the merger agreement at or prior to the closing of the merger; and
•

the delivery by Parent to the Company of a certificate, dated as of the closing of the merger and signed by an authorized officer of Parent, certifying to the effect that certain conditions set forth in the merger agreement have been satisfied.

The obligations of Parent and Merger Sub to consummate the merger are further subject to the satisfaction or, to the extent permitted by law, waiver at or prior to the closing of the following conditions:

•

the accuracy of the Company’s representations and warranties in the merger agreement, subject to applicable materiality or other qualifiers, as of the date of the merger agreement and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the absence of a Company Material Adverse Effect (as defined in the section of this proxy statement entitled “—Company Representations and Warranties”);
•	the performance by the Company in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger; and
•

the delivery by Company to Parent of a certificate, dated as of the closing of the merger and signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying to the effect that certain conditions set forth in the merger agreement have been satisfied.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after receipt of the Company Stockholder Approval, by mutual written consent of the Company and Parent. In addition, either the Company or Parent may terminate the merger agreement:

•

if the merger is not consummated on or before the End Date; provided, however, that this termination right is not available to a party whose breach or failure to fulfill any obligation under the merger agreement results in the failure of the merger to be consummated by the End Date, provided, further, that if on the End Date all of the closing conditions, as described in “—Conditions to the Merger” beginning on page 115, have been satisfied or waived (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the closing of the merger by any party, but subject to the satisfaction (or waiver) of such conditions at the closing) other than the required regulatory approvals condition or the Legal Restraints condition, then the End Date will be automatically extended to

September 1, 2026; provided that if on September 1, 2026, all of the closing conditions, as described in “—Conditions to the Merger” beginning on page 115, have been satisfied or waived (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the closing of the merger by any party, but subject to the satisfaction (or waiver) of such conditions at the closing) other than the Required Regulatory Approvals condition or the Legal Restraints condition, then the End Date will be automatically extended to December 1, 2026, in which case the End Date will be deemed for all purposes to be such later date;

•

if the Legal Restraints condition is not satisfied and the legal restraint giving rise to such non-satisfaction shall have become final and non-appealable, provided that the terminating party shall have complied with its obligations under the regulatory efforts covenant; or

•	if the Company Stockholder Approval shall not have been obtained at a duly convened meeting of the stockholders or any adjournment or postponement thereof at which a vote on the merger was taken.

The Company may also terminate the merger agreement:

•

if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the Parent representation condition or the Parent covenant condition could not be satisfied as of the closing date of the merger, provided that the Company may not terminate the merger agreement pursuant to this provision unless any such breach or failure to be true has not been cured by the earlier of (i) 60 days after written notice by the Company to Parent informing Parent of such breach or failure to be true and (ii) the End Date, and provided further that the Company may not terminate the merger agreement pursuant to this provision if the Company is then in breach of the merger agreement in any material respect;

•

prior to receipt of the Company Stockholder Approval, in order to enter into a definitive written agreement providing for a superior proposal in accordance with the merger agreement, provided that the Company pays the termination fee prior to or simultaneously with such termination; or

•

if (i) all of the conditions to Parent and Merger Sub’s obligations to effect the merger (including the mutual conditions to each party’s obligations to effect the merger) (as described in “—Conditions to the Merger” beginning on page 115) have been satisfied or waived (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the closing of the merger by any party, but subject to the satisfaction (or waiver) of such conditions at the closing), (ii) Parent fails to consummate the transactions contemplated by the merger agreement on the date which the closing should have occurred pursuant to the merger agreement, (iii) the Company has notified Parent in writing that the Company is ready, willing and able to effect the closing of the merger (subject to the satisfaction of all of the conditions to Parent and Merger Sub’s obligations to effect the merger (including the mutual conditions to each party’s obligations to effect the merger)), and (iv) Parent fails to consummate the closing of the merger within ten business days after the delivery of the notice described in the immediately preceding clause (iii).

Parent may also terminate the merger agreement:

•

if the Company has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the Company representation condition or the Company covenant condition could not be satisfied as of the closing date of the merger, provided that Parent may not terminate the merger agreement pursuant to this provision unless any such breach or failure to be true has not been cured by the earlier of (i) 60 days after written notice by Parent to the Company informing the Company of such breach or failure to be true and (ii) the End Date, and provided further that Parent may not terminate the merger agreement pursuant to this provision if Parent or Merger Sub is then in breach of the merger agreement in any material respect; or

•	prior to the special meeting, in the event that an adverse recommendation change shall have occurred.

Termination Fees and Remedies

Except as specifically provided in the merger agreement, the parties have agreed that all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

The Company has agreed to pay to Parent a termination fee of $225,000,000 if:

•	the Company terminates the merger agreement prior to receipt of the Company Stockholder Approval in order to enter into a definitive written agreement providing for a superior proposal;
•	Parent terminates the merger agreement prior to the special meeting, in the event an adverse recommendation change shall have occurred; or
•	after the date of the merger agreement:
○

an alternative proposal shall have been made by a third party to the Company and not publicly withdrawn prior to the special meeting or shall have been made directly to the Company’s stockholders generally by a third party and not publicly withdrawn prior to the special meeting;

○

thereafter the merger agreement is terminated because the Company Stockholder Approval was not obtained at a duly convened stockholders meeting or any adjournment or postponement thereof at which a vote on the merger was taken; and

within twelve (12) months of such termination, (x) the Company enters into a definitive contract for an alternative proposal and such alternative proposal is consummated (whether during or after such twelve (12) month period) or (y) an alternative proposal is consummated, provided that for purposes of this bullet, the references to 20% in the definition of “alternative proposal” shall be deemed to be references to 50.1%.

Parent has agreed to pay the Company a termination fee of $350,000,000 if: either Parent or the Company terminates the merger agreement (x) if there is a Legal Restraint, such Legal Restraint is final and non-appealable and the such Legal Restraint results from a failure to obtain a required regulatory approval or (y) if the merger is not consummated on or before the End Date or the extension of the End Date, if applicable; and, in either case of clause (x) or (y), on the termination date the only conditions to closing of the merger that have not been satisfied are the conditions relating to the receipt of regulatory approvals and the absence of Legal Restraint (only if the applicable Legal Restraint giving rise to such termination right results from a failure to obtain a required regulatory approval); provided that the termination fee will not be payable to the Company if the Company’s breach of the merger agreement was the primary cause of, or primarily resulted in, the failure of the applicable conditions to be satisfied.

The parties have agreed that, except in the case of fraud or willful breach of the merger agreement, the payment of the termination fee will be the sole and exclusive remedy available to Parent and Merger Sub with respect to the merger agreement and the transactions contemplated thereby in the event any such payment becomes due and payable.

Assignment; Amendments and Waivers

Neither Parent, Merger Sub nor the Company may assign its respective rights, interests or obligations under the merger agreement without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent so long as such assignment is not reasonably expected to prevent or materially delay, interfere with, impair or hinder consummation of the merger and transactions contemplated thereby, but no such assignment shall relieve Merger Sub of any of its obligations under the merger agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, the merger agreement is binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

The merger agreement provides that it may be amended by the parties at any time before or after receipt of the Company Stockholder Approval, provided that (i) after receipt of the Company Stockholder Approval, there will be made no amendment that by law requires further approval by the Company’s stockholders without the further approval of such stockholders, and (ii) except as provided above, no amendment of the merger agreement will be submitted to be approved by the Company’s stockholders unless required by law.

The merger agreement provides that the parties, at any time prior to the effective time of the merger, may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or any document pursuant thereto, (iii) waive compliance with any covenants and agreements contained in the merger agreement, or (iv) waive the satisfaction of any of the conditions contained in the merger agreement. No extension or waiver by the Company will require the approval of the Company’s stockholders unless such approval is required by law.

Governing Law, Jurisdiction and Venue

The merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware. Parent, Merger Sub and the Company irrevocably agree that any legal action or proceeding arising out of or relating to the merger agreement brought by any party or its affiliates against any other party or its affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to the merger agreement and the transactions contemplated thereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described therein.

VOTING AGREEMENT

The following summary describes certain material provisions of the voting agreement. This is qualified in its entirety by reference to the voting agreement, which is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement. We encourage you to read carefully the voting agreement in its entirety, because this summary may not contain all the information about the voting agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the voting agreement and not by this summary or any other information contained in this proxy statement.

As a condition to Parent’s willingness to enter into the merger agreement and to proceed with the transactions contemplated thereby, including the merger, each of our directors as well as executive officers Gregory Willis and Carol Forsyte (collectively, the “Supporting Stockholders”) entered into a voting agreement with Parent on September 1, 2025, pursuant to which they have agreed, among other things, to vote the shares of issued and outstanding Class A Common Stock owned by them (subject to certain excluded shares of Class A Common Stock and an aggregate cap of 4.99% of the Company’s issued and outstanding Class A Common Stock being subject to the voting agreement) (A) (i) in favor of the Merger Proposal and (ii) in favor of any proposal to adjourn or postpone any Company stockholder meeting to a later date if the Company or Parent proposes or requests such postponement or adjournment, and (iii) in favor of any other proposal considered and voted upon by the Company’s stockholders at any meeting (including the special meeting) necessary for the consummation of the merger and the other transactions contemplated by the merger agreement and (B) against certain alternative proposals and certain other matters that would result in the Company being in breach of the merger agreement or prevent, materially impede or materially delay consummation of the merger or any of the transactions contemplated by the merger agreement. Pursuant to the voting agreement, the Supporting Stockholders have agreed to vote an aggregate of 4.99% of the issued and outstanding Class A Common Stock in favor of the Merger Proposal.

Beginning on the date of the voting agreement until the earlier of (x) receipt of stockholder approval of the Merger Proposal and (y) the date the voting agreement is terminated, each Supporting Stockholder will not, directly or indirectly, (i) tender any Covered Shares (as defined in the voting agreement) into any tender or exchange offer, (ii) create or permit to exist any liens on all or any portion of the Covered Shares, (iii) offer, sell or otherwise dispose of (collectively, “Transfer”) or enter into any contract or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (iv) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares that is inconsistent with the voting agreement or (v) commit or agree to take any of the foregoing actions, except that the Supporting Stockholder may Transfer the Covered Shares (A) to such Supporting Stockholder’s controlled affiliates, (B) to any person by will or the laws of descent and distribution, (C) to any spouse, lineal descendants, siblings or parents of such Supporting Stockholder by gift to achieve the estate planning objectives of such Supporting Stockholder, (D) to any trust or similar entity or any corporation, limited liability company or partnership (1) substantially all of the economic interests of which are held by or for the benefit of such Supporting Stockholder or their spouse, lineal descendants, siblings or parents and (2) which is organized to achieve the estate planning objectives of such Supporting Stockholder, (E) under any existing stock sale plan adopted in accordance with Rule 10b5-1(c) (Rule 10b5-1) under the Exchange Act for the sale of shares of Class A Common Stock, (F) to any charitable organization that is tax exempt under Section 501(c)(3) of the Code and (G) to satisfy any tax liability incurred by such

Supporting Stockholder in respect of vesting, exercise or settlement of Company RSUs and Company PSUs held by the stockholder, or (y) any Supporting Stockholder may Transfer in open market transactions up to 15% of such stockholder’s respective Covered Shares in the aggregate.

The voting agreement will automatically terminate upon the earliest to occur of (a) the closing of the merger, (b) the termination of the merger agreement pursuant to its terms, (c) an adverse recommendation change (as defined in the merger agreement) by the Air Lease Board pursuant to the merger agreement and (d) any modification, waiver or amendment to any provision of the merger agreement that is effected without a Supporting Stockholder’s prior written consent and that reduces the merger consideration or changes the form of consideration being offered to the Class A Common Stockholders under the merger agreement (or other adverse effects described in the voting agreement). Certain provisions (such as those relating to expenses, amendment, waiver and governing law) will survive the termination of the voting agreement.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND

CERTAIN BENEFICIAL OWNERS

Security Ownership of the Company’s Directors and Executive Officers

The table below describes Class A Common Stock ownership information by the Company’s directors, named executive officers and all directors and executive officers as a group, as of October 10, 2025:

Name(1)	Number of Beneficially Owned Shares(2)	Percent(3)
Named Executive Officers and Directors
John L. Plueger(4)	826,764	*
Steven F. Udvar-Házy(5)	5,887,594	5.27%
Grant A. Levy(6)	139,026	*
Carol Forsyte(7)	76,740	*
Gregory B. Willis	68,812	*
Matthew J. Hart	57,516	*
Yvette Hollingsworth Clark(8)	22,551	*
Cheryl Gordon Krongard(9)	56,315	*
Marshall O. Larsen(10)	49,716	*
Susan McCaw(11)	28,119	*
Robert A. Milton	47,529	*
Ian M. Saines(10)	51,978
All Executive Officers and Directors, as a group (16 persons)(12)	7,577,929	6.78%

*	Less than 1%

(1)	The address of each officer and director listed in the table above is: c/o Air Lease Corporation, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days. Unless otherwise indicated, each person has sole voting and investment power over the shares reported. Fractional shares have been rounded to the nearest whole share.

(3)

In computing the percentage ownership of a person, shares of our Class A Common Stock subject to RSUs held by that person which will vest within 60 days of October 10, 2025, are deemed to be outstanding. The shares subject to RSUs are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in the table are based on a total of 111,765,032 shares of our Class A Common Stock outstanding as of October 10, 2025.

(4)

Consists of 825,764 shares of Class A Common Stock held by Mr. Plueger over which Mr. Plueger shares voting and investment power and 1,000 shares of Class A Common Stock held in the aggregate by Mr. Plueger’s children. Mr. Plueger disclaims beneficial ownership of the shares held directly by his children, except to the extent of his pecuniary interest therein.

(5)

Consists of 1,384,491 shares of Class A Common Stock held directly by Mr. Udvar-Házy; 329,350 shares of Class A Common Stock held directly by Air Intercontinental, Inc.; 102,000 shares of Class A Common Stock held directly by Ocean Equities, Inc.; 36,000 shares of Class A Common Stock held directly by Emerald Financial LLC; 2,705,000 shares of Class A Common Stock held directly by the Házy Family Community Property Trust 5/28/85, of which Mr. Udvar-Házy is the trustee and has sole voting and investment power; 1,205,558 shares of Class A Common Stock held directly by the Udvar-Házy Separate Property Trust, of which Mr. Udvar-Házy is the trustee and has sole voting and investment power; 114,295 shares of Class A Common Stock held directly in the aggregate by Mr. Udvar-Házy’s wife and children; and 10,900 shares of Class A Common Stock held by Mr. Udvar-Házy as custodian for his grandchildren under the Uniform Transfers to Minors Act. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Air Intercontinental, Inc., of which he is the sole stockholder and one of three directors. The remaining directors, his wife and one of his sons disclaim beneficial ownership of the shares held by Air Intercontinental, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Ocean Equities, Inc. A trust of which Mr. Udvar-Házy is the trustee is the sole stockholder of Ocean Equities, Inc., and Mr. Udvar-Házy is one of three directors. The remaining directors, his wife and one of his sons, disclaim beneficial ownership of the shares held by Ocean Equities, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares of Class A Common Stock held by Emerald Financial LLC. Mr. Udvar-Házy is one of three managers of Emerald Financial LLC, together with his wife and one of his daughters. His wife disclaims beneficial ownership of the shares held by Emerald Financial LLC, except to the extent of her pecuniary interests therein. Mr. Udvar-Házy disclaims beneficial ownership of the shares held directly by his wife and children, except to the extent of his pecuniary interest therein.

(6)

Consists of 130,026 shares of Class A Common Stock held by Mr. Levy over which Mr. Levy shares voting and investment power and 9,000 shares of Class A Common Stock held in the aggregate by two of Mr. Levy’s children. Mr. Levy disclaims beneficial ownership of the shares held by such children, except to the extent of his pecuniary interest therein.

(7)	Ms. Forsyte shares voting and investment power over these shares.

(8)

Includes 5,854 shares of Class A Common Stock underlying vested RSUs, including dividend equivalent rights, that the director has deferred receipt of which would be delivered to the director within 60 days of October 10, 2025 if the director’s service terminates during that time.

(9)

Includes 28,668 shares of Class A Common Stock underlying vested RSUs, including dividend equivalent rights, that the director has deferred receipt of which would be delivered to the director within 60 days of October 10, 2025 if the director’s service terminates during that time.

(10)

Includes 36,779 shares of Class A Common Stock underlying vested RSUs, including dividend equivalent rights, that the director has deferred receipt of which would be delivered to the director within 60 days of October 10, 2025 if the director’s service terminates during that time.

(11)

Includes 18,314 shares of Class A Common Stock underlying vested RSUs, including dividend equivalent rights, that the director has deferred receipt of which would be delivered to the director within 60 days of October 10, 2025 if the director’s service terminates during that time.

(12)

Includes 126,394 shares of Class A Common Stock underlying RSUs, including dividend equivalent rights, held in the aggregate by non-employee directors which are deemed to be beneficially owned as of October 10, 2025. All directors and current executive officers have sole voting and investment power over 6,221,342 of these shares and shared voting and investment power over 1,232,292 of these shares.

Security Ownership of Certain Beneficial Owners

The table below describes Class A Common Stock ownership information by persons who, based upon their most recent filings with the SEC, are known by us to beneficially own more than 5% of the Company’s outstanding Class A Common Stock as of October 10, 2025:

Name	Number of Beneficially Owned Shares	Percent(1)
The Vanguard Group, Inc.(2)	12,578,106	11.25%
BlackRock, Inc.(3)	12,440,887	11.13%
Dimensional Fund Advisors LP (4)	6,835,595	6.12%
Steven F. Udvar-Házy (5)	5,887,594	5.27%

(1)

In computing the percentage ownership of a person, shares of our Class A Common Stock subject to RSUs held by that person which will vest within 60 days of October 10, 2025, are deemed to be outstanding. The shares subject to RSUs are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in the table are based on a total of 111,765,032 shares of our Class A Common Stock outstanding as of October 10, 2025.

(2)

Based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group on April 10, 2024. The Vanguard Group, as the parent holding company, is the beneficial owner of 12,578,106 shares of Class A Common Stock with shared voting power over 62,607 shares, sole dispositive power over 12,404,055 shares and shared dispositive power over 174,051 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing Schedule 13G/A reported information as of March 28, 2024.

(3)

Based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on April 29, 2025. BlackRock, Inc., as the parent holding company, is the beneficial owner of 12,440,887 shares of Class A Common Stock with sole voting power over 11,980,325 shares and sole dispositive power over 12,440,887 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The foregoing Schedule 13G/A reported information as of March 31, 2025.

(4)

Based solely on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 9, 2024. Dimensional Fund Advisors LP is the beneficial owner of 6,835,595 shares of Class A Common Stock with sole voting power over 6,716,636 shares and sole dispositive power over 6,835,595 shares, The address of Dimensional Fund Advisors L.P. is 6300 Bee Cave Road, Building One, Austin, TX 78746. The foregoing Schedule 13G/A reported information as of December 29, 2023.

(5)

Consists of 1,384,491 shares of Class A Common Stock held directly by Mr. Udvar-Házy; 329,350 shares of Class A Common Stock held directly by Air Intercontinental, Inc.; 102,000 shares of Class A Common Stock held directly by Ocean Equities, Inc.; 36,000 shares of Class A Common Stock held directly by Emerald Financial LLC; 2,705,000 shares of Class A Common

Stock held directly by the Házy Family Community Property Trust 5/28/85, of which Mr. Udvar-Házy is the trustee and has sole voting and investment power; 1,205,558 shares of Class A Common Stock held directly by the Udvar-Házy Separate Property Trust, of which Mr. Udvar-Házy is the trustee and has sole voting and investment power; 114,295 shares of Class A Common Stock held directly in the aggregate by Mr. Udvar-Házy’s wife and children; and 10,900 shares of Class A Common Stock held by Mr. Udvar-Házy as custodian for his grandchildren under the Uniform Transfers to Minors Act. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Air Intercontinental, Inc., of which he is the sole stockholder and one of three directors. The remaining directors, his wife and one of his sons disclaim beneficial ownership of the shares held by Air Intercontinental, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Ocean Equities, Inc. A trust of which Mr. Udvar-Házy is the trustee is the sole stockholder of Ocean Equities, Inc., and Mr. Udvar-Házy is one of three directors. The remaining directors, his wife and one of his sons, disclaim beneficial ownership of the shares held by Ocean Equities, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares of Class A Common Stock held by Emerald Financial LLC. Mr. Udvar-Házy is one of three managers of Emerald Financial LLC, together with his wife and one of his daughters. His wife disclaims beneficial ownership of the shares held by Emerald Financial LLC, except to the extent of her pecuniary interests therein. Mr. Udvar-Házy disclaims beneficial ownership of the shares held directly by his wife and children, except to the extent of his pecuniary interest therein.

ELIMINATING DUPLICATIVE PROXY MATERIALS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s Class A Common Stock who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, a single set of this proxy statement will be sent to any household at which two or more of the Company’s stockholders reside. Householding benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce the Company’s expenses. The procedure applies to the Company’s annual reports, proxy statements, other proxy materials and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to have access to and utilize separate proxy voting instructions.

If at any time you no longer wish to participate in “householding” and would like to receive a separate copy of this proxy statement or notice, please notify your broker or contact us by writing to our principal executive offices at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, CA 90067, Attn: Corporate Secretary or by telephone at 1-310-553-0555, and a copy of the proxy statement or notice will be promptly delivered to you.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

We held our 2025 annual meeting of stockholders on May 2, 2025 (the “2025 Annual Meeting”). If the merger is completed, we will have no public common stockholders and there will be no public participation in any future meetings of our Class A Common Stockholders. However, if the merger is not completed, we will hold an annual meeting of stockholders in 2026 (the “2026 Annual Meeting”) in which our Class A Common Stockholders will be entitled to attend and participate in. In this case, we will provide notice of or otherwise publicly disclose the date on which the 2026 Annual Meeting will be held, and Class A Common Stockholders may submit proposals for consideration at the 2026 Annual Meeting.

Proposals for Inclusion in 2026 Annual Meeting Proxy Materials. A stockholder seeking to have a proposal included in our proxy statement for the 2026 Annual Meeting must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Corporate Secretary at our principal executive offices by November 21, 2025, which is 120 days prior to the one-year anniversary of the date our 2025 Annual Meeting proxy statement was first mailed or made available to stockholders. However, if the date of the 2026 Annual Meeting changes by more than 30 days from the one-year anniversary of the date of the 2025 Annual Meeting, then such proposals must be received a reasonable time before we begin to print and send our proxy materials for the 2026 Annual Meeting.

Proposals and Nomination of Director Candidates Not Intended for Inclusion in 2026 Annual Meeting Proxy Materials. A stockholder seeking to present a proposal or nominate a director for election to the Air Lease Board at the 2026 Annual Meeting but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our bylaws. Under our bylaws, written notice of nominations for directors and any other business proposed by a stockholder must be received by the Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the 2025 Annual Meeting (so long as the 2026 Annual Meeting is held no more than 30 days before and no more than 70 days after such anniversary). Accordingly, notice of any such nominations or other business meeting all of the requirements set forth in our bylaws must be received by the Corporate Secretary between January 2, 2026 and February 1, 2026. If we change the date of the 2026 Annual Meeting to a date that is more than 30 days before or more than 70 days after the anniversary of the 2025 Annual Meeting, your written notice must be received not more than 120 days prior to the date of the 2026 Annual Meeting nor less than the later of (i) 90 days prior to the date of the 2026 Annual Meeting or (ii) the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made.

In addition to satisfying the foregoing requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than Company-sponsored nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than the dates specified above.

The chairman of the Annual Meeting reserves the right to reject, exclude, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the above requirements, including conditions established by the SEC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, file annual, quarterly and current reports, proxy and information statements and other information with the SEC. These filings are available to the public free of charge on the SEC’s website at www.sec.gov.

Our filings with the SEC are also available free of charge on our website at www.airleasecorp.com. Information contained on our website is not incorporated by reference into this proxy statement and you should not consider information contained on our website to be part of this proxy statement. You may also request a copy of our SEC filings, which we will mail to you at no cost by first class mail or another equally prompt method, by writing or telephoning our General Counsel and Corporate Secretary at:

Air Lease Corporation

General Counsel and Corporate Secretary

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement, later information that we file with the SEC will update and supersede such information. We incorporate by reference the documents listed below and, with respect to this proxy statement, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed with the SEC on February 13, 2025);

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2024 from our Definitive Proxy Statement on Schedule 14A (filed with the SEC on March 18, 2025)

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025 (filed with the SEC on May 5, 2025 and August 4, 2025, respectively); and

•

our Current Reports on Form  8-K filed with the SEC on January  21, 2025, March  12, 2025, March  13, 2025 (only with respect to Item 5.02 and Exhibit 10.1 of Item 9.01), March  24, 2025, May  8, 2025, July  1, 2025 and September 2, 2025.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [●], 2025. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

If you have any questions about the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or require assistance with submitting your proxy or voting your Class A Common Stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: +1 (877) 687-1866

Banks & Brokers May Call Collect: +1 (212) 750-5833

ANNEX A: MERGER AGREEMENT

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of September 1, 2025

among

AIR LEASE CORPORATION,

GLADIATORA DESIGNATED ACTIVITY COMPANY

and

TAKEOFF MERGER SUB INC.

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 1, 2025, among Air Lease Corporation, a Delaware corporation (the “Company”), Gladiatora Designated Activity Company, an Irish private limited company (“Parent”), and Takeoff Merger Sub Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving company, and each share of Common Stock issued and outstanding (subject to certain exceptions) shall be converted into the right to receive $65.00 in cash, without interest;

WHEREAS, the Company Board has unanimously (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) subject to Section 5.04, recommended that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, at the Company Stockholder Meeting;

WHEREAS, the Parent Board and the Merger Sub Board have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and to consummate the transactions contemplated hereby;

WHEREAS, the Merger Sub Board has recommended adoption and approval of this Agreement by its sole stockholder;

WHEREAS, Parent will cause the sole stockholder of Merger Sub to adopt and approve this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby by written consent immediately following the execution and delivery of this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement with Parent and Merger Sub (collectively, the “Voting Agreements”), in substantially the form attached as Exhibit A hereto, pursuant to which, among other things, each such stockholder has agreed to vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, at the Company Stockholder Meeting, on the terms and subject to the conditions set forth in the Voting Agreements;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, (i) each of SMBC Aviation Capital Limited, a company incorporated with limited liability in Ireland (“SMBC AC”), and Sumitomo Corporation, a Japanese corporation (“Sumitomo”) (together with SMBC AC, each, a “Guarantor” and, collectively, the “Guarantors”), have entered into a guarantee in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Guarantees”); (ii) each of SMBC AC, Sumitomo, Apollo Capital Management, L.P. and Brookfield Asset Management Ltd. (each, an “Equity Investor” and collectively, the “Equity Investors”) have entered into an equity commitment letter with Parent (each, an “Equity Commitment Letter” and collectively the “Equity Commitment Letters”); and (iii) Parent has received and accepted a fully executed copy of each debt commitment letter with the Debt Financing Sources party thereto (including all exhibits, schedules and annexes thereto, each, a “Debt Commitment Letter” and collectively the “Debt Commitment Letters” and, together with the Equity Commitment Letters, the “Commitment Letters”);

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.03.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the DGCL (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., New York, Eastern time, on a date that is five (5) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions in accordance with this Agreement on the Closing Date) by means of a virtual closing through the electronic exchange of signatures, or such other date, time and place as Parent and the Company may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

Section 1.03 Effective Time. On the Closing Date, upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated pursuant to the DGCL by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Merger Certificate”), in such form as is required by, and executed in accordance with, the DGCL, and the parties shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Merger Certificate is filed and accepted for record by the Delaware Secretary of State, or such later date and time as shall be agreed to in writing by the Company and Parent and specified in the Merger Certificate (such date and time the Merger becomes effective, the “Effective Time”).

Section 1.04 Effects. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all restrictions, disabilities, duties, debts and liabilities of each of the Company and Merger Sub shall become the restrictions, disabilities, duties, debts and liabilities of the Surviving Corporation.

Section 1.05 Organizational Documents. At the Effective Time, and by virtue of the Merger and without any further action by the parties, (i) the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law and (ii) the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as set forth on Exhibit C, and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (in each case of clauses (i) and (ii), subject to Section  6.04).

Section 1.06 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time, together with any directors of the Company that Parent determines to appoint at the Effective Time (subject to the agreement of such Persons to serve as directors of the Surviving Corporation), shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time, together with any officers of the Company that Parent determines to appoint at the Effective Time (subject to the agreement of such Persons to serve as officers of the Surviving Corporation), shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT ON SHARES OF CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Shares of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of shares of Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”), or shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of a new class of common stock, par value $0.01 per share, of the Surviving Corporation (the “Class C Common Stock”) with the same rights, powers and privileges as the shares so converted and, together with any shares of Common Stock converted into shares of common stock of the Surviving Corporation pursuant to Section 2.01(b)(ii), shall constitute the only issued and outstanding shares of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of Class C Common Stock into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Company-Owned or Parent-Owned Shares; Conversion of Subsidiary-Owned Shares.

(i) Each share of Common Stock that is owned by the Company as treasury shares and each share of Common Stock that is owned directly by Parent (or if the direct owner of Merger Sub is a Subsidiary of Parent, such Subsidiary) or Merger Sub immediately prior to the Effective Time shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Each share of Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub or any Subsidiary of Parent that directly owns Merger Sub) or of Merger Sub shall be converted into such number of shares of Class C Common Stock such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary immediately prior to the Effective Time.

(c) Conversion of Common Stock. Subject to Sections 2.02, 2.03 and Section 2.04, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and shares to be canceled or converted into shares of the Surviving Corporation in accordance with Section 2.01(b)) shall be converted into the right to receive $65.00 in cash, without interest (the “Merger Consideration”). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form (such shares, “Book-Entry Shares”)) that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any subdivision, reclassification, recapitalization, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Common Stock will be appropriately adjusted to provide to the holders of shares of Common Stock, Company RSUs and Company PSUs, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.01(c) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

(d) Preferred Stock to Remain Outstanding. Each share of each series of Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be deemed to be a share of such series of preferred stock of the Surviving Corporation with the same rights, powers, privileges and voting powers, and restrictions and limitations thereof, as such share of Preferred Stock had immediately prior to the Effective Time.

Section 2.02 Exchange of Certificates; Payment Fund.

(a) Paying Agent. Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration pursuant to this Article II. Prior to the Effective Time, Parent shall contribute, or shall cause to be contributed, cash sufficient to pay the Merger Consideration to Bidco, Bidco shall contribute such cash to Merger Sub, and Merger Sub shall deposit such cash with the Paying Agent for payment in accordance with this Article II through the Paying Agent. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”

(b) Letter of Transmittal. As reasonably promptly as practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each holder of record of shares of Common Stock (i) a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title shall pass (A) with respect to shares evidenced by Certificates, only upon the proper delivery of the Certificates and validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Merger Consideration.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Common Stock held as Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Common Stock have been converted pursuant to Section 2.01. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate or Book-Entry Share representing such shares of Common Stock is presented to the Paying Agent (or, in the case of Book-Entry Shares, proper evidence of such transfer) accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of shares of Common Stock are entitled to receive in respect of such shares pursuant to this Section 2.02(c). No interest will be paid or accrued on the cash payable upon surrender of the Certificates (or shares of Common Stock held as Book-Entry Shares).

(d) No Further Ownership Rights in Common Stock. The Aggregate Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Common Stock and any Company RSUs or Company PSUs shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Common Stock, Company RSUs or Company PSUs, as applicable. From and after the Effective Time, there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of shares of Common Stock, Company RSUs or Company PSUs that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates (or Book-Entry Shares) representing shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificates formerly representing shares of Common Stock (or shares of Common Stock held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of shares of Common Stock for one year after the Effective Time shall be delivered to Parent (or its designee), and any holder of shares of Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of its claim for Merger Consideration without any interest thereon.

(f) No Liability. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets, and, in any case, no such instrument shall have a maturity that may prevent or delay payments to be made pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s stockholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or (subject to Section 2.02(e)) the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(h) Withholding Rights. Each of Parent, the Company, the Surviving Corporation, the Paying Agent or any other applicable withholding agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.03 Dissenters’ Rights. Notwithstanding any other provision of this Agreement to the contrary, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his, her or its demand for appraisal or dissenters’ rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal or dissenters’ rights and payment under the DGCL, as applicable (whether occurring before, at or after the Effective Time), such holder’s shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give prompt (and, in any event, within two (2) Business Days) written notice to Parent of any demands for appraisal of or dissenters’ rights respecting any shares of Common Stock (or threats thereof), withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal or dissenters’ demands, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, or compromise any of the Company’s rights with respect to, any such demands, waive any failure to timely deliver a demand for appraisal pursuant to, or otherwise comply with, Section 262 of the DGCL, or agree to do or commit to do any of the foregoing.

Section 2.04 Treatment of Equity Awards.

(a) Company RSUs.

(i) At the Effective Time, each then outstanding Company RSU that is vested (but not yet settled) immediately prior to the Effective Time or becomes vested as of the Effective Time in accordance with the terms thereof (each, a “Vested Company RSU”) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled in exchange for the right of the holder thereof to receive an amount in cash, without interest and subject to applicable withholding Taxes and other authorized deductions, equal to the product of (x) the Merger Consideration, multiplied by (y) the number of shares of Common Stock subject to such Vested Company RSUs (the “Vested RSU Consideration”).

(ii) At the Effective Time, each then outstanding Company RSU that is not a Vested Company RSU (each, an “Unvested Company RSU”) shall, by virtue of the Merger and without any action on the part of the holder thereof automatically be canceled and converted into the contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash, without interest and subject to applicable withholding Taxes and other authorized deductions, equal to the product of (x) the Merger Consideration, multiplied by (y) the number of shares of Common Stock subject to such Unvested Company RSUs (each, a “Converted RSU Cash Award”). Each such Converted RSU Cash Award assumed and converted pursuant to this Section 2.04(a)(ii) will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time.

(iii) From and after the Effective Time, the Company RSUs shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such Company RSUs shall cease to have any rights with respect thereto, except the right to receive the Vested RSU Consideration and Converted RSU Cash Awards payable at the time and in the manner set forth in Section 2.04(a) and Section 2.04(c), as applicable.

(b) Company PSUs.

(i) At the Effective Time, each then outstanding Company PSU shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and converted into a contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash, without interest and subject to applicable withholding Taxes and other authorized deductions, equal to the product of (A) the Merger Consideration, multiplied by (B) the number of shares of Common Stock issuable pursuant to each such Company PSU determined based upon the greater of (x) the target level of performance and (y) the actual level of performance calculated as of the latest practicable date prior to the Effective Time as determined by the Leadership Development and Compensation Committee of the Company Board in accordance with the terms of the applicable award agreement as in effect on the date hereof, provided that Parent will be provided with an opportunity to review such performance calculations and consult in good faith with the Company (and the Company will give good faith consideration to any comments from Parent with respect thereto) reasonably in advance of the Company’s Leadership Development and Compensation Committee’s approval (each, a “Converted PSU Cash Award”). Each such Converted PSU Cash Award assumed and converted pursuant to this Section 2.04(b)(i) shall be payable on the last day of the performance period that applied to the corresponding Company PSUs immediately prior to the Effective Time (such date, the “Vesting Date”), and shall otherwise be subject to the same vesting terms and conditions as applied to the corresponding Company PSU immediately prior to the Effective Time, except that no performance-based conditions shall apply to the Converted PSU Cash Awards.

(ii) From and after the Effective Time, the Company PSUs shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such Company PSUs shall cease to have any rights with respect thereto, except the right to receive the Converted PSU Cash Awards payable at the time and in the manner set forth in Section 2.04(b)(i).

(c) Payments with Respect to Company Equity Awards. The Company or the applicable Company Subsidiary shall satisfy through its payroll systems or standard accounts payable procedures or through the Paying Agent, as applicable, all amounts in respect of the Vested RSU Consideration payable pursuant to Section 2.04(a)(i) to the applicable recipients thereof on or as soon as practicable after the Effective Time and in no event later than five (5) Business Days following the Effective Time; provided, however, with respect to any Vested Company RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Share Plan that shall not trigger a Tax or penalty under Section 409A of the Code.

(d) Company Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any duly authorized committee thereof administering the Company Share Plans) shall adopt such resolutions and take such other actions as may be required to provide for the treatment set forth in this Section 2.04 in respect of the Company RSUs and Company PSUs.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available on or after January 1, 2024 and at least one Business Day prior to the date of this Agreement (including all exhibits and schedules thereto, but excluding any cautionary, predictive or forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section or subsection shall be deemed to qualify the corresponding section and any other section in this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection; provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein.

Section 3.01 Organization, Standing and Power. The Company and each of its Subsidiaries that is a “Significant Subsidiary” (as defined in Rule 1-02 of Regulation S-X under the U.S. federal securities Laws) of the Company (the “Significant Subsidiaries”) are duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of the Company Subsidiaries that are not Significant Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of its Organizational Documents and the Organizational Documents of the Significant Subsidiaries.

Section 3.02 Company Subsidiaries.

(a) Section 3.02(a) of the Company Disclosure Letter sets forth a true and complete list of each of the Company’s Subsidiaries (including Owner Trusts), other than Immaterial Subsidiaries.

(b) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Law.

(c) Except for the shares of capital stock and voting securities of, and other equity interests in, the Company Subsidiaries and except as would not be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary owns, directly or indirectly, any shares of capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any shares of capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business.

Section 3.03 Capital Structure.

(a) The authorized shares of capital stock of the Company consist of 500,000,000 shares of Common Stock, 10,000,000 shares of Class B Common Stock (the “Class B Non-Voting Common Stock”), and 50,000,000 shares of preferred stock, $0.01 par value, of the Company (the “Preferred Stock” and, together with the Common Stock and Class B Non-Voting Common Stock, the “Capital Stock”). At the close of business on August 28, 2025, (i) 111,765,032 shares of Common Stock were issued and outstanding; (ii) no shares of Class B Non-Voting Common Stock were issued and outstanding; (iii) 300,000 shares of Series B Preferred Stock were issued and outstanding (the “Series B Preferred Stock”); (iv) 300,000 shares of Series C Preferred Stock were issued and outstanding (the “Series C Preferred Stock”); (v) 300,000 shares of Series D Preferred Stock were issued and outstanding (the “Series D Preferred Stock”); (vi) 2,405,179 shares of Common Stock were reserved and available for the grant of future awards pursuant to the Company Share Plans; and (vii) 2,843,213 shares of Common Stock were issuable upon the vesting or settlement of outstanding Company RSUs and Company PSUs (assuming achievement of all applicable performance goals at the maximum level of performance and including dividend equivalent rights through that date). Except as set forth in this Section 3.03(a), at the close of business on August 28, 2025, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.

(b) All outstanding shares of Common Stock and Preferred Stock are, and, at the time of issuance, all shares of Common Stock that may be issued upon the vesting or settlement of Company RSUs and Company PSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable state and federal securities Laws, the DGCL, the Organizational Documents of the Company or any written contract, lease, license, indenture, note, bond, agreement, undertaking, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which the Company is a party or otherwise bound. Except as set forth above in this Section 3.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any shares of capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of shares of Common Stock or other equity securities of the Company in connection with (i) the vesting or settlement of Company RSUs and Company PSUs, and (ii) forfeitures of Company RSUs and Company PSUs, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote (“Company Voting Debt”). Except for the Voting Agreements, none of the Company or any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any shares of capital stock or voting securities of, or other equity interests in, the Company. None of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Significant Subsidiaries.

Section 3.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative votes of holders of a majority of the outstanding shares of Common Stock at the Company Stockholder Meeting (the “Company Stockholder Approval”). The Board of Directors of the Company (the “Company Board”) has unanimously adopted resolutions, by vote of the directors present at a meeting duly called at which all directors of the Company were present, (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its stockholders; (ii) approving and declaring advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (iii) subject to Section 5.04, recommending that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, at a duly held meeting of such stockholders for such purpose (the “Company Stockholder Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Stockholder Approval, no other corporate proceedings or approvals on the part of the Company or its Affiliates are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State pursuant to the DGCL). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii) below) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or shares of capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Organizational Documents of the Company or the comparable Organizational Documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any governmental franchises, licenses, permits, authorizations, qualifications, variances, exemptions, orders and approvals (each a “Permit” and collectively, the “Permits”), judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No Permits, consent, approval, clearance, waiver or order (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in preliminary and definitive forms, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the requirement under the Exchange Act for the stockholders of the Company to approve or disapprove, on an advisory basis, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger); (ii) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) approvals and filings under all other Required Regulatory Approvals and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any non-U.S. antitrust, competition, trade regulation, Foreign Investment Laws or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement; (iii) the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State pursuant to the DGCL; (iv) the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; (v) compliance with the NYSE rules and regulations; and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s shares of capital stock necessary for the adoption of this Agreement.

Section 3.06 SEC Documents; Undisclosed Liabilities.

(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2024 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or became effective in the case of registration statements or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2025 (or the notes thereto) included in the Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice since June 30, 2025, (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice, and (v) for liabilities and obligations that, individually or in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required to be recorded or reflected on a balance sheet, or in the footnotes thereto, under GAAP.

(d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. No material weakness exists with respect to the Company’s system of internal control over financial reporting that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(f) None of the Company Subsidiaries is, or has at any time since January 1, 2022, been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company or any of its Affiliates with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference therein.

Section 3.08 Absence of Certain Changes or Events. From June 30, 2025, to the date of this Agreement, there has not occurred any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From June 30, 2025, to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course consistent with past practice in all material respects and has not taken any action that, if taken after the date of this Agreement, would require Parent’s consent under Section 5.01 of this Agreement.

Section 3.09 Taxes. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) Each of the Company and each Company Subsidiary has (i) filed all Tax Returns required to have been filed by it (taking into account any extensions of time within which to file such Tax Returns) and (ii) paid all Taxes required to have been paid by it (whether or not shown as due on the Company or applicable Company Subsidiary’s Tax Returns).

(b) No deficiency for Taxes has been assessed or asserted in writing by any Governmental Entity against the Company or any Company Subsidiary, except for deficiencies which have been satisfied by payment, settled or withdrawn.

(c) There are no ongoing, pending or threatened in writing audits, examinations or other proceedings with respect to any Taxes of the Company or any Company Subsidiary.

(d) There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any Company Subsidiary (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor).

(e) None of the Company or any Company Subsidiary has any current liability for Taxes of any Person (other than the Company or any Company Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract (other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes).

(f) There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.

(g) None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and Company Subsidiaries or customary gross-up provisions in any credit agreement, employment agreement or similar commercial contract the primary purpose of which does not relate to Taxes).

(h) None of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(i) None of the Company or any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state, local or non-U.S. Law).

(j) The Company and each Company Subsidiary withheld and remitted all Taxes required to have been withheld and remitted, including in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(k) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of improper, accounting method prior to the Closing Date or for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of applicable Law regarding Taxes) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount or advance payments received or deferred revenue received or accrued on or prior to the Closing Date or (v) intercompany transaction or excess loss account, in each case, described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable Law regarding Taxes).

Section 3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a complete list of all material Company Benefit Plans. For purposes of this Agreement, (i) “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other employment, bonus, deferred compensation, incentive compensation, option, equity or equity-based award, retention, change in control, transaction bonus, salary continuation, severance or termination pay, medical, dental, vision, life insurance, disability or sick leave benefit, supplemental unemployment benefits, profit-sharing, pension, retirement or other compensation or benefit plan, program, agreement or arrangement, in each case, whether written or unwritten, (A) that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any Company Subsidiary in respect of any current or former directors, officers, employees or individual independent contractors of the Company or any Company Subsidiary or (B) with respect to which the Company or any Company Subsidiary has any actual or contingent liability; provided that in no event shall a Company Benefit Plan include any arrangement operated by a Governmental Entity, and (ii) “Non-U.S. Benefit Plan” means each Company Benefit Plan that covers current or former directors, officers, employees or individual independent contractors of the Company or any Company Subsidiary who are located primarily outside of the United States.

(b) Copies of the following materials have been made available to Parent with respect to each material Company Benefit Plan, in each case to the extent applicable: (i) the plan document and all amendments thereto; (ii) the current determination letter or opinion letter from the Internal Revenue Service (the “IRS”); (iii) the current summary plan description and any summary of material modifications; (iv) the most recent annual report on Form 5500 filed with the IRS; (v) the most recently prepared actuarial reports and financial statements; (vi) any material non-routine correspondence with any Governmental Entity during the last year; and (vii) for each material Non-U.S. Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (i) through (vi).

(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law (including ERISA and the Code); (ii) all contributions required to be made with respect to any Company Benefit Plan have been timely made and deposited or reflected in the Company’s financial statements; (iii) there is no pending or, to the Knowledge of the Company, threatened, claim, assessment, complaint, grievance, proceeding or, to the Knowledge of the Company, investigation of any kind by any Governmental Entity with respect to any Company Benefit Plan (other than routine claims for benefits); and (iv) each Non-U.S. Benefit Plan, if intended to qualify for special Tax treatment, meets all applicable requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so fully funded, book-reserved or secured, based on reasonable actuarial assumptions. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked.

(d) Neither the Company, any Company Subsidiary, nor any entity that, together with the Company or any Company Subsidiary, would be treated as a single employer under Section 414 of the Code, has, within the last six (6) years maintained, established, participated in or contributed to, or is or has, within the last six (6) years, been obligated to contribute to, or has otherwise incurred any actual or contingent liability under any plan that is subject to Title IV or ERISA (including any “multiemployer plan” (as defined in Section 3(37) of ERISA)) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any Company Subsidiary has any current or projected liability for, and no Company Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former director, officer, employee or individual independent contractor (other than coverage mandated by applicable Law).

(e) Except as contemplated by the terms of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger will (either alone or together with any other event) (i) entitle any current or former director, officer, employee or individual independent contractor of the Company or any Company Subsidiary to any payment or benefit; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer, employee or individual independent contractor; (iii) accelerate the time of payment or vesting of any amounts due to any such current or former director, officer, employee or individual independent contractor; or (iv) result in any amounts payable or benefits provided to any person to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(f) No Company Benefit Plan requires any indemnity or gross up or contains any other obligation to reimburse any current or former director, officer, employee or individual independent contractor of the Company or any Company Subsidiary for any Taxes, including under Section 4999 or 409A of the Code.

Section 3.11 Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Compliance with Applicable Laws; Permits.

(a) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the business of the Company and the Company Subsidiaries are being conducted, and since January 1, 2022, have been conducted in accordance with all Laws applicable thereto. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries hold, and since January 1, 2022, have at all times held all material Permits necessary for the lawful conduct of their respective businesses and been in compliance in all material respects required by all Laws applicable thereto, and all such Permits are in full force and effect.

(b) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice or, to the Knowledge of the Company, oral notice from a Governmental Entity since January 1, 2022, alleging that the Company or any Company Subsidiary has not obtained a material Permit required for carrying on its business lawfully in accordance with applicable Laws, and neither the Company nor any Company Subsidiary has received any written notice or, to the Knowledge of the Company, oral notice from a Governmental Entity that any such Permit will be revoked or terminated as a result of the execution or performance of this Agreement.

Section 3.13 Sanctions and Anti-Corruption.

(a) The Company and each Company Subsidiary currently is, and since January 1, 2022 has been, and to the knowledge of the Company, the Company’s and each Company Subsidiary’s officers, directors, employees, and agents (acting in their capacity as such) currently is, and since January 1, 2022 has been, in compliance with (i) all economic and financial sanctions and export restrictions administered, imposed, or enforced by the United States, the United Kingdom, the European Union, Japan, or the United Nations Security Council (“Sanctions”), and (ii) all applicable Laws relating to anti-corruption and anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any other Law implementing the Organization for Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions applicable to the Company (“Anti-Corruption Laws”).

(b) As of the date of this Agreement and since January 1, 2022, there have been no formal or informal proceedings, allegations, investigations or inquiries pending, expected or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary, or any officer or director of the Company or any Company Subsidiary, concerning violations or potential violations of Sanctions or Anti-Corruption Laws.

(c) None of the Company, any Company Subsidiary or any director, officer or employee of the Company is, or is owned or controlled by Persons that are, (i) the subject or target of any Sanctions or (ii) located, organized, or resident in any country or territory that is the subject of Sanctions (currently, Iran, Cuba, North Korea, Crimea, the so-called Luhansk People’s Republic, so-called Donetsk People’s Republic, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine). Since January 1, 2022, neither the Company nor any Company Subsidiary has entered into any dealings or transactions that, at the time of the relevant dealing or transactions, was prohibited under applicable Sanctions Laws.

(d) The Company is not a TID U.S. Business within the meaning of 31 C.F.R. 800.248.

Section 3.14 Environmental Matters. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are and have at all times been in compliance with all Laws governing pollution or the protection of human health or the environment or relating to exposure to or the generation, handling, storage, use, transportation, disposal, Release or treatment of, or recordkeeping with respect to, Hazardous Substances (“Environmental Law”) which compliance includes possession and maintenance of, and compliance with, all Environmental Permits; (ii) none of the Company or any Company Subsidiary has received any written notice, demand, request for information, citation, summons or complaint, and no Judgment has been issued or is otherwise in effect, in each case, alleging that the Company or any Company Subsidiary is in violation of or has liability under Environmental Laws, Environmental Permits or, with respect to, Hazardous Substances; (iii) there are no legal or administrative proceedings investigations, actions, claims or suits pending or, to the Knowledge of the Company, threatened, involving the Company or any Company Subsidiary under Environmental Laws, related to Environmental Permits or with respect to Hazardous Substances; (iv) neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any other Person has Released a Hazardous Substance at, on, under, to, in or from (A) any property or facility now or previously owned, leased or operated by, or (B) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case the Company or any Company Subsidiary (or any of their respective predecessors); and (v) neither the Company nor any Company Subsidiary has assumed or retained by contract any obligation or liability under any Environmental Law or concerning any Hazardous Substances.

Section 3.15 Contracts.

(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available, or caused to be made available, or certain OEMs have made available, to Parent true and complete copies (including all material amendments, modifications, supplements and restatements), of:

(i) (A) each Contract to which the Company or any of the Company Subsidiaries is a party that restricts in any material respect the ability of the Company or any Company Subsidiaries to compete with any Person or engage in any line of business or geographic area or otherwise market or sell its services and/or assets and that is material to the Company and the Company Subsidiaries, taken as a whole, (B) each Contract with a third party containing any “non-solicitation,” “no-hire” or similar provision restricting the Company or any Company Subsidiaries with respect to any customer or employee, (C) each Contract that provides for “exclusivity” or any similar requirement restricting the Company or any Company Subsidiaries and in favor of any third party, and (D) each material Contract that contains a provision that the Company or any Company Subsidiary grants a “most favored nation” or similar best available pricing terms to any third party;

(ii) each Contract pursuant to which any Indebtedness for borrowed money of the Company or any of the Company Subsidiaries in excess of $10,000,000 is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(iii) each Contract to which the Company or any of the Company Subsidiaries is a party that evidences any swap or hedging transaction or other derivative agreements;

(iv) each partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise;

(v) each Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries, (B) based solely on Schedule 13G or Schedule 13D filings available as of the date hereof, any record or beneficial owner of more than 5% of the shares of Common Stock outstanding as of the date hereof or (C) to the Knowledge of the Company, any Affiliate of any such executive officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Company SEC Documents;

(vi) each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries of any business or assets (other than the OEM Contracts) (A) for aggregate consideration under such Contract in excess of $15,000,000 that was entered into after January 1, 2022 and (B) with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement;

(vii) other than Contracts for ordinary repair and maintenance, each Contract providing for the development or construction of, or additions or expansions to, any real property, under which the Company or any of the Company Subsidiaries has, or expects to incur, an obligation in excess of $5,000,000 in the aggregate;

(viii) each Contract pursuant to which (A) the Company or any Company Subsidiary grants any right, license or covenant not to sue with respect to any material Intellectual Property Rights (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice and Contracts pursuant to which a non-exclusive license with respect to any Intellectual Property Rights is incidental to such Contract) or (B) the Company or any Company Subsidiary obtains any right, license or covenant not to sue with respect to any material Intellectual Property Rights (other than non-exclusive licenses for commercial off-the-shelf software which are generally available or non-exclusive uses of Intellectual Property Rights that are incidental to OEM Contracts and Contracts for buyer furnished equipment);

(ix) each (A) Aircraft Lease for Company Aircraft, (B) Servicing Agreement and (C) OEM Contract;

(x) each Contract with a Governmental Entity, other than Aircraft Leases, Aircraft Documents, OEM Contracts, Contracts relating to the sale of any Company Aircraft in existence as of the date hereof, and Permits;

(xi) any Contract (other than a Contract that is a Material Contract pursuant to clauses (i)-(x) above) to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments by the Company or any Company Subsidiary during calendar year 2025 or any subsequent 12-month period of at least $15,000,000 and which is not terminable by the Company or the applicable Company Subsidiary on less than 60 days’ written notice without penalty; and

(xii) any executed letter of intent, memorandum of understanding or similar agreement with respect to any of the foregoing clauses (ii), (vi) or (ix) above;

provided that the following Contracts shall not be required to be listed on Section 3.15(b) of the Company Disclosure Letter, shall not be required to made available to Parent pursuant to this Section 3.15(b), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan, (2) any Contract between the Company, on the one hand, and one or more Company Subsidiaries, on the other hand, or between one or more Company Subsidiaries and (3) any Real Estate Lease, which is the subject of Section 3.16 (any such Contract in clauses (1) through (3), an “Excluded Contract”). Each Contract described in this Section 3.15(b) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”

(c) Except for (x) Contracts that are Material Contracts solely pursuant to Section 3.15(b)(xii), (y) Material Contracts that have expired in accordance with their terms, and (z) matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect, and, as of the date hereof, no written notice or, to the Knowledge of the Company, oral notice of termination been given or received by the Company or any Company Subsidiary in respect of any Material Contract, and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and there does not exist any fact, circumstance, event, condition or omission that would constitute a default or breach (with or without notice or lapse of time, or both), or that would give rise to a right in favor of any counterparty to terminate, avoid or accept repudiation of such Material Contract (other than Material Contracts that may be terminated for convenience), except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice.

(d) Section 3.15(d) of the Company Disclosure Letter contains a true and accurate schedule, as of the date set forth therein, of the total amount of PDPs paid by the Company and its Subsidiaries to the applicable OEMs in respect of each Undelivered Orderbook Aircraft pursuant to the applicable Orderbook Contracts. The Company shall provide an updated schedule of such information as of the date hereof to Parent within twenty (20) Business Days of the date hereof.

Section 3.16 Properties.

(a) As of the date of this Agreement, the Company and the Company Subsidiaries do not own any real property, other than the Company’s corporate offices in Dublin, Ireland.

(b) Section 3.16(b) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all real property that is leased, subleased, sub-subleased, or licensed to the Company and the Company Subsidiaries, as applicable, and sets forth a true and complete list of any and all material leases, subleases, sub-subleases and licenses to which the Company or any Company Subsidiary is a party with respect thereto (collectively, the “Real Estate Leases”). True and complete copies of all material Real Estate Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent.

(c) Each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligation of the Company or the applicable Company Subsidiary which is a party thereto, as applicable, enforceable in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Parent; and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries, other than, in each case, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) Neither the Company nor any of the Company Subsidiaries has received a written notice of default under any Real Estate Lease during the last 12 months through the date hereof which remains uncured.

Section 3.17 Intellectual Property; Privacy and Cybersecurity.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks and Copyrights owned by the Company and the Company Subsidiaries (“Registered Intellectual Property Rights”). The Company or a Company Subsidiary is the sole and exclusive owner of all Owned Intellectual Property Rights, in each case free and clear of all Liens other than Permitted Liens, except where the lack of such sole and exclusive ownership, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Registered Intellectual Property Rights has been adjudged invalid or unenforceable in whole or in part and, to the Knowledge of the Company, all Registered Intellectual Property Rights are otherwise valid, subsisting and enforceable.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns, is licensed or otherwise has a valid and enforceable right to use any and all Intellectual Property Rights used, or held for use in or otherwise necessary for, the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted by the Company or any Company Subsidiary; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights.

(c) Neither the Company nor any Company Subsidiary nor the operation of the business of the Company and the Company Subsidiaries has, since January 1, 2022, infringed, misappropriated or otherwise violated, and, as of the date hereof, does not infringe, misappropriate or otherwise violate, any Intellectual Property Rights of any third parties, and, as of the date hereof, there is no claim, investigation, suit, action or other proceeding pending or, to the Knowledge of the Company, threatened that (i) is challenging or seeking to deny or restrict the rights of the Company or any Company Subsidiary in any of the Owned Intellectual Property Rights (excluding office actions in the ordinary course) or (ii) alleges that the use of Intellectual Property Rights by, or the operation of the business of, the Company and the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of any third party that, in each case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d) To the Knowledge of the Company, the Owned Intellectual Property Rights have not been, and, as of the date hereof, are not being, infringed, misappropriated or otherwise violated by any Person, except as would not, individually or in the aggregate, reasonably be expected to have a

Company Material Adverse Effect, and, as of the date hereof, no such claim, investigation, suit, action or other proceeding is pending or threatened in writing against any Person by the Company or any Company Subsidiary.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries have taken commercially reasonable steps to maintain, enforce and protect the confidentiality of all Owned Intellectual Property Rights the value of which to their business is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of such Owned Intellectual Property Rights has been disclosed other than to employees, contractors, consultants, representatives and agents of the Company or any Company Subsidiary under written confidentiality agreements (or similar obligations by operation of Law). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, no employee or independent contractor of the Company or any Company Subsidiary who has participated in the development of any Intellectual Property Rights for or on behalf of the Company or any Company Subsidiary has claimed any ownership interest or other right in any such Intellectual Property Rights.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the software included in the Owned Intellectual Property Rights that is distributed by, or otherwise used in the business of, the Company or any Company Subsidiaries (i) contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command; (ii) contains any software code that is licensed under any terms or conditions that require that any software be (A) made available or distributed in source code form; (B) licensed for the purpose of making derivative works; (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) redistributable at no charge; or (iii) is subject to any agreement with any Person under which the Company or any Company Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such software and no such source code has been released to any Person, or is entitled to be released to any Person, by any escrow agent.

(g) (i) The IT Systems operate and perform in a manner that permits the conduct of the business of the Company and the Company Subsidiaries as currently conducted and are adequate in all material respects for the purposes for which they are being used or held for use; (ii) the Company and the Company Subsidiaries have taken actions, consistent with current industry standards, designed to protect the confidentiality, integrity and security of the IT Systems (including information and transactions stored or contained therein or transmitted thereby) against any breach, unauthorized use, access, interruption, modification or corruption or other compromise (each, a “Breach”); and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022 through the date hereof, (A) there have not been any Breaches and (B) neither the Company nor any Company Subsidiary has been notified in writing of any Breach.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have since January 1, 2022 complied, and are currently in compliance with all Privacy Obligations (including with respect to the cross-border transfer of Personal Information); (ii) since January 1, 2022 through the date hereof, there has been no claim, investigation, suit, action or other proceeding pending, and neither the Company nor any Company Subsidiary has received any written notice from any Person, alleging any

(A) violation of Privacy Obligations or such Person’s privacy, personal or confidentiality rights or (B) Breach; (iii) the Company has used commercially reasonable efforts designed to ensure that all service providers, data processors and other third parties that process any Personal Information on behalf of the Company or any Company Subsidiary are bound by valid, written and enforceable agreements including any terms required by applicable Privacy Laws and requiring such third parties to comply with applicable Privacy Laws and to maintain the privacy, security and confidentiality of such Personal Information; and (iv) the Company since January 1, 2022 through the date hereof, has not been required under any applicable Privacy Obligation to provide any notice to any Governmental Entity or Person in connection with any Breach.

Section 3.18 Labor Matters(a) .

(a) The Company and the Company Subsidiaries are not party to, subject to or currently negotiating any collective bargaining, works council or labor-related agreements with a labor organization.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to employees of the Company or any of its Subsidiaries: (i) there are no unfair labor practice charges, labor grievances, labor arbitrations, labor-related strikes, walkouts, or lockouts pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, and (ii) no labor organization or group of employees of the Company or its Subsidiaries has made a presently pending written demand for recognition or certification to the Company and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened, to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, the Company and the Company Subsidiaries have been in compliance with all applicable Laws respecting labor and employment, including all applicable Laws with respect to fair employment practices, overtime pay, meal and rest breaks, discrimination, sexual harassment, civil rights, affirmative action, equal opportunity, immigration, occupational safety and health, workers compensation, disability, unemployment compensation, whistleblower laws, wage payment and the payment and withholding of Taxes, collective bargaining, labor relations, terms and conditions of employment, worker classification and wages and hours (collectively, the “Employment Laws”).

(d) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no currently pending, or to the Knowledge of the Company, threatened, suits, actions or other proceedings filed by or with any Governmental Entity against the Company or its Subsidiaries alleging breach or violation of the Employment Laws. There are no pending or, to the Knowledge of the Company, threatened sexual harassment or discrimination claims against any employees at a level of vice president or above of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries have entered into any settlement agreements relating to allegations of sexual harassment or other discrimination or retaliation by any employees at a level of vice president or above of the Company or any of its Subsidiaries.

(e) The Company has provided to Parent, in a “Clean Room” folder of the virtual data room to which Parent has and will continue to restrict access to a limited group of Parent personnel who will keep such information confidential, a complete and accurate list in all material respects, as of the date no earlier than ten days prior to the date of this Agreement, for each current officer and employee of the Company or any of its Subsidiaries, such employee’s name or employee identification number, employer, title, hire date, location, whether full or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt from the Fair Labor Standards Act (if applicable), balance of accrued but unused vacation, annual salary or wage rate, and current annual target cash bonus opportunity. The Company shall provide an updated list pursuant to this Section 3.18(e) to Parent no later than five (5) Business Days prior to the Closing.

(f) To the Knowledge of the Company, as of the date hereof, no current employee of the Company, who is at the level of senior vice president or higher, has provided written notice to the Company of his or her intention to terminate his or her employment.

Section 3.19 Anti-Takeover Provisions(a) .

(a) Assuming the accuracy of the representation contained in Section 4.09, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or similar statute or regulation applies to the Company with respect to this Agreement or the Merger.

(b) The Company is not party to a stockholder rights plan, “poison pill” or similar anti-takeover arrangement, or plan.

Section 3.20 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent a true and complete (but partially redacted with respect to provisions that do not relate to the specific level of fees payable by the Company in connection with the transactions contemplated by this Agreement or any provisions that survive the transactions contemplated by this Agreement) copy (including all amendments, modifications, supplements and restatements) of the Company’s engagement letter with the Company Financial Advisor.

Section 3.21 Opinion of Financial Advisor. The Company Board has received the oral opinion of the Company Financial Advisor, to be subsequently confirmed by delivery of a written opinion to the Company Board, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications and limitations set forth in the written opinion, the Merger Consideration to be paid to the holders of shares of Common Stock (other than any Dissenting Shares and shares to be canceled or converted into shares of the Surviving Corporation in accordance with Section 2.01(b)) is fair, from a financial point of view, to such holders of the shares of Common Stock. The Company will provide Parent with a copy of the written opinion of the Company Financial Advisor for informational purposes promptly following receipt thereof by the Company.

Section 3.22 Insurance.

(a) Section 3.22 of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all currently in-force material insurance policies of the Company and the Company Subsidiaries (other than any insurance policy comprising a Company Benefit Plan) (collectively, the “Insurance Policies”). Except as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, (A) the Insurance Policies are in full force and effect (subject to expirations pursuant to the terms of the Insurance Policy) and provide insurance in such amounts and against such risks as the Company has determined to be prudent, taking into account the industries in which the Company and the Company Subsidiaries operate, and, to the Knowledge of the Company, as is sufficient to comply with applicable Law, (B) as of the date hereof, neither the Company nor any Company Subsidiary has received written notice (including any invoices) that any premiums due and payable under the Insurance Policies have not been paid (unless waived with the consent of the relevant insurer or the payment due date of such invoice has not passed), (C) to the Knowledge of the Company, neither the Company nor any Company Subsidiary is currently in default under any Insurance Policy, (D) as of the date hereof, neither the Company nor any Company Subsidiary has received written notice that any insurer under any of the Insurance Policies has disputed the validity thereof on any substantive grounds, (E) as of the date hereof, neither the Company nor any Company Subsidiary has received written notice of cancellation or termination in respect of any Insurance Policies (except in the ordinary course as required by applicable Law in connection with policy renewals or extensions), other than geographical coverage in relation to Russia, Ukraine, Belarus and any other country as a result of the conflict in that region, and (F) as of the date hereof, neither the Company nor any Company Subsidiary has received written notice that any insurer under an Insurance Policy has denied coverage for any claim thereunder.

(b) To the Knowledge of the Company, as of the date hereof, other than the insurance claims relating to Company Aircraft detained in Russia, as disclosed in the Company SEC Documents, there is no claim pending under any Insurance Policy that the Company reasonably expects to exceed $5,000,000.

Section 3.23 Relevant Aircraft and Aircraft Leases.

(a) Section 3.23(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of Company Aircraft identified by their type and manufacturer serial number.

(b) Section 3.23(b) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of Managed Aircraft identified by their type and manufacturer serial number.

(c) With respect to each Company Aircraft, as of the date hereof, (i) the Company, the relevant Company Subsidiary or the relevant owner identified as the “Legal Entity Owner” on Section 3.23(a) of the Company Disclosure Letter is the sole holder of valid legal title to such Company Aircraft, and (ii) the Company or the relevant Company Subsidiary (including as beneficial interest holder under an Owner Trust or other similar structure) is the sole holder of valid beneficial title to such Company Aircraft, in the case of each of clauses (i) and (ii), free and clear of all Liens, other than Permitted Liens.

(d) As of the date hereof, the Company, the Company Subsidiary or the relevant Owner Trust or other similar structure that is the Aircraft Lessor in respect of each Company Aircraft has not assigned or otherwise granted any Lien in respect of its rights as Aircraft Lessor pursuant to the relevant Aircraft Lease Documents other than pursuant to any Permitted Liens.

(e) As of the date hereof, neither the Company nor any Company Subsidiary has Knowledge of any event which has occurred and is continuing which constitutes or which, with the passing of time, giving of notice, making of any determination or any combination of the foregoing, would constitute a Total Loss of any Company Aircraft.

(f) As of the date hereof, neither the Company nor any Company Subsidiary has received any written notification or, to the Knowledge of the Company, oral notification under the Aircraft Lease Documents that any Company Aircraft has been involved in any incident which has caused Major Damage to such Company Aircraft which has not been repaired in all material respects in accordance with the applicable Aircraft Lease Document.

(g) In respect of each Company Aircraft and each Orderbook Aircraft subject to an Aircraft Lease, to the Knowledge of the Company, (i) the Aircraft Lessor is not in material breach of any of its material obligations under the Aircraft Lease Documents and (ii) no circumstances exist and are continuing which would reasonably be expected to entitle the relevant Aircraft Lessee to terminate any Aircraft Lease.

(h) For any Aircraft Lease in relation to a Company Aircraft or any Orderbook Aircraft in which the relevant Aircraft Lessor represents, warrants or undertakes to be tax resident in a particular jurisdiction, such Aircraft Lessor, is so resident in such jurisdiction for the purposes of measuring any tax due and to comply with the requirements of the relevant double tax treaty, in each case to the extent so provided in such Aircraft Lease.

(i) The Company or the relevant Company Subsidiary holds valid legal and beneficial title to the portion of the ABS E-Notes owned by the Company or the relevant Company Subsidiary free and clear of all Liens, other than Permitted Liens.

Section 3.24 Vendors and Customers. Section 3.24 of the Company Disclosure Letter of the Company Disclosure Letter sets forth a true and complete list of (a) the 10 largest vendors or service providers (other than financial institutions) of the Company and the Company Subsidiaries (based on the dollar value of expenditures by the Company and the Company Subsidiaries for the fiscal year 2024) (“Significant Vendors”) and (b) the 10 largest customers of the Company and the Company Subsidiaries (based on the dollar value of revenues to the Company from the fiscal year 2024) (“Significant Customers”), together with amounts paid by or to such Persons during such period. Since January 1, 2025 through the date of this Agreement, none of the Significant Vendors or Significant Customers has reduced in any material respect or otherwise discontinued, or, to the Knowledge of the Company, threatened in writing to materially reduce or discontinue, supplying goods or services to, or purchasing services from, the Company or its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2025 through the date of this Agreement, none of the Significant Vendors or Significant Customers has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened in writing, to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.25 Solvency. As of immediately prior to the Effective Time, but without giving effect to the Merger, the Orderbook Transfer or any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters in connection with and contingent upon the Closing, the Company and the Company Subsidiaries, taken as a whole, will be Solvent.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered by Parent or Merger Sub to the Company (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that (x) none of Parent, the Parent Subsidiaries (including Merger Sub) or any other Person (including for the avoidance of doubt the Equity Investors and their Affiliates) on behalf of Parent makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and the Company is not relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement and

(y) no Person has been authorized by Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct.

Section 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept) and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement. The Parent Board has adopted resolutions, by vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) approving the execution, delivery and performance of this Agreement; and (ii) determining that entering into this Agreement is fair to and in the best interests of Parent and its stockholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger Sub Board has adopted resolutions (i) approving the execution, delivery and performance of this Agreement; (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and its sole stockholder; (iii) declaring this Agreement advisable; and (iv) recommending that its sole stockholder adopt this Agreement and directing that this Agreement be submitted to its as sole stockholder for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The sole stockholder of Merger Sub will adopt and approve this Agreement by written consent immediately following the execution and delivery of this Agreement. No other corporate proceedings (including, for the avoidance of doubt, any stockholder approval) on the part of Parent, Merger Sub or their respective Affiliates are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State pursuant to the DGCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.03 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or shares of capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Merger Sub or any of their respective Affiliates or the Equity Investors under, any provision of (i) the governing or organizational documents of Parent, Merger Sub or any of their respective Affiliates or the Equity Investors; (ii) any Contract to which Parent, Merger Sub or any of their respective Affiliates or the Equity Investors is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 4.03(b), any Permit, Judgment or Law, in each case, applicable to Parent, Merger Sub or any of their respective Affiliates or the Equity Investors or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to Parent, Merger Sub or any of their respective Affiliates or the Equity Investors in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the HSR Act, (B) approvals and filings under all other Required Regulatory Approvals and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any non-U.S. antitrust, competition, trade regulation, Foreign Investment Laws or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement; (ii) the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State pursuant to the DGCL; (iii) the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; and (iv) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04 Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent, Merger Sub, the Equity Investors or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Affiliates for inclusion or incorporation by reference therein.

Section 4.05 Compliance with Applicable Laws. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since their respective dates of incorporation the business of Parent and the Parent Subsidiaries and their Affiliates has been conducted in accordance with all Laws applicable thereto. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since their respective dates of incorporation to the Knowledge of Parent, the business of Parent and the Parent Subsidiaries has at all times maintained and been in compliance with all material Permits required by all Laws applicable thereto.

Section 4.06 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates or the Equity Investors that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent, Merger Sub or any of their respective Affiliates or the Equity Investors that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.07 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. and Goldman Sachs Group, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.08 Merger Sub. Takeoff Bidco Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Bidco”), is the sole stockholder of Merger Sub and upon the Effective Time will own all of the outstanding shares of common stock of the Surviving Corporation. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.09 Ownership of Common Stock. None of Parent, Merger Sub or, to the Knowledge of Parent or Merger Sub, any of their respective Affiliates or the Equity Investors owns, or will prior to the Closing Date own, any shares of capital stock of the Company or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement). Other than the Voting Agreements, there are no voting trusts or other agreements, arrangements or understandings to which Parent, any Affiliate of Parent or any of the Parent Subsidiaries, or any Equity Investor is a party with respect to the voting of Capital Stock or other equity interests of the Company or any of the Company Subsidiaries, nor are there any agreements, arrangements or understandings to which Parent, any Affiliate of Parent or any of the Parent Subsidiaries, or any Equity Investor is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the Capital Stock or other equity interest of the Company or any of the Company Subsidiaries, other than agreements, arrangements or understandings among the Equity Investors.

Section 4.10 Financing; Availability of Funds.

(a) Parent has, as of the date of this Agreement, delivered to the Company (i) a true, correct and complete fully executed copy of each Equity Commitment Letter by and between Parent and each Equity Investor, including all exhibits, schedules, annexes and amendments to such letter, in effect as of the date of this Agreement, pursuant to which, subject to the terms and conditions thereof, each Equity Investor has agreed to invest in Parent the cash amounts set forth therein for the purposes set forth in such Equity Commitment Letter (the “Equity Financing”), and (ii) a true, correct and complete fully executed copy of each Debt Commitment Letter, by and between the Debt Financing Sources party thereto and Parent, together with true, correct and complete copies of all fee letters related to such Debt Commitment Letter (each as amended, modified, supplemented, replaced, restated, substituted or waived in accordance with the provisions of this Agreement, the “Debt Fee Letter”) (except that, solely with respect to any such Debt Fee Letter, the fee amounts, pricing caps and other customary economic terms set forth therein (none of which, individually or in the aggregate, affect the amount, availability, conditionality, enforceability or termination provisions of the Debt Financing) may be redacted in a customary manner), pursuant to which, and subject to the terms and conditions therein, the Debt Financing Sources party thereto have committed to lend the amounts set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing” and together with the Equity Financing, the “Financing”).

(b) As of the date of this Agreement, each Commitment Letter is in full force and effect, has not been withdrawn, terminated, rescinded, reduced, repudiated, amended, restated, replaced, supplemented or otherwise modified or waived in any respect (and no such withdrawal, termination, rescission, reduction, repudiation, amendment, restatement, replacement, supplement, modification or waiver is contemplated, except in connection with customary syndication activities with respect to the Debt Financing), and is a legal, valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, each of the other parties thereto. Each Equity Commitment Letter provides, and will continue to provide, that the Company is an express third-party beneficiary of, and entitled to enforce, such Equity Commitment Letter, pursuant to, and in accordance with, the terms and conditions set forth therein. None of Parent or any Equity Investor will oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is adequate remedy at law in connection with the exercise of such third-party beneficiary rights.

(c) As of the date of this Agreement, there are no side letters or other agreements or arrangements (written or oral) relating to the Commitment Letters or the Financing to which Parent or Merger Sub is a party, that could reasonably be expected to adversely affect the amount, availability, conditionality, enforceability or termination provisions of the Financing. As of the date of this Agreement, Parent has not, and to the Knowledge of Parent, neither has any other party to any Commitment Letter, committed any material breach of the performance, observance or fulfillment of any covenants, conditions or other obligations set forth in, or is in default under, any Commitment Letter, and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a material default or breach on the part of Parent, or, to the Knowledge of Parent, any other party thereto, under any term or condition of any Commitment Letter, (ii) constitute or result in an inability to satisfy a condition precedent or other contingency to receipt of funding set forth in any Commitment Letter, (iii) make any of the assumptions or any of the statements or representations set forth in any Commitment Letter inaccurate in any material respect or (iv) otherwise result in all or any portion of the Financing being unavailable at the Closing. As of the date of this Agreement, Parent has no reason to believe (both before and after giving effect to any flex provisions contained in the Debt Fee Letter) that Parent, Merger Sub or any other party to the Commitment Letters will be unable to satisfy on a timely basis (and in any event, not later than the Closing) any and all of the conditions precedent set forth in the Commitment Letters required to be satisfied by Parent, Merger Sub or any other party thereto, as applicable, or that the Required Amount will not be made available on the Closing Date. Except as expressly set forth in the Commitment Letters, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing on the Closing Date. Parent has fully paid any and all commitment and other fees in connection with the Commitment Letters that are due as of the date of this Agreement and will pay in full any such amounts due on or before the Closing Date.

(d) The Equity Financing, together with the Debt Financing (after giving effect of the maximum amount of “flex” (including any original issue discount flex) provided for with respect to the Debt Financing), is and will be sufficient to enable Parent to perform its payment obligations under this Agreement and to consummate the transactions contemplated hereby (including any repayment or refinancing of Indebtedness contemplated by this Agreement). At the Effective Time, Parent and Merger Sub will have sufficient cash on hand to consummate the Merger on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of the Aggregate Merger Consideration, repayment or refinancing of any Indebtedness required as a result of the Merger, and all fees and expenses in connection with the Merger and the other transactions contemplated hereby (the “Required Amount”).

(e) Parent and Merger Sub acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, it is not a condition to any of Parent’s or Merger Sub’s obligations hereunder, including to consummate the transactions contemplated hereby, that Parent and Merger Sub obtain any financing or refinancing (including the Financing) on the terms set forth in the Commitment Letters or otherwise, or that the Company hold a specific amount of cash balances at Closing.

Section 4.11 Solvency of the Surviving Corporation Following the Merger. As of the Effective Time, assuming the accuracy, in all material respects, of the representations and warranties of the Company in this Agreement and material compliance by the Company with the covenants contained in this Agreement, immediately after giving effect to the transactions contemplated by this Agreement, including the payment of the Aggregate Merger Consideration, repayment or refinancing of any Indebtedness in connection with the transactions contemplated by this Agreement, if any, and payment of all related fees and expenses, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 4.11, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered by the Company to Parent and Merger Sub (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that (x) none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Parent and Merger Sub are not relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement, (y) no Person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management, or information made available on any “data sites” are not and shall not be deemed to be or include representations or warranties. Without limiting the generality of the foregoing, except for the representations and warranties contained in Article III or in any certificate delivered by the Company to Parent and Merger Sub, each of Parent and Merger Sub hereby acknowledges and agrees that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company, the Company Subsidiaries or their future business, operations or affairs. Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company, except for the representations and warranties contained in Article III and in any certificate delivered by the Company to Parent and Merger Sub.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business by the Company. Except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to (x) conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice in all material respects and (y) preserve the Company’s and each Company Subsidiary’s current business, assets and relationships with key employees, customers and suppliers. In addition, and without limiting the generality of the foregoing, except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a) (i) other than with respect to regular quarterly dividends of up to $0.22 per share of Common Stock, $11.625 per share of Series B Preferred Stock, $10.3125 per share of Series C Preferred Stock, and $15.00 per share of Series D Preferred Stock (which amounts in respect of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock may be adjusted in accordance with the dividend reset provisions contained in the Certificates of Designation related thereto), declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its shares of capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) split, combine, subdivide or reclassify any of its shares of capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights (contingent or otherwise) to acquire any such shares of capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of shares of Common Stock or other equity securities of the Company in connection with (A) vesting or settlement of Company RSUs and Company PSUs and (B) forfeitures of Company RSUs and Company PSUs;

(b) except for transactions between or among the Company and one or more wholly owned Company Subsidiaries or between or among one or more wholly owned Company Subsidiaries, create, allot, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (i) any shares of capital stock of the Company or any Company Subsidiary other than the issuance of shares of Common Stock upon the vesting or settlement of Company RSUs or Company PSUs that are outstanding as of the date of this Agreement or issued in accordance with this Agreement or the terms of the award agreements for such outstanding Company RSUs or Company PSUs, in each case in accordance with the terms thereof; (ii) any other equity interests or voting securities of the Company or any Company Subsidiary; (iii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any warrants, calls, options or other rights (contingent or otherwise) to acquire any shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary; or (vi) any Company Voting Debt;

(c) (i) amend the Organizational Documents of the Company; or (ii) amend in any material respect the Organizational Documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (i) and (ii), as may be required by Law or the rules and regulations of the SEC or the NYSE or in connection with liquidations or dissolutions of dormant or inactive Company Subsidiaries and Owner Trusts;

(d) make or adopt any change in its accounting methods, principles or practices as in effect on the date hereof, except insofar as may be required by a change in GAAP or Law (or authoritative interpretations thereof);

(e) directly or indirectly acquire or agree to acquire in any transaction (by merger, consolidation, acquisition of stock or assets or otherwise) any material equity interest in or material business of any Person or material division thereof or any material properties or assets, except (i) acquisitions contemplated by the Orderbook (as well as engines and buyer furnished equipment related thereto), (ii) acquisitions required under the terms of the Aircraft Leases and Servicing Agreements, (iii) acquisitions with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries, (iv) acquisitions contemplated by any letter of intent, memorandum of understanding or similar agreement set forth in Section 3.15(b)(xii) of the Company Disclosure Letter, or (v) acquisitions not covered in clauses (i)-(iv) of this clause (e) in the ordinary course of business consistent with past practice up to the amounts set forth in Section 5.01(e) of the Company Disclosure Letter;

(f) except for Contracts entered into in the ordinary course of business relating to the Managed Aircraft, enter into any partnership, joint venture or similar Contract to which the Company or any Company Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture;

(g) except in the ordinary course of business consistent with past practice, (A) enter into any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract, (B) modify, amend or terminate any Material Contract or Contract that would, if entered into prior to the date of this Agreement, be a Material Contract, (C) waive, release, terminate, amend, renew or assign any material rights or claims of the Company or any of its Subsidiaries under any Material Contract or any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract, provided that, for purposes of this clause (g), (i) it shall not be considered ordinary course of business consistent with past practice to enter into new OEM Contracts for the acquisition of Aircraft not permitted under Section 5.01(e) and (ii) any new or amended Aircraft Leases, Servicing Agreements and OEM Contracts that are permitted to be entered into pursuant to this clause (g) after the date hereof shall be either (x) on terms that the Company believes to be commercially reasonable, subject to Section 5.01(g) of the Company Disclosure Letter, or (y) on substantially the same terms of the applicable letter of intent, memorandum of understanding or similar agreement set forth in Section 3.15(b)(xii) of the Company Disclosure Letter;

(h) except in relation to Liens to secure Indebtedness for borrowed money that is outstanding as of the date hereof, or otherwise permitted to be incurred under this Section 5.01, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets or any material interests therein other than (i) dispositions of Aircraft in amounts not to exceed the amounts and in accordance with the terms and conditions set forth in Section 5.01(h) of the Company Disclosure Letter (excluding any of the transactions referenced in clause (ii)-(iv) of this clause (h)), (ii) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries, (iii) dispositions contemplated by any letter of intent, memorandum of understanding or similar agreement set forth in Section 3.15(b)(xii) of the Company Disclosure Letter, or (iv) in the ordinary course of business consistent with past practice with respect to properties or assets that are not Aircraft;

(i) incur any additional Indebtedness or commitments therefor, except for (A) Indebtedness under the Company’s existing revolving credit facilities or commercial paper issuances (1) in replacement of existing Indebtedness, up to an amount equal to the aggregate principal amount of the Indebtedness being replaced plus the aggregate amount of any unpaid interest related thereto and the amount of any premiums, fees or expenses incurred in connection therewith, or (2) otherwise in the ordinary course of business, (B) Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries, (C) hedging transactions in the ordinary course of business consistent with past practice, and (D) the following additional Indebtedness, in each case subject to compliance with Section 6.12:

(i) if the Closing has not occurred prior to May 1, 2026 (the “First Trigger Date”), then, during the 3-month period commencing on the First Trigger Date, additional Indebtedness in the form of secured or unsecured, investment grade bank term loans in an aggregate principal amount (including committed but undrawn amounts thereunder) not to exceed $2.0 billion (subject to any dollar-for-dollar reduction of such amount as set forth in the proviso below) (a “Permitted Company Term Loan Financing”); provided that such Permitted Company Term Loan Financing shall (1) have a maturity date (including any permitted extensions thereunder) no later than the date that is five (5) years after the initial incurrence date thereof, (2) permit the prepayment of the indebtedness thereunder at par, without penalty or premium (other than customary “term SOFR” breakage in the case of a prepayment other than on the last day of a term SOFR interest period) and (3) have such other terms and conditions that are not materially more restrictive on the Company and the Company Subsidiaries, taken as a whole, than the terms and conditions of the Company’s principal Existing Credit Agreement (as in effect on the date hereof) or that are otherwise reasonably acceptable to the Parent in its Permitted Discretion; and

(ii) if the Closing has not occurred prior to the date that is the later of (x) July 1, 2026 and (y) the date that is 100 days after the date on which the Company Stockholder Approval is obtained (such later date, the “Second Trigger Date”), then, commencing on the Second Trigger Date, additional Indebtedness in an aggregate principal amount (including committed but undrawn amounts thereunder) issued or otherwise incurred from and after the Second Trigger Date not to exceed the sum of (I) $2.0 billion, plus (II) from and after the end of each three-month period after the Second Trigger Date, an additional $2.0 billion (in each case, subject to any dollar-for-dollar reduction of such amount as set forth in the proviso below); provided that such additional Indebtedness shall be in the form of (A) a Permitted Company Term Loan Financing and/or (B) any unsecured investment grade debt securities (“Permitted Company Bond Financing”); provided, further, that such Permitted Company Bond Financing shall (1) have a maturity date (including any permitted extensions thereunder) no later than the date that is five (5) years after the initial incurrence date thereof, (2) not be required to be (and shall not have terms requiring such debt to be offered to be) repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of the Closing, and/or upon any other event or events or at the option of any holder thereof (except, in each case, upon the occurrence of a customary “event of default” thereunder or as a result of a change of control (other than resulting from the Merger) in a manner substantially consistent with the Existing Senior Notes), (3) include disclosure in any marketing, offering or disclosure document for such Permitted Company Bond financing with respect to the Merger and the other transactions contemplated by this Agreement and the Company following consummation of such transactions that is (i) materially consistent with any disclosure in the Debt Financing and/or Takeout Financing and (ii) that has been reviewed and is reasonably acceptable to Parent and (4) have such other terms and conditions that are not more restrictive (other than in any immaterial respect) on the Company and the Company Subsidiaries than the terms and conditions of any of the Company’s senior notes outstanding on the date hereof (the “Existing Senior Notes”) and that are otherwise reasonably acceptable to the Parent in its Permitted Discretion (any such Permitted Company Bond Financing, together with any Permitted Company Term Loan Financing permitted under this Section 5.01(i)(D)(ii) and/or Section 5.01(i)(D)(i), each, a “Permitted Company Interim Financing”);

provided, however, that, notwithstanding anything herein to the contrary, as of any date of determination, the aggregate principal amount of any Permitted Company Interim Financing permitted to be incurred as set forth above as of such date shall be reduced, dollar-for-dollar, by the aggregate principal amount of all Qualified Bonds that have been issued as of such date (with such amounts reducing the aggregate amount of Permitted Company Bond Financing permitted hereunder before reducing the amount of any Permitted Company Term Loan Financing permitted hereunder);

(j) (A) settle or compromise any material litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than (i) litigation contemplated by Section 6.05, which shall be governed by that section, (ii) settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration in the ordinary course of business consistent with past practice that involve the payment of monetary damages (excluding monetary damages to the extent that they are covered by the Company’s Insurance Policies) or the waiver of claims in an amount not in excess of the amounts set forth on Section 5.01(h) of the Company Disclosure Letter, or (iii) settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration not in the ordinary course of business consistent with past practice that involve the payment of monetary damages (excluding monetary damages to the extent that they are covered by the Company’s Insurance Policies) or the waiver of claims in an amount not in excess of the amounts set forth in Section 5.01(h) of the Company Disclosure Letter, and, in each case of clause (ii) and (iii), do not impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as whole, and except for claims and litigation with respect to which an insurer (but neither the Company nor any Company Subsidiary) has the right to control the decision to settle; or (B) commence litigation, without first consulting with Parent, against any customer or supplier that would reasonably be expected to materially damage such customer’s or supplier’s relationship the Company;

(k) abandon or permit to lapse, assign, sell, lease, license, sublicense, modify, terminate, transfer or dispose of, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material Owned Intellectual Property Rights, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice;

(l) fail to use commercially reasonable efforts to (A) prevent the lapse of any Insurance Policy or (B) take any action that would make any Insurance Policy void or voidable or reduce the limits of insurance coverage provided thereunder, in the case of both (A) and (B), other than immaterial changes, operational changes or changes required by applicable Law and policy expirations and reductions of limits in the ordinary course of business and other than changes in policies or limits of insurance coverage resulting from the transactions contemplated hereby;

(m) except (A) as required by applicable Law, or (B) as required by the terms of any Company Benefit Plan, (i) increase or grant any increase in the compensation or benefits payable to any current or former director, officer, employee or individual independent contractor of the Company or any Company Subsidiary, other than increases in base wages or salary in the ordinary course of business consistent with past practice not to exceed 7% of the aggregate base wages or salary for employees at or below the level of senior vice president as in effect as of the date hereof; provided further that not more than ten (10) employees below the level of vice president shall be promoted; (ii) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits payable to any current or former director, officer, employee or individual independent contractor of the Company or any Company Subsidiary; (iii) amend any Company Benefit Plan or adopt or enter into any plan, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof; (iv) grant or provide any severance or termination payments or benefits to any current or former officers, directors, employees or individual independent contractors; (v) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former director, officer, employee or individual independent contractor; (vi) hire or terminate any employee who is a senior vice president or above, except for terminations for “cause”, or promote any employee who, as a result of such promotion, would be a senior vice president or above; or (vii) enter into any collective bargaining agreement or recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of the Company or its Subsidiaries;

(n) make or authorize capital expenditures except (i) as required by the terms of the Contracts in existence on the date hereof or entered into or amended after the date hereof in accordance with the clause (g) above, (ii) in connection with the maintenance, repairs, or overhaul of Aircraft or engines that the Company reasonably determines are necessary to preserve the value of such Aircraft or engines, (iii) pre-delivery payments to Aircraft OEMs in the ordinary course of business pursuant to OEM Contracts, (iv) in connection with acquisitions permitted under Section 5.01(e) or Section 5.01(f), or (v) in an amount not in excess of the amount set forth in Section 5.01(n) of the Company Disclosure Letter;

(o) except in the ordinary course of business consistent with past practice and except as contemplated by Contracts in effect on the date hereof or entered into after the date hereof in accordance with the terms hereof, (i) accelerate any material payments under any leases relating to leased Company Aircraft or (ii) fail to continue any aircraft maintenance programs with respect to off-lease Company Aircraft;

(p) adopt or implement any stockholder rights plan or similar arrangement;

(q) adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for the Company or any Significant Subsidiary (excluding any internal reorganization of wholly owned Company Subsidiaries);

(r) (i) make, change or rescind any material income Tax election (including, for the avoidance of doubt, any entity classification election); (ii) change any of its material methods of tax accounting or tax accounting principles, methods or practices other than as required by applicable Law; (iii) enter into any closing agreement with respect to Taxes; (iv) settle any material claim or assessment relating to the Company or any Company Subsidiary with respect to Taxes; or (v) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or

(s) agree to take any of the foregoing actions in clauses (a) through (s) above.

For the avoidance of doubt, the Parties agree that the covenants contained in this Section 5.01 (excluding the first sentence of this Section 5.01 solely with respect to the Company’s servicing of the Managed Aircraft) do not apply to the conduct or operations of the Managed Aircraft.

Section 5.02 Conduct of Business by Parent. Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law or with the prior written consent of the Company, from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall not, and shall cause each of their respective Affiliates not to, and Parent shall cause the Equity Investors not to, take any actions or omit to take any actions that would or would be reasonably likely to materially impair, materially delay, materially interfere with or materially hinder the ability of Parent, the Company or Merger Sub to consummate the Merger, the Orderbook Transfer and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

Section 5.03 No Control. Nothing contained in this Agreement shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’

operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.04 No Solicitation by the Company; Company Board Recommendation.

(a) Except as permitted by Section 5.04(b) or Section 5.04(d), the Company shall, and shall cause each of the Company Subsidiaries, and its and their officers, directors, managers or employees, and shall instruct its accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) of the Company or the Company Subsidiaries, to: (i) immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Alternative Proposal or any proposal that could be reasonably expected to result in an Alternative Proposal; and (ii) from the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.04, not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”), (B) furnish non-public information regarding the Company and the Company Subsidiaries to any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 5.04 or contacting any Person making an Alternative Proposal to ascertain facts or clarify terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal) regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any non-public information with respect to, or take any other action to facilitate any Inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an Alternative Proposal, (E) approve, agree to, accept, endorse or recommend any Alternative Proposal, (F) submit to a vote of its stockholders, approve, endorse or recommend any Alternative Proposal, (G) effect any Adverse Recommendation Change, (H) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for Acceptable Confidentiality Agreements) or (I) amend, or grant a waiver or release under, (1) any standstill or similar agreement with respect to any shares of Common Stock or (2) any applicable anti-takeover law or anti-takeover provision in the Company’s Organizational Documents; provided that, if the Company Board (or any committee thereof) has determined in its good faith judgment that failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, the Company may waive any standstill or similar agreement with respect to any shares of Common Stock solely to the extent necessary to permit the applicable counterparty to submit confidential proposals to the Company Board.

(b) Notwithstanding anything to the contrary in Section 5.04(a), if the Company or any of its Subsidiaries or any of its or their respective Representatives receives an Alternative Proposal by any Person or Group at any time prior to the Company Stockholder Meeting that did not result from a material breach of Section 5.04(a), then, subject to compliance with Section 5.04(c), the Company and its Representatives may, prior to the Company Stockholder Meeting, take the actions set forth in subsections (i), and (ii) of this Section 5.04(b) if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or Company Subsidiaries may enter into) an Acceptable Confidentiality Agreement; and (ii) enter into and engage in discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal.

(c) Promptly (but in any event within 48 hours) following receipt (to the Knowledge of the Company) of any Alternative Proposal or any Inquiry, the Company shall advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, and the terms and conditions of such Alternative Proposal or Inquiry (including, in each case, the identity of the Person or Group making any such Alternative Proposal or Inquiry), and the Company shall as promptly as practicable (but in any event within 48 hours) provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing, together with copies of any written materials relating thereto provided to the Company or its Representatives; and (ii) a summary of the material terms and conditions of such Alternative Proposal or Inquiry, to the extent such material terms and conditions are not included in the written materials provided in the foregoing clause (i). The Company agrees that it shall promptly (but in any event within 48 hours) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that may be provided (pursuant to Section 5.04(b)) to any other Person or Group in connection with any such Alternative Proposal that has not previously been provided to Parent. In addition, the Company shall keep Parent reasonably informed on a prompt basis (but in any event within 48 hours) of any material developments regarding the Alternative Proposal or any material change to the terms or status of the Alternative Proposal or Inquiry and related discussions or negotiations (and supplementally provide the material terms) of any such Alternative Proposal or Inquiry (including any amendments thereto and any new, amended or revised written materials relating thereto provided to the Company or its Representatives).

(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Stockholder Meeting, the Company Board may (i) in the case of an Intervening Event or if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d) and provided such Superior Proposal did not result from a material breach of Section 5.04(a)), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being an “Adverse Recommendation Change”) (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal) and (ii) if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)), terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in the case of clauses (i) and (ii), if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that the Company Board may not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d), unless:

(i) the Company has provided prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent of the circumstances giving rise to the Adverse Recommendation Change, and, in the case of a

Superior Proposal, that the Company Board has received a Superior Proposal and shall include a copy of such Superior Proposal (or, where no such copy is available, a description of the material terms and conditions of such Superior Proposal);

(ii) during the Notice Period, the Company has negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the good faith judgment of the Company Board) a Superior Proposal, or in the case of an Intervening Event, the failure to make such Adverse Recommendation Change (in the judgment of the Company Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and

(iii) the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent and any other information provided by Parent, and after consultation with the Company’s financial advisors and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in the case of an Intervening Event, that the failure to make such Adverse Recommendation Change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

If during the Notice Period any material revisions are made to the Superior Proposal, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.04(d) with respect to such new written notice; provided, however, that for purposes of this sentence, references to the five (5)-Business Day period above shall be deemed to be references to the longer of (x) the original five (5)-Business Day Period and (y) a three (3)-Business Day period.

(e) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, nothing in this Section 5.04(e) shall be construed to permit the Company or its Subsidiaries or the Company Board (or a committee thereof) to effect an Adverse Recommendation Change other than in accordance with Section 5.04(d).

(f) For purposes of this Agreement:

(i) “Alternative Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination, tender offer, share purchase or similar transaction involving or relating to the Company that would result in any Person or Group beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto; (B) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of shares of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (C) issuance, sale or disposition, directly or indirectly, to any Person (or the stockholders of any Person) or Group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of the Company; (D) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, twenty percent (20%) or more of the shares of Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of the Company; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii) “Superior Proposal” means any bona fide proposal or offer made by a third party or Group (A) that did not result from a material breach of this Section 5.04 and (B) pursuant to which such third party or Group (or the stockholders of such third party or Group) would acquire, directly or indirectly, more than fifty percent (50%) of the shares of Common Stock or assets of the Company and the Company Subsidiaries, taken as a whole, (x) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of shares of Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (y) the conditions to the consummation of which are reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal.

(iii) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Agreement, including this Section 5.04.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Proxy Statement; Company Stockholder Meeting.

(a) As reasonably promptly as practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s stockholders relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Parent shall furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. The Company shall reasonably promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments proposed by Parent.

(b) If prior to the Company Stockholder Meeting any change occurs with respect to information supplied by Parent or its Affiliates for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall reasonably promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Company Stockholder Meeting any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall reasonably promptly notify Parent of such event, and the Company shall as reasonably promptly as practicable file any necessary amendment or supplement to the Proxy Statement with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) The Company shall, as promptly as reasonably practicable after (x) the date that is ten (10) days after the filing of the preliminary Proxy Statement, if the SEC has not advised the Company that the SEC intends to review the Proxy Statement or (y) otherwise, the date that the SEC confirms it has no further comments on the Proxy Statement duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of (i) seeking the Company Stockholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. In connection with the foregoing, the Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s stockholders; and (ii) subject to Section 5.04(d), solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.04(d). The Company shall keep Parent informed on a reasonably current basis, and promptly upon Parent’s written request, of the status of its efforts to solicit the Company Stockholder Approval. The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Stockholder Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal or by the making of any Adverse Recommendation Change by the Company Board; provided, however, that if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.04(d)(i) occurs less than 10 Business Days prior to the Company Stockholder Meeting, the Company shall be entitled to postpone the Company Stockholder Meeting to a date not more than 10 Business Days after the date such Company Stockholder Meeting had previously been scheduled (but in no event to a date after the date that is five Business Days before the End Date).

(e) The Company (x) may, with Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, recess, reconvene or postpone the Company Stockholder Meeting if the Company reasonably believes that (i) such adjournment, recess, reconvening or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of shares of Common Stock a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) after consultation with Parent, as of the time for which the Company Stockholder Meeting is then scheduled (as set forth in the Proxy Statement), (A) there will be an insufficient number of shares of Common Stock present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (B) there will be an insufficient number of proxies to obtain the Company Stockholder Approval, or (iii) such adjournment, recess, reconvening or postponement is required by Law, and (y) shall, if requested by Parent, adjourn, recess, reconvene or postpone the Company Stockholder Meeting, if after consultation with Parent, as of the time for which the Company Stockholder Meeting is then scheduled (as set forth in the Proxy Statement), (A) there will be an insufficient number of shares of Common Stock present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (B) there will be an insufficient number of proxies to obtain the Company Stockholder Approval; provided that, unless otherwise agreed by the Company and Parent, such adjournment, recess, reconvention or postponement shall not be for more than five Business Days individually or 20 Business Days in the aggregate.

Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the Representatives of Parent and SMBC AC reasonable access, upon reasonable advance notice, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, personnel (including for purposes of discussing retention and other post-closing employment arrangements) and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent all other information concerning its business, assets, liabilities, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not unreasonably interfere with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it reasonably determines (after consultation with outside counsel) that such disclosure or access would (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); (iii) result in the access to or disclosure of commercially sensitive information (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in an “outside counsel only” basis, in which case such information shall be given only to the outside counsel of Parent and may not be shared with Parent or any of its Affiliates or any of their respective Representatives (other than such outside counsel)); or (iv) violate any Law (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not violate such Law). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of February 24, 2025, and amended on March 31, 2025 and May 8, 2025, among the Company, SMBC AC and Sumitomo (the “Confidentiality Agreement”), and the clean team agreement, dated as of June 12, 2025, among the Company, SMBC AC and Sumitomo (the “Clean Team Agreement”), as applicable. Notwithstanding anything to the contrary in the foregoing, until the Closing, the Company (i) shall cause the virtual data room established by the Company and its Representatives in connection with the transactions contemplated by this Agreement to be maintained, and (ii) shall not impose any additional restrictions on access by Parent or its Representatives, or remove any materials or documents from such virtual data room, except as expressly contemplated by the Confidentiality Agreement or the Clean Team Agreement.

Section 6.03 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof the transactions contemplated by this Agreement (including the Merger and the Orderbook Transfer), including (i) preparing and filing with a Governmental Entity as reasonably promptly as practicable all necessary applications, notices, disclosures, petitions, filings, ruling requests, and other documents and to obtain as reasonably promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity (including CFIUS) in order to consummate the transactions contemplated by this Agreement (including the Merger and the Orderbook Transfer) (collectively, the “Governmental Approvals”) and (ii) as promptly as reasonably practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within twenty-five (25) Business Days of the date of this Agreement, and (B) promptly make all other filings that are required to be made in order to consummate the transactions contemplated hereby pursuant to other applicable Antitrust Laws or Foreign Investment Laws with respect to the transactions contemplated hereby, including with respect to the Required Regulatory Approvals, and (C) not extend any waiting period under the HSR Act or other Antitrust Laws or Foreign Investment Laws, or enter into any agreement with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall supply as promptly as reasonably practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other applicable Antitrust Law or Foreign Investment Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Law or Foreign Investment Law as soon as possible (including complying with any “second request” for information or similar request from a Governmental Entity pursuant to other Antitrust Laws or Foreign Investment Laws).

(b) In connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws or Foreign Investment Laws, each of Parent and the Company shall, and shall cause their respective Affiliates, and Parent shall cause the Equity Investors to, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a Governmental Entity or a private party (provided that Parent shall, upon consultation with the Company in good faith and subject to Parent’s obligations hereunder, solely control the timing and strategy for obtaining Governmental Approvals and coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with such other Governmental Entity in connection with the Merger or the other transactions contemplated hereby); (ii) keep the other party and/or its counsel promptly informed of any communication received by such party from, or given by such party to, the FTC, the DOJ, CFIUS or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ, CFIUS or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ, CFIUS or such other Governmental Entity or other Person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; (iv) consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement; and (v) permit the other party and/or its counsel to review in advance, with reasonable time and opportunity to comment, give reasonable consideration to the other party’s comments thereon, and consult with each other in advance of any proposed submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ, CFIUS or any other Governmental Entity; provided that materials may be redacted (i) as necessary to comply with applicable Law and (ii) to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as “Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a) and 6.03(b), Parent and the Company shall take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any Judgment or injunction, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending (with sufficient time for resolution in advance of the End Date) through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party in connection with any Antitrust Law; and (ii) avoid or eliminate each and every impediment under any Antitrust Law or Foreign Investment Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries, (B) terminating any existing relationships and contractual rights and obligations, terminating any venture or other arrangement, creating any relationship, contractual rights or obligations of Parent or the Company of any of their respective Subsidiaries, or effectuating any other change or restructuring of Parent, the Company or any of their respective Subsidiaries, (C) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries, (D) opposing, including through litigation and reasonably available avenues of appeal, (1) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this

Agreement and (2) any request for the entry of, and seek to have vacated or terminated, any order that would restrain, prevent or materially delay the consummation of the transactions contemplated by this Agreement, in the case of (1) and (2) as may be required in order to resolve any objections as a Governmental Entity may have to such transactions under the HSR Act, any Antitrust Law, any Foreign Investment Law or any other applicable Law and/or to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, (E) commencing and/or defending any suit, action or other proceeding before any court or other applicable Governmental Entity, and pursuing all reasonably available avenues of appeal thereto, as may be required in order to (1) resolve any objections as a Governmental Entity may have to such transactions under the HSR Act, or any Antitrust Law or any other applicable Law and (2) avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, (F) taking any action and/or accepting any condition or restriction required by a Governmental Entity in connection with in connection with any Governmental Approval (including entering into any mitigation agreement with any Governmental Entity as may be required), and (G) otherwise taking or committing to take actions that after the Closing would limit Parent’s and/or its Subsidiaries’ (including the Company’s and the Company Subsidiaries’) freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective Subsidiaries; provided, however, that, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Parent, any of the Equity Investors or any of their respective Affiliates to (x) take any actions with respect to any existing businesses, product lines or assets of any of the Equity Investors or any of their respective Affiliates (other than Parent and its Subsidiaries (including the Company and the Company Subsidiaries following the Merger)), or (y) take any action contemplated by the foregoing clauses (A)-(G) or otherwise take any action or permit or suffer to exist any material restriction, condition, limitation or requirement, that, in the case of this clause (y), would or would reasonably be expected to (when taken together with all other such actions, restrictions, conditions, limitations and requirements), (1) materially diminish the value (commercial or otherwise) of the Company and its Subsidiaries (taken as a whole and giving effect to the Closing) or (2) materially reduce the benefits reasonably expected to be derived by Parent or any of the Equity Investors and their respective Affiliates from the transactions contemplated hereby following the Closing, including by materially reducing the benefits reasonably expected to be derived by Parent or any of the Equity Investors and their respective Affiliates from the Orderbook Transfer or the servicing arrangements contemplated to be entered into by Parent and SMBC AC with respect to the servicing by SMBC AC of certain Company Aircraft; provided, further, that neither Parent nor the Company shall be required to take any action contemplated by the foregoing clauses (A)-(G) that is not conditioned upon, or would be effective prior to, the consummation of the transactions contemplated by this Agreement.

(d) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(d) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company. In addition, the Company shall give prompt written notice to Parent of any (x) total loss, destruction or material damage to any Company Aircraft or Managed Aircraft that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or (y) material breach or event of default by the Company or Company Subsidiaries under any Material Contract that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 6.04 Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective Organizational Documents and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Company and the Company Subsidiaries to perform its obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless each individual who was prior to or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who was prior to or is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another Person or serving as a trustee or fiduciary of a Company Benefit Plan (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, Judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Company Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final non-appealable adjudication that such Person is not entitled to indemnification, except to the extent such Person is entitled to advancement of expenses under the Organizational Documents of the Company or its Subsidiaries or in an indemnification or similar agreement without such an undertaking, and (y) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) For a period of six years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability and fiduciary liability insurance currently maintained by the

Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured Persons than the directors’ and officers’ liability and fiduciary liability insurance currently maintained by the Company with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurers having the same or better credit rating as the Company’s current insurers), except that in no event shall the Surviving Corporation be required to pay for any one annual period an aggregate premium with respect to such insurance policies more than three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.04(b) it shall obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase “tail” directors’ and officers’ liability and fiduciary liability insurance for a period of six years for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability and fiduciary liability insurance currently maintained by the Company, such “tail” insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured Persons than the directors’ and officers’ liability and fiduciary liability insurance currently maintained by the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail insurance exceed the Maximum Amount, and if the Company is unable to obtain such “tail” insurance, it shall obtain as much comparable “tail” insurance as possible for such six-year period for an aggregate premium equal to the Maximum Amount. The Surviving Corporation shall maintain such policies in full force and effect and continue to honor the obligations thereunder.

(c) The provisions of this Section 6.04 (i) shall survive consummation of the Merger until the later of (x) the date that is the sixth (6th) anniversary of the Closing Date and (y) the date on which any claim, action, suit, proceeding or other matter initiated prior to the sixth (6th) anniversary of the Closing Date is finally resolved, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.04.

Section 6.05 Transaction Litigation. Prior to the Effective Time, in the event that any litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent reasonably informed with respect to the status thereof. Subject to entry into a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company and participate in the defense or settlement of any such litigation, and the Company shall consider in good faith Parent’s advice with respect to such litigation. None of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle or come to an arrangement regarding any such stockholder litigation, in each case unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Company may compromise, settle or come to an agreement regarding shareholder litigation made or pending against a Company Party after consultation with Parent, if the resolution of such litigation requires payment from the Company or any of its Subsidiaries or Representatives in an amount not to exceed the amount set forth in Section 6.05 of the Company Disclosure Letter and/or the provision of disclosures to the shareholders of the Company relating to the Merger (which disclosures shall be subject to review and comment by Parent), and the settlement provides for no material injunctive relief.

Section 6.06 Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions of shares of Common Stock (including derivative securities with respect to shares of Common Stock, including Company RSUs and Company PSUs) resulting from the Merger and the other transactions contemplated by this Agreement by each individual is a director or executive officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable Law.

Section 6.07 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters, in each case in accordance with the terms of this Agreement (including compliance with Section 5.04), or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, (a) Parent and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements and (b) the Company shall provide Parent an opportunity to review and comment on widespread internal written communications that may be made by the Company to its employees (other than communications pursuant to Section 6.08(g)), independent contractors, consultants, contract counterparties and/or other material business relations of the Company or its Subsidiaries, in each case with respect to the transactions contemplated by this Agreement, including the Merger, and each of Parent and the Company shall not, and shall cause their Affiliates not to, and Parent shall cause the Equity Investors not to, issue any such press release or make any such public statement or other written communication prior to providing such opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.07 shall limit the ability of any party hereto to make disclosures, announcements or communications (including in any meetings or calls with analysts, institutional investors or other similar Persons) that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 6.08 Employment and Company Benefits.

(a) During the one-year period following the Closing Date (or, such shorter period of employment, as the case may be), Parent shall, or shall cause the Surviving Corporation to, provide each Company Employee with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Company Employee immediately prior to the Closing Date; (ii) short-term cash incentive opportunities that are at least equal to the short-term cash incentive opportunities in effect for the Company Employee immediately prior to the Closing Date, which short-term cash incentive opportunities shall, for the year of Closing, have the same termination protections as those provided under the Annual Bonus Plan (as defined below) (less any amounts paid pursuant to Section 6.08(b)); (iii) target long-term incentive opportunities that are at least equal to the target long-term incentive opportunities in effect for the Company Employee immediately prior to the Closing

Date (provided that such opportunities may be provided in the form of cash rather than equity) and (iv) employee benefits (excluding any equity-based or other long-term incentives, retiree health and welfare benefits and defined benefit pension benefits) that, with respect to each Company Employee, are no less favorable in the aggregate than the employee benefits provided by the Company or any Company Subsidiary to such Company Employee immediately prior to the Closing Date. For purposes of this Agreement, “Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date and who remains employed with the Surviving Corporation or any other Affiliate of Parent immediately following the Closing.

(b) With respect to the Company’s annual bonus plan (the “Annual Bonus Plan”), for the calendar year in which the Closing Date occurs, Parent shall, or shall cause the Surviving Corporation or their respective Affiliates to, pay to each Company Employee who remains employed with Parent, the Surviving Corporation or their respective Affiliates through the Closing, such Company Employee’s target annual bonus (i) prorated based on the number of days elapsed during the period commencing on the first day of such calendar year and ending on the Closing Date, (ii) payable solely in the form of cash and (iii) except in respect of the Deferred Bonus Plan (as defined in Section 5.01(m) of the Company Disclosure Letter), payable within 10 days following the Closing Date (the “Closing Year Annual Bonus”); provided, however, (i) if the Closing Date occurs in calendar year in 2025, the Closing Year Annual Bonus shall be determined based upon the greater of (x) target performance and (y) the actual level of performance, extrapolated through the end of the applicable calendar year based on actual performance through the Closing Date, as determined by the Leadership Development and Compensation Committee of the Company Board prior to the Closing (provided that Parent will be provided with an opportunity to review such performance calculations and consult in good faith with the Company (and the Company will give good faith consideration to any comments from Parent with respect thereto) reasonably in advance of the Company’s Leadership Development and Compensation Committee’s approval); provided, further, if the Closing occurs in 2025, the Closing Year Annual Bonus shall not be subject to proration under clause (i) of this Section 6.08(b). The Company shall take such actions necessary to cause that (i) the Annual Bonus Plan is terminated effective as of immediately prior to, and subject to the occurrence of, the Closing, (ii) no obligations shall exist under the Annual Bonus Plan on or after the Closing (other than the obligation to pay the Closing Year Annual Bonuses pursuant to this Section 6.08(b)) and (iii) any Company Employee who is covered under a severance arrangement of the Company or any Company Subsidiary shall, as a condition of receiving the Closing Year Annual Bonus, execute a written agreement (in form and substance reasonably acceptable to Parent) that the Closing Year Annual Bonus shall reduce, on a dollar-for-dollar basis, any pro rata annual bonus obligations due for the year of Closing under such severance arrangement.

(c) Parent shall, or shall cause the Surviving Corporation to, give each Company Employee full credit for such Company Employee’s service with the Company and any Company Subsidiary (and any Affiliates or predecessors thereto) for all purposes, including eligibility, vesting, and determination of the level of benefits (including, for purposes of vacation and severance, but not for purposes of benefit accruals under defined benefit pension plans or retiree health and welfare plans) under any benefit plans maintained by Parent or any of its Affiliates (including the Surviving Corporation) in which the Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d) Parent shall, or shall cause the Surviving Corporation to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan maintained by Parent or any of its Affiliates (including the Surviving Corporation) that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Company Employees as of the Closing Date under the analogous Company Benefit Plan; (ii) use reasonable best efforts to honor any deductible, co-payment and out-of-pocket maximums incurred by a Company Employee and his or her eligible dependents under the health plans in which such Company Employee participated immediately prior to the Closing Date during the portion of the plan year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its Affiliates (including the Surviving Corporation) in which such Company Employee is eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(e) Within five (5) Business Days following the date hereof, the Company shall provide Parent with a schedule setting forth, for each Company RSU and Company PSU, the holder, grant date, number of shares of Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the target level), and vesting schedule.

(f) Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.08 will not be deemed to: (i) create any rights to continued employment or service or guarantee employment for any period of time with Parent, the Company or any of their respective Affiliates, or preclude the ability of Parent, Company or any of their respective Affiliates to terminate the employment or service of any Company Employee or any other Person; (ii) create, terminate, modify, or amend any Company Benefit Plan or any other benefit or compensation plan, program, agreement or arrangement, or limit the ability of the Parent, the Company or any of their respective Affiliates to amend, modify, or terminate any benefit or compensation plan, program, policy, contract, agreement or arrangement (subject to the other provisions of this Section 6.08); (iii) alter or limit the ability of Parent or the Surviving Corporation or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iv) create any third-party beneficiary rights in any Company Employee or any other Person (or beneficiary or dependent thereof).

(g) Prior to making any broad-based, written communication to employees of the Company or any Company Subsidiary pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by this Agreement or employment with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) following the Effective Time, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall give good faith consideration to any comments made by Parent with respect thereto.

Section 6.09 Company Indebtedness.

(a) In connection with and conditioned upon the Effective Time, Parent shall provide and make available to the Company in immediately available funds the amount necessary for the Company and the Company Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing under each item of Payoff Indebtedness as of the Effective Time in accordance with the Payoff Letter relating thereto, including accrued interest thereon and all fees, expenses and other obligations (including premiums, make-whole amounts, penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, on the Closing Date, the Company shall, solely to the extent payment of the Debt Payoff Amount is not made directly by or on behalf of the Parent in accordance with the terms of the Payoff Letters to the Persons specified in the relevant Payoff Letter, pay (or shall cause to be paid) the Debt Payoff Amount to the Persons specified in the relevant Payoff Letter. The Company shall, on or prior to the Closing Date, provide Parent with payoff letters in customary form (collectively, the “Payoff Letters”) from the agents on behalf of the financial institutions or other lenders party to each item of Payoff Indebtedness, which Payoff Letter shall set forth the amount required to satisfy in full all such Payoff Indebtedness of the Company or any of its Subsidiaries under the applicable item of Payoff Indebtedness, together with payoff instructions for making such repayment on the Closing Date. The Company will use commercially reasonable efforts to furnish drafts of each Payoff Letter to the Parent as least four (4) Business Days prior to the Closing Date.

Section 6.10 Parent Financing.

(a) Following delivery of written notice to the Company, Parent and Merger Sub may elect to solicit amendments, waivers or consents (the “Debt Consents”) from the lenders or holders, as applicable, of any Indebtedness of the Company or any Company Subsidiary, at any time on or after the date of this Agreement, in order to (i) permit the consummation of the transactions contemplated by this Agreement and/or (ii) make other amendments or modifications that are necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement. Any such amendments, waivers or consents (other than provisions thereof that bind the applicable lenders to provide their consent) shall not become effective prior to the Closing unless the Company provides its prior written consent thereto. In addition, neither the Company nor any Company Subsidiary shall have any obligation to pay any fees or expenses, or otherwise incur any liability, in connection with the solicitation or effectiveness of any such amendments, waivers or consents, other than any fees or expenses (i) due only following the Closing or (ii) that are paid for by or on behalf of Parent or for which Parent has provided funding therefor to the Company in advance. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.10 or any other provision in this Agreement shall obligate the Parent or Merger Sub to take any action with respect to, or restrict the amendment, supplement, modification, replacement or termination of, or restrict Parent or Merger Sub from taking any action with respect to, any portion of the Debt Financing that, by virtue of Parent or Merger Sub having obtained one or more Debt Consents is no longer required in order for Parent and Merger Sub to pay the Required Amount.

(b) Each of Parent and Merger Sub shall use, and shall cause its Representatives and controlled Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate any portion of the Debt Financing (and any Takeout Financing) that is necessary in order for Parent and Merger Sub to pay the Required Amount, no later than the Closing on the terms and subject only to the conditions set forth in the Debt Commitment Letters as of the date hereof (or, in the case of a Takeout Financing, the applicable conditions thereto), including executing and delivering all such documents and instruments as may be reasonably required thereunder and using (and causing its controlled Affiliates to use) their respective reasonable best efforts to:

(i) comply with and maintain in full force and effect the Debt Commitment Letter, negotiate and enter into definitive financing agreements with respect to the Debt Financing,

substantially on the terms and subject only to the conditions set forth in the Debt Commitment Letter, and/or one or more Takeout Financings in lieu thereof (such definitive agreements, collectively, the “Financing Agreements”) (and comply with and maintain in full force and effect the Financing Agreements in accordance with the terms and subject only to the conditions thereof) so that the Financing Agreements are and remain in full force and effect not later than the Closing; provided, for the avoidance of doubt, that the foregoing shall not be construed to prohibit any amendment, modification, waiver, replacement or termination of the Debt Commitment Letter, the Debt Financing, any Takeout Financing or any Financing Agreement that is permitted by Section 6.10(c);

(ii) satisfy, or cause their respective Representatives to satisfy, on a timely basis (and in any event, no later than the Closing) all of the terms and conditions of the Debt Financing contemplated by the Debt Commitment Letter, and/or one or more Takeout Financings in lieu thereof, and the related Financing Agreements (including by consummating the Debt Financing and/or such Takeout Financing, as applicable, and by paying any commitment fees, expenses or other fees or deposits required in connection therewith);

(iii) accept (and comply with) to the fullest extent required by the terms of the Debt Commitment Letter all “flex” provisions contemplated by the Debt Commitment Letter;

(iv) enforce its rights under the Debt Commitment Letter and the Financing Agreements in the event of a material breach (or threatened material breach) by the Debt Financing Sources under the Debt Commitment Letter or the Financing Agreements; and

(v) in the event that all applicable conditions precedent have been satisfied and all conditions herein to the Parent’s obligation to effect the Closing have been satisfied, consummate the Debt Financing, or one or more Takeout Financings in lieu thereof, no later than the Closing.

Notwithstanding the foregoing, it is understood and agreed that the obligations of Parent with respect to the Debt Financing pursuant to this Section 6.10(b) shall be subject to, and shall not be deemed to be breached by, any reduction, including to zero as applicable, of the commitments in respect of the Debt Financing in accordance with the terms of the Debt Commitment Letter as in effect on the date of this Agreement, as a result of the receipt of net proceeds of any Takeout Financing on or prior to the Closing Date (to the extent permitted hereunder) to the extent such proceeds will be available and used to fund the Required Amount on the Closing Date.

(c) Each of Parent and Merger Sub shall not, and shall cause its Representatives and controlled Affiliates not to, agree to or permit any amendment, supplement, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under (i) any Equity Commitment Letter without the prior written consent of the Company or (ii) any Debt Commitment Letter, any Takeout Financing or any Financing Agreement (if then in effect) without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned) if, in the case of this clause (ii), such amendment, supplement, modification, replacement or waiver could or could reasonably be expected to (A) reduce the aggregate amount of the Debt Financing (including by changing the amount of the fees to be paid or original issue discount thereof) and/or any Takeout Financing such that the Parent and Merger Sub would not be able to fund the Required Amount (taking into account amounts committed to be provided or provided by the Debt Financing Sources party thereto under any Takeout Financing or other replacement financing permitted by this Section 6.10(c)), (B) impose new or additional conditions to the Debt Financing or any Takeout Financing or otherwise expand, amend or modify any of the existing conditions or contingencies to the receipt of the Debt Financing or any Takeout Financing, or add, expand, amend or modify any other provisions of, or remedies under, the Debt Commitment Letter as in effect on the date hereof or any Financing Agreement, in each case in a manner that could reasonably be expected to materially delay or prevent the Closing, (C) prevent, materially delay or make materially less likely the funding of the portion of the Debt Financing, and any Takeout Financings, to be funded at the Closing (or the satisfaction of the conditions thereto) at the Closing (including by making the satisfaction of the conditions thereto materially less likely to occur) or (D) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to any Debt Commitment Letter or any Financing Agreement or otherwise to obtain the Debt Financing or any Takeout Financing and consummate the transactions contemplated hereby (other than, for the avoidance of doubt, by virtue of the unavailability of any portion thereof being replaced in a manner that is otherwise permitted by this sentence); provided that, for the avoidance of doubt, nothing herein shall restrict the operation of any provision of the Debt Commitment Letter that provides for the automatic termination of the commitments thereunder in connection with Parent or Merger Sub entering into, or obtaining commitments for, any Takeout Financing. Without limiting the foregoing, neither Parent nor Merger Sub shall permit the syndication of equity financing by the Equity Investors to a third party without the Company’s prior written consent; provided that the foregoing shall not limit the Equity Investors from entering into “backleverage financing” arrangements in connection with the funds that will be used by the Equity Investors to fund the equity financing. Neither Parent nor Merger Sub shall permit, release or consent to the withdrawal, termination, repudiation or rescission of (i) the Equity Commitment Letter or (ii) the Debt Commitment Letter, any Takeout Financing in lieu thereof or any Financing Agreement, except in a manner permitted by the first sentence of this Section 6.10(c) or by Section 6.10(c). Upon any permitted amendment, supplement, modification or replacement of, or waiver of, any Equity Commitment Letter in accordance with this Section 6.10(c), Parent and Merger Sub shall promptly deliver a true and complete copy thereof to the Company and references herein to “Equity Commitment Letter” and “Equity Financing” shall refer to such terms as hereafter amended, supplemented, replaced or modified, to the extent such amendment, supplementation, replacement or modification is permitted by this Section 6.10(c). Upon any permitted amendment, supplement, modification or replacement of, or waiver of, any Debt Commitment Letter with a replacement commitment in accordance with this Section 6.10(c), Parent and Merger Sub shall (except in the case of ministerial amendments, including any amendment to add additional lenders, arrangers, bookrunners or agents on substantially the same terms) promptly deliver a true and complete copy thereof to the Company and references herein to “Debt Commitment Letter”, “Debt Financing”, “Debt Fee Letter” and “Debt Financing Sources” shall refer to such terms as hereafter amended, supplemented, replaced or modified, to the extent such amendment, supplementation, replacement or modification is permitted by this Section 6.10(c).

(d) In the event that prior to the Closing (i) all or any portion of the Debt Financing or any Takeout Financing necessary in order for Parent and Merger Sub to pay the Required Amount expires, terminates or becomes unavailable or (ii) the Debt Commitment Letter or any Financing Agreement (if then in effect) shall be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, including, without limitation, at the option of Parent or Merger Sub, and Parent and Merger Sub shall cease to have commitments and access to funds sufficient in order for Parent and Merger Sub to pay the Required Amount, each of Parent and Merger Sub shall (i) promptly notify the Company in writing and (ii) use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing), and to negotiate and enter into definitive agreements with respect thereto, alternative financing from the same or alternative financing sources (the “Alternative Financing”) in an amount sufficient in order for Parent and Merger Sub to pay the Required Amount and to consummate the transactions contemplated by this

Agreement (or replace any unavailable portion of the Debt Financing), and to obtain a new financing commitment letter (including any related fee letter) with respect to such Alternative Financing (collectively, the “New Debt Commitment Letter”). Any Alternative Financing or New Debt Commitment Letter shall be on terms that comply with the first sentence of Section 6.10(c); provided that in no event shall Parent or Merger Sub be obligated to agree to any term of any Alternative Financing that would provide for (1) interest rates, fees or similar economic terms that are less favorable, taken as a whole, than those in the Debt Commitment Letter as of the date hereof, (2) tenor or call protection materially less favorable than that set forth in the Debt Commitment Letter as of the date hereof or (3) other terms that, in the aggregate, are materially less favorable to Parent or Merger Sub relative to those set forth in the Debt Commitment Letter as of the date hereof. In the event any Alternative Financing is obtained and a New Debt Commitment Letter is entered into in accordance with this Section 6.10(c), Parent and Merger Sub shall promptly deliver a copy thereof to the Company (it being understood that any fee letters related thereto may be redacted in the same manner as the fee letter delivered on or prior to the date of this Agreement) and references herein to (A) “Debt Commitment Letter” shall be deemed to include any New Debt Commitment Letter to the extent then in effect and “Debt Fee Letter” shall be deemed to include the related fee letter, and (B) “Debt Financing” shall include and mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the preceding clause (A). Parent and Merger Sub shall be subject to the same obligations with respect to any Alternative Financing as set forth in this Agreement with respect to the Debt Financing. It is understood and agreed that reduction of commitments in respect of the Debt Financing as a result of Parent obtaining any Takeout Financing permitted hereunder that will be used to fund the Required Amount on the Closing Date shall not be deemed to constitute an unavailability of any portion of the Debt Financing for purposes of this Section 6.10(d) so long as the (x) net proceeds of such Takeout Financing are to be made available to fund the Required Amount on the Closing Date, (y) either the Takeout Financing does not reduce the commitments in respect of the Debt Financing or the conditions to availability of such Takeout Financing at the Closing, if any, are not more onerous or restrictive than those in the Debt Commitment Letter as of the date hereof and (z) such Takeout Financing could not reasonably be expected to delay the Closing.

(e) Each of Parent and Merger Sub shall (i) give the Company prompt written notice of (A) any material default or breach or threatened material default or breach (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material default or breach) by Parent, Merger Sub or any other party to any Commitment Letter or Financing Agreement of which Parent, Merger Sub or any of its controlled Affiliates or their respective Representatives becomes aware, (B) any withdrawal, termination (including termination of any commitments), repudiation or rescission or threatened withdrawal, termination (including termination of any commitments), repudiation or rescission of any Commitment Letter or Financing Agreement of which Parent or Merger Sub becomes aware, (C) each material dispute or material disagreement between or among any parties to any Commitment Letter or Financing Agreement (provided that ordinary course negotiations shall not require notice pursuant to this clause (C)), and (D) any event or circumstance that makes a condition precedent relating to the Financing unable to be satisfied by any party, (ii) notify the Company promptly if for any reason Parent or Merger Sub no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letters and the Financing Agreements that is necessary in order for Parent and Merger Sub to pay the Required Amount on the terms and conditions, in the manner or from the sources, contemplated by the Commitment Letters, and (iii) upon the reasonable request of the Company, otherwise keep the Company reasonably informed in reasonable detail of the status of its efforts to arrange the Financing (including any Alternative Financing); provided that in no event shall

Parent be under any obligation to disclose any information that would waive the protection of attorney-client or other legal privilege; provided further that Parent shall notify the Company that such information is being withheld and shall use commercially reasonable efforts to provide such information in a manner that would not waive such privilege.

(f) Each of Parent and Merger Sub acknowledges and agrees that the notwithstanding anything to the contrary set forth herein, neither the terms, availability of nor obtaining of the Debt Financing or any alternative financing (including any Alternative Financing) is a condition to the Closing or the consummation of the transactions contemplated hereby, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any alternative financing (including the Alternative Financing) on the Closing Date.

Section 6.11 Parent Financing Cooperation.

(a) Subject to Sections 6.11(b) through 6.11(f), from and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, if reasonably requested by Parent, the Company shall use, and shall instruct its Representatives and cause the Company Subsidiaries to use, reasonable best efforts to provide customary cooperation to Parent and Merger Sub in the arrangement of the Debt Financing (including any Alternative Financing) or any Takeout Financing, and in the solicitation of any Debt Consents, including:

(i) providing the Required Information and such other reasonably available financial and other pertinent information regarding the Company and the Company Subsidiaries, in each case, as is reasonably required for use in usual and customary marketing and offering documents and to enable Parent to prepare pro forma financial statements required by SEC rules or Parent’s financing sources (it being understood that the Parent, and not the Company, any of its Representatives or the Company Subsidiaries, is responsible for the preparation of such marketing, offering documents and pro forma financial statements);

(ii) at reasonable and mutually agreed times and locations (it being understood that any such meetings shall be limited to video conference or web conference), and upon reasonable advance notice, participating (and causing senior management and appropriate representatives of the Company to participate) in a reasonable number of meetings, calls, presentations, road shows, lender presentations, due diligence sessions at mutually agreed upon times (including accounting due diligence sessions) and sessions with rating agencies, and assisting Parent in obtaining ratings in connection therewith, including direct contact between appropriate members of senior management of the Company, on the one hand, and the actual and potential financing sources, on the other hand;

(iii) assisting with the preparation and negotiation of appropriate and customary documentation, marketing materials, presentations (including, for the avoidance of doubt, customary rating agency presentations) and definitive documents to be entered into and reasonably required in connection with the Debt Financing, any Takeout Financing or any Debt Consent (including assistance in the preparation of one or more bank information memoranda and the delivery of a customary authorization letter, including a “10b-5” representation consistent with the Debt Commitment Letter) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language that exculpates the Company, each of its Subsidiaries and their respective Representatives and Affiliates from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank information memoranda or similar memoranda or report distributed in connection therewith);

(iv) causing its independent auditors to (A) provide drafts and executed versions of customary auditors consents and customary comfort letters with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent and (B) provide assistance in the preparation of any pro forma financial statements and information (it being understand that the Parent, and not the Company or any of its Representatives and the Company Subsidiaries, is responsible for the preparation of such pro forma financial statements, and any other pro forma information, including any pro forma adjustments);

(v) taking actions reasonably requested by Parent to enable Parent to benefit from the Company’s existing lending relationships in connection with the marketing and syndication of the Debt Financing, any Takeout Financing or any Debt Consent;

(vi) in the event that the Company is in possession of material nonpublic information with respect to the Company and the Company Subsidiaries that Parent reasonably determines is necessary and customary to include in a “public side” offering or marketing document in connection with the Debt Financing or any Takeout Financing, if Parent reasonably requests, filing a Current Report on Form 8-K pursuant to the Exchange Act or otherwise making publicly available in accordance with the Company’s customary practices a communication that contains such material nonpublic information, provided that prior to the inclusion of such material nonpublic information in any such offering or marketing document, Parent will give the Company a reasonable opportunity to comment on the applicable disclosure;

(vii) taking all corporate, limited liability company, partnership or other similar actions reasonably necessary to permit the consummation of the Debt Financing, any Takeout Financing or any Debt Consent, including the provisions of guarantees and the pledging of collateral; provided that all such actions shall be effective no earlier than, and conditioned on the occurrence of, the Closing; and

(viii) furnishing Parent and any financing sources promptly, and in any event, at least three (3) Business Days prior to the Closing Date, with all documentation and other information that Parent has requested in writing at least ten (10) Business Days prior to the Closing Date that Parent or such financing sources have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and the Customer Due Diligence Requirement for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time) in each case, to the extent reasonably available to the Company and the Company Subsidiaries.

(ix) Notwithstanding the foregoing, the Company shall only be required to provide audited financial statements for the three (3) fiscal years preceding the commencement of the marketing of any Debt Financing or Takeout Financing and unaudited financial statements for any subsequent fiscal quarter (it being understood and agreed that the availability of the Company’s financial statements on the SEC’s EDGAR system shall satisfy such requirement and the Company shall not be required to provide any financial statements prior to the end of the applicable deadline to file such financial statements with the SEC with the Company’s annual and quarterly reports) and the Company shall not be required to provide any standalone financial statements of any Subsidiary, except to the extent such financial statements are prepared by the Company in the ordinary course.

(b) Notwithstanding anything in this Section 6.11 to the contrary, in no event shall the Company be required in connection with its obligations under this Section 6.11 to (i) incur or agree to incur any out-of-pocket expenses unless they are promptly reimbursed by Parent, (ii) incur or agree to incur any commitment, tender, consent, amendment fee or any fee similar to any of the foregoing that would be required to be paid by the Company or any of its Subsidiaries on or prior to the Closing unless Parent provides the funding to the Company therefor in advance, (iii) except as expressly contemplated by Section 6.11(a), incur any potential or actual liability or provide any indemnities in connection therewith or provide any representations, warranties, covenants or indemnities in connection with the Debt Consents (other than limited and customary representations) or the Debt Financing prior to the Closing Date, (iv) take any actions that would unreasonably interfere with or unreasonably disrupt the normal operations and management of the Company and the Company Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or its Subsidiaries, (v) take any actions that the Company reasonably believes (A) violate its or the Company Subsidiaries’ Organizational Documents, (B) violate any applicable Law, (C) constitute a default or violation under, or give rise to any default, right of termination, cancellation or acceleration of any right or obligation of the Company or the Company Subsidiaries or to a loss of any benefit to which the Company or the Company Subsidiaries is entitled under any provision of, any Material Contract, or (D) result in the creation or imposition of any Lien on any asset of the Company or the Company Subsidiaries prior to the Closing Dates, (vi) waive or amend any terms of this Agreement, (vii) take any action that could reasonably be expected to cause any representation or warranty or covenant contained in this Agreement to be breached by the Company or to cause any condition to the Closing set forth in Article VII that operates for the benefit of the Parent and Merger Sub to fail to be satisfied or otherwise cause any breach of this Agreement by the Company, (viii) provide access to or disclose information which is prohibited or restricted under applicable Law or any binding Material Contract with a third party or is legally privileged or consists of attorney work product or could reasonably be expected to result in the loss of any attorney-client privilege (provided that the Company will inform the Parent that information is being withheld on this basis and use efforts to disclose such information to the extent permitted by Law, such Material Contract or without compromising such privilege), (ix) fund any repayment, repurchase or redemption prior to the Closing, (x) result in any of the Company’s or any of the Company Subsidiaries’ Representatives incurring any personal liability, (xi) execute, deliver or enter into, or perform any agreement, commitment, document or instrument, including any Financing Agreement, other than those agreements, commitments, documents or instruments that are executed or delivered, as applicable, by Persons who will continue as officers of the Surviving Corporation or its Subsidiaries after the Closing and are subject to and contingent upon, and would not be effective prior to, the Closing (other than in the case of Debt Consents (not to be effective prior to the Closing), Payoff Letters, notices of prepayment or redemption and authorization letters), (xii) be responsible for preparing any financial statements or other financial data, including any pro forma financial statements, other than as expressly required pursuant to Section 6.11(a), (xiii) adopt any resolutions, execute any consents or otherwise take any corporate or similar action other than any resolutions or consents by Persons who will continue as directors or managers, as applicable, of the Surviving Corporation or its Subsidiaries after the Closing that are subject to and contingent upon, and would not be effective prior to, the Closing, (xiv) provide or cause its legal counsel to provide any legal opinions or any reliance letter or certificate (excluding customary certificates of the Company’s chief financial officer or similar officer with respect to financial information relating to the Company and its Subsidiaries included in any offering or marketing document as reasonably requested by Parent), or (xv) deliver or cause the delivery of any certificate as to solvency in connection with the Debt Financing or any Takeout Financing.

(c) Parent shall be solely responsible for the contents (other than historical information of the Company and the Company Subsidiaries) and determination of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information. Any offering materials, presentations, bank information memoranda and other documents prepared by or on behalf of or utilized by Parent, Merger Sub or the Debt Financing Sources, in connection with the Parent’s or Merger Sub’s financing activities in connection with the transactions contemplated hereby, which include any information provided by the Company or any of its Affiliates or Representatives, including any offering memorandum, banker’s book, prospectus or similar document used, or any other written offering materials used, in connection with any Debt Financing or Takeout Financing, shall include a conspicuous and customary disclaimer to the effect that none of the Company or any of its Subsidiaries or any of their respective Representatives have any responsibility for the content of such document and disclaim all responsibility therefor; provided that this sentence shall not limit the Company’s obligation to furnish a customary authorization letter. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, each of Parent and Merger Sub shall be permitted to disclose information provided by or on behalf of the Company pursuant to this Section 6.11 to the Debt Financing Sources, rating agencies and prospective lenders and investors during syndication of the Debt Financing (or any Takeout Financing) subject to such ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities or debt securities offerings).

(d) Parent shall promptly, upon written request by the Company, and in the case of all costs and expenses other than extraordinary costs and expenses, no earlier than the earlier of the Closing Date and the date of termination of this Agreement, reimburse the Company and any of its Affiliates and their respective Representatives for any and all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ and accountants’ fees) incurred by any of them in connection with the cooperation required pursuant to this Section 6.11.

(e) Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all claims, losses, liabilities, damages, Judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)) arising out of or pertaining to the Company’s, its Subsidiaries’ or their respective Representatives’ obligations under this Section 6.11, the Debt Consents, the Debt Financing or any Takeout Financing or any information used in connection with the Debt Financing, the Debt Consents, or any Takeout Financing and any action taken by any of them at the request of Parent, Merger Sub or any Debt Financing Sources pursuant to this Section 6.11 or otherwise in accordance with this Section 6.11, except, in each case, to the extent such claims, losses, liabilities, damages, Judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, arose from (i) the fraud, gross negligence or bad faith by of the Company, its Subsidiaries or any of their respective Representatives, as determined in a final, non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of this Section 6.11 by the Company or (iii) materially inaccurate information furnished by the Company, any Subsidiary or any of their respective Representatives for use in connection with the Debt Financing, any Takeout Financing or any Debt Consent, the inaccuracy of which, in each case, was the primary cause of such claims, losses, liabilities, damages, Judgments, inquiries, fines and fees, costs and expenses.

(f) Notwithstanding anything herein to the contrary, each of Parent and Merger Sub acknowledges and agrees that a breach of this Section 6.11 shall only constitute a material breach of the Company for purposes of Section 7.03(b) if (i) such breach is a material breach, (ii) Parent has provided the Company with written notice of such material breach (with reasonable specificity as to the basis for such breach and detailing in good faith reasonable steps that the Company could take to comply with this Section 6.11 in order to cure such breach) and the Company has failed to cure such breach prior to the Closing, and (iii) such breach is the direct and primary cause of the Debt Financing or any Takeout Financing not being consummated or available on the Closing Date or any condition to effectiveness of any Debt Consent not being satisfied on the Closing Date.

(g) The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing, any Takeout Financing or any Debt Consent; provided that such logos are used in a manner that is not intended, nor reasonably likely, to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill.

(h) In connection with the Debt Financing and/or the Takeout Financing, the Company agrees to furnish to the Parent each item of Required Information promptly, and in any event by no later than the date required by clause (a)(ii) or (b)(ii), as the case may be, of the definition of “Required Information”.

Section 6.12 Company Interim Financing Matters.

(a) Parent and Merger Sub, on the one hand, and the Company, on the other, will each keep the other reasonably informed in reasonable detail and in a timely fashion of any actual or proposed Takeout Financing or Permitted Company Interim Financing, as applicable, and will coordinate and cooperate with one another with a view to achieving the orderly, efficient and successful execution of any such financing.

(b) The Company will provide Parent and Merger Sub no less than 20 Business Days’ prior written notice of any proposed marketing or issuance of a Permitted Company Interim Financing. No marketing or issuance of any Permitted Company Interim Financing may be commenced without the prior written consent of the Parent, which consent shall be subject to the Parent’s Permitted Discretion.

(c) The Company shall use, and shall instruct its Representatives and cause the Company Subsidiaries to use, reasonable best efforts to provide cooperation to Parent and Merger Sub in the arrangement and execution of a Qualified Bond by Parent or Merger Sub, including (without limitation), by providing the Parent and Merger Sub with substantially the same cooperation for the Qualified Bond as set forth in Section 6.11(a) with respect to the Debt Financing and Takeout Financing (provided that any references therein to the “Closing” or “Closing Date” shall refer to the closing date of any Qualified Bond issuance), entering into an indemnity and expense agreement that provides for a reasonable and fair allocation of risks and offering expenses and by executing the documents or instruments necessary to guarantee and/or assume such Qualified Bond in the manner contemplated by the definition thereof (including, without limitation, the indenture and other definitive documentation).

(d) The underwriters, initial purchasers, placement agents, managers and/or bookrunners in respect of any Permitted Company Bond Financing shall be the Debt Financing Sources party to the Debt Commitment Letter (and/or their designated affiliates) or such other Persons designated by the Parent, in each case after consultation with the Company.

(e) The Company shall not commence any marketing efforts with respect to any debt financing other than a debt financing that would be permitted by Section 5.01(i) and such marketing efforts shall commence no earlier than (i) in the case of a Permitted Company Term Loan Financing, the date that is 195 days after the date of this Agreement and (ii) in the case of a Permitted Company Bond Financing, the date that is ten (10)  days prior to the incurrence of the Permitted Company Bond Financing.

Section 6.13 Orderbook Cooperation. From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall provide commercially reasonable cooperation to Parent and Merger Sub to facilitate the transfer of the Orderbook to SMBC AC effective immediately following the Closing (the “Orderbook Transfer”), including by using its reasonable best efforts to (a) provide to Parent, as of 10 Business Days prior to the Closing (or such other date as may be mutually agreed), a schedule setting forth, with respect to each Undelivered Orderbook Aircraft as of such date, (i) the Orderbook Contract relating to such Undelivered Orderbook Aircraft, (ii) the Orderbook Lease applicable to such Undelivered Orderbook Aircraft, if any (a copy of which shall be made available to Parent), and (iii) the total amount of PDPs paid to the applicable OEM under the applicable Orderbook Contract as of the most recent date for such information is available to the Company, (b) obtain such consents from the applicable original equipment manufacturers (“OEMs”) as may be required in connection with the Orderbook Transfer and the other transactions contemplated by this Agreement and (c) enter into the required documentation in order to novate or otherwise transfer the applicable Orderbook Contracts to SMBC AC or its designated Affiliate effective upon the Closing and on terms and conditions reasonably acceptable to Parent. In connection with obtaining the consent of the OEMs to the Orderbook Transfer, the Company shall not agree to pay any consent fee or grant any accommodation to any OEM or any other party (including the amendment of any terms of the Orderbook Contracts) except with Parent’s prior written consent. If directed to do so by Parent, the Company shall agree to pay any consent fee and shall grant any accommodation to any OEM in order to obtain the consent of the OEMs required for the novation or other transfer of the applicable Orderbook Contract; provided that, notwithstanding anything in this Section 6.13 to the contrary, in no event shall the Company be required in connection with its obligations under this Section 6.13 to (a) pay any consideration or agree to any commitments to any OEM or other third party from whom a consent is requested, other than any such payment or agreement that is subject to and contingent upon, and would not be effective prior to, the Closing, (b) execute, deliver or enter into, or perform any agreement, commitment, document or instrument, including any novation or transfer instrument, other than those agreements, commitments, documents or instruments that are subject to and contingent upon, and would not be effective prior to, the Closing, or (c) adopt any resolutions, execute any consents or otherwise take any corporate or similar action, other than in respect of agreements, commitments, documents or instruments that are subject to and contingent upon, and would not be effective prior to, the Closing. Notwithstanding anything herein to the contrary, each of Parent and Merger Sub acknowledges and agrees that the receipt of consent from any OEM to the novation or transfer of any Orderbook Contracts will not be a condition to the Closing.

Section 6.14 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable Law and the rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Common Stock from the NYSE and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.15 Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Affiliate of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated hereby (including the Orderbook Transfer) under the HSR Act shall have been terminated or shall have expired; (ii) the CFIUS Approval shall have been obtained; and (iii) the authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required by, Governmental Entities as set forth in Section 7.01(b) of the Company Disclosure Letter shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the expiration or termination of all such waiting periods described in the foregoing clauses (i)-(iii) being referred to collectively as the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect;

(c) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints ”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby.

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 4.01 and 4.02) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Sections 4.01 and 4.02 shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 3.01, Section 3.02(a), Section 3.03(a) and Section 3.04, the first sentence of Section 3.08, Section 3.19(a) and Section 3.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Sections 3.01, 3.02(a), 3.04, 3.19(a) and 3.20 shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in Section 3.03(a) shall be true and correct at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies, and (iv) the representations and warranties of the Company contained in the first sentence of Section 3.08 shall be true and correct in all respects at and as of the Closing as if made at and as of such time.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(d) have been satisfied.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any circumstance, occurrence, effect, change, event or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.01(d) and Section 8.01(f), whether before or after receipt of the Company Stockholder Approval):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before June 1, 2026 (the “End Date”); provided that if, on the End Date, all of the conditions set forth in Article VII, other than the conditions set forth in Section 7.01(b) or Section 7.01(c) (to the extent any such Legal Restraint is in respect of the HSR Act or any Required Regulatory Approval) and those conditions that by their nature are to be on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the End Date shall automatically be extended for all purposes hereunder to September 1, 2026 (in which case, such date shall become the End Date for all purposes of this Agreement) (“Second End Date”); provided further that if, on the Second End Date, all of the conditions set forth in Article VII, other than the conditions set forth in Section 7.01(b) or Section 7.01(c) (to the extent any such Legal Restraint is in respect of the HSR Act or any Required Regulatory Approval) and those conditions that by their nature are to be on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the End Date shall automatically be extended for all purposes hereunder to December 1, 2026 (in which case, such date shall become the End Date for all purposes of this Agreement); provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement directly or indirectly causes the failure of the Closing to be consummated by the End Date;

(ii) if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03; or

(iii) if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholder Meeting or any adjournment or postponement thereof at which a vote on the Merger was taken;

(c) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true, if capable of being cured, has not been cured by the earlier of (i) sixty (60) days after written notice by the Company to Parent informing Parent of such breach or failure to be true and (ii) the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d) by the Company prior to receipt of the Company Stockholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.04(d); provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement);

(e) by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true, if capable of being cured, has not been cured by the earlier of (i) sixty (60) days after written notice by Parent to the Company informing the Company of such breach or failure to be true and (ii) the End

Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in breach of this Agreement in any material respect;

(f) by Parent prior to the Company Stockholder Meeting, in the event that an Adverse Recommendation Change shall have occurred; or

(g) by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing by any party, but subject to the satisfaction (or waiver) of such conditions at the Closing), (ii) Parent fails to consummate the transactions contemplated by this Agreement on the date which the Closing should have occurred pursuant to Section 1.02, (iii) the Company has notified Parent in writing that the Company is ready, willing and able to effect the Closing (subject to the satisfaction of all of the conditions set forth in Section 7.01 and Section 7.03), and (iv) Parent fails to consummate the Closing within ten (10) Business Days after the delivery of the notice described in the immediately preceding clause (iii).

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 6.02, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that, except as provided in Section 8.03, no such termination shall relieve any party from any liability or damages for any willful breach of this Agreement. For purposes of this Agreement, it is acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a willful breach of this Agreement. Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 9.11, recoverable damages of the Company hereunder shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the stockholders of the Company (including “lost premium”).

Section 8.03 Fees and Expenses. Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(a) The Company shall pay to Parent a fee of $225,000,000 (the “Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f); or

(ii) (A) after the date hereof, an Alternative Proposal shall have been made by a third party to the Company and not publicly withdrawn prior to the Company Stockholder Meeting or shall have been made directly to the Company’s stockholders generally by a third party and not publicly withdrawn prior to the Company Stockholder Meeting (in the case of termination pursuant to Section 8.01(b)(iii)) or prior to the termination of this Agreement (in the case of termination pursuant to Section 8.01(b)(i) or 8.01(e)); (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), 8.01(b)(iii) or 8.01(e); and (C) within twelve (12) months of such termination, the Company enters into a definitive Contract to consummate an Alternative Proposal or consummates an Alternative Proposal (whether or not the same Alternative Proposal made prior to the Company Stockholder Meeting or termination of this Agreement, as applicable); provided, however, that for purposes of this Section 8.03(a)(ii), the references to twenty percent (20%) in the definition of “Alternative Proposal” shall be deemed to be references to fifty point one percent (50.1%).

Any Termination Fee due under this Section 8.03(a) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date of consummation as referred to in clause (ii)(C) above. If the Company fails to timely pay any amount due pursuant to this Section 8.03(a), and, in order to obtain the payment, Parent commences a legal proceeding to recover such amount which results in a judgment or other award against the Company, the Company shall pay Parent an additional amount equal to Parent’s costs and expenses (including reasonable attorneys’ fees) incurred in connection with such legal proceeding, together with interest on the amount due under this Section 8.03 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made, from such date through the date such payment is actually received by Parent (“Termination Fee Recovery Expenses”).

(b) Parent shall pay to the Company a fee of $350,000,000 (the “Parent Regulatory Termination Fee”) if either Parent or the Company terminates this Agreement pursuant to (x) Section 8.01(b)(ii) and the applicable Legal Restraint giving rise to such termination right results from a failure to obtain a Required Regulatory Approval or (y) Section 8.01(b)(i) and, in either case of clause (x) or (y), on the termination date the only conditions to Closing set forth in Article VII that have not been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, which conditions would be capable of being satisfied at the Closing if the Closing Date were on the termination date) are the conditions set forth in Section 7.01(b) or Section 7.01(c) (but, with respect to Section 7.01(c), only if the applicable Legal Restraint giving rise to such termination right results from a failure to obtain a Required Regulatory Approval); provided that the Parent Regulatory Termination Fee shall not be payable to the Company if the Company’s breach of this Agreement was the primary cause of, or primarily resulted in, the failure of the conditions set forth in Section 7.01(b) or Section 7.01(c) to be satisfied. Any Parent Regulatory Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds on the Business Day immediately following the date of termination of this Agreement. If the Parent fails to timely pay any amount due pursuant to this Section 8.03(b), and, in order to obtain the payment, the Company commences a legal proceeding to recover such amount which results in a judgment or other award against the Parent, Parent shall pay the Company an additional amount equal to the Company’s costs and expenses (including reasonable attorneys’ fees) incurred in connection with such legal proceeding, together with interest on the amount due under this Section 8.03 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made, from such date through the date such payment is actually received by the Company (“Parent Regulatory Termination Fee Recovery Expenses”).

(c) The parties acknowledge and agree that (i) the fee and other provisions of this Section 8.03 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee and the Parent Regulatory Termination Fee shall constitute liquidated damages and not a penalty and (iii) without these agreements, the parties would not enter into this Agreement. Without limiting the foregoing, subject in all respects to the Parties’ rights to specific performance pursuant to Section 9.11 (subject to the limitations set forth therein) and the reimbursement and indemnification obligations of Parent pursuant to Sections 6.11(d) and 6.11(e), except in the case of fraud or willful breach of this Agreement, (i) upon any valid termination of this Agreement under circumstances in which the Termination Fee is payable pursuant to Section 8.03(a), and the Termination Fee (together with any Termination Fee Recovery Expenses) is paid in full, the receipt by Parent of the Termination Fee (together with any Termination Fee Recovery Expenses) shall be the sole and exclusive remedy (whether in Contract or in tort or otherwise) of the Investor Related Parties against the Company Related Parties for any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated for any reason or for no reason or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby (or the termination thereof) and (ii) upon any valid termination of this Agreement under circumstances in which the Parent Regulatory Termination Fee is payable pursuant to Section 8.03(b), and the Parent Regulatory Termination Fee (together with any Parent Regulatory Termination Fee Recovery Expenses) is paid in full, the receipt by the Company of the Parent Regulatory Termination Fee (together with any Parent Regulatory Termination Fee Recovery Expenses) shall be the sole and exclusive remedy (whether in Contract or in tort or otherwise) of the Company Related Parties against the Investor Related Parties for any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated for any reason or for no reason or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby (or the termination thereof).

Section 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s stockholders without the further approval of such stockholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s stockholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of Parent, Merger Sub or the Company.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement; provided that no extension or waiver by the Company shall require the approval of the Company’s stockholders unless such approval is required by Law; provided, further, that any agreement on the part of a party to any such extension or other waiver shall be valid only if set forth in an instrument in writing signed on behalf of such waiving party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02, Section 8.03 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by electronic mail (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.02 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 9.02); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

Air Lease Corporation

2000 Avenue of the Stars, Ste 1000N

Los Angeles, CA 90067

Email:   ***

Attention: Carol Forsyte

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Email:   ***

Attention: Thomas W. Greenberg

(b)	if to Parent or Merger Sub, to:

Gladiatora Designated Activity Company

277 Park Avenue, 15th Floor

New York, New York 10172

Attention: Ichiro Tatara, Makoto Saito, Tomo Maedomari

Email:   ***

***

***

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Email:   ***

***

***

Attention: William Aaronson, Luigi L. De Ghenghi, Lee Hochbaum

Section 9.03 Definitions. For purposes of this Agreement:

“ABS E-Notes” means the E-Notes issued by any asset-backed security (ABS) special purpose vehicle (SPV) owned or held, directly or indirectly, by the Company or any of its Subsidiaries.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that in no event shall the Equity Investors or their Affiliates (including for the avoidance of doubt any portfolio company or investment fund, in either case, affiliated with any of the Equity Investors) be considered to be an Affiliate of Parent or Merger Sub.

“Aggregate Merger Consideration” means the aggregate Merger Consideration and Vested RSU Consideration.

“Aircraft” means each airframe together with its associated engines and all appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment installed in or furnished therewith.

“Aircraft Lease” means, in relation to each Relevant Aircraft, the lease agreement entered into between the relevant Aircraft Lessor, on the one hand, and the relevant Aircraft Lessee, or any other parties involved in the leasing of the Relevant Aircraft, on the other hand, in respect of such Relevant Aircraft, as amended, restated, modified, assigned, novated or supplemented from time to time.

“Aircraft Lease Document” means the Aircraft Lease and any other document pertaining to the leasing of any Relevant Aircraft entered into between (among others) the relevant Aircraft Lessor, on the one hand, and the relevant Aircraft Lessee, or any other parties involved in the leasing of the Relevant Aircraft, on the other hand.

“Aircraft Lessee” means, with respect to any Relevant Aircraft, the lessee counterparty to the applicable Aircraft Lease.

“Aircraft Lessor” means, with respect to any Relevant Aircraft, the lessor counterparty to the applicable Aircraft Lease.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and non-U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Los Angeles, California, New York City, Dublin or Tokyo.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“CFIUS” means the Committee on Foreign Investment in the United States or any successor entity, and each member agency thereof acting in such capacity.

“CFIUS Approval” means (a) a written notice shall have been issued by CFIUS to the effect that the transactions contemplated hereby do not constitute a “covered transaction” pursuant to 31 C.F.R. 800.213 and are not subject to review under Section 721, (b) a written notice shall have been issued by

CFIUS stating that it has determined that there are no unresolved national security concerns with respect to such transactions contemplated herein and that it has concluded all action under Section 721, or (c) if CFIUS shall have sent a report to the President of the United States (“President”) requesting the President’s decision on the joint voluntary notice submitted by the parties and the President shall have announced a decision not to suspend or prohibit such transactions pursuant to his authorities under Section 721.

“Company Aircraft” means each Aircraft as set forth in Section 3.23(a) of the Company Disclosure Letter, to which the Company or a Company Subsidiary holds the beneficial interest (including as the beneficiary of an Owner Trust or other similar entity), but excluding any Managed Aircraft.

“Company Material Adverse Effect” means any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, would or would reasonably be expected to (i) materially adversely affect the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) materially impair, materially delay, materially interfere with or materially hinder the consummation by the Company of the Merger or the other transactions contemplated by this Agreement or the compliance by the Company with its obligations under this Agreement; provided, however, that, solely with respect to the foregoing clause (i), any circumstance, occurrence, effect, change, event or development arising from or related to the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur (except, in the case of clauses (a)-(f) or (j) below, to the extent disproportionately affecting the Company and the Company Subsidiaries relative to other participants in the industry in which the Company and the Company Subsidiaries operate): (a) conditions affecting the economy in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate, or any other national or regional economy or the global economy generally; (b) political conditions (or changes in such conditions) in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate or any other country or region in the world, declared or undeclared acts of war, cyber attacks, sabotage or terrorism, tariffs or trade wars, epidemics, pandemics or disease outbreaks (including COVID-19 and any actions or events resulting therefrom) (including any escalation or general worsening of any of the foregoing) or national or international emergency in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate or any other country or region of the world occurring after the date hereof; (c) changes in the financial, credit, banking or securities markets in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates; (d) changes required by GAAP or other accounting standards (or interpretations thereof); (e) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof); (f) changes that are generally applicable to the industries in which the Company and the Company Subsidiaries operate; (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the shares of Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (h) the negotiation, execution or delivery of this Agreement, the performance by any party hereto of its obligations hereunder or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers or employees of the Company and the Company Subsidiaries (provided that this clause (h) shall not apply to any representations and warranties that, by their terms, specifically address such matters and, solely to the extent taking into account such representations and warranties, Section 7.03); (i) changes after the date hereof in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (j) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and the Company Subsidiaries; (k) stockholder litigation arising from or relating to this Agreement, the Merger or any strategic alternatives considered by the Company; (l) any action required by the terms of this Agreement, or with the prior written consent or at the direction of Parent; (m) any liability arising from any pending or threatened claim, suit, action, proceeding, investigation or arbitration disclosed to Parent in this Agreement or in the Company Disclosure Letter (but not any material deterioration or escalation thereof); (n) any comments or other communications by Parent or any of its Affiliates of its intentions with respect to the Surviving Corporation or the business of the Company; or (o) any matter described in the Company Disclosure Letter (but only to the extent the material adverse effect in question reasonably could be anticipated based on the substance and content of such disclosure, and not any deterioration or escalation thereof), shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company PSU” means a restricted stock unit award that is subject to service- and performance-based vesting conditions granted under any Company Share Plan.

“Company RSU” means a restricted stock unit award that is subject to vesting conditions based solely on continued employment or service granted under any Company Share Plan.

“Company Share Plan” means, collectively, the Company 2014 Equity Incentive Plan and the Company 2023 Equity Incentive Plan.

“Company Subsidiary” means any Subsidiary of the Company.

“Debt Consents” has the meaning set forth in Section 6.10(a).

“Debt Financing Sources” means the Persons, in their respective capacities as such, that have committed to arrange or provide all or any portion of the Debt Financing, any Takeout Financing or any Alternative Financing in connection with the transactions contemplated hereby, together with their Affiliates, and any of their or their Affiliates’ respective, managers, members, directors, officers, employees, agents, advisors, attorneys, other representatives or any successors or assignees of any of the foregoing; it being understood that Parent and any of its Subsidiaries shall not constitute “Debt Financing Sources” for any purposes hereunder.

“Delivery” means the transfer of title to an Orderbook Aircraft pursuant to the applicable Orderbook Contract to the Company or one of its Subsidiaries or Owner Trusts, and the term “Delivered” has a correlative meaning.

“DGCL” means the Delaware General Corporation Law.

“Environmental Permits” means all Permits required to be held by the Company or any Company Subsidiary under applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreements” means the credit agreements listed in Section 9.03(a) of the Company Disclosure Letter.

“Foreign Investment Laws” means any federal, state, local, domestic, foreign, international or supranational laws (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgment, award, decree, ruling or other similar requirement in effect from time to time that are designed or intended to prohibit, restrict, regulate or screen foreign investments into such jurisdiction or country, including, but not limited to, Section 721.

“Hazardous Substance” means any substance, waste or chemical that is regulated under Environmental Law due to its toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious properties or characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing material, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“Immaterial Subsidiaries” means Company Subsidiaries that are dormant or inactive or do not hold any material assets or liabilities.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, or (iv) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights of every kind and description in any jurisdiction throughout the world (including all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the following), including any and all rights in: (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, domain names, service names, brand names, logos, slogans, trade dress, design rights, certification marks, social media identifiers and accounts, corporate names and any and all other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and, in each case, all applications, registrations and renewals in connection therewith (“Trademarks”); (iii) copyrights (whether or not registered) and all applications and registrations therefor, works of authorship and copyrightable subject matter, and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression (“Copyrights”); (iv) computer software (including firmware, operating systems and other programs), whether in source code, object code or other form, algorithms, databases, compilations and data, and, in each case, any and all specifications related thereto; (v) trade secrets and other confidential and proprietary information, ideas, know-how (including manufacturing, maintenance, repair and production processes and research and development information), technical data, algorithms, inventions, processes, procedures, protocols, rules of thumb, techniques, results of experimentation and testing, formulae, models, methodologies and business information (including financial and marketing plans, customer and supplier lists and pricing and cost information); and (vi) industrial designs (whether or not registered).

“Intervening Event” means any material circumstance, effect or change that (A) is unknown to the Company Board as of the date hereof (or if known, the probability or magnitude of consequences of which were not known or reasonably foreseeable by the Company Board as of the date hereof), and (B) does not relate to any Alternative Proposal; provided that in no event shall (A) the fact that, in and of itself, the Company meets or exceeds any internal or published or third-party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period constitute, or be considered in determining whether there has been, an Intervening Event, (B) any change in the market price, trading volume or ratings of any securities or Indebtedness of the Company or any of its Subsidiaries constitute, or be considered in determining whether there has been, an Intervening Event or (C) any change, event or development consisting of or resulting primarily from any action taken by Parent that is required by Section 6.03 or any breach of this Agreement by the Company or its Subsidiaries, in each case, constitute, or be considered in determining whether there has been, an Intervening Event; provided, further, in the case of clauses (A) and (B), that the underlying causes of any such change may be considered in determining whether an Intervening Event has occurred.

“IT Systems” means any and all computers, computer systems, hardware, software, firmware, middleware, servers, workstations, routers, hubs, switches, networks, databases, data storage devices, telecommunications equipment and other information technology infrastructure, assets and equipment (including laptops and mobile devices), and all documentation related to any of the foregoing, in each case, to the extent used by the Company or any Company Subsidiary.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the executive officers of the Company set forth in Section 9.03(b) of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge of the executive officers of Parent.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other legally binding requirement or rule of law of any Governmental Entity.

“Liens” means all pledges, liens, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances and security interests.

“Managed Aircraft” means each Aircraft set forth in Section 3.23(b) of the Company Disclosure Letter that is managed or serviced by the Company or any Company Subsidiary in its capacity as a servicer and whose full beneficial interest is not held by the Company or any Company Subsidiary.

“Major Damages” means, with respect to any Company Aircraft, any damage to such Company Aircraft the cost of rectification of which equaled or exceeded, or is reasonably expected to equal or exceed, the Damage Notification Threshold (as defined in the relevant Aircraft Lease with respect to any Company Aircraft) or, if no such definition exists, the amount specified in the relevant Aircraft Lease as the threshold of damage of which the relevant Aircraft Lessee is required to notify the relevant Aircraft Lessor.

“Merger Sub Board” means the Board of Directors of Merger Sub.

“NYSE” means the New York Stock Exchange.

“OEM” means any original equipment manufacturer of aircraft or engines.

“OEM Contract” means any Contract between the Company or any of its Subsidiaries and any OEM in respect of the Company or any of its Subsidiaries’ contracted deliveries of new aircraft or engines, together with any amendments, ancillary agreements or other related documents.

“Orderbook” means, collectively, the OEM Contracts comprising the Company’s orderbook (including, as of the date hereof, the OEM Contracts set forth on Section 3.15(b)(ix)(C)), as such OEM Contracts and orderbook may be amended, supplemented or modified in accordance with the terms hereof.

“Orderbook Aircraft” means the Aircraft committed to be purchased by the Company or its Subsidiaries (or an Owner Trust or other similar entity) pursuant to any Orderbook Contract.

“Orderbook Contract” means any OEM Contract that is included in the Orderbook.

“Orderbook Lease” means any Aircraft Lease or other Contract pursuant to which a third party has the right to possession and use of any Undelivered Orderbook Aircraft, together with any applicable amendments, ancillary agreements or other related documents.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instrument of such Person.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned (or purported to be owned) by the Company or any Company Subsidiary.

“Owner Trust” means each common law trust or statutory trust in respect of any Aircraft, the beneficial interest in which is held by the Company or a Company Subsidiary.

“Owner Trustee” means the trustee in respect of any Owner Trust.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, is or would be reasonably expected to prevent or materially delay, materially interfere with, materially impair or materially hinder the consummation of the Merger or the other transactions contemplated by this Agreement.

“Parent Subsidiary” means any Subsidiary of Parent.

“Payoff Indebtedness” means any Existing Credit Agreement or other item of Indebtedness of the Company or any Company Subsidiary that is required to be repaid in connection with the Merger or that the Parent designates in writing to the Company not later than twelve (12) Business Days (or such later date as the Company may agree in its sole discretion) prior to the Effective Time as “Payoff Indebtedness”.

“PDPs” means predelivery payments (howsoever such payments may be defined under each Orderbook Contract) payable in respect of any Undelivered Orderbook Aircraft under each Orderbook Contract.

“Permitted Discretion” means that, with respect to any exercise of discretion with respect to any Permitted Company Interim Financing, Parent will not unreasonably withhold, condition or delay its consent, taking into account (among other relevant factors) the financing needs of the Company; provided that, solely with respect to the exercise of discretion with respect to any Permitted Company Interim Financing, it shall be deemed reasonable for Parent to (x) withhold its consent if, as of any date of determination, either (i) commitments remain outstanding under the Debt Commitment Letter or Parent requires additional debt financing in order to pay the Required Amount and Parent intends in good faith to commence the marketing of, or issue, any Debt Financing (or replacement or substitution therefor) or Takeout Financing within 45 days of such date or (ii) Parent has offered to cause the marketing or issuance of a Qualified Bond in lieu of the relevant Permitted Company Interim Financing within 45 days of such date and the Company has failed to accept such offer, or failed to provide the cooperation required by Section 6.12 in connection therewith and/or (y) condition its consent to any marketing or issuance of such Permitted Company Interim Financing on such reasonable marketing taking place during a specified marketing period reasonably determined by Parent in consultation with the Company.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, cashiers’, workers’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business other than in respect of amounts owed by the Company or any Company Subsidiary that are overdue; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings; (iii) Liens imposed or promulgated by Law or any Governmental Entity, including requirements and restrictions of zoning, permit, license, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (iv) non-exclusive and immaterial exclusive licenses or other grants of rights in Intellectual Property Rights to customers in the ordinary course consistent with past practice; (v) statutory or other Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods other than in respect of amounts owed by the Company or any Company Subsidiary that are overdue; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with purchase money security interests, mortgage debt, credit agreement, equipment leases, similar financing arrangements or other Indebtedness; (x) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Entity or any similar authority including those reserved to or vested in any Governmental Entity; (xi) Liens created by, or expressly permitted under the terms of, any Material Contracts or any Aircraft Lease Documents (excluding any such Lien created by the Company, any Company Subsidiary or any Owner Trustee which is not a Permitted Lien under any other clause of this definition); (xii) Liens that do not materially detract from the value of any property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property; (xiii) with respect to the Real Estate Leases, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not materially impair the occupancy, use or value of the subject Real Estate Leases for the purposes for which it is currently used in connection with the Company’s business, and (B) any conditions that may be shown by a current survey or physical inspection, which do not materially impair the occupancy, use or value of the subject Real Estate Leases for the purposes for which it is currently used in connection with the Company’s business; (xiv) Liens created by Parent, Merger Sub or any of their respective Affiliates; and (xv) the items set forth in Section 9.03(c) of the Company Disclosure Letter.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Information” means “personal information,” “personally identifiable information,” “personal data,” and any terms of similar import, in each case as defined under applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of such information or data.

“Privacy Laws” means all Laws applicable to the Company or any Company Subsidiary concerning data privacy, data protection of information regarding individuals or households and/or the processing of Personal Information, including the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020), the EU 2016/679 General Data Protection Regulation and the equivalent thereof under the laws of the United Kingdom, in each case, as amended.

“Privacy Obligations” means all (a) Privacy Laws and (b) binding internal and external policies and procedures, binding industry standards, and restrictions and requirements contained in any Contract to which the Company or any Company Subsidiary is bound, in each case, under this clause (b), to the extent relating to data privacy, data protection, cybersecurity and/or the processing of Personal Information.

“Qualified Bond” means any unsecured investment grade debt securities issued by the Parent (or a wholly-owned subsidiary of the Parent) prior to the Closing (x) that is (i) either (a) guaranteed by the Company at issuance (in which case, such bond will be automatically assumed by the Company upon the termination of this Agreement without the occurrence of the Closing, and the original issuer will be automatically released from all obligations in respect of such indebtedness at such time) or (b) immediately after the issuance thereof, assumed in writing by the Company (in which case, the original issuer will be automatically released from all obligations in respect thereof at such time of assumption), (ii) not required to be (or offered to be) repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of the Closing, and/or upon any other event or events or at the option of any holder thereof (except, in each case, upon the occurrence of an “event of default” thereunder or as a result of a change of control (other than resulting from the Merger) in a manner substantially consistent with the Existing Senior Notes or upon the maturity of such securities), or otherwise subject to any special mandatory redemption provisions and (iii) otherwise on terms and conditions that are substantially consistent with the terms and conditions of the Existing Senior Notes or, alternatively, on market terms and conditions for unsecured, investment grade debt securities of the applicable tenor (as reasonably determined by the Parent in good faith and after consultation with the Company) and (y) the net proceeds of which are made available to the Company (which may, in the case of an issuance described in clause (x)(i)(a), occur by way of a loan from the issuer of such debt securities to the Company on the same terms as the securities so issued). In the event that the Parent has offered to cause the marketing or issuance of a Qualified Bond, (1) the underwriters, initial purchasers, placement agents, managers and/or bookrunners in respect thereof shall be the Debt Financing Sources party to the Debt Commitment Letter (and/or their designated affiliates) or such other Persons designated by the Parent after consultation with the Company and (2) any marketing or issuance of such Qualified Bond shall be during a specified marketing period determined by the Parent in consultation with the Company.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Relevant Aircraft” means, as the context requires, each Company Aircraft, each Managed Aircraft and each Orderbook Aircraft.

“Required Information” means (a) (i) the audited statements of operations and other comprehensive income/loss of the Company for the years ended December 31, 2023 and December 31, 2024, the audited balance sheets of the Company as of December 31, 2023 and December 31, 2024 and the audited statements of shareholders’ equity and cash flows of the Company for the years ended December 31, 2023 and December 31, 2024 and (ii) such financial statements as of and for any subsequent fiscal year ended at least 60 days before the Closing Date and (b) unaudited balance sheets of the Company and the related unaudited statements of operations and other comprehensive income/loss and shareholders’ equity and cash flows of the Company as of and for (i) the fiscal quarters ended March 31, 2025 and June 30, 2025 and (ii) each subsequent fiscal quarter (other than the fourth fiscal quarter of any year) ended after the date of the Company’s most recent audited financial statements (and the corresponding periods of the prior fiscal year) and at least 40 days before the Closing Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 721” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations issued and effective thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Notes” means the indentures, supplemental indentures, notes and/or declarations of trust listed in Section 9.03(d) of the Company Disclosure Letter.

“Servicing Agreement” means, in respect of any Managed Aircraft managed by the Company or any Company Subsidiary, any servicing agreement, asset management agreement or remarketing agreement (as the case may be) entered into by the Company or a Company Subsidiary and the applicable client, as amended, restated, supplemented or modified from time to time.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing Person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Takeout Financing” means, to the extent permitted by Section 6.10(c), any debt financing in respect of which proceeds are obtained (including by way of funding into escrow) by Parent or Merger Sub (or another Subsidiary of Parent) in connection with the transactions contemplated by this Agreement that is intended to replace all or any portion of the Debt Financing that is committed pursuant to the Debt Commitment Letter or to finance the Transactions.

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, together with any supplements thereto or attachment or amendments thereof, filed or required to be filed with any Governmental Entity relating to Taxes.

“Taxes” means all income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, registration, recording, documentary, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Total Loss” has, in respect of any Company Aircraft, the meaning ascribed to such term (or a substantially equivalent term) in the Aircraft Lease to which such Company Aircraft is subject as at the date of this Agreement (or, to the extent any Company Aircraft is not subject to an Aircraft Lease as of the date of this Agreement, substantially equivalent to the meaning ascribed to such term in the Aircraft Leases generally).

“Undelivered Orderbook Aircraft” means an Orderbook Aircraft that has not been Delivered by the applicable OEM.

Section 9.04 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated; provided that, with respect to any agreement or instrument listed or required to be listed in the Company Disclosure Letter, such amendment, modification or supplement is also listed. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “$” will be deemed references to the lawful money of the United States of America. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. The words “made available to Parent” and words of similar import refer to documents (i) posted to the virtual data room maintained by the Company or its Representatives in connection with the transactions contemplated by this Agreement, (ii) posted to a virtual data room by certain OEMs in connection with the transactions contemplated hereby, or (iii) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives, in the case of each of clauses (i)-(iii) at least one day prior to the execution of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts, including by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter (which, for the avoidance of doubt, shall not constitute part of this Agreement pursuant to Section 268 of the DGCL, but does constitute “facts ascertainable” as that term is used in Section 251(b) of the DGCL and operate upon the terms of this Agreement as provided herein), the Equity Commitment Letters, the Guarantees, the Voting Agreements, the Confidentiality Agreement and the Clean Team Agreement, (a) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.04 (with respect to which the Company Indemnified Parties shall be third-party beneficiaries), Section 9.08 (with respect to which the Investor Related Parties shall be third-party beneficiaries) and Section 9.13 (with respect to which the Debt Financing Sources shall be third-party beneficiaries), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies. Parent and Merger Sub acknowledge and agree that, without in any way limiting the

Company’s rights under Section 9.11, the Company has the right, if the Closing has not occurred, to pursue, on behalf of the Company’s stockholders, damages (including damages incurred or suffered by the Company’s stockholders in the event such Company stockholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement) in the event of Parent’s or Merger Sub’s breach of this Agreement.

Section 9.08 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby may only be made against the entities that are expressly identified as signatories hereto and none of Parent, Merger Sub, any Equity Investor, any Affiliate of any Equity Investor or of Parent or Merger Sub, any of the respective direct or indirect current, former or future clients, stockholders, equity holders, partners, members, officers, directors, managers and employees of any of the foregoing, and their respective assignees (collectively, the “Investor Related Parties”) (other than (i) Parent and Merger Sub pursuant to this Agreement, (ii) each Guarantor to the extent set forth in the applicable Guarantee and (iii) each Equity Investor to the extent set forth in the applicable Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent and Merger Sub hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Investor Related Party (other than Parent or Merger Sub pursuant to this Agreement or any payment from a Guarantor to the extent set forth in the applicable Guarantee or any claim for specific performance of an Equity Investor’s obligation to fund its committed portion of the Equity Financing pursuant to the applicable Equity Commitment Letter (subject to the limitations set forth therein)).

Section 9.09 GOVERNING LAW. SUBJECT TO SECTION 9.13, THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CHOICE OR CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned Subsidiary of Parent so long as such assignment is not reasonably expected to prevent or materially delay, interfere with, impair or hinder consummation of the Merger and transactions contemplated hereby, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 9.11 Specific Enforcement; Jurisdiction; Venue. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. For the avoidance of doubt, while the Company may plead in the alternative to pursue specific performance of Parent and Merger Sub’s obligation to consummate the Merger solely in accordance with, and subject to the limitations in, this Agreement (including this Article IX) and the Equity Commitment Letters, or a monetary damages award, subject to the limitations in this Agreement (including this Article IX) and the Guarantees, in no event will (A) the Company, its Affiliates, any of its and its Affiliates’ respective direct or indirect current, former or future stockholders, partners, members, officers, directors, managers and employees, and their respective assignees (collectively, the “Company Related Parties”) be entitled to receive such monetary damages award or payment of the Parent Regulatory Termination Fee, in each case, if the Company or any Company Related Party has received a grant of specific performance or any other equitable remedy pursuant to this Section 9.11 that specifically enforces Parent’s and Merger Sub’s obligation to consummate the Merger or any Equity Investor to fund any amount under any Equity Commitment

Letter or any Guarantor to fund any amount under any Guarantee or (B) the Company or any Company Related Party be entitled to a grant of specific performance or any other equitable remedy, whether pursuant to this Section 9.11 or otherwise, following any award of monetary damages or payment of the Parent Regulatory Termination Fee, in each case in accordance with this Agreement. Notwithstanding anything to the contrary in the foregoing, this Section 9.11 is subject to Section 9.13.

Section 9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries, hereby: (a) agrees that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Commitment Letter, the Debt Financing, the Financing Agreements or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such action (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction); (b) agrees not to bring or support any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Commitment Letter, the Debt Financing, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (c) agrees that service of process upon any party in any such proceeding shall be effective if notice is given in accordance with Section 9.02; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action brought against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Commitment Letter, the Debt Financing, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Debt Financing Sources shall have any liability to the Company or any of its Subsidiaries relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Financing, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent, Merger Sub or Parent’s Subsidiaries or

Affiliates against the Debt Financing Sources, nor any rights of the Company or any Subsidiary pursuant to any agreement entered into with any Debt Financing Source); and (g) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions in this Section 9.13, and such provisions and the definitions of “Debt Financing Sources,” “Financing Agreements”, “Debt Commitment Letter” and “Debt Financing” shall not be amended in any way adverse to any Debt Financing Sources without the prior written consent of the related Debt Financing Sources that are party to the Debt Commitment Letter.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

AIR LEASE CORPORATION

By:	/s/ John Plueger
Name: John Plueger
Title: Chief Executive Officer and President

GLADIATORA DESIGNATED ACTIVITY COMPANY

By:	/s/ Ichiro Tatara
Name: Ichiro Tatara
Title: General Manager

TAKEOFF MERGER SUB INC.

By:	/s/ Ichiro Tatara
Name: Ichiro Tatara
Title: General Manager

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.04(f)(iii)
Adverse Recommendation Change	Section 5.04(d)
Affiliate	Section 9.03
Aggregate Merger Consideration	Section 9.03
Agreement	Preamble
Aircraft Lease	Section 9.03
Aircraft Lease Document	Section 9.03
Alternative Financing	Section 6.04(b)
Alternative Proposal	Section 5.04(f)(i)
Anti-Corruption Laws	Section 3.13(a)
Antitrust Laws	Section 9.03
Bidco	Section 4.08
Book-Entry Shares	Section 2.01(c)
Breach	Section 3.17(g)
Business Day	Section 9.03
Capital Stock	Section 3.03(a)
Certificate	Section 2.01(c)
CFIUS	Section 9.03
CFIUS Approval	Section 9.03
Class B Non-Voting Common Stock	Section 3.03(a)
Clean Team Agreement	Section 6.02
Closing	Section 1.02
Code	Section 9.03
Commitment Letters	Recitals
Common Stock	Section 2.01
Company	Preamble
Company Aircraft	Section 9.03
Company Benefit Plan	Section 3.10(a)
Company Board	Section 3.03(b)
Company Disclosure Letter	Article III
Company Employee	Section 6.08(a)
Company Financial Advisor	Section 3.20
Company Indemnified Parties	Section 6.04(a)
Company Material Adverse Effect	Section 9.03
Company PSU	Section 9.03
Company Recommendation	Section 6.01(d)
Company RSU	Section 9.03
Company SEC Documents	Section 3.06(a)
Company Share Plan	Section 9.03
Company Stockholder Approval	Section 3.03(b)
Company Stockholder Meeting	Section 3.03(b)
Company Subsidiary	Section 9.03
Company Voting Debt	Section 3.03(b)
Confidentiality Agreement	Section 6.02
Consent	Section 3.05(b)
Consents	Section 3.05(b)

Contract	Section 3.03(b)
Converted PSU Cash Award	Section 2.04(b)(i)
Converted RSU Cash Award	Section 2.04(a)(ii)
Copyrights	Section 9.03
Debt Commitment Letter	Recitals
Debt Consents	Section 6.04(b)
Debt Fee Letter	Section 9.03
Debt Financing	Section 4.10(a)
Debt Financing Sources	Section 9.03
Debt Payoff Amount	Section 6.04(b)
Delaware Secretary of State	Section 1.03
Delivery	Section 9.03
DGCL	Section 9.03
Dissenting Shares	Section 2.03
DOJ	Section 6.03(a)
Effective Time	Section 1.03
Employment Laws	Section 3.18(c)
End Date	Section 8.01(b)(i)
Environmental Law	Section 3.14
Environmental Permits	Section 9.03
Equity Commitment Letter	Recitals
Equity Investors	Recitals
ERISA	Section 9.03
Exchange Act	Section 9.03
Excluded Contract	Section 3.15(b)(xi)
Existing Credit Agreements	Section 9.03
Filed Company Contract	Section 3.15(a)
Financing	Section 4.10(a)
Financing Agreements	Section 6.04(b)(i)
Foreign Investment Laws	Section 9.03
FTC	Section 6.03(a)
GAAP	Section 3.06(b)
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 3.05(b)
Guarantees	Recitals
Guarantors	Recitals
Hazardous Substance	Section 9.03, Section 9.03
HSR Act	Section 3.05(b)
Indebtedness	Section 9.03
Inquiry	Section 5.04(a)
Intellectual Property Rights	Section 9.03
Intervening Event	Section 9.03
IRS	Section 3.10(b)
IT Systems	Section 9.03
Judgment	Section 3.05(a)
Knowledge	Section 9.03
Law	Section 3.05(a)
Legal Restraints	Section 7.01(c)

Letter of Transmittal	Section 2.02(b)
Liens	Section 9.03
Major Damage	Section 9.03
Managed Aircraft	Section 9.03
Material Contract	Section 3.15(b)(xi)
Maximum Amount	Section 6.04(b)
Merger	Section 1.01
Merger Certificate	Section 1.03
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Board	Section 9.03
Merger Sub Common Stock	Section 2.01
New Debt Commitment Letter	Section 6.04(b)
Non-U.S. Benefit Plan	Section 3.10(a)
Notice Period	Section 5.04(d)(i)
NYSE	Section 9.03
OEM	Section 9.03
OEM Contract	Section 9.03
OEMs	Section 6.04(b)
Orderbook	Section 9.03
Orderbook Aircraft	Section 9.03
Orderbook Contract	Section 9.03
Orderbook Lease	Section 9.03
Orderbook Transfer	Section 6.04(b)
Organizational Documents	Section 9.03
Owned Intellectual Property Rights	Section 9.03
Owner Trust	Section 9.03
Owner Trustee	Section 9.03
Parent	Preamble
Parent Board	Section 9.03
Parent Material Adverse Effect	Section 9.03
Parent Subsidiary	Section 9.03
Patents	Section 9.03
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Payoff Indebtedness	Section 9.03
Payoff Letters	Section 6.04(b)
PDPs	Section 9.03
Permit	Section 3.05(a)
Permits	Section 3.05(a)
Permitted Discretion	Section 9.03
Permitted Liens	Section 9.03
Person	Section 9.03
Personal Information	Section 9.03
Preferred Stock	Section 3.03(a)
Privacy Laws	Section 9.03
Privacy Obligations	Section 9.03
Proxy Statement	Section 6.01(a)

Qualified Bond	Section 9.03
Real Estate Leases	Section 3.16(b)
Registered Intellectual Property Rights	Section 3.17(a)
Relevant Aircraft	Section 9.03
Representatives	Section 5.04(a)
Required Regulatory Approvals	Section 7.01(b)
Sanctions	Section 3.13(a)
SEC	Section 9.03
Section 721	Section 9.03
Securities Act	Section 9.03
Senior Notes	Section 9.03
Series B Preferred Stock	Section 3.03(a)
Series C Preferred Stock	Section 3.03(a)
Series D Preferred Stock	Section 3.03(a)
Servicing Agreement	Section 9.03
Significant Customers	Section 3.24
Significant Subsidiaries	Section 3.01
Significant Vendors	Section 3.24
SMBC AC	Recitals
Solvent	Section 4.11
SOX	Section 9.03
Subsidiary	Section 9.03
Sumitomo	Recitals
Superior Proposal	Section 5.04(f)(ii)
Surviving Corporation	Section 1.01
Takeout Financing	Section 9.03
Tax Returns	Section 9.03
Taxes	Section 9.03
Termination Fee	Section 8.03(a)
Total Loss	Section 9.03
Trademarks	Section 9.03
Undelivered Orderbook Aircraft	Section 9.03
Unvested Company RSU	Section 2.04(a)(ii)
Vested Company RSU	Section 2.04(a)(i)
Vested RSU Consideration	Section 2.04(a)(i)
Vesting Date	Section 2.04(b)(i)
Voting Agreements	Recitals

Exhibit A to Merger Agreement

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of September 1, 2025, is entered into by and among each of the undersigned stockholders (collectively, the “Stockholders” and each, a “Stockholder”) of Air Lease Corporation, a Delaware corporation (the “Company”), and Gladiatora Designated Activity Company, an Irish private limited company (“Parent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Takeoff Merger Sub Inc., a Delaware corporation and a wholly owned indirect Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for, among other things, upon the terms and subject to the conditions set forth therein, the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned indirect Subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the record and/or direct “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of issued and outstanding Common Stock set forth opposite the Stockholder’s name on Exhibit A hereto under the heading “Owned Shares,” being all of the shares of issued and outstanding Common Stock owned of record or directly beneficially by the Stockholder as of the date hereof, but excluding the shares identified on Exhibit A hereto as “Excluded Shares” or in the footnotes to Exhibit A hereto (the shares listed as “Owned Share” in Exhibit A, as may be adjusted pursuant to Section 9, collectively, the “Owned Shares” and, together with any additional shares of Common Stock or other voting securities of the Company directly acquired by such Stockholder after the date hereof and prior to the Termination Date and not (x) held or acquired by a trust or other person or entity holding Excluded Shares and identified on Exhibit A hereto or (y) Transferred pursuant to a Permitted Transfer (as defined below), as may be adjusted pursuant to Section 9, the “Covered Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent has required that the Stockholders, and the Stockholders have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholders and Parent hereby agree as follows:

1. Agreement to Vote the Covered Shares; Proxy.

1.1 Supported Matters. Beginning on the date hereof until the Termination Date (as defined below), at every meeting of the Company’s stockholders (including the Company Stockholder Meeting), including any postponement, recess or adjournment thereof, or in any other circumstance, however called, each Stockholder agrees to, and if applicable, to cause its controlled Affiliates to, affirmatively vote (including via proxy) or execute consents, with respect to (or cause to be voted

(including via proxy) or consents to be executed with respect to) and not to withdraw or modify any such vote or consent with respect to, all of the Covered Shares as follows: (a) in favor of (i) the adoption of the Merger Agreement and the approval of the Merger, including any amended and restated Merger Agreement or amendment to the Merger Agreement, (ii) the approval of any proposal to adjourn or postpone any Company Stockholder Meeting to a later date if the Company or Parent proposes or requests such postponement or adjournment in accordance with Section 6.01(e) of the Merger Agreement, and (iii) the approval of any other proposal considered and voted upon by the Company’s stockholders at any meeting (including the Company Stockholder Meeting) necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against (i) any proposal, action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (ii) any Alternative Proposal or any other proposal made in opposition to or in competition with, or which by its terms is inconsistent with, the Merger Agreement or the transactions contemplated thereby, (iii) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company other than the Merger and the other transactions contemplated by the Merger Agreement and (iv) any other action, agreement or proposal which to the knowledge of such Stockholder would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or any of the transactions contemplated by the Merger Agreement (clauses (a) and (b) collectively, the “Supported Matters”). Each Stockholder agrees to, and agrees to cause its applicable controlled Affiliates to, be present, in person or by proxy, at every meeting of the Company’s stockholders (including the Company Stockholder Meeting), including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1.1), so that all of the Covered Shares will be counted for purposes of determining the presence of a quorum at each such meeting, or otherwise cause the Covered Shares to be counted as present thereat for purposes of establishing a quorum at each such meeting. For the avoidance of doubt, except with respect to the Supported Matters, the Stockholders do not have any obligation to vote the Covered Shares in any particular manner and, with respect to matters other than the Supported Matters, the Stockholders shall be entitled to vote the Covered Shares in its sole discretion.

1.2 Proxy. In the event, but only in the event, that any Stockholder fails to comply with any of its obligations set forth in Section 1.1, then in such event such Stockholder hereby irrevocably appoints, as its proxy and attorney-in-fact, Ichiro Tatara, with full power of substitution and resubstitution, to vote such Stockholder’s Covered Shares in accordance with Section 1.1 at the Company Stockholder Meeting (including any postponement, recess or adjournment thereof) in respect of such Stockholder’s Covered Shares (to the extent such Covered Shares are entitled to so vote) prior to the Termination Date at which any Supported Matters are to be considered; provided, however, for the avoidance of doubt, that such Stockholder shall at all times retain the right to vote such Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in such Stockholder’s sole discretion on matters other than Supported Matters in accordance with Section 1.1. This proxy is coupled with an interest, is (or will be, as applicable) given as an additional inducement of Parent to enter into this Agreement and shall be irrevocable prior to the Termination Date, at which time any such proxy shall terminate. Parent may terminate or waive its rights to enforce this proxy with respect to any Stockholder at any time at its sole election by written notice provided to the applicable Stockholder.

1.3 Limitations. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Stockholders under Section 1.1 and Section 1.2 shall be limited such that Parent shall not have a voting proxy, or otherwise have direct or indirect voting power, over Covered Shares that would result in Parent being the beneficial owners of more than 4.99% of the Common Stock in the aggregate.

2. Termination. This Agreement shall terminate automatically and without further action of the parties hereto upon the earliest to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) an Adverse Recommendation Change by the Company Board in accordance with Section 5.04(d) of the Merger Agreement, and (d) with respect to each Stockholder, any modification, waiver or amendment to any provision of the Merger Agreement that is effected without such Stockholder’s prior written consent and that reduces the Merger Consideration or changes the form of consideration being offered to the Company’s stockholders under the Merger Agreement, imposes any conditions, requirements or restrictions on such Stockholder’s right to receive the Merger Consideration payable to such Stockholder with respect to shares of Common Stock owned by such Stockholder pursuant to the Merger Agreement, materially delays the timing of any such payment after the Effective Time, or otherwise adversely affects such Stockholder (in its capacity as such) in any material respect (the earliest such date set forth in clauses (a) through (d), the “Termination Date”); provided that the provisions set forth in Sections 13 through 24 hereof shall survive the termination of this Agreement; provided, further, that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at Law or in equity) against any other party hereto for that party’s willful and material breach of this Agreement that may have occurred on or before such termination.

3. Certain Covenants.

3.1 Merger Agreement Obligations. From the date hereof until the Termination Date, each Stockholder hereby covenants and agrees that such Stockholder shall not, directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate any Inquiry, (b) furnish non-public information regarding the Company and the Company Subsidiaries to any Person in connection with an Inquiry or Alternative Proposal, (c) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or Alternative Proposal, (d) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 3.1 or contacting any Person making an Alternative Proposal to ascertain facts or clarify terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal) regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) of the Exchange Act) any non-public information with respect to, or take any other action to facilitate any Inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an Alternative Proposal, (e) approve, agree to, accept, endorse or recommend any Alternative Proposal, or (f) enter into any letter of intent or agreement in principle or any agreement relating to any Alternative Proposal. Immediately upon the execution of this Agreement, each Stockholder will cease and shall cause each of its controlled Affiliates and each of its and its controlled Affiliates’ directors, officers and employees to, and shall instruct and use its reasonable best efforts to cause its and its controlled Affiliates’ other Representatives to immediately cease any discussions, communications or negotiations with any Person relating to an Alternative Proposal and not solicit, initiate, knowingly encourage or knowingly facilitate any Inquiry.

3.2 Transfers. Beginning on the date hereof until the earlier of (x) receipt of the Company Stockholder Approval and (y) the Termination Date, each Stockholder hereby covenants and agrees that, except as expressly contemplated by this Agreement, such Stockholder shall not, directly or indirectly, (i) tender any Covered Shares into any tender or exchange offer, (ii) create or permit to exist any Liens, other than as may be applicable under the Securities Act or other applicable securities Laws, on all or any portion of the Covered Shares, (iii) offer, sell, transfer, assign, exchange, pledge, hypothecate, hedge, gift, loan, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any Contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of Law), (iv) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares that is inconsistent with this Agreement or (v) commit or agree to take any of the foregoing actions. Any Transfer in violation of this Section 3.2 shall be void ab initio. Notwithstanding anything to the contrary in this Agreement, any Stockholder may Transfer any or all of the Covered Shares, in accordance with applicable Law, (A) to such Stockholder’s controlled Affiliates, (B) to any Person by will or the Laws of descent and distribution, (C) to any spouse, lineal descendants, siblings or parents of such Stockholder by gift which is made to achieve the estate planning objectives of such Stockholder, (D) to any trust or similar entity or any corporation, limited liability company or partnership (1) substantially all of the economic interests of which are held by or for the benefit of such Stockholder or its spouse, lineal descendants, siblings or parents and (2) which is organized to achieve the estate planning objectives of such Stockholder, (E) under any existing stock sale plan adopted in accordance with Rule 10b5-1(c) (Rule 10b5-1) under the Exchange Act for the sale of shares of Common Stock (a “10b5-1 Plan”), (F) to any charitable organization that is tax exempt under Section 501(c)(3) of the Code and (G) to satisfy any Tax liability incurred by such Stockholder in respect of vesting, exercise or settlement of Company RSUs and Company PSUs held by Stockholder, or (y) any Stockholder may Transfer in open market transactions up to 15% of such Stockholder’s respective Covered Shares in the aggregate (any Transfer pursuant to any of clauses (x)(A) through (G) or (y) in accordance with this paragraph, a “Permitted Transfer”); provided, that, prior to and as a condition to the effectiveness of any such Transfer pursuant to the foregoing clause (x)(A) through (D) or (F), each Person to whom any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement in a form reasonably acceptable to Parent pursuant to which such transferee shall be bound by all of the terms and provisions hereof in which case such transferee shall be deemed a Stockholder hereunder. If any involuntary Transfer of any of the Covered Shares shall occur (including, but not limited to, a sale in any bankruptcy, a sale to a purchaser at any creditor’s or court sale or upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the applicable Laws of intestate succession), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3.3 Disclosure. Except as required by applicable Law (including, subject to the last sentence of this Section 3.3, in a Form 4, Schedule 13D or 13G Filing which may include this Agreement as an exhibit thereto), the Stockholders (each in its capacity as a stockholder of the Company) shall not, and shall direct their respective Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Each Stockholder consents to and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that Parent and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Each Stockholder agrees to promptly give Parent or the Company, as applicable, any information it may reasonably require for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify Parent or the Company, as applicable, of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that the Stockholder shall become aware that any such information shall have become false or misleading in any material respect.

4. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent, severally with respect to such Stockholder only, as follows:

4.1 Due Authority. Such Stockholder, if not a natural Person, is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Stockholder (x) if a natural Person, as the legal capacity to, and (y) if not a natural Person, has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to, execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of, or, if such Stockholder is not a natural Person, vote of holders of any equity securities of, such Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by such Stockholder of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

4.2 No Conflict. The execution and delivery of, compliance with and performance of this Agreement by such Stockholder do not and will not (i) if such Stockholder is not a natural Person, conflict with or result in any violation or breach of any provision of the Organizational Documents of such Stockholder, (ii) conflict with or result in a violation or breach of any applicable Law or order, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which such Stockholder is entitled, under any Contract binding upon such Stockholder, or to which any of its properties, rights or other assets are subject or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of such Stockholder, except in the case of clauses (i) through (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit or impair the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.

4.3 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

4.4 Ownership of the Owned Shares; Voting Power.

(a) (i) such Stockholder is, as of the date of this Agreement, the record and beneficial owner of the Owned Shares, all of which are free and clear of any Liens, other than those created by this Agreement or arising under applicable securities Laws, (ii) except for Company RSUs and Company PSUs, such Stockholder does not own, of record, beneficially, synthetically or constructively, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares and the Excluded Shares, and (iii) such Stockholder has the sole right to dispose of the Owned Shares, and none of the Owned Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement. As of the date hereof, other than any 10b5-1 Plan, such Stockholder has not entered into any agreement to Transfer any Owned Shares and no Person has a right to acquire, directly or indirectly, any of the Owned Shares held by such Stockholder.

(b) Other than as provided in this Agreement, such Stockholder has full voting power with respect to all of the Owned Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares. None of the Owned Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of the Owned Shares, except as provided hereunder.

4.5 Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, claim, proceeding, investigation, arbitration or inquiry pending against, or, to the knowledge of the Stockholder, threatened in writing against, and there is no order imposed upon, the Stockholder or any of the Stockholder’s Owned Shares except as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of the Stockholder to perform its obligations under this Agreement in any material respect.

4.6 Finders Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

5.1 Due Authority. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Parent has all requisite corporate or other equivalent power and authority and has taken all corporate or other applicable action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other corporate or other applicable action by Parent or vote of holders of any class of the capital stock of Parent is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

6. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a record and/or beneficial owner of the Owned Shares, and nothing in this Agreement shall restrict or limit the ability of any Stockholder or any of its Affiliates or Representatives who is a

director or officer of the Company or any of its Subsidiaries to take, or refrain from taking, any action in his or her capacity as a director or officer of the Company or any of its Subsidiaries, including the exercise of fiduciary duties to the Company or the Company Stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement.

7. Non-Survival of Representations, Warranties and Covenants. Other than the covenants and agreements in Section 8 and Section 23, which shall survive the Effective Time in accordance with their terms, the representations, warranties and covenants contained herein shall not survive the Effective Time.

8. Waiver of Appraisal and Dissenters’ Rights and Certain Other Actions. Each Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of applicable Law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights under Section 262 of the DGCL or otherwise with respect to the Covered Shares with respect to the Merger and the transactions contemplated by the Merger Agreement. Each Stockholder agrees not to (and shall cause its Affiliates and its and their Representatives not to), directly or indirectly, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other proceeding, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement, the Merger or the other transactions contemplated thereby.

9. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change prior to the Effective Time in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock,” “Covered Shares,” “Excluded Shares” and “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

11. Notices. All notices, requests and other communications required or permitted to any Party hereunder will be effective only if in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date sent if sent by facsimile or electronic mail (provided that notice given by facsimile or electronic mail shall be deemed effective unless the sender receives a bounce-back or error message); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to a Stockholder, to the address set forth on such Stockholder’s signature page hereto; and

if to Parent or Merger Sub, to:

Gladiatora Designated Activity Company
277 Park Avenue, 15th Floor
New York, New York 10172
Attention:	Ichiro Tatara
Email:	***

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Email:	***
Attention:	William Aaronson
Lee Hochbaum

12. Interpretation. When a reference is made in this Agreement to a Section or an Exhibit, such reference shall be to a Section or an Exhibit of or to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement.

13. Entire Agreement. This Agreement (along with the documents referenced herein) and the Merger Agreement collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

14. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the parties hereto acknowledge and agree that the Company is an express third party beneficiary of this Agreement solely for the purposes set forth in Section 3.3 and Section 20.

15. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

15.1 Governing Law. This Agreement and all suits, actions or proceedings (whether based on contract, tort, equity or otherwise) directly or indirectly arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement or any of the acts or omissions of any party in the negotiation, administration, performance or enforcement hereof or thereof shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction which would require the application of the laws of any other jurisdiction.

15.2 Jurisdiction; Venue. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the state or federal courts located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

15.3 Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to this Agreement and all suits, actions or proceedings (whether based on contract, tort, equity or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any of the acts or omissions of any party in the negotiation, administration, performance or enforcement hereof or thereof, as the case may be. Each party hereto (i) certifies that no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party hereto would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 15.3.

16. Assignment; Successors. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

17. Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 15.1 above, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

18. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 18 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the purposes of this Agreement are fulfilled to the extent possible.

19. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

20. Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance; provided that any amendment to Section 3.3 or this proviso shall require the prior written consent of the Company. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.

21. Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholders’ execution, delivery and performance of this Agreement.

22. No Agreement until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.

23. Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, whether or not the Merger is consummated.

24. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

[STOCKHOLDER]

By:
Name:
Title:

Address for Notices:

c/o Air Lease Corporation 2000 Avenue of the Stars, Ste 1000N
Los Angeles, CA 90067
Email: ***
Attention: Carol Forsyte

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

[PARENT]

By:
Name:
Title:

[Signature Page to Voting Agreement]

Exhibit A to Voting Agreement

STOCKHOLDER	OWNED SHARES		EXCLUDED SHARES
Yvette Hollingsworth Clark	16,697		3,193
Cheryl Krongard	27,647		5,287
Marshall Larsen	12,937		2,474
Susan McCaw	9,805		1,875
Ian Saines	15,199		2,906
Matthew Hart	57,516		11,000
Robert Milton	47,529		9,090
John Plueger	825,764	[1]	157,929
Steven Udvar-Hazy	5,737,299	[2]	1,097,275
Carol Forsyte	76,740		14,676
Gregory Willis	68,812		13,160

[1]	Excludes 1,000 shares of Common Stock held directly by Mr. Plueger’s sons, which shall be considered Excluded Shares for purposes of this Agreement.
[2]

Excludes 36,000 shares of Common Stock held by Emerald Financial (a separate trust for each of Mr. Udvar-Hazy’s four children owns 25% of the membership interests of Emerald LLC), 36,745 shares of Common Stock held directly by Mr. Udvar-Hazy’s wife, and 77,550 shares of Common Stock held directly by Mr. Udvar-Hazy’s four children, all of which shall be considered Excluded Shares for purposes of this Agreement.

Exhibit B to Merger Agreement

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUMISHO AIR LEASE CORPORATION

(a Delaware corporation)

The undersigned, for the purpose of amending and restating the Restated Certificate of Incorporation of Air Lease Corporation, a Delaware corporation (the “Corporation”), does hereby certify that:

1.	The present name of the Corporation is Air Lease Corporation.

2.

The date of filing of the Corporation’s (i) original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 22, 2010 and (ii) Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was June 3, 2010.

3.

This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted and approved by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

4.

This Restated Certificate of Incorporation has been duly approved by the written consent of the stockholders of the Corporation in accordance with the provisions of Sections 228 and 245 of the Delaware General Corporation Law.

5.	The Restated Certificate of Incorporation of the Corporation is hereby amended, and restated in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Sumisho Air Lease Corporation.

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

STOCK

Section 4.1. Authorized Stock.

(a) The Corporation shall be authorized to issue 1,001,000 shares of capital stock of which (i) 1,000 shall be shares of common stock, $0.01 par value, which shall be designated as Class C common stock (the “Common Stock”) and (ii) 1,000,000 shall be shares of preferred stock, $0.01 par value (the “Preferred Stock”).

(b) Effective upon the effectiveness of this Certificate of Incorporation under the DGCL, each share of common stock outstanding immediately prior hereto shall be reclassified automatically and without further action on the part of any holder thereof or otherwise, as one share of Common Stock.

Section 4.2. No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.3. Common Stock.

(a) Voting. Except as otherwise provided by law or by the resolution or resolutions adopted by the board of directors of the Corporation (the “Board”) designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

(b) Dividends. The holders of the Common Stock shall be entitled to receive such dividends if, as and when declared from time to time by the Board.

(c) Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive, ratably in proportion to the number of shares of Common Stock held by them, all the assets of the Corporation of whatever kind available for distribution to stockholders of the Corporation, after the rights of the holders of the Preferred Stock have been satisfied.

Section 4.4. Preferred Stock. Subject to limitations prescribed by law and the provisions of this Article IV, the Board is hereby authorized to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof. The Amended and Restated Certificates of Designations of the Corporation’s Series B, Series C and Series D Preferred Stock are attached hereto as Exhibit I, Exhibit II and Exhibit III, respectively, which Exhibits form part of this Certificate of Incorporation.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) the number of shares constituting such series, including any increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series;

(b) the dividend rate on the shares of such series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(c) whether the shares of such series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(e) whether or not the shares of such series shall be redeemable or subject to repurchase, and if so, the terms and conditions of such redemption or repurchase, including the date or dates upon or after which they shall be redeemable or subject to repurchase, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase rates;

(f) whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund;

(g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

(h) any other relative rights, preferences and limitations of such series.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1. Number. Except as otherwise provided for, or fixed pursuant to Section 5.2(c) or the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock to elect additional directors in certain circumstances, the Board shall consist of such number of directors as fixed from time to time pursuant to the Bylaws of the Corporation.

Section 5.2. Vacancies; Removal.

(a) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director so chosen shall hold office until the next election of directors and until his successor shall be elected and qualified, subject to his earlier death, disqualification, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(b) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, unless otherwise restricted by law, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the voting power of all issued and outstanding stock entitled to vote at an election of directors.

(c) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.3. Powers. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board.

Section 5.4. Election.

(a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

(b) Notice. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VI

STOCKHOLDER ACTION

Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders holding a majority in voting interest in lieu of a meeting of stockholders.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, a special meeting of the stockholders of the Corporation may be called at any time by the majority of the Board. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE VIII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE IX

AMENDMENT

Section 9.1. Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided, however, that in addition to any requirements of law and any other provision of this Certificate of Incorporation, and subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the affirmative vote of the holders of a majority in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of this Certificate of Incorporation.

Section 9.2. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Bylaws of the Corporation may be adopted, amended or repealed by action of a majority of the Board. In addition to any requirements of law and any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the affirmative vote of the holders of a majority in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal, or adopt any provision inconsistent with, any Bylaw of the Corporation.

ARTICLE X

LIABILITY OF DIRECTORS AND INDEMNIFICATION

Section 10.1. No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 10.2. Amendment or Repeal. Any amendment, alteration or repeal of this Article X that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 10.3. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature, by reason of the fact that he or she is or was a director of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss actually and reasonably incurred by such indemnitee in connection therewith.

Section 10.4. Non-Exclusivity of Rights. The rights to indemnification conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or directors, provisions of the Bylaws of the Corporation, this Certificate of Incorporation or otherwise.

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IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Incorporation to be signed by [ ], its [ ].

Dated: [ ]

SUMISHO AIR LEASE CORPORATION

By:
Name: [ ]
Title: [ ]

[Signature Page to Certificate of Incorporation (Surviving Corporation)]

EXHIBIT I TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

OF

4.650% FIXED-RATE RESET

NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

OF

SUMISHO AIR LEASE CORPORATION

Pursuant to Section 151 of the

Delaware General Corporation Law

Sumisho Air Lease Corporation (formerly Air Lease Corporation), a Delaware corporation (the “Corporation”), hereby certifies that:

In accordance with the resolutions of the Board of Directors of the Corporation (the “Board of Directors”) adopted in an action by unanimous written consent dated [●], [●], the Certificate of Designations for the Series B Preferred Stock (as defined below) is hereby amended and restated as follows:

Section 1. Designation. The distinctive serial designation of such series is “4.650% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B” (“Series B Preferred Stock”). Each share of the Series B Preferred Stock shall be identical in all respects to every other share of the Series B Preferred Stock, except that shares of the Series B Preferred Stock issued after March 2, 2021 (the “Original Issue Date”) shall accrue dividends from the later of the Original Issue Date and the Dividend Payment Date (as defined herein), if any, immediately prior to the original issue date of such additional shares.

Section 2. Number of Authorized Shares. The number of authorized shares of the Series B Preferred Stock shall initially be 300,000; provided, however, that any additional shares of the Series B Preferred Stock must be deemed to form a single series with the Series B Preferred Stock issued pursuant to this Certificate of Designations. The number of authorized shares of the Series B Preferred Stock may from time to time be increased (but not in excess of the then authorized total number of shares of preferred stock, less all shares of any other series of preferred stock authorized at the time of such increase) or decreased (but not below the number of shares of the Series B Preferred Stock then outstanding) by resolution of the Board of Directors (or a duly authorized committee of the Board of Directors), without the vote or consent of the holders of the Series B Preferred Stock. Shares of the Series B Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of the Series B Preferred Stock.

Section 3. Definitions. As used herein with respect to the Series B Preferred Stock:

(a) “accrual” (or similar terms) used with respect to a dividend or Dividend Period refers only to the determination of the amount of such dividend and does not imply that any right to a dividend in any Dividend Period that arises prior to the date on which such dividend is declared.

(b) “Adjustments” has the meaning set forth in in the definition of “Five-year U.S. Treasury Rate.”

(c) “Amended and Restated Bylaws” means the fifth amended and restated bylaws of the Corporation, as it may be amended from time to time.

(d) “Board of Directors” has the meaning set forth in the Preamble.

(e) “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

(f) “Calculation Agent” means, at any time, the Corporation, an entity affiliated with the Corporation, or the person or entity appointed by the Corporation pursuant to a calculation agent agreement between the Corporation and a calculation agent and serving as such agent with respect to the Series B Preferred Stock at such time (including any successor to such person or entity). Deutsche Bank Trust Company Americas will be the calculation agent for the Series B Preferred Stock as of the Original Issue Date.

(g) “Certificate of Designations” means this Certificate of Designations relating to the Series B Preferred Stock, as it may be amended or supplemented from time to time.

(h) “Certificate of Incorporation” means the certificate of incorporation of the Corporation, as amended and restated on the date hereof and as it may be further amended from time to time and shall include this Certificate of Designations.

(i) “Common Stock” means the Class C common stock, par value $0.01 per share, of the Corporation.

(j) “Corporation” has the meaning set forth in the Preamble.

(k) “Current Methodology” has the meaning set forth in the definition of “Rating Agency Event.”

(l) “Dividend Parity Stock” means any class or series of capital stock of the Corporation that ranks on a parity with the Series B Preferred Stock as to the payment of dividends (whether such dividends are cumulative or non-cumulative), including the Series C Preferred Stock and the Series D Preferred Stock.

(m) “Dividend Payment Date” has the meaning set forth in Section 4(a).

(n) “Dividend Period” means each period from and including a Dividend Payment Date (except that the initial Dividend Period shall commence on and include the Original Issue Date of the Series B Preferred Stock) and continuing to, but excluding, the next succeeding Dividend Payment Date.

(o) “DTC” means The Depository Trust Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable: (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recently published H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination; or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination.

If the Corporation, in its sole discretion, determines that the Five-year U.S. Treasury Rate cannot be determined in the manner applicable for such rate (which, as of the Original Issue Date, is pursuant to the methods described in clauses (i) or (ii) above) (a “Rate Substitution Event”), the Corporation may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the Series B Preferred Stock or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the Original Issue Date, is the initial base rate). If the Designee determines that there is such an industry-accepted successor rate, then the “Five-year U.S. Treasury Rate” shall be such successor rate and, in that case, the Designee may adjust the spread and may determine and adjust the business day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate (which, as of the Original Issue Date, is the initial base rate) in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate (the “Adjustments”). If the Corporation, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to then-applicable base rate, then the “Five-year U.S. Treasury Rate” will be the same interest rate (i.e., the same Five-year U.S. Treasury Rate) determined for the prior Reset Dividend Determination Date or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, 0.574%.

(r) “First Reset Date” means June 15, 2026.

(s) “H.15 Daily Update” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve Bank of New York.

(t) “Junior Stock” means the Common Stock and any other class or series of capital stock of the Corporation that ranks junior to the Series B Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(u) “Liquidation Preference” has the meaning set forth in Section 5.

(v) “Liquidation Preference Junior Stock” means any class or series of stock of the Corporation that ranks junior to the Series B Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(w) “Liquidation Preference Parity Stock” means any class or series of capital stock of the Corporation that ranks on a parity with the Series B Preferred Stock in the distribution of assets on the liquidation, dissolution or winding up of the Corporation, including the Series C Preferred Stock and the Series D Preferred Stock.

(x) “Nonpayment” has the meaning set forth in Section 7(b).

(y) “Original Issue Date” has the meaning set forth in Section 1.

(z) “Preferred Stock Directors” has the meaning set forth in Section 7(b).

(aa) “Rate Substitution Event” has the meaning set forth in in the definition of “Five-year U.S. Treasury Rate.”

(bb) “Rating Agency Event” means that any “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for the Corporation amends, clarifies or changes the methodology or criteria that it employed for purposes of assigning equity credit to securities such as the Series B Preferred Stock on the Original Issue Date of the Series B Preferred Stock (the “Current Methodology”), which amendment, clarification or change either (i) shortens the period of time during which equity credit pertaining to the Series B Preferred Stock would have been in effect had the Current Methodology not been changed or (ii) reduces the amount of equity credit assigned to the Series B Preferred Stock as compared with the amount of equity credit that such rating agency had assigned to the Series B Preferred Stock as of the Original Issue Date.

(cc) “Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, including the First Reset Date, which will not be adjusted for Business Days.

(dd) “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period.

(ee) “Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

(ff) “Senior Stock” means any other class or series of the Corporation’s capital stock ranking senior to the Series B Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(gg) “Series B Preferred Stock” has the meaning set forth in Section 1.

(hh) “Series C Preferred Stock” means the Corporation’s 4.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C.

(ii) “Series D Preferred Stock” means the Corporation’s 6.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D.

(jj) “Stated Amount” means, in respect of the Series B Preferred Stock, $1,000.00 per share, and, in respect of any other series of capital stock, the stated amount per share specified in the Certificate of Incorporation or applicable certificate of designations (including, in the case of any series that does not use the words “stated amount,” the specified amount of any preference upon the voluntary or involuntary liquidation, dissolution or winding up, without regard to any unpaid dividends that may also be included in the liquidation preference with respect to such shares).

(kk) “Transfer Agent” means the transfer agent with respect to the Series B Preferred Stock, which shall be American Stock Transfer & Trust Company, LLC as of the Original Issue Date, and its successor, including any successor transfer agent appointed by the Corporation.

(ll) “Voting Preferred Stock” means any other class or series of preferred stock of the Corporation ranking equally with the Series B Preferred Stock, including the Series C Preferred Stock and the Series C Preferred Stock, as to dividends (whether cumulative or non-cumulative) and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation and upon which like voting rights to the Series B Preferred Stock have been conferred and are exercisable. Whether a plurality, majority or other portion of the shares of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the Liquidation Preference of the shares voted.

Section 4. Dividends.

(a) Rate. Holders of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors), only out of funds legally available therefor, non-cumulative cash dividends for each Dividend Period payable on the Stated Amount per share of the Series B Preferred Stock at a rate per annum equal to (i) 4.650% from the Original Issue Date to, but excluding, the First Reset Date and (ii) the Five-year U.S. Treasury Rate applicable to such Reset Period plus 4.076%, from and including the First Reset Date, in each of cases (i) and (ii), payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2021.

Each date on which dividends are payable pursuant to this Section 4, subject to adjustment as provided below, is a “Dividend Payment Date”, and dividends for each Dividend Payment Date are payable with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, in each case to holders of record on the 15th calendar day before such Dividend Payment Date or such other record date not more than 30 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors (or a duly authorized committee of the Board of Directors) in advance of payment of each particular dividend.

(b) Business Day Convention. If any Dividend Payment Date is not a Business Day, then such date will nevertheless be a Dividend Payment Date, but dividends on the Series B Preferred Stock, when, as and if declared, will be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of the Series B Preferred Stock).

(c) Dividend Computation. The amount of the dividend per share of the Series B Preferred Stock for each Dividend Period (or portion thereof) will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The applicable dividend rate for each Dividend Period during a Reset Period will be determined by the Calculation Agent, as of the applicable Reset Dividend Determination Date for such Reset Period. On each Reset Dividend Determination Date, the Calculation Agent will notify the Corporation of the dividend rate for each Dividend Period during the applicable Reset Period. The Calculation Agent’s determination of any dividend rate and its calculation of the amount of dividends for any Dividend Period, and a record maintained by the Corporation of any Rate Substitution Event and any Adjustments, will be on file at the Corporation’s principal offices, will be made available to any holder of the Series B Preferred Stock upon request and will be final and binding in the absence of manifest error.

(d) Dividends Non-cumulative. Dividends on shares of the Series B Preferred Stock are not cumulative and are not mandatory. If the Board of Directors (or a duly authorized committee of the Board of Directors) does not declare a dividend on the Series B Preferred Stock in respect of a Dividend Period, then holders of the Series B Preferred Stock shall not be entitled to receive any dividends, and the Corporation will have no obligation to pay any dividend for that Dividend Period, whether or not dividends on the Series B Preferred Stock or any other series of the Corporation’s preferred stock or Common Stock are declared for any future dividend period. No interest or sum of money in lieu of interest or dividends will be payable in respect of any dividend not declared by the Board of Directors (or a duly authorized committee of the Board of Directors). Holders of the Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series B Preferred Stock as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(e) Priority of Dividends and Redemption and Repurchase of Junior Stock and Dividend Parity Stock. So long as any share of the Series B Preferred Stock remains outstanding, unless dividends on all outstanding shares of the Series B Preferred Stock for the most recently completed Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, (i) no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any Junior Stock, (ii) no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, and (iii) no shares of Dividend Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than, in each case:

(i) repurchases, redemptions or other acquisitions of shares of Junior Stock as a result of (x) a reclassification of Junior Stock for or into other Junior Stock, (y) the exchange or conversion of one or more shares of Junior Stock for or into one or more shares of Junior Stock or (z) the purchase of fractional interests in shares of Junior Stock under the conversion or exchange provisions of Junior Stock or the security being converted or exchanged;

(ii) repurchases, redemptions or other acquisitions of shares of Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock;

(iii) repurchases, redemptions or other acquisitions of shares of Junior Stock in connection with (x) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (y) a dividend reinvestment or stockholder stock purchase plan;

(iv) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan;

(v) any dividend paid on Junior Stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or is other Junior Stock;

(vi) any pro rata purchase or pro rata exchange of all or a pro rata portion of the Series B Preferred Stock and any Dividend Parity Stock pursuant to an offer made on the same terms to holders of all shares of the Series B Preferred Stock and to holders of all shares of any Dividend Parity Stock;

(vii) repurchases, redemptions or other acquisitions of shares of Dividend Parity Stock as a result of (x) a reclassification of Dividend Parity Stock for or into other Dividend Parity Stock or Junior Stock, (y) the exchange or conversion of one or more shares of Dividend Parity Stock for or into one or more shares of other Dividend Parity Stock or Junior Stock or (z) the purchase of fractional interests in shares of Dividend Parity Stock under the conversion or exchange provisions of Dividend Parity Stock or the security being converted or exchanged;

(viii) repurchases, redemptions or other acquisitions of shares of Dividend Parity Stock through the use of the proceeds of a substantially contemporaneous sale of other shares of Dividend Parity Stock or Junior Stock; or

(ix) purchases of shares of the Corporation’s Common Stock pursuant to a contractually binding stock repurchase plan existing prior to the preceding Dividend Period.

If the Board of Directors (or a duly authorized committee of the Board of Directors) elects to declare only partial instead of full dividends for a Dividend Payment Date and related Dividend Period on the shares of the Series B Preferred Stock or any Dividend Parity Stock (which terms include, in the case of the Series B Preferred Stock, the Dividend Payment Dates and Dividend Periods provided for herein), then, to the extent permitted by the terms of the Series B Preferred Stock and each outstanding series of Dividend Parity Stock, such partial dividends shall be declared on shares of the Series B Preferred Stock and Dividend Parity Stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any Dividend Parity Stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such Dividend Parity Stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series B Preferred Stock or any series of Dividend Parity Stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph the Board of Directors (or a duly authorized committee of the Board of Directors) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any Dividend Parity Stock and Dividend Period(s) with respect to the Series B Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series B Preferred Stock.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on any Common Stock or other Junior Stock from time to time out of any funds legally available therefor, and the shares of the Series B Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Liquidation Preference Junior Stock, holders of the Series B Preferred Stock will be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders (i.e., after satisfaction of all of the Corporation’s liabilities to creditors, if any) an amount equal to the Stated Amount, plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends (the “Liquidation Preference”).

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidation Preference in full to all holders of the Series B Preferred Stock and all holders of any Liquidation Preference Parity Stock, the amounts paid to the holders of the Series B Preferred Stock and to the holders of all Liquidation Preference Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preferences of the Series B Preferred Stock and all such Liquidation Preference Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation other than the Series B Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a non-cumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of the Series B Preferred Stock and all holders of any Liquidation Preference Parity Stock, the holders of Liquidation Preference Junior Stock will be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger, consolidation or other business combination of the Corporation with or into any other corporation, including a transaction in which the holders of the Series B Preferred Stock receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Series B Preferred Stock is perpetual and has no maturity date. The Corporation may, at its option, redeem the shares of the Series B Preferred Stock (i) in whole or in part, from time to time, on any Dividend Payment Date on or after the First Reset Date for cash at a redemption price of the Stated Amount per share or (ii) in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Rating Agency Event, or, if no review or appeal process is available or sought with respect to such Rating Agency Event, at any time within 120 days after the occurrence of such Rating Agency Event, at a redemption price in cash equal to $1,020.00 per share, in each of cases (i) and (ii), plus any declared and unpaid dividends to, but excluding, the date fixed for redemption (the “redemption date”), without accumulation of any undeclared dividends. The redemption price for any shares of the Series B Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of the Series B Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable Dividend Payment Date as provided in Section 4 above. On and after the redemption date, dividends will cease to accrue on shares of the Series B Preferred Stock, and such shares of the Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, without regard to any undeclared dividends, on such shares to, but excluding, the redemption date.

(b) No Sinking Fund. The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of the Series B Preferred Stock have no right to require redemption of any shares of the Series B Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of the Series B Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 10 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of the Series B Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series B Preferred Stock. Notwithstanding the foregoing, if the shares of the Series B Preferred Stock are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of the Series B Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of the Series B Preferred Stock to be redeemed and, if less than all shares of the Series B Preferred Stock held by the holder are to be redeemed, the number of shares of the Series B Preferred Stock to be redeemed from such holder or the method for determining such number; (3) the redemption price; (4) if the Series B Preferred Stock is evidenced by definitive certificates, the place or places where certificates for such shares of the Series B Preferred Stock are to be surrendered for payment of the redemption price; and (5) that dividends on such shares will cease to accrue on and after the redemption date.

(d) Partial Redemption. In case of any redemption of only part of the shares of the Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either on a pro rata basis (as nearly as practicable without creating fractional shares) or by lot or in such other manner as the Board of Directors (or a duly authorized committee of the Board of Directors) may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors (or a duly authorized committee of the Board of Directors) shall have full power and authority to prescribe the terms and conditions on which shares of the Series B Preferred Stock shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series B Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given, and if on or before the redemption date specified in the notice, all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available for that purpose, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of the Series B Preferred Stock are issued in certificated form, dividends shall cease to accrue on and after the redemption date for all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights of the holders with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption date, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Corporation’s other funds, and after that time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7. Voting Rights.

(a) General. The holders of the Series B Preferred Stock have no voting rights as holders of the Series B Preferred Stock except as set forth below or as otherwise required by law.

(b) Right to Elect Two Directors on Nonpayment of Dividends. Whenever dividends on any shares of the Series B Preferred Stock, or any other Voting Preferred Stock, shall have not been declared and paid for six full quarterly Dividend Payments, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of Voting Preferred Stock then outstanding, will be entitled to vote for the election of a total of two additional members of the Board of Directors (the “Preferred Stock Directors”), provided that the election of any such directors shall not cause the Corporation to violate the then-applicable corporate governance requirements of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board of Directors shall at no time include more than two Preferred Stock Directors. In that event, the number of directors on the Board of Directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series B Preferred Stock or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of the Series B Preferred Stock or other Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 9 below, or as may otherwise be required by law.

If and when dividends for at least four consecutive quarterly Dividend Periods following a Nonpayment have been paid in full on the Series B Preferred Stock and any other class or series of Voting Preferred Stock, the holders of the Series B Preferred Stock and all other holders of Voting Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment), the term of office of each Preferred Stock Director so elected shall automatically terminate and the number of directors on the Board of Directors shall automatically decrease by two. In determining whether dividends have been paid for the equivalent of at least four consecutive quarterly Dividend Periods following a Nonpayment, the Corporation may take account of any dividend it elects to pay for any Dividend Period after the regular Dividend Payment Date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series B Preferred Stock together with all series of Voting Preferred Stock then outstanding (voting together as a single class) to the extent such holders have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series B Preferred Stock and all Voting Preferred Stock when they have the voting rights described above (voting together as a single class); provided that the filling of any such vacancy shall not cause the Corporation to violate the then-applicable corporate governance requirement of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series B Preferred Stock or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(c) Other Voting Rights. So long as any shares of the Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock at the time outstanding, voting together as a single class with any other series of preferred stock entitled to vote thereon, to the exclusion of all other series of preferred stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

(i) Amendment of Certificate of Incorporation or Certificate of Designations. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations that would materially and adversely alter or change the voting powers, preferences or special rights of the Series B Preferred Stock, taken as a whole; provided, however, that the amendment of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any class or series of capital stock that does not rank senior to the Series B Preferred Stock in either the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets on liquidation, dissolution or winding up of the Corporation shall not be deemed to materially or adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock;

(ii) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Series B Preferred

Stock or (y) a merger or consolidation of the Corporation with another entity (whether or not a corporation), unless in each case (A) the shares of the Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, the shares of the Series B Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series B Preferred Stock, taken as a whole, immediately prior to such consummation.

“capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the Series B Preferred Stock.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect the rights, preferences, privileges and voting powers, and restrictions and limitations, taken as a whole, of one or more but not all series of Voting Preferred Stock (including the Series B Preferred Stock for this purpose), then only the series so affected and entitled to vote shall vote, together as a class, to the exclusion of all other series of preferred stock. If all series of preferred stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, then only a two-thirds approval of each such series that is materially and adversely affected shall be required.

(d) Changes Permitted without Consent. Without the consent of the holders of the Series B Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series B Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations for the Series B Preferred Stock that may be defective or inconsistent, so long as such action does not materially and adversely affect the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole;

(ii) to conform this Certificate of Designations to the description of the Series B Preferred Stock set forth in the Corporation’s final prospectus supplement related to the Series B Preferred Stock, dated February 23, 2021; or

(iii) to make any provision with respect to matters or questions arising with respect to the Series B Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(e) Changes after Provision for Redemption. No vote or consent of the holders of the Series B Preferred Stock will be required pursuant to Section 7(b) or (c) above if, at or prior to the time when the act with respect to which any such vote or consent would otherwise be required pursuant to such Sections, all outstanding shares of the Series B Preferred Stock shall have been redeemed, or shall have been called for redemption on proper notice and sufficient funds shall have been set aside by or on behalf of the Corporation for the benefit of the holders of the Series B Preferred Stock to effect such redemption, in each case pursuant to Section 6 above, unless in the case of a vote or consent required pursuant to clause (ii) of Section 7(c) above if all outstanding shares of the Series B Preferred Stock are being redeemed with the proceeds from the sale of the stock to be authorized.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of the Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors (or a duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Amended and Restated Bylaws, applicable law and any national securities exchange or other trading facility on which the Series B Preferred Stock may be listed or traded at the time.

In any matter in which the Series B Preferred Stock may vote (as expressly provided in this Certificate of Designations), each share of the Series B Preferred Stock shall be entitled to one vote per $1,000.00 of Liquidation Preference. If the Series B Preferred Stock and any other Liquidation Preference Parity Stock is entitled to vote together as a single class on any matter, the holders of each will vote in proportion to their respective Liquidation Preferences.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the record holder of any share of the Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of the Series B Preferred Stock will be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Amended and Restated Bylaws or by applicable law.

Section 10. Other Rights. The shares of the Series B Preferred Stock do not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Corporation. The holders of the Series B Preferred Stock shall not have any preemptive rights or conversion rights.

Section 11. Certificates. The Corporation may at its option issue shares of the Series B Preferred Stock without certificates. If DTC or its nominee is the registered owner of the Series B Preferred Stock, the following provisions of this Section 11 shall apply. If and as long as DTC or its nominee is the registered owner of the Series B Preferred Stock, DTC or its nominee, as the case may be, shall be considered the sole owner and holder of all such shares of the Series B Preferred Stock of which DTC or its nominee is the registered owner for all purposes under the instruments governing the rights and obligations of holders of shares of the Series B Preferred Stock. If DTC discontinues providing its services as securities depositary with respect to the shares of the Series B Preferred Stock, or if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within 90 days, the Corporation shall either print and deliver certificates for the shares of the Series B Preferred Stock or provide for the direct registration of the Series B Preferred Stock with the Transfer Agent. If the Corporation decides to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary), the Corporation shall print certificates for the shares of the Series B Preferred Stock and deliver such certificates to DTC or shall provide for the direct registration of the Series B Preferred Stock with the

Transfer Agent. Except in the limited circumstances referred to above, owners of beneficial interests in the Series B Preferred Stock of which DTC or its nominee is the registered owner:

a)	shall not be entitled to have such Series B Preferred Stock registered in their names;

b)	shall not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the Series B Preferred Stock; and

c)

shall not be considered to be owners or holders of the shares of the Series B Preferred Stock for any purpose under the instruments governing the rights and obligations of holders of shares of the Series B Preferred Stock.

Section 12. Restatement of Certificate. On any restatement of the Certificate of Incorporation of the Corporation, Section 1 through Section 11 of this Certificate of Designations shall be included in the Certificate of Incorporation under the heading “4.650% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B” and this Section 12 may be omitted. If the Board of Directors so determines, the numbering of Section 1 through Section 11 may be changed for convenience of reference or for any other proper purpose.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by [●], its [●], this [●] day of [●].

SUMISHO AIR LEASE CORPORATION

By:
Name:	[●]
Title:	[●]

[Signature Page to Amended and Restated Series B Certificate of Designations]

EXHIBIT II TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

OF

4.125% FIXED-RATE RESET

NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES C

OF

SUMISHO AIR LEASE CORPORATION

Pursuant to Section 151 of the

Delaware General Corporation Law

Sumisho Air Lease Corporation (formerly Air Lease Corporation), a Delaware corporation (the “Corporation”), hereby certifies that:

In accordance with the resolutions of the Board of Directors of the Corporation (the “Board of Directors”) adopted in an action by unanimous written consent dated [●], [●], the Certificate of Designations for the Series C Preferred Stock (as defined below) is hereby amended and restated as follows:

Section 1. Designation. The distinctive serial designation of such series is “4.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C” (“Series C Preferred Stock”). Each share of the Series C Preferred Stock shall be identical in all respects to every other share of the Series C Preferred Stock, except that shares of the Series C Preferred Stock issued after October 13, 2021 (the “Original Issue Date”) shall accrue dividends from the later of the Original Issue Date and the Dividend Payment Date (as defined herein), if any, immediately prior to the original issue date of such additional shares.

Section 2. Number of Authorized Shares. The number of authorized shares of the Series C Preferred Stock shall initially be 300,000; provided, however, that any additional shares of the Series C Preferred Stock shall be deemed to form a single series with the Series C Preferred Stock issued pursuant to this Certificate of Designations. The number of authorized shares of the Series C Preferred Stock may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock, less all shares of any other series of preferred stock authorized at the time of such increase) or decreased (but not below the number of shares of the Series C Preferred Stock then outstanding) by resolution of the Board of Directors (or a duly authorized committee of the Board of Directors), without the vote or consent of the holders of the Series C Preferred Stock. Shares of the Series C Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of the Series C Preferred Stock.

Section 3. Definitions. As used herein with respect to the Series C Preferred Stock:

(a) “accrual” (or similar terms) used with respect to a dividend or Dividend Period refers only to the determination of the amount of such dividend and does not imply that any right to a dividend in any Dividend Period that arises prior to the date on which such dividend is declared.

(b) “Adjustments” has the meaning set forth in in the definition of “Five-year U.S. Treasury Rate.”

(c) “Amended and Restated Bylaws” means the fifth amended and restated bylaws of the Corporation, as it may be amended from time to time.

(d) “Board of Directors” has the meaning set forth in the Preamble.

(e) “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

(f) “Calculation Agent” means, at any time, the Corporation, an entity affiliated with the Corporation, or the person or entity appointed by the Corporation pursuant to a calculation agent agreement between the Corporation and a calculation agent and serving as such agent with respect to the Series C Preferred Stock at such time (including any successor to such person or entity). Deutsche Bank Trust Company Americas will be the calculation agent for the Series C Preferred Stock as of the Original Issue Date.

(g) “Certificate of Designations” means this Certificate of Designations relating to the Series C Preferred Stock, as it may be amended or supplemented from time to time.

(h) “Certificate of Incorporation” means the certificate of incorporation of the Corporation, as amended and restated on the date hereof and as it may be further amended from time to time, and shall include this Certificate of Designations.

(i) “Common Stock” means the Class C common stock, par value $0.01 per share, of the Corporation.

(j) “Corporation” has the meaning set forth in the Preamble.

(k) “Current Methodology” has the meaning set forth in the definition of “Rating Agency Event.”

(l) “Dividend Parity Stock” means any class or series of capital stock of the Corporation that ranks on a parity with the Series C Preferred Stock as to the payment of dividends (whether such dividends are cumulative or non-cumulative). As of the date of this Certificate of Designations, Dividend Parity Stock includes the Series B Preferred Stock and the Series D Preferred Stock.

(m) “Dividend Payment Date” has the meaning set forth in Section 4(a).

(n) “Dividend Period” means each period from and including a Dividend Payment Date (except that the initial Dividend Period shall commence on and include the Original Issue Date of the Series C Preferred Stock) and continuing to, but excluding, the next succeeding Dividend Payment Date.

(o) “DTC” means The Depository Trust Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable: (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recently published H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination; or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination.

If the Corporation, in its sole discretion, determines that the Five-year U.S. Treasury Rate cannot be determined in the manner applicable for such rate (which, as of the Original Issue Date, is pursuant to the methods described in clauses (i) or (ii) above) (a “Rate Substitution Event”), the Corporation may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the Series C Preferred Stock or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the Original Issue Date, is the initial base rate). If the Designee determines that there is such an industry-accepted successor rate, then the “Five-year U.S. Treasury Rate” shall be such successor rate and, in that case, the Designee may adjust the spread and may determine and adjust the business day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate (which, as of the Original Issue Date, is the initial base rate) in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate (the “Adjustments”). If the Corporation, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to then-applicable base rate, then the “Five-year U.S. Treasury Rate” will be the same interest rate (i.e., the same Five-year U.S. Treasury Rate) determined for the prior Reset Dividend Determination Date or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, 0.976%.

(r) “First Reset Date” means December 15, 2026.

(s) “H.15 Daily Update” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve Bank of New York.

(t) “Junior Stock” means the Common Stock and any other class or series of capital stock of the Corporation that ranks junior to the Series C Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(u) “Liquidation Preference” has the meaning set forth in Section 5.

(v) “Liquidation Preference Junior Stock” means any class or series of stock of the Corporation that ranks junior to the Series C Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(w) “Liquidation Preference Parity Stock” means any class or series of capital stock of the Corporation that ranks on a parity with the Series C Preferred Stock in the distribution of assets on the liquidation, dissolution or winding up of the Corporation. As of the date of this Certificate of Designations, Liquidation Preference Parity Stock includes and the Series B Preferred Stock and the Series D Preferred Stock.

(x) “Nonpayment” has the meaning set forth in Section 7(b).

(y) “Original Issue Date” has the meaning set forth in Section 1.

(z) “Preferred Stock Directors” has the meaning set forth in Section 7(b).

(aa) “Rate Substitution Event” has the meaning set forth in in the definition of “Five-year U.S. Treasury Rate.”

(bb) “Rating Agency Event” means that any “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for the Corporation amends, clarifies or changes the methodology or criteria that it employed for purposes of assigning equity credit to securities such as the Series C Preferred Stock on the Original Issue Date of the Series C Preferred Stock (the “Current Methodology”), which amendment, clarification or change either (i) shortens the period of time during which equity credit pertaining to the Series C Preferred Stock would have been in effect had the Current Methodology not been changed or (ii) reduces the amount of equity credit assigned to the Series C Preferred Stock as compared with the amount of equity credit that such rating agency had assigned to the Series C Preferred Stock as of the Original Issue Date.

(cc) “Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, including the First Reset Date, which will not be adjusted for Business Days.

(dd) “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period.

(ee) “Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

(ff) “Senior Stock” means any other class or series of the Corporation’s capital stock ranking senior to the Series C Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(gg) “Series B Preferred Stock” means the Corporation’s 4.650% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B.

(hh) “Series C Preferred Stock” has the meaning set forth in Section 1.

(ii) “Series D Preferred Stock” means the Corporation’s 6.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D.

(jj) “Stated Amount” means, in respect of the Series C Preferred Stock, $1,000.00 per share, and, in respect of any other series of capital stock, the stated amount per share specified in the Certificate of Incorporation or applicable certificate of designations (including, in the case of any series that does not use the words “stated amount,” the specified amount of any preference upon the voluntary or involuntary liquidation, dissolution or winding up, without regard to any unpaid dividends that may also be included in the liquidation preference with respect to such shares).

(kk) “Transfer Agent” means the transfer agent with respect to the Series C Preferred Stock, which shall be American Stock Transfer & Trust Company, LLC as of the Original Issue Date, and its successor, including any successor transfer agent appointed by the Corporation.

(ll) “Voting Preferred Stock” means any other class or series of preferred stock of the Corporation ranking equally with the Series C Preferred Stock as to dividends (whether cumulative or non-cumulative) and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation and upon which like voting rights to the Series C Preferred Stock have been conferred and are exercisable. As of the date of this Certificate of Designations, Voting Preferred Stock includes the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock. Whether a plurality, majority or other portion of the shares of the Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the Liquidation Preference of the shares voted.

Section 4. Dividends.

(a) Rate. Holders of the Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors), only out of funds legally available therefor, non-cumulative cash dividends for each Dividend Period payable on the Stated Amount per share of the Series C Preferred Stock at a rate per annum equal to (i) 4.125% from the Original Issue Date to, but excluding, the First Reset Date and (ii) the Five-year U.S. Treasury Rate applicable to such Reset Period plus 3.149%, from and including the First Reset Date, in each of cases (i) and (ii), payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2021.

Each date on which dividends are payable pursuant to this Section 4, subject to adjustment as provided below, is a “Dividend Payment Date”, and dividends for each Dividend Payment Date are payable with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, in each case to holders of record on the 15th calendar day before such Dividend Payment Date or such other record date not more than 30 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors (or a duly authorized committee of the Board of Directors) in advance of payment of each particular dividend.

(b) Business Day Convention. If any Dividend Payment Date is not a Business Day, then such date will nevertheless be a Dividend Payment Date, but dividends on the Series C Preferred Stock, when, as and if declared, will be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of the Series C Preferred Stock).

(c) Dividend Computation. The amount of the dividend per share of the Series C Preferred Stock for each Dividend Period (or portion thereof) will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The applicable dividend rate for each Dividend Period during a Reset Period will be determined by the Calculation Agent, as of the applicable Reset Dividend Determination Date for such Reset Period. On each Reset Dividend Determination Date, the Calculation Agent will notify the Corporation of the dividend rate for each Dividend Period during the applicable Reset Period. The Calculation Agent’s determination of any dividend rate and its calculation of the amount of dividends for any Dividend Period, and a record maintained by the Corporation of any Rate Substitution Event and any Adjustments, will be on file at the Corporation’s principal offices, will be made available to any holder of the Series C Preferred Stock upon request and will be final and binding in the absence of manifest error. For the avoidance of doubt, any determination by the Corporation or a Designee pursuant to the second paragraph of the definition of Five-year U.S. Treasury Rate (including, without limitation, with respect to any Rate Substitution Event or Adjustments) will not be subject to the vote or consent of the holders of the Series C Preferred Stock.

(d) Dividends Non-cumulative. Dividends on shares of the Series C Preferred Stock are not cumulative and are not mandatory. If the Board of Directors (or a duly authorized committee of the Board of Directors) does not declare a dividend on the Series C Preferred Stock in respect of a Dividend Period, then holders of the Series C Preferred Stock shall not be entitled to receive any dividends, and the Corporation will have no obligation to pay any dividend for that Dividend Period, whether or not dividends on the Series C Preferred Stock or any other series of the Corporation’s preferred stock or Common Stock are declared for any future dividend period. No interest or sum of money in lieu of interest or dividends will be payable in respect of any dividend not declared by the Board of Directors (or a duly authorized committee of the Board of Directors). Holders of the Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series C Preferred Stock as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(e) Priority of Dividends and Redemption and Repurchase of Junior Stock and Dividend Parity Stock. So long as any share of the Series C Preferred Stock remains outstanding, unless dividends on all outstanding shares of the Series C Preferred Stock for the most recently completed Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, (i) no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any Junior Stock, (ii) no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, and (iii) no shares of Dividend Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than, in each case:

(i) repurchases, redemptions or other acquisitions of shares of Junior Stock as a result of (x) a reclassification of Junior Stock for or into other Junior Stock, (y) the exchange or conversion of one or more shares of Junior Stock for or into one or more shares of Junior Stock or (z) the purchase of fractional interests in shares of Junior Stock under the conversion or exchange provisions of Junior Stock or the security being converted or exchanged;

(ii) repurchases, redemptions or other acquisitions of shares of Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock;

(iii) repurchases, redemptions or other acquisitions of shares of Junior Stock in connection with (x) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (y) a dividend reinvestment or stockholder stock purchase plan;

(iv) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan;

(v) any dividend paid on Junior Stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or is other Junior Stock;

(vi) any pro rata purchase or pro rata exchange of all or a pro rata portion of the Series C Preferred Stock and any Dividend Parity Stock pursuant to an offer made on the same terms to holders of all shares of the Series C Preferred Stock and to holders of all shares of any Dividend Parity Stock;

(vii) repurchases, redemptions or other acquisitions of shares of Dividend Parity Stock as a result of (x) a reclassification of Dividend Parity Stock for or into other Dividend Parity Stock or Junior Stock, (y) the exchange or conversion of one or more shares of Dividend Parity Stock for or into one or more shares of other Dividend Parity Stock or Junior Stock or (z) the purchase of fractional interests in shares of Dividend Parity Stock under the conversion or exchange provisions of Dividend Parity Stock or the security being converted or exchanged;

(viii) repurchases, redemptions or other acquisitions of shares of Dividend Parity Stock through the use of the proceeds of a substantially contemporaneous sale of other shares of Dividend Parity Stock or Junior Stock; or

(ix) purchases of shares of the Corporation’s Common Stock pursuant to a contractually binding stock repurchase plan existing prior to the preceding Dividend Period.

If the Board of Directors (or a duly authorized committee of the Board of Directors) elects to declare only partial instead of full dividends for a Dividend Payment Date and related Dividend Period on the shares of the Series C Preferred Stock or any Dividend Parity Stock, then, to the extent permitted by the terms of the Series C Preferred Stock and each outstanding series of Dividend Parity Stock, such partial dividends shall be declared on shares of the Series C Preferred Stock and Dividend Parity Stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any Dividend Parity Stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such Dividend Parity Stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series C Preferred Stock or any series of Dividend Parity Stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph the Board of Directors (or a duly authorized committee of the Board of Directors) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any Dividend Parity Stock and Dividend Period(s) with respect to the Series C Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series C Preferred Stock.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on any Common Stock or other Junior Stock from time to time out of any funds legally available therefor, and the shares of the Series C Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Liquidation Preference Junior Stock, holders of the Series C Preferred Stock will be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders (i.e., after satisfaction of all of the Corporation’s liabilities to creditors, if any) an amount equal to the Stated Amount, plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends (the “Liquidation Preference”).

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidation Preference in full to all holders of the Series C Preferred Stock and all holders of any Liquidation Preference Parity Stock, the amounts paid to the holders of the Series C Preferred Stock and to the holders of all Liquidation Preference Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preferences of the Series C Preferred Stock and all such Liquidation Preference Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation other than the Series C Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a non-cumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of the Series C Preferred Stock and all holders of any Liquidation Preference Parity Stock, the holders of Liquidation Preference Junior Stock will be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger, consolidation or other business combination of the Corporation with or into any other entity, including a transaction in which the holders of the Series C Preferred Stock receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Series C Preferred Stock is perpetual and has no maturity date. The Corporation may, at its option, redeem the shares of the Series C Preferred Stock (i) in whole or in part, from time to time, on any Dividend Payment Date on or after the First Reset Date for cash at a redemption price of the Stated Amount per share or (ii) in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Rating Agency Event, or, if no review or appeal process is available or sought with respect to such Rating Agency Event, at any time within 120 days after the occurrence of such Rating Agency Event, at a redemption price in cash equal to $1,020.00 per share, in each of cases (i) and (ii), plus any declared and unpaid dividends to, but excluding, the date fixed for redemption (the “redemption date”), without accumulation of any undeclared dividends. The redemption price for any shares of the Series C Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of the Series C Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable Dividend Payment Date as provided in Section 4 above. On and after the redemption date, dividends will cease to accrue on shares of the Series C Preferred Stock, and such shares of the Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, without regard to any undeclared dividends, on such shares to, but excluding, the redemption date.

(b) No Sinking Fund. The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of the Series C Preferred Stock have no right to require redemption of any shares of the Series C Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of the Series C Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 10 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of the Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series C Preferred Stock. Notwithstanding the foregoing, if the shares of the Series C Preferred Stock are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of the Series C Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of the Series C Preferred Stock to be redeemed and, if less than all shares of the Series C Preferred Stock held by the holder are to be redeemed, the number of shares of the Series C Preferred Stock to be redeemed from such holder or the method for determining such number; (3) the redemption price; (4) if the Series C Preferred Stock is evidenced by definitive certificates, the place or places where certificates for such shares of the Series C Preferred Stock are to be surrendered for payment of the redemption price; and (5) that dividends on such shares will cease to accrue on and after the redemption date.

(d) Partial Redemption. In case of any redemption of only part of the shares of the Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either on a pro rata basis (as nearly as practicable without creating fractional shares) or by lot or in such other manner as the Board of Directors (or a duly authorized committee of the Board of Directors) may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors (or a duly authorized committee of the Board of Directors) shall have full power and authority to prescribe the terms and conditions on which shares of the Series C Preferred Stock shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series C Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given, and if on or before the redemption date specified in the notice, all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available for that purpose, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of the Series C Preferred Stock are issued in certificated form, dividends shall cease to accrue on and after the redemption date for all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights of the holders with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption date, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Corporation’s other funds, and after that time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7. Voting Rights.

(a) General. The holders of the Series C Preferred Stock have no voting rights as holders of the Series C Preferred Stock except as set forth below or as otherwise required by law.

(b) Right to Elect Two Directors on Nonpayment of Dividends. Whenever dividends on any shares of the Series C Preferred Stock, or any other Voting Preferred Stock, shall have not been declared and paid for six full quarterly Dividend Payments, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of Voting Preferred Stock then outstanding, will be entitled to vote for the election of a total of two additional members of the Board of Directors (the “Preferred Stock Directors”), provided that the election of any such directors shall not cause the Corporation to violate the then-applicable corporate governance requirements of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board of Directors shall at no time include more than two Preferred Stock Directors. In that event, the number of directors on the Board of Directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series C Preferred Stock or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of the Series C Preferred Stock or other Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 9 below, or as may otherwise be required by law.

If and when dividends for at least four consecutive quarterly Dividend Periods following a Nonpayment have been paid in full on the Series C Preferred Stock and any other class or series of Voting Preferred Stock, the holders of the Series C Preferred Stock and all other holders of Voting Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment), the term of office of each Preferred Stock Director so elected shall automatically terminate and the number of directors on the Board of Directors shall automatically decrease by two. In determining whether dividends have been paid for the equivalent of at least four consecutive quarterly Dividend Periods following a Nonpayment, the Corporation may take account of any dividend it elects to pay for any Dividend Period after the regular Dividend Payment Date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series C Preferred Stock together with all series of Voting Preferred Stock then outstanding (voting together as a single class) to the extent such holders have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series C Preferred Stock and all Voting Preferred Stock when they have the voting rights described above (voting together as a single class); provided that the filling of any such vacancy shall not cause the Corporation to violate the then-applicable corporate governance requirement of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series C Preferred Stock or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(c) Other Voting Rights. So long as any shares of the Series C Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least two-thirds of the shares of the Series C Preferred Stock at the time outstanding, voting together as a single class with any other series of preferred stock entitled to vote thereon, to the exclusion of all other series of preferred stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

(i) Amendment of Certificate of Incorporation or Certificate of Designations. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations that would materially and adversely alter or change the voting powers, preferences or special rights of the Series C Preferred Stock, taken as a whole; provided, however, that the amendment of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any class or series of capital stock that does not rank senior to the Series C Preferred Stock in either the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets on liquidation, dissolution or winding up of the Corporation shall not be deemed to materially or adversely affect the voting powers, preferences or special rights of the Series C Preferred Stock;

(ii) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking senior to the Series C Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Series C Preferred

Stock or (y) a merger or consolidation of the Corporation with another entity (whether or not a corporation), unless in each case (A) the shares of the Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, the shares of the Series C Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series C Preferred Stock, taken as a whole, immediately prior to such consummation.

“capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the Series C Preferred Stock.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect the rights, preferences, privileges and voting powers, and restrictions and limitations, taken as a whole, of one or more but not all series of Voting Preferred Stock (including the Series C Preferred Stock for this purpose), then only the series so affected and entitled to vote shall vote, together as a class, to the exclusion of all other series of preferred stock. If all series of preferred stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, then only a two-thirds approval of each such series that is materially and adversely affected shall be required.

(d) Changes Permitted without Consent. Without the consent of the holders of the Series C Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series C Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations for the Series C Preferred Stock that may be defective or inconsistent, so long as such action does not materially and adversely affect the rights, preferences, privileges and voting powers of the Series C Preferred Stock, taken as a whole;

(ii) to conform this Certificate of Designations to the description of the Series C Preferred Stock set forth in the Corporation’s final prospectus supplement related to the Series C Preferred Stock, dated October 5, 2021; or

(iii) to make any provision with respect to matters or questions arising with respect to the Series C Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(e) Changes after Provision for Redemption. No vote or consent of the holders of the Series C Preferred Stock will be required pursuant to Section 7(b) or (c) above if, at or prior to the time when the act with respect to which any such vote or consent would otherwise be required pursuant to such Sections, all outstanding shares of the Series C Preferred Stock shall have been redeemed, or shall have been called for redemption on proper notice and sufficient funds shall have been set aside by or on behalf of the Corporation for the benefit of the holders of the Series C Preferred Stock to effect such redemption, in each case pursuant to Section 6 above, unless in the case of a vote or consent required pursuant to clause (ii) of Section 7(c) above if all outstanding shares of the Series C Preferred Stock are being redeemed with the proceeds from the sale of the stock to be authorized.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of the Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors (or a duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Amended and Restated Bylaws, applicable law and any national securities exchange or other trading facility on which the Series C Preferred Stock may be listed or traded at the time.

In any matter in which the Series C Preferred Stock may vote (as expressly provided in this Certificate of Designations), each share of the Series C Preferred Stock shall be entitled to one vote per $1,000.00 of Liquidation Preference. If the Series C Preferred Stock and any other Liquidation Preference Parity Stock is entitled to vote together as a single class on any matter, the holders of each will vote in proportion to their respective Liquidation Preferences.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the record holder of any share of the Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of the Series C Preferred Stock will be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Amended and Restated Bylaws or by applicable law.

Section 10. Other Rights. The shares of the Series C Preferred Stock do not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Corporation. The holders of the Series C Preferred Stock shall not have any preemptive rights or conversion rights.

Section 11. Certificates. The Corporation may at its option issue shares of the Series C Preferred Stock without certificates. If DTC or its nominee is the registered owner of the Series C Preferred Stock, the following provisions of this Section 11 shall apply. If and as long as DTC or its nominee is the registered owner of the Series C Preferred Stock, DTC or its nominee, as the case may be, shall be considered the sole owner and holder of all such shares of the Series C Preferred Stock of which DTC or its nominee is the registered owner for all purposes under the instruments governing the rights and obligations of holders of shares of the Series C Preferred Stock. If DTC discontinues providing its services as securities depositary with respect to the shares of the Series C Preferred Stock, or if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within 90 days, the Corporation shall either print and deliver certificates for the shares of the Series C Preferred Stock or provide for the direct registration of the Series C Preferred Stock with the Transfer Agent. If the Corporation decides to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary), the Corporation shall print certificates for the shares of the Series C Preferred Stock and deliver such certificates to DTC or shall provide for the direct registration of the Series C Preferred Stock with the

Transfer Agent. Except in the limited circumstances referred to above, owners of beneficial interests in the Series C Preferred Stock of which DTC or its nominee is the registered owner:

a)	shall not be entitled to have such Series C Preferred Stock registered in their names;

b)	shall not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the Series C Preferred Stock; and

c)

shall not be considered to be owners or holders of the shares of the Series C Preferred Stock for any purpose under the instruments governing the rights and obligations of holders of shares of the Series C Preferred Stock.

Section 12. Restatement of Certificate. On any restatement of the Certificate of Incorporation of the Corporation, Section 1 through Section 11 of this Certificate of Designations shall be included in the Certificate of Incorporation under the heading “4.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C” and this Section 12 may be omitted. If the Board of Directors so determines, the numbering of Section 1 through Section 11 may be changed for convenience of reference or for any other proper purpose.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by [●], its [●], this [●] day of [●].

SUMISHO AIR LEASE CORPORATION

By:
Name:	[●]
Title:	[●]

[Signature Page to Amended and Restated Series C Certificate of Designations]

EXHIBIT III TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

OF

6.000% FIXED-RATE RESET NON-CUMULATIVE PERPETUAL

PREFERRED STOCK, SERIES D

OF

SUMISHO AIR LEASE CORPORATION

Pursuant to Section 151 of the

Delaware General Corporation Law

Sumisho Air Lease Corporation (formerly Air Lease Corporation), a Delaware corporation (the “Corporation”), hereby certifies that:

In accordance with the resolutions of the Board of Directors of the Corporation (the “Board of Directors”) adopted in an action by unanimous written consent dated [●], [●], the Certificate of Designations for the Series D Preferred Stock (as defined below) is hereby amended and restated as follows:

Section 1. Designation. The distinctive serial designation of such series is “6.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D” (“Series D Preferred Stock”). Each share of the Series D Preferred Stock shall be identical in all respects to every other share of the Series D Preferred Stock, except that shares of the Series D Preferred Stock issued after September 24, 2024 (the “Original Issue Date”) shall accrue dividends from the later of the Original Issue Date and the Dividend Payment Date (as defined herein), if any, immediately prior to the original issue date of such additional shares.

Section 2. Number of Authorized Shares. The number of authorized shares of the Series D Preferred Stock shall initially be 300,000; provided, however, that any additional shares of the Series D Preferred Stock shall be deemed to form a single series with the Series D Preferred Stock issued pursuant to this Certificate of Designations; provided further, that any additional shares of the Series D Preferred Stock will be issued with a separate CUSIP number unless they are fungible for U.S. federal income tax purposes with the 300,000 shares of the Series D Preferred Stock that were initially offered and issued by the Corporation. The number of authorized shares of the Series D Preferred Stock may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock, less all shares of any other series of preferred stock authorized at the time of such increase) or decreased (but not below the number of shares of the Series D Preferred Stock then outstanding) by resolution of the Board of Directors (or a duly authorized committee of the Board of Directors), without the vote or consent of the holders of the Series D Preferred Stock. Shares of the Series D Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of the Series D Preferred Stock.

Section 3. Definitions. As used herein with respect to the Series D Preferred Stock:

(a) “accrual” (or similar terms) used with respect to a dividend or Dividend Period refers only to the determination of the amount of such dividend and does not imply that any right to a dividend in any Dividend Period that arises prior to the date on which such dividend is declared.

(b) “Adjustments” has the meaning set forth in the definition of “Five-year U.S. Treasury Rate.”

(c) “Amended and Restated Bylaws” means the fifth amended and restated bylaws of the Corporation, as may be amended from time to time.

(d) “Board of Directors” has the meaning set forth in the Preamble.

(e) “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

(f) “Calculation Agent” means, at any time, the Corporation, an entity affiliated with the Corporation, or the person or entity appointed by the Corporation pursuant to a calculation agent agreement between the Corporation and a calculation agent and serving as such agent with respect to the Series D Preferred Stock at such time (including any successor to such person or entity). Deutsche Bank Trust Company Americas will be the calculation agent for the Series D Preferred Stock as of the Original Issue Date.

(g) “Capital Stock” means all capital stock of the Corporation authorized to be issued from time to time under the Certificate of Incorporation, but does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the Series D Preferred Stock.

(h) “Certificate of Designations” means this Certificate of Designations relating to the Series D Preferred Stock, as it may be amended or supplemented from time to time.

(i) “Certificate of Incorporation” means the certificate of incorporation of the Corporation, as amended and restated on the date hereof and as it may be further amended from time to time and shall include this Certificate of Designations.

(j) “Common Stock” means the Class C common stock, par value $0.01 per share, of the Corporation.

(k) “Corporation” has the meaning set forth in the Preamble.

(l) “Current Methodology” has the meaning set forth in the definition of “Rating Agency Event.”

(m) “Dividend Parity Stock” means any class or series of Capital Stock of the Corporation that ranks on a parity with the Series D Preferred Stock as to the payment of dividends (whether such dividends are cumulative or non-cumulative). As of the date of this Certificate of Designations, Dividend Parity Stock includes the Series B Preferred Stock and the Series C Preferred Stock.

(n) “Dividend Payment Date” has the meaning set forth in Section 4(a).

(o) “Dividend Period” means each period from and including a Dividend Payment Date (except that the initial Dividend Period shall commence on and include the Original Issue Date of the Series D Preferred Stock) and continuing to, but excluding, the next succeeding Dividend Payment Date.

(p) “DTC” means The Depository Trust Company.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable: (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding such Reset Dividend Determination Date (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recently published H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination; or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination.

If the Corporation, in its sole discretion, determines that the Five-year U.S. Treasury Rate cannot be determined in the manner applicable for such rate (which, as of the Original Issue Date, is pursuant to the methods described in clauses (i) or (ii) above) (a “Rate Substitution Event”), the Corporation may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the Series D Preferred Stock or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the Original Issue Date, is the initial base rate). If the Designee determines that there is such an industry-accepted successor rate, then the “Five-year U.S. Treasury Rate” shall be such successor rate and, in that case, the Designee may adjust the spread and may determine and adjust the business day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate (which, as of the Original Issue Date, is the initial base rate) in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate (the “Adjustments”). If the Corporation, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to then-applicable base rate, then the “Five-year U.S. Treasury Rate” will be the same interest rate (i.e., the same Five-year U.S. Treasury Rate) determined for the prior Reset Dividend Determination Date or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, 3.440%.

(s) “First Reset Date” means December 15, 2029.

(t) “H.15 Daily Update” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve Bank of New York.

(u) “Junior Stock” means the Common Stock and any other class or series of Capital Stock of the Corporation that ranks junior to the Series D Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(v) “Liquidation Preference” has the meaning set forth in Section 5.

(w) “Liquidation Preference Junior Stock” means any class or series of stock of the Corporation that ranks junior to the Series D Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(x) “Liquidation Preference Parity Stock” means any class or series of Capital Stock of the Corporation that ranks on a parity with the Series D Preferred Stock in the distribution of assets on the liquidation, dissolution or winding up of the Corporation. As of the date of this Certificate of Designations, Liquidation Preference Parity Stock includes the Series B Preferred Stock and the Series C Preferred Stock.

(y) “Nonpayment” has the meaning set forth in Section 7(b).

(z) “Original Issue Date” has the meaning set forth in Section 1.

(aa) “Preferred Stock Directors” has the meaning set forth in Section 7(b).

(bb) “Rate Substitution Event” has the meaning set forth in the definition of “Five-year U.S. Treasury Rate.”

(cc) “Rating Agency Event” means that any “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for the Corporation amends, clarifies or changes the methodology or criteria that it employed for purposes of assigning equity credit to securities such as the Series D Preferred Stock on the Original Issue Date of the Series D Preferred Stock (the “Current Methodology”), which amendment, clarification or change either (i) shortens the period of time during which equity credit pertaining to the Series D Preferred Stock would have been in effect had the Current Methodology not been changed or (ii) reduces the amount of equity credit assigned to the Series D Preferred Stock as compared with the amount of equity credit that such rating agency had assigned to the Series D Preferred Stock as of the Original Issue Date.

(dd) “Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, including the First Reset Date, which will not be adjusted for Business Days.

(ee) “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period.

(ff) “Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

(gg) “Senior Stock” means any other class or series of the Corporation’s Capital Stock ranking senior to the Series D Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(hh) “Series B Preferred Stock” means the Corporation’s 4.650% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B.

(ii) “Series C Preferred Stock” means the Corporation’s 4.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C.

(jj) “Series D Preferred Stock” has the meaning set forth in Section 1.

(kk) “Stated Amount” means, in respect of the Series D Preferred Stock, $1,000.00 per share, and, in respect of any other series of Capital Stock, the stated amount per share specified in the Certificate of Incorporation or applicable certificate of designations (including, in the case of any series that does not use the words “stated amount,” the specified amount of any preference upon the voluntary or involuntary liquidation, dissolution or winding up, without regard to any unpaid dividends that may also be included in the liquidation preference with respect to such shares).

(ll) “Transfer Agent” means the transfer agent with respect to the Series D Preferred Stock, which shall be Equiniti Trust Company, LLC as of the Original Issue Date, and its successor, including any successor transfer agent appointed by the Corporation.

(mm) “Voting Preferred Stock” means any other class or series of preferred stock of the Corporation ranking equally with the Series D Preferred Stock as to dividends (whether cumulative or non-cumulative) and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation and upon which like voting rights to the Series D Preferred Stock have been conferred and are exercisable. As of the date of this Certificate of Designations, Voting Preferred Stock includes the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock. Whether a plurality, majority or other portion of the shares of the Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the Liquidation Preference of the shares voted.

Section 4. Dividends.

(a) Rate. Holders of the Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors), only out of funds legally available therefor, non-cumulative cash dividends for each Dividend Period payable on the Stated Amount per share of the Series D Preferred Stock at a rate per annum equal to (i) 6.000% from the Original Issue Date to, but excluding, the First Reset Date and (ii) the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date applicable to each Reset Period plus 2.560%, from and including the First Reset Date; provided, that the dividend rate per annum during any Reset Period will not reset below 6.000% (which equals the initial dividend rate per annum on the Series D Preferred Stock), in each of cases (i) and (ii), payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2024.

Each date on which dividends are payable pursuant to this Section 4, subject to adjustment as provided below, is a “Dividend Payment Date,” and dividends for each Dividend Payment Date are payable with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, in each case to holders of record on the 15th calendar day before such Dividend Payment Date or such other record date not more than 30 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors (or a duly authorized committee of the Board of Directors) in advance of payment of each particular dividend.

(b) Business Day Convention. If any Dividend Payment Date is not a Business Day, then such date will nevertheless be a Dividend Payment Date, but dividends on the Series D Preferred Stock, when, as and if declared, will be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of the Series D Preferred Stock).

(c) Dividend Computation. The amount of the dividend per share of the Series D Preferred Stock for each Dividend Period (or portion thereof) will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The applicable dividend rate for each Dividend Period during a Reset Period will be determined by the Calculation Agent, as of the applicable Reset Dividend Determination Date for such Reset Period. On each Reset Dividend Determination Date, the Calculation Agent will notify the Corporation of the dividend rate for each Dividend Period during the applicable Reset Period. The Calculation Agent’s determination of any dividend rate and its calculation of the amount of dividends for any Dividend Period, and a record maintained by the Corporation of any Rate Substitution Event and any Adjustments, will be on file at the Corporation’s principal offices, will be made available to any holder of the Series D Preferred Stock upon request and will be final and binding in the absence of manifest error. For the avoidance of doubt, any determination by the Corporation or a Designee pursuant to the second paragraph of the definition of Five-year U.S. Treasury Rate (including, without limitation, with respect to any Rate Substitution Event or Adjustments) will not be subject to the vote or consent of the holders of the Series D Preferred Stock.

(d) Dividends Non-Cumulative. Dividends on shares of the Series D Preferred Stock are not cumulative and are not mandatory. If the Board of Directors (or a duly authorized committee of the Board of Directors) does not declare a dividend on the Series D Preferred Stock in respect of a Dividend Period, then holders of the Series D Preferred Stock shall not be entitled to receive any dividends, and the Corporation will have no obligation to pay any dividend for that Dividend Period, whether or not dividends on the Series D Preferred Stock or any other series of the Corporation’s preferred stock or Common Stock are declared for any future dividend period. No interest or sum of money in lieu of interest or dividends will be payable in respect of any dividend not declared by the Board of Directors (or a duly authorized committee of the Board of Directors). Holders of the Series D Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series D Preferred Stock as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(e) Priority of Dividends and Redemption and Repurchase of Junior Stock and Dividend Parity Stock. So long as any share of the Series D Preferred Stock remains outstanding, unless dividends on all outstanding shares of the Series D Preferred Stock for the most recently completed Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, (i) no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any Junior Stock, (ii) no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, and (iii) no shares of Dividend Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than, in each case:

(i) repurchases, redemptions or other acquisitions of shares of Junior Stock as a result of (x) a reclassification of Junior Stock for or into other Junior Stock, (y) the exchange or conversion of one or more shares of Junior Stock for or into one or more shares of Junior Stock or (z) the purchase of fractional interests in shares of Junior Stock under the conversion or exchange provisions of Junior Stock or the security being converted or exchanged;

(ii) repurchases, redemptions or other acquisitions of shares of Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock;

(iii) repurchases, redemptions or other acquisitions of shares of Junior Stock in connection with (x) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (y) a dividend reinvestment or stockholder stock purchase plan;

(iv) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan;

(v) any dividend paid on Junior Stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or is other Junior Stock;

(vi) any pro rata purchase or pro rata exchange of all or a pro rata portion of the Series D Preferred Stock and any Dividend Parity Stock pursuant to an offer made on the same terms to holders of all shares of the Series D Preferred Stock and to holders of all shares of any Dividend Parity Stock;

(vii) repurchases, redemptions or other acquisitions of shares of Dividend Parity Stock as a result of (x) a reclassification of Dividend Parity Stock for or into other Dividend Parity Stock or Junior Stock, (y) the exchange or conversion of one or more shares of Dividend Parity Stock for or into one or more shares of other Dividend Parity Stock or Junior Stock or (z) the purchase of fractional interests in shares of Dividend Parity Stock under the conversion or exchange provisions of Dividend Parity Stock or the security being converted or exchanged;

(viii) repurchases, redemptions or other acquisitions of shares of Dividend Parity Stock through the use of the proceeds of a substantially contemporaneous sale of other shares of Dividend Parity Stock or Junior Stock; or

(ix) purchases of shares of the Corporation’s Common Stock pursuant to a contractually binding stock repurchase plan existing prior to the preceding Dividend Period.

If the Board of Directors (or a duly authorized committee of the Board of Directors) elects to declare only partial instead of full dividends for a Dividend Payment Date and related Dividend Period on the shares of the Series D Preferred Stock or any Dividend Parity Stock, then, to the extent permitted by the terms of the Series D Preferred Stock and each outstanding series of Dividend Parity Stock, such partial dividends shall be declared on shares of the Series D Preferred Stock and Dividend Parity Stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any Dividend Parity Stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such Dividend Parity Stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series D Preferred Stock or any series of Dividend Parity Stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph the Board of Directors (or a duly authorized committee of the Board of Directors) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any Dividend Parity Stock and Dividend Period(s) with respect to the Series D Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series D Preferred Stock.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on any Common Stock or other Junior Stock from time to time out of any funds legally available therefor, and the shares of the Series D Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Liquidation Preference Junior Stock, holders of the Series D Preferred Stock will be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders (i.e., after satisfaction of all of the Corporation’s liabilities to creditors, if any) an amount equal to the Stated Amount, plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends (the “Liquidation Preference”).

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidation Preference in full to all holders of the Series D Preferred Stock and all holders of any Liquidation Preference Parity Stock, the amounts paid to the holders of the Series D Preferred Stock and to the holders of all Liquidation Preference Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preferences of the Series D Preferred Stock and all such Liquidation Preference Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation other than the Series D Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a non-cumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of the Series D Preferred Stock and all holders of any Liquidation Preference Parity Stock, the holders of Liquidation Preference Junior Stock will be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger, consolidation or other business combination of the Corporation with or into any other entity,

including a transaction in which the holders of the Series D Preferred Stock receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Series D Preferred Stock is perpetual and has no maturity date. The Corporation may, at its option, redeem the shares of the Series D Preferred Stock (i) in whole or in part, from time to time, beginning September 24, 2029 and on any day thereafter until (and including) the First Reset Date, and on any Dividend Payment Date thereafter, in each case for cash at a redemption price of the Stated Amount per share and (ii) in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Rating Agency Event, or, if no review or appeal process is available or sought with respect to such Rating Agency Event, at any time within 120 days after the occurrence of such Rating Agency Event, at a redemption price in cash equal to $1,020.00 per share, in each of cases (i) and (ii), plus any declared and unpaid dividends to, but excluding, the date fixed for redemption (the “redemption date”), without accumulation of any undeclared dividends. The redemption price for any shares of the Series D Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of the Series D Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable Dividend Payment Date as provided in Section 4 above. On and after the redemption date, dividends will cease to accrue on shares of the Series D Preferred Stock, and such shares of the Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, without regard to any undeclared dividends, on such shares to, but excluding, the redemption date.

(b) No Sinking Fund. The Series D Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of the Series D Preferred Stock have no right to require redemption of any shares of the Series D Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of the Series D Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 10 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of the Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series D Preferred Stock. Notwithstanding the foregoing, if the shares of the Series D Preferred Stock are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of the Series D Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of the Series D Preferred Stock to be redeemed and, if less than all shares of the Series D Preferred Stock held by the holder are to be redeemed, the number of shares of the Series D Preferred Stock to be redeemed from such holder or the method for determining such number; (3) the redemption price; (4) if the Series D Preferred Stock is evidenced by definitive certificates, the place or places where certificates for such shares of the Series D Preferred Stock are to be surrendered for payment of the redemption price; and (5) that dividends on such shares will cease to accrue on and after the redemption date.

(d) Partial Redemption. In case of any redemption of only part of the shares of the Series D Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either on a pro rata basis (as nearly as practicable without creating fractional shares), by lot or in such other manner as the Board of Directors (or a duly authorized committee of the Board of Directors) may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors (or a duly authorized committee of the Board of Directors) shall have full power and authority to prescribe the terms and conditions on which shares of the Series D Preferred Stock shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series D Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given, and if on or before the redemption date specified in the notice, all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available for that purpose, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of the Series D Preferred Stock are issued in certificated form, dividends shall cease to accrue on and after the redemption date for all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights of the holders with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption date, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Corporation’s other funds, and after that time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7. Voting Rights.

(a) General. The holders of the Series D Preferred Stock have no voting rights as holders of the Series D Preferred Stock except as set forth below or as otherwise required by law.

(b) Right to Elect Two Directors on Nonpayment of Dividends. Whenever dividends on any shares of the Series D Preferred Stock, or any other Voting Preferred Stock, shall have not been declared and paid for the equivalent of six full quarterly dividend payments, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of Voting Preferred Stock then outstanding, will be entitled to vote for the election of a total of two additional members of the Board of Directors (the “Preferred Stock Directors”), provided, that the election of any such directors shall not cause the Corporation to violate the then-applicable corporate governance requirements of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board of Directors shall at no time include more than two Preferred Stock Directors. In that event, the number of directors on the Board of Directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series D Preferred Stock or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of the Series D Preferred Stock or other Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 9 below, or as may otherwise be required by law.

If and when dividends for at least four consecutive quarterly Dividend Periods following a Nonpayment have been paid in full on the Series D Preferred Stock and any other class or series of Voting Preferred Stock, the holders of the Series D Preferred Stock and all other holders of Voting Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment), the term of office of each Preferred Stock Director so elected shall automatically terminate and the number of directors on the Board of Directors shall automatically decrease by two. In determining whether dividends have been paid for the equivalent of at least four consecutive quarterly Dividend Periods following a Nonpayment, the Corporation may take account of any dividend it elects to pay for any Dividend Period after the regular Dividend Payment Date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series D Preferred Stock together with all series of Voting Preferred Stock then outstanding (voting together as a single class) to the extent such holders have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series D Preferred Stock and all Voting Preferred Stock when they have the voting rights described above (voting together as a single class); provided that the filling of any such vacancy shall not cause the Corporation to violate the then-applicable corporate governance requirement of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series D Preferred Stock or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(c) Other Voting Rights. So long as any shares of the Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least two-thirds of the shares of the Series D Preferred Stock at the time outstanding, voting together as a single class with any other series of preferred stock entitled to vote thereon, to the exclusion of all other series of preferred stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

(i) Amendment of Certificate of Incorporation or Certificate of Designations. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations that would materially and adversely alter or change the voting powers, preferences or special rights of the Series D Preferred Stock, taken as a whole; provided, however, that the amendment of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any class or series of Capital Stock that does not rank senior to the Series D Preferred Stock in either the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets on liquidation, dissolution or winding up of the Corporation shall not be deemed to materially or adversely affect the voting powers, preferences or special rights of the Series D Preferred Stock;

(ii) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of Capital Stock of the Corporation ranking senior to the Series D Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Series D Preferred Stock or (y) a merger or consolidation of the Corporation with another entity (whether or not a corporation), unless in each case (A) the shares of the Series D Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, the shares of the Series D Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series D Preferred Stock, taken as a whole, immediately prior to such consummation.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect the rights, preferences, privileges and voting powers, and restrictions and limitations, taken as a whole, of one or more but not all series of Voting Preferred Stock (including the Series D Preferred Stock for this purpose), then only the series so affected and entitled to vote shall vote, together as a class, to the exclusion of all other series of preferred stock. If all series of preferred stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, then only a two-thirds approval of each such series that is materially and adversely affected shall be required.

(d) Changes Permitted without Consent. Without the consent of the holders of the Series D Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series D Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations for the Series D Preferred Stock that may be defective or inconsistent, so long as such action does not materially and adversely affect the rights, preferences, privileges and voting powers of the Series D Preferred Stock, taken as a whole;

(ii) to conform this Certificate of Designations to the description of the Series D Preferred Stock set forth in the Corporation’s final prospectus supplement related to the Series D Preferred Stock; or

(iii) to make any provision with respect to matters or questions arising with respect to the Series D Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(e) Changes after Provision for Redemption. No vote or consent of the holders of the Series D Preferred Stock will be required pursuant to Section 7(b) or (c) above if, at or prior to the time when the act with respect to which any such vote or consent would otherwise be required pursuant to such Sections, all outstanding shares of the Series D Preferred Stock shall have been redeemed, or shall have been called for redemption on proper notice and sufficient funds shall have been set aside by or on behalf of the Corporation for the benefit of the holders of the Series D Preferred Stock to effect such redemption, in each case pursuant to Section 6 above, unless in the case of a vote or consent required pursuant to clause (ii) of Section 7(c) above if all outstanding shares of the Series D Preferred Stock are being redeemed with the proceeds from the sale of the stock to be authorized.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of the Series D Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors (or a duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Amended and Restated Bylaws, applicable law and any national securities exchange or other trading facility on which the Series D Preferred Stock may be listed or traded at the time.

In any matter in which the Series D Preferred Stock may vote (as expressly provided in this Certificate of Designations), each share of the Series D Preferred Stock shall be entitled to one vote per $1,000.00 of Liquidation Preference. If the Series D Preferred Stock and any other Liquidation Preference Parity Stock is entitled to vote together as a single class on any matter, the holders of each will vote in proportion to their respective Liquidation Preferences.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the record holder of any share of the Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of the Series D Preferred Stock will be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Amended and Restated Bylaws or by applicable law.

Section 10. Other Rights. The shares of the Series D Preferred Stock do not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Corporation. The holders of the Series D Preferred Stock shall not have any preemptive rights or conversion rights.

Section 11. Certificates. The Corporation may at its option issue shares of the Series D Preferred Stock without certificates. If DTC or its nominee is the registered owner of the Series D Preferred Stock, the following provisions of this Section 11 shall apply. If and as long as DTC or its nominee is the registered owner of the Series D Preferred Stock, DTC or its nominee, as the case may be, shall be considered the sole owner and holder of all such shares of the Series D Preferred Stock of which DTC or its nominee is the registered owner for all purposes under the instruments governing the rights and obligations of holders of shares of the Series D Preferred Stock. If DTC discontinues providing its services as securities depositary with respect to the shares of the Series D Preferred Stock, or if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within 90 days, the Corporation shall either print and deliver certificates for the shares of the Series D Preferred Stock or provide for the direct registration of the Series D Preferred Stock with the Transfer Agent. If the Corporation decides to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary), the Corporation shall print certificates for the shares of the Series D Preferred Stock and deliver such certificates to DTC or shall provide for the direct registration of the Series D Preferred Stock with the Transfer Agent. Except in the limited circumstances referred to above, owners of beneficial interests in the Series D Preferred Stock of which DTC or its nominee is the registered owner:

a)	shall not be entitled to have such Series D Preferred Stock registered in their names;

b)	shall not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the Series D Preferred Stock; and

c)

shall not be considered to be owners or holders of the shares of the Series D Preferred Stock for any purpose under the instruments governing the rights and obligations of holders of shares of the Series D Preferred Stock.

Section 12. Restatement of Certificate. On any restatement of the Certificate of Incorporation of the Corporation, Section 1 through Section 11 of this Certificate of Designations shall be included in the Certificate of Incorporation under the heading “6.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D” and this Section 12 may be omitted. If the Board of Directors so determines, the numbering of Section 1 through Section 11 may be changed for convenience of reference or for any other proper purpose.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by [●], its [●], this [●] day of [●].

SUMISHO AIR LEASE CORPORATION

By:
Name:	[●]
Title:	[●]

[Signature Page to Amended and Restated Series D Certificate of Designations]

Exhibit C

FIFTH AMENDED AND RESTATED

BYLAWS OF

SUMISHO AIR LEASE CORPORATION

(a Delaware corporation)

ARTICLE I

CORPORATE OFFICES

Section 1.1. Registered Office. The registered office of the Corporation shall be fixed in the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation.

Section 1.2. Other Offices. The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as may otherwise be required by law, at such other place or places, either within or without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1. Annual Meeting. The annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as may be determined by the Board of Directors.

Section 2.2. Special Meeting. Subject to the rights of the holders of any series of preferred stock, $0.01 par value (the “Preferred Stock”), a special meeting of the stockholders may be called at any time by the majority of the Board of Directors.

Section 2.3. Notice of Stockholders’ Meetings.

(a) Notice of the place, if any, date, and time of all meetings of the stockholders, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining the stockholders entitled to notice of the meeting) and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law. In the case of a special meeting, the purpose or purposes for which the meeting is called also shall be set forth in the notice. Notice may be given personally, by mail or by electronic transmission in accordance with Section 232 of the General Corporation Law of the State of Delaware (the “DGCL”).

(b) When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications,

if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally called, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 7.5(a) of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

(c) Notice of any meeting of stockholders may be waived in writing or by electronic transmission, either before or after the meeting, and to the extent permitted by law, will be waived by any stockholder by attendance thereat, in person or by proxy, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.4. Organization.

(a) Meetings of stockholders shall be presided over by the Chairman of the Board of Directors (the “Chairman”), if any, or in his or her absence, by the President, if any, or in his or her absence, by a director designated by the majority of the Board of Directors. The Secretary, or in his or her absence, a person whom the Chairman of the meeting shall appoint, shall act as Secretary of the meeting and keep a record of the proceedings thereof. The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient.

Section 2.5. Quorum. At any meeting of stockholders, the holders of a majority in voting power of all issued and outstanding stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided that where a separate vote by a class or series is required, the holders of a majority in voting power of all issued and outstanding stock of such class or series entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If a quorum is not present or represented at any meeting of stockholders, then the Chairman of the meeting or the holders of a majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time in accordance with Section 2.6, without notice other than announcement at the meeting and except as provided in Section 2.3(b), until a quorum is present or represented.

Section 2.6. Adjourned Meeting. Any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned for any reason from time to time by either the Chairman of the meeting or the holders of a majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

Section 2.7. Voting.

(a) Except as otherwise provided by law or the Certificate of Incorporation, each holder of stock of the Corporation entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held of record by such holder on all matters submitted to a vote of stockholders of the Corporation.

(b) Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote of the holders of a majority in voting power of the stock entitled to vote thereon, present in person or represented by proxy, and where a separate vote by class or series is required, if a quorum of such class or series is present, such act shall be authorized by the affirmative vote of the holders of a majority in voting power of the stock of such class or series entitled to vote thereon, present in person or represented by proxy.

Section 2.8. Proxies. Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary of the Corporation.

Section 2.9. Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock and unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote.

Section 2.10. Meetings by Remote Communications. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL.

ARTICLE III

DIRECTORS

Section 3.1. Powers. Subject to the provisions of the DGCL and to any limitations in the Certificate of Incorporation relating to action required to be approved by the stockholders, the business and affairs of the Corporation shall be managed and shall be exercised by or under the direction of the Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or the Certificate of Incorporation required to be exercised or done by the stockholders.

Section 3.2. Number, Term of Office and Election. The Board of Directors shall consist of such number of directors as determined from time to time by resolution of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances and except as provided in Section 3.3, directors shall be elected by a majority of the votes cast at the stockholders’ annual meeting in each year. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws, wherein other qualifications for directors may be prescribed.

Section 3.3. Vacancies. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, and directors so chosen shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor shall be elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 3.4. Resignations and Removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman or the Secretary. Such resignation shall take effect upon receipt of such notice by the Board of Directors, the Chairman or the Secretary, as the case may be. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Subject to the rights of the holders of any series of Preferred Stock and unless otherwise restricted by law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the voting power of all issued and outstanding stock entitled to vote at an election of directors.

Section 3.5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates and at such time or times, as shall have been established by the Board of Directors and publicized among all directors; provided that no fewer than one regular meeting per year shall be held. A notice of each regular meeting shall not be required.

Section 3.6. Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by a majority of the Board of Directors then in office. Notice of special meetings shall fix the place and time of such meetings and shall be given to each director at least two days prior to the time set for such meeting. Notice of any meeting need not be given to a director who shall, either before or after the meeting, submit a waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to such director. A notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.7. Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 3.8. Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, a majority of the authorized number of directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the vote of a majority of the directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Board of Directors. The Chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 3.9. Board of Directors Action by Written Consent Without a Meeting. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting, provided that all members of the Board of Directors consent in writing or by electronic transmission to such action, and the writing or writings or electronic transmission or transmissions are filed with the minutes or proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such action by written consent shall have the same force and effect as a unanimous vote of the Board of Directors.

Section 3.10. Chairman of the Board of Directors. The Chairman shall preside at meetings of stockholders and directors and shall perform such other duties as the Board of Directors may from time to time determine. If the Chairman is not present at a meeting of the Board of Directors, the President, if any, or in his or her absence, another director chosen by the Board of Directors shall preside.

Section 3.11. Rules and Regulations. The Board of Directors shall adopt such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings and management of the affairs of the Corporation as the Board of Directors shall deem proper.

Section 3.12. Fees and Compensation of Directors. Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the Board of Directors.

ARTICLE IV

COMMITTEES

Section 4.1. Committees of the Board of Directors. The Board of Directors may, by resolution, designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.

ARTICLE V

OFFICERS

Section 5.1. Officers. The officers of the Corporation shall consist of a President and a Secretary, each of whom shall be appointed by the Board of Directors, each to have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors. The Corporation may also have such other officers as the Board of Directors may in its discretion appoint and such officers shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors. Each officer shall hold office for such term as may be prescribed by the Board of

Directors and until such person’s successor shall have been duly chosen and qualified, or until such person’s earlier death, disqualification, resignation or removal. Any two of such offices may be held by the same person; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more officers.

Section 5.2. Compensation. The salaries of the officers of the Corporation and the manner and time of the payment of such salaries shall be fixed and determined by the Board of Directors and may be altered by the Board of Directors from time to time as it deems appropriate, subject to the rights, if any, of such officers under any contract of employment.

Section 5.3. Removal, Resignation and Vacancies. Any officer of the Corporation may be removed, with or without cause, by the Board of Directors, without prejudice to the rights, if any, of such officer under any contract to which it is a party. Any officer may resign at any time upon written notice to the Corporation, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. If any vacancy occurs in any office of the Corporation, the Board of Directors may appoint a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly chosen and qualified.

ARTICLE VI

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 6.1. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director, officer, employee, agent, or trustee of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974, as amended (“ERISA”) excise taxes or penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith; provided, however, that, except as otherwise required by law or provided in Section 6.3 with respect to proceedings to enforce rights under this Article VI, the Corporation shall indemnify any such indemnitee in connection with a proceeding, or part thereof, initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by (a) such indemnitee, or (b) the Corporation in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by the Board of Directors.

Section 6.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 6.1, an indemnitee shall, to the fullest extent not prohibited by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding with respect to which indemnification is required under Section 6.1 in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 6.2 or otherwise.

Section 6.3. Right of Indemnitee to Bring Suit. If a request for indemnification under Section 6.1 is not paid in full by the Corporation within 60 days, or if a request for an advancement of expenses under Section 6.2 is not paid in full by the Corporation within 20 days, after a written request has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard of conduct for indemnification set forth in the DGCL. Further, in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard of conduct for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

Section 6.4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or directors, provisions of the Certificate of Incorporation or these Bylaws or otherwise.

Section 6.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 6.7. Nature of Rights. The rights conferred upon indemnitees in this Article VI shall be contract rights that shall vest at the time an individual becomes a director or officer of the Corporation and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Section 6.8. Settlement of Claims. The Corporation shall not be liable to indemnify any indemnitee under this Article VI for any amounts paid in settlement of any proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld, or for any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such proceeding.

Section 6.9. Subrogation. In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

Section 6.10. Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the indemnitee to the fullest enforceable extent.

ARTICLE VII

CAPITAL STOCK

Section 7.1. Uncertificated Shares. The shares of the Corporation shall be uncertificated, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be represented by certificates or a combination of certificated and uncertificated shares. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation certifying the number of shares owned by such holder in the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 7.2. Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or a transfer agent for such stock, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer.

Section 7.3. Addresses of Stockholders. Each stockholder shall designate to the Secretary an address at which notices of meetings and all other corporate notices may be served or mailed to such stockholder and, if any stockholder shall fail to so designate such an address, corporate notices may be served upon such stockholder by mail directed to the mailing address, if any, as the same appears in the stock ledger of the Corporation or at the last known mailing address of such stockholder.

Section 7.4. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

Section 7.5. Record Date for Determining Stockholders.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than 60 days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.6. Regulations. The Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

ARTICLE VIII

GENERAL MATTERS

Section 8.1. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December of the same year, or such other 12 consecutive months as the Board of Directors may designate.

Section 8.2. Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.3. Maintenance and Inspection of Records. The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books and other records.

Section 8.4. Reliance Upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 8.5. Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation and applicable law.

ARTICLE IX

AMENDMENTS

Section 9.1. Amendments. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal these Bylaws. In addition to any requirements of law and any other provision of these Bylaws or the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of a majority in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal, or adopt any provision inconsistent with, any provision of these Bylaws.

The foregoing Bylaws were adopted by the Board of Directors on [ ], and are effective [ ].

***

ANNEX B: VOTING AGREEMENT

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of September 1, 2025, is entered into by and among each of the undersigned stockholders (collectively, the “Stockholders” and each, a “Stockholder”) of Air Lease Corporation, a Delaware corporation (the “Company”), and Gladiatora Designated Activity Company, an Irish private limited company (“Parent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Takeoff Merger Sub Inc., a Delaware corporation and a wholly owned indirect Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for, among other things, upon the terms and subject to the conditions set forth therein, the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned indirect Subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the record and/or direct “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of issued and outstanding Common Stock set forth opposite the Stockholder’s name on Exhibit A hereto under the heading “Owned Shares,” being all of the shares of issued and outstanding Common Stock owned of record or directly beneficially by the Stockholder as of the date hereof, but excluding the shares identified on Exhibit A hereto as “Excluded Shares” or in the footnotes to Exhibit A hereto (the shares listed as “Owned Share” in Exhibit A, as may be adjusted pursuant to Section 9, collectively, the “Owned Shares” and, together with any additional shares of Common Stock or other voting securities of the Company directly acquired by such Stockholder after the date hereof and prior to the Termination Date and not (x) held or acquired by a trust or other person or entity holding Excluded Shares and identified on Exhibit A hereto or (y) Transferred pursuant to a Permitted Transfer (as defined below), as may be adjusted pursuant to Section 9, the “Covered Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent has required that the Stockholders, and the Stockholders have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholders and Parent hereby agree as follows:

1. Agreement to Vote the Covered Shares; Proxy.

1.1 Supported Matters. Beginning on the date hereof until the Termination Date (as defined below), at every meeting of the Company’s stockholders (including the Company Stockholder Meeting), including any postponement, recess or adjournment thereof, or in any other circumstance, however called, each Stockholder agrees to, and if applicable, to cause its controlled Affiliates to, affirmatively vote (including via proxy) or execute consents, with respect to (or cause to be voted

(including via proxy) or consents to be executed with respect to) and not to withdraw or modify any such vote or consent with respect to, all of the Covered Shares as follows: (a) in favor of (i) the adoption of the Merger Agreement and the approval of the Merger, including any amended and restated Merger Agreement or amendment to the Merger Agreement, (ii) the approval of any proposal to adjourn or postpone any Company Stockholder Meeting to a later date if the Company or Parent proposes or requests such postponement or adjournment in accordance with Section 6.01(e) of the Merger Agreement, and (iii) the approval of any other proposal considered and voted upon by the Company’s stockholders at any meeting (including the Company Stockholder Meeting) necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against (i) any proposal, action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (ii) any Alternative Proposal or any other proposal made in opposition to or in competition with, or which by its terms is inconsistent with, the Merger Agreement or the transactions contemplated thereby, (iii) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company other than the Merger and the other transactions contemplated by the Merger Agreement and (iv) any other action, agreement or proposal which to the knowledge of such Stockholder would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or any of the transactions contemplated by the Merger Agreement (clauses (a) and (b) collectively, the “Supported Matters”). Each Stockholder agrees to, and agrees to cause its applicable controlled Affiliates to, be present, in person or by proxy, at every meeting of the Company’s stockholders (including the Company Stockholder Meeting), including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1.1), so that all of the Covered Shares will be counted for purposes of determining the presence of a quorum at each such meeting, or otherwise cause the Covered Shares to be counted as present thereat for purposes of establishing a quorum at each such meeting. For the avoidance of doubt, except with respect to the Supported Matters, the Stockholders do not have any obligation to vote the Covered Shares in any particular manner and, with respect to matters other than the Supported Matters, the Stockholders shall be entitled to vote the Covered Shares in its sole discretion.

1.2 Proxy. In the event, but only in the event, that any Stockholder fails to comply with any of its obligations set forth in Section 1.1, then in such event such Stockholder hereby irrevocably appoints, as its proxy and attorney-in-fact, Ichiro Tatara, with full power of substitution and resubstitution, to vote such Stockholder’s Covered Shares in accordance with Section 1.1 at the Company Stockholder Meeting (including any postponement, recess or adjournment thereof) in respect of such Stockholder’s Covered Shares (to the extent such Covered Shares are entitled to so vote) prior to the Termination Date at which any Supported Matters are to be considered; provided, however, for the avoidance of doubt, that such Stockholder shall at all times retain the right to vote such Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in such Stockholder’s sole discretion on matters other than Supported Matters in accordance with Section 1.1. This proxy is coupled with an interest, is (or will be, as applicable) given as an additional inducement of Parent to enter into this Agreement and shall be irrevocable prior to the Termination Date, at which time any such proxy shall terminate. Parent may terminate or waive its rights to enforce this proxy with respect to any Stockholder at any time at its sole election by written notice provided to the applicable Stockholder.

1.3 Limitations. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Stockholders under Section 1.1 and Section 1.2 shall be limited such that Parent shall not have a voting proxy, or otherwise have direct or indirect voting power, over Covered Shares that would result in Parent being the beneficial owners of more than 4.99% of the Common Stock in the aggregate.

2. Termination. This Agreement shall terminate automatically and without further action of the parties hereto upon the earliest to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) an Adverse Recommendation Change by the Company Board in accordance with Section 5.04(d) of the Merger Agreement, and (d) with respect to each Stockholder, any modification, waiver or amendment to any provision of the Merger Agreement that is effected without such Stockholder’s prior written consent and that reduces the Merger Consideration or changes the form of consideration being offered to the Company’s stockholders under the Merger Agreement, imposes any conditions, requirements or restrictions on such Stockholder’s right to receive the Merger Consideration payable to such Stockholder with respect to shares of Common Stock owned by such Stockholder pursuant to the Merger Agreement, materially delays the timing of any such payment after the Effective Time, or otherwise adversely affects such Stockholder (in its capacity as such) in any material respect (the earliest such date set forth in clauses (a) through (d), the “Termination Date”); provided that the provisions set forth in Sections 13 through 24 hereof shall survive the termination of this Agreement; provided, further, that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at Law or in equity) against any other party hereto for that party’s willful and material breach of this Agreement that may have occurred on or before such termination.

3. Certain Covenants.

3.1 Merger Agreement Obligations. From the date hereof until the Termination Date, each Stockholder hereby covenants and agrees that such Stockholder shall not, directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate any Inquiry, (b) furnish non-public information regarding the Company and the Company Subsidiaries to any Person in connection with an Inquiry or Alternative Proposal, (c) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or Alternative Proposal, (d) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 3.1 or contacting any Person making an Alternative Proposal to ascertain facts or clarify terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal) regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) of the Exchange Act) any non-public information with respect to, or take any other action to facilitate any Inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an Alternative Proposal, (e) approve, agree to, accept, endorse or recommend any Alternative Proposal, or (f) enter into any letter of intent or agreement in principle or any agreement relating to any Alternative Proposal. Immediately upon the execution of this Agreement, each Stockholder will cease and shall cause each of its controlled Affiliates and each of its and its controlled Affiliates’ directors, officers and employees to, and shall instruct and use its reasonable best efforts to cause its and its controlled Affiliates’ other Representatives to immediately cease any discussions, communications or negotiations with any Person relating to an Alternative Proposal and not solicit, initiate, knowingly encourage or knowingly facilitate any Inquiry.

3.2 Transfers. Beginning on the date hereof until the earlier of (x) receipt of the Company Stockholder Approval and (y) the Termination Date, each Stockholder hereby covenants and agrees that, except as expressly contemplated by this Agreement, such Stockholder shall not, directly or indirectly, (i) tender any Covered Shares into any tender or exchange offer, (ii) create or permit to exist any Liens, other than as may be applicable under the Securities Act or other applicable securities Laws, on all or any portion of the Covered Shares, (iii) offer, sell, transfer, assign, exchange, pledge, hypothecate, hedge, gift, loan, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any Contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of Law), (iv) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares that is inconsistent with this Agreement or (v) commit or agree to take any of the foregoing actions. Any Transfer in violation of this Section 3.2 shall be void ab initio. Notwithstanding anything to the contrary in this Agreement, any Stockholder may Transfer any or all of the Covered Shares, in accordance with applicable Law, (A) to such Stockholder’s controlled Affiliates, (B) to any Person by will or the Laws of descent and distribution, (C) to any spouse, lineal descendants, siblings or parents of such Stockholder by gift which is made to achieve the estate planning objectives of such Stockholder, (D) to any trust or similar entity or any corporation, limited liability company or partnership (1) substantially all of the economic interests of which are held by or for the benefit of such Stockholder or its spouse, lineal descendants, siblings or parents and (2) which is organized to achieve the estate planning objectives of such Stockholder, (E) under any existing stock sale plan adopted in accordance with Rule 10b5-1(c) (Rule 10b5-1) under the Exchange Act for the sale of shares of Common Stock (a “10b5-1 Plan”), (F) to any charitable organization that is tax exempt under Section 501(c)(3) of the Code and (G) to satisfy any Tax liability incurred by such Stockholder in respect of vesting, exercise or settlement of Company RSUs and Company PSUs held by Stockholder, or (y) any Stockholder may Transfer in open market transactions up to 15% of such Stockholder’s respective Covered Shares in the aggregate (any Transfer pursuant to any of clauses (x)(A) through (G) or (y) in accordance with this paragraph, a “Permitted Transfer”); provided, that, prior to and as a condition to the effectiveness of any such Transfer pursuant to the foregoing clause (x)(A) through (D) or (F), each Person to whom any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement in a form reasonably acceptable to Parent pursuant to which such transferee shall be bound by all of the terms and provisions hereof in which case such transferee shall be deemed a Stockholder hereunder. If any involuntary Transfer of any of the Covered Shares shall occur (including, but not limited to, a sale in any bankruptcy, a sale to a purchaser at any creditor’s or court sale or upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the applicable Laws of intestate succession), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3.3 Disclosure. Except as required by applicable Law (including, subject to the last sentence of this Section 3.3, in a Form 4, Schedule 13D or 13G Filing which may include this Agreement as an exhibit thereto), the Stockholders (each in its capacity as a stockholder of the Company) shall not, and shall direct their respective Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Each Stockholder consents to and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that Parent and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Each Stockholder agrees to promptly give Parent or the Company, as applicable, any information it may reasonably require for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify Parent or the Company, as applicable, of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that the Stockholder shall become aware that any such information shall have become false or misleading in any material respect.

4. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent, severally with respect to such Stockholder only, as follows:

4.1 Due Authority. Such Stockholder, if not a natural Person, is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Stockholder (x) if a natural Person, as the legal capacity to, and (y) if not a natural Person, has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to, execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of, or, if such Stockholder is not a natural Person, vote of holders of any equity securities of, such Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by such Stockholder of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

4.2 No Conflict. The execution and delivery of, compliance with and performance of this Agreement by such Stockholder do not and will not (i) if such Stockholder is not a natural Person, conflict with or result in any violation or breach of any provision of the Organizational Documents of such Stockholder, (ii) conflict with or result in a violation or breach of any applicable Law or order, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which such Stockholder is entitled, under any Contract binding upon such Stockholder, or to which any of its properties, rights or other assets are subject or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of such Stockholder, except in the case of clauses (i) through (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit or impair the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.

4.3 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

4.4 Ownership of the Owned Shares; Voting Power.

(a) (i) such Stockholder is, as of the date of this Agreement, the record and beneficial owner of the Owned Shares, all of which are free and clear of any Liens, other than those created by this Agreement or arising under applicable securities Laws, (ii) except for Company RSUs and Company PSUs, such Stockholder does not own, of record, beneficially, synthetically or constructively, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares and the Excluded Shares, and (iii) such Stockholder has the sole right to dispose of the Owned Shares, and none of the Owned Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement. As of the date hereof, other than any 10b5-1 Plan, such Stockholder has not entered into any agreement to Transfer any Owned Shares and no Person has a right to acquire, directly or indirectly, any of the Owned Shares held by such Stockholder.

(b) Other than as provided in this Agreement, such Stockholder has full voting power with respect to all of the Owned Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares. None of the Owned Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of the Owned Shares, except as provided hereunder.

4.5 Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, claim, proceeding, investigation, arbitration or inquiry pending against, or, to the knowledge of the Stockholder, threatened in writing against, and there is no order imposed upon, the Stockholder or any of the Stockholder’s Owned Shares except as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of the Stockholder to perform its obligations under this Agreement in any material respect.

4.6 Finders Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

5.1 Due Authority. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Parent has all requisite corporate or other equivalent power and authority and has taken all corporate or other applicable action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other corporate or other applicable action by Parent or vote of holders of any class of the capital stock of Parent is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

6. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a record and/or beneficial owner of the Owned Shares, and nothing in this Agreement shall restrict or limit the ability of any Stockholder or any of its Affiliates or Representatives who is a

director or officer of the Company or any of its Subsidiaries to take, or refrain from taking, any action in his or her capacity as a director or officer of the Company or any of its Subsidiaries, including the exercise of fiduciary duties to the Company or the Company Stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement.

7. Non-Survival of Representations, Warranties and Covenants. Other than the covenants and agreements in Section 8 and Section 23, which shall survive the Effective Time in accordance with their terms, the representations, warranties and covenants contained herein shall not survive the Effective Time.

8. Waiver of Appraisal and Dissenters’ Rights and Certain Other Actions. Each Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of applicable Law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights under Section 262 of the DGCL or otherwise with respect to the Covered Shares with respect to the Merger and the transactions contemplated by the Merger Agreement. Each Stockholder agrees not to (and shall cause its Affiliates and its and their Representatives not to), directly or indirectly, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other proceeding, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement, the Merger or the other transactions contemplated thereby.

9. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change prior to the Effective Time in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock,” “Covered Shares,” “Excluded Shares” and “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

11. Notices. All notices, requests and other communications required or permitted to any Party hereunder will be effective only if in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date sent if sent by facsimile or electronic mail (provided that notice given by facsimile or electronic mail shall be deemed effective unless the sender receives a bounce-back or error message); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to a Stockholder, to the address set forth on such Stockholder’s signature page hereto; and

if to Parent or Merger Sub, to:

Gladiatora Designated Activity Company
277 Park Avenue, 15th Floor
New York, New York 10172
Attention:	Ichiro Tatara
Email:	***

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Email:	***
***
Attention:	William Aaronson
Lee Hochbaum

12. Interpretation. When a reference is made in this Agreement to a Section or an Exhibit, such reference shall be to a Section or an Exhibit of or to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement.

13. Entire Agreement. This Agreement (along with the documents referenced herein) and the Merger Agreement collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

14. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the parties hereto acknowledge and agree that the Company is an express third party beneficiary of this Agreement solely for the purposes set forth in Section 3.3 and Section 20.

15. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

15.1 Governing Law. This Agreement and all suits, actions or proceedings (whether based on contract, tort, equity or otherwise) directly or indirectly arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement or any of the acts or omissions of any party in the negotiation, administration, performance or enforcement hereof or thereof shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction which would require the application of the laws of any other jurisdiction.

15.2 Jurisdiction; Venue. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the state or federal courts located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

15.3 Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to this Agreement and all suits, actions or proceedings (whether based on contract, tort, equity or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any of the acts or omissions of any party in the negotiation, administration, performance or enforcement hereof or thereof, as the case may be. Each party hereto (i) certifies that no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party hereto would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 15.3.

16. Assignment; Successors. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

17. Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 15.1 above, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

18. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 18 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the purposes of this Agreement are fulfilled to the extent possible.

19. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

20. Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance; provided that any amendment to Section 3.3 or this proviso shall require the prior written consent of the Company. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.

21. Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholders’ execution, delivery and performance of this Agreement.

22. No Agreement until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.

23. Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, whether or not the Merger is consummated.

24. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

YVETTE HOLLINGSWORTH CLARK

By:	/s/ Yvette Hollingsworth Clark
Name:	Yvette Hollingsworth Clark
Title:	Stockholder

CHERYL KRONGARD

By:	/s/ Cheryl Krongard
Name:	Cheryl Krongard
Title:	Stockholder

MARSHALL LARSEN

By:	/s/ Marshall Larsen
Name:	Marshall Larsen
Title:	Stockholder

SUSAN MCCAW

By:	/s/ Susan Mccaw
Name:	Susan Mccaw
Title:	Stockholder

IAN SAINES

By:	/s/ Ian Saines
Name:	Ian Saines
Title:	Stockholder

MATTHEW HART

By:	/s/ Matthew Hart
Name:	Matthew Hart
Title:	Stockholder

ROBERT MILTON

By:	/s/ Robert Milton
Name:	Robert Milton
Title:	Stockholder

JOHN PLUEGER

By:	/s/ John Plueger
Name:	John Plueger
Title:	Stockholder

[Signature Page to Voting Agreement]

STEVEN UDVAR-HAZY

By:	/s/ Steven Udvar-Hazy
Name:	Steven Udvar-Hazy
Title:	Stockholder

CAROL FORSYTE

By:	/s/ Carol Forsyte
Name:	Carol Forsyte
Title:	Stockholder

GREGORY WILLIS

By:	/s/ Gregory Willis
Name:	Gregory Willis
Title:	Stockholder

Address for Notices:

c/o Air Lease Corporation 2000 Avenue of the Stars, Ste 1000N
Los Angeles, CA 90067
Email: ***
Attention: Carol Forsyte

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

GLADIATORA DESIGNATED ACTIVITY COMPANY

By:	/s/ Ichiro Tatara
Name:	Ichiro Tatara
Title:	General Manager

[Signature Page to Voting Agreement]

Exhibit A to Voting Agreement

STOCKHOLDER	OWNED SHARES		EXCLUDED SHARES
Yvette Hollingsworth Clark	16,697		3,193
Cheryl Krongard	27,647		5,287
Marshall Larsen	12,937		2,474
Susan McCaw	9,805		1,875
Ian Saines	15,199		2,906
Matthew Hart	57,516		11,000
Robert Milton	47,529		9,090
John Plueger	825,764	[1]	157,929
Steven Udvar-Hazy	5,737,299	[2]	1,097,275
Carol Forsyte	76,740		14,676
Gregory Willis	68,812		13,160

[1]	Excludes 1,000 shares of Common Stock held directly by Mr. Plueger’s sons, which shall be considered Excluded Shares for purposes of this Agreement.
[2]

Excludes 36,000 shares of Common Stock held by Emerald Financial (a separate trust for each of Mr. Udvar-Hazy’s four children owns 25% of the membership interests of Emerald LLC), 36,745 shares of Common Stock held directly by Mr. Udvar-Hazy’s wife, and 77,550 shares of Common Stock held directly by Mr. Udvar-Hazy’s four children, all of which shall be considered Excluded Shares for purposes of this Agreement.

ANNEX C: OPINION OF THE COMPANY’S FINANCIAL ADVISOR

September 1, 2025

The Board of Directors

Air Lease Corporation 2000 Avenue of the Stars, Ste 1000N

Los Angeles, CA 90067

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $0.01 per share (the “Company Common Stock”), of Air Lease Corporation (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Gladiatora Designated Activity Company (the “Parent”). Pursuant to the Agreement and Plan of Merger, dated as of September 1, 2025 (the “Agreement”), among the Company, the Parent and its subsidiary, Takeoff Merger Sub Inc. (“Merger Sub”), the Company will become a wholly-owned subsidiary of the Parent, and each outstanding share of Company Common Stock, other than (a) shares of Company Common Stock that are owned by the Company as treasury shares; (b) shares of Company Common Stock that are owned directly by the Parent (or if the direct owner of Merger Sub is a subsidiary of the Parent, such subsidiary) or Merger Sub; (c) shares of the Company Common Stock that are owned by any direct or indirect wholly owned subsidiary of the Company or any direct or indirect wholly owned subsidiary of the Parent (other than Merger Sub or any Subsidiary of the Parent that directly owns Merger Sub) or of Merger Sub and (d) Dissenting Shares (as defined in the Agreement), and together with the shares referred to in the clauses (a) – (c) the “Excluded Shares” will be converted into the right to receive $65.00 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, the Parent and Merger Sub in the Agreement will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with Sumitomo Corporation, a significant shareholder of SMFL (“SC”), Sumitomo Mitsui Finance and Leasing Company, Limited, a significant shareholder of the Parent (“SMFL”), Apollo Capital Management, L.P., an Investor (as defined in the Agreement) (“Apollo Capital”), and Brookfield Asset Management Ltd., an Investor (as defined in the Agreement) (“Brookfield”). During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on a credit facility in April 2025, as bookrunner on a bond offering in September 2024, as joint bookrunner on a bond offering in

April 2024, as bookrunner on a bond offering in June 2024 and as bookrunner on a bond offering in January 2024. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Parent, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on a credit facility in November 2024, as bookrunner on a bond offering in April 2025 and as joint bookrunner on a bond offering in March 2024. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Sumitomo Mitsui Banking Corporation, a significant shareholder of the Parent (“SMBC”). Such services during such period have included providing investment banking services in connection with global securitized products. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Sumitomo Mitsui Financial Group, Inc., the parent of SMBC and a significant shareholder of SMFL (“SMFG”), for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on notes issuances in February and July 2024 and as joint book runner on a bond offering in September 2023. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Apollo Global Management, Inc., the ultimate parent entity of Apollo Capital (“Apollo”), for which we and such affiliates have received customary compensation. Such services during such period have included acting as lead arranger and lead left bookrunner on a credit facility in October 2023, as lead left bookrunner on a syndicated loan in August 2023, as lead left bookrunner on a syndicated loan in January 2025, as lead left bookrunner on a syndicated loan in July 2025, as joint lead bookrunner on a bond offering in August 2023, as joint bookrunner on a bond offering in October 2024, as joint lead bookrunner on a bond offering in January 2024 and as financial advisor to Apollo on its acquisition of Arconic in August 2023. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with portfolio companies of Apollo, for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, debt underwriting and financial advisory services to Apollo portfolio companies. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with portfolio companies of Brookfield, for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication and debt underwriting services to Brookfield portfolio companies. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, the Parent, Apollo, portfolio companies of Apollo and portfolio companies of Brookfield, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, SMFG, SC, and Brookfield and approximately 4.02% of Apollo. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, SMFG, SC, SMBC, SMFL, Apollo and Brookfield for our own account or for the accounts of customers and, accordingly, we likely hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock (other than the Excluded Shares) in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

ANNEX D: COPY OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1)

Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a.

Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)

If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given

(3)

Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)

Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f)

Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)

At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)

Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l)

The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

AIR LEASE CORPORATION 2000 AVENUE OF THE STARS SUITE 1000N LOS ANGELES, CA 90067 VOTE BY INTERNET Before the Meeting - Go to www.fcrvote.com/airlease Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern time on [ ], 2025. During the Meeting - Go to www.cesonlineservices.com/alsm_vm Pre-register by [ ][a.m./p.m.] Pacific time on [ ], 2025 and follow the instructions in your registration email. VOTE BY PHONE - 1-866-402-3905 This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-866-402-3905, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern time on [ ], 2025. VOTE BY MAIL Simply sign and date your proxy card and return it in the enclosed postage-paid envelope to First Coast Results Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911. If you are voting by telephone or the Internet, please do not mail your proxy card. THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY AIR LEASE CORPORATION ARE AVAILABLE FREE OF CHARGE ONLINE AT HTTP://WWW.AIRLEASECORP.COM TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY AIR LEASE CORPORATION The Board of Directors recommends you vote “FOR” Proposals 1, 2 and 3. 1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 1, 2025, as it may be amended from time to time, by and among Air Lease Corporation, Sumisho Air Lease Corporation Designated Activity Company (formerly known as Gladiatora Designated Activity Company), an Irish private limited company (“Parent”), and Takeoff Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the consummation of the transactions contemplated thereby, including the merger of Merger Sub with and into the Company (the “Merger Proposal”). 2. Proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Air Lease Corporation in connection with the merger (the “Compensation Proposal”). 3. Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”). For Against Abstain NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature (Joint Owners)Date Date Signature [PLEASE SIGN WITHIN BOX]

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on [], 2025 The Notice and Proxy Statement are available online at http://www.airleasecorp.com AIR LEASE CORPORATION PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS [ ], 2025 [ ][a.m./p.m.] Pacific time To Be Held Virtually at: www.cesonlineservices.com/alsm_vm THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF AIR LEASE CORPORATION Each signatory on the reverse side hereby appoints John L. Plueger, Gregory B. Willis and Carol H. Forsyte, and each of them, with the power of substitution, as proxies for the undersigned and authorizes them to represent and vote all of the shares of Class A common stock of Air Lease Corporation that the undersigned may be entitled to vote at the special meeting of stockholders to be held on [ ] 2025, at [ ][a.m./p.m.] Pacific time, via live audio webcast at www.cesonlineservices.com/alsm_vm, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein or, if no such direction is given, will be voted FOR each of Proposal 1 (the Merger Proposal), Proposal 2 (the Compensation Proposal) and Proposal 3 (the Adjournment Proposal). In their discretion, the proxies named herein are authorized to vote in accordance with their judgment upon such other business as may properly come before the special meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side